Exhibit 99.1

As submitted confidentially to the Securities and Exchange Commission on June 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xoom Corporation

(Exact name of registrant as specified in its charter)

California (before reincorporation)	7389	94-3401054
Delaware (after reincorporation) (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Xoom Corporation

100 Bush Street, Suite 300

San Francisco, CA 94104

(415) 777-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Kunze

Xoom Corporation

President & Chief Executive Officer

100 Bush Street, Suite 300

San Francisco, CA 94104

(415) 777-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony J. McCusker, Esq. Richard A. Kline, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 752-3100	Christopher G. Ferro, Esq. Vice President and General Counsel Xoom Corporation 100 Bush Street, Suite 300 San Francisco, CA 94104 (415) 777-4800	Douglas D. Smith, Esq. Stewart L. McDowell, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105 (415) 393-8200

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	$	$

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover overallotments, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8 (a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated                     , 2012.

Shares

Xoom Corporation

Common Stock

This is an initial public offering of shares of common stock of Xoom Corporation.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . Xoom intends to apply to list the common stock on the                      under the symbol “XOOM”.

Xoom is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in the common stock involves risks. See “Risk Factors” on page 11 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Xoom	$	$

To the extent that the underwriters sell more than                      shares of common stock, the underwriters have the option to purchase up to an additional                      shares from Xoom at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2012.

Goldman, Sachs & Co.	Barclays

Needham & Company	Raymond James	Baird

Prospectus dated                     , 2012.

Prospectus

Dealer Prospectus Delivery Obligation

Through and including             , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. Unless the context otherwise requires, we use the terms “Xoom,” “we,” “us,” “the Company” and “our” in this prospectus to refer to Xoom Corporation and its subsidiary.

Company Overview

Xoom is a pioneer and leader in the online consumer-to-consumer international money transfer industry. Our customers use Xoom to send money to family and friends in 30 countries. Since January 1, 2007, our customers have used Xoom to send more than $4.1 billion, including $1.7 billion in 2011 and $646.0 million in the three months ended March 31, 2012. According to the World Bank, international consumer money transfer volume totalled $501 billion worldwide in 2011 and is forecasted to grow to approximately $615 billion by 2014. Our modern online and mobile platforms disrupt traditional forms of money transfer and deliver our customers a convenient, fast and cost-effective way to send money.

Our typical customers left their home countries and moved to the United States to seek better employment opportunities in order to support their family and friends back home. Our customers represent a broad range of professions and education levels, but share common traits in that they have bank accounts and actively use the Internet or mobile devices. They maintain close ties to home and regularly use Xoom to help their family and friends in their home countries afford their basic, and sometimes dire, needs for food, shelter, healthcare and other critical, non-discretionary expenses.

We earn and maintain our customers’ trust by providing a high level of service through convenient, fast and cost-effective money transfers. Xoom’s money transfers are initiated online or through a mobile device and can be sent at any time, from any Internet-enabled location. Recipients receive money in the manner they prefer and to which they are individually or culturally accustomed, at major banks and leading retailers. We believe we process and complete money transfer transactions as fast as, or faster than, our competitors, and our customers and their recipients can track the status of their transactions in real time, providing them peace of mind. Our business model allows us to provide our customers with cost-effective money transfers because we do not pay originating agent commissions and the majority of our transfers are funded directly from bank accounts, which lowers our cost of sales.

Our solutions are built on our proprietary technology which, combined with our risk management capabilities and global disbursement network, constitute our operating platform. Our technology enables easy-to-use online and mobile sender interfaces, effective risk management and seamless integration with our disbursement partners’ systems. We have developed extensive partnerships with major banks and leading retailers who form our global disbursement network across 30 countries and deliver a high quality of service through regionally-recognized, trusted brands.

We generate revenue from transaction fees charged to customers, and from foreign exchange spreads on transactions where the payout currency is other than U.S. dollars. We believe our business model is often characterized by predictable and recurring revenue from our large and growing base of new and repeat customers. We have achieved significant revenue growth as our customer base has expanded. From 2007 to 2011, our revenue increased from $7.4 million to $50.0 million, representing a 61% CAGR. Our revenue increased from $9.9 million for the three months ended March 31, 2011 to $16.9 million for the three months ended March 31, 2012, a 72% increase. We incurred net losses of $1.4 million and $0.5 million for the three months ended March 31, 2011 and 2012, respectively.

Industry Overview

The market for global money transfer is large and growing. According to the World Bank’s April 2012 Migration and Development Brief, the worldwide remittance market grew at an 11% CAGR from $234 billion in 2004 to $501 billion in 2011 and is expected to continue to grow to $615 billion by 2014, a 7% CAGR. Traditionally, the global money transfer market has been served by a few large players, many small regional players, traditional banks and informal person-to-person money transfer service providers that evade regulation. The large industry players primarily service senders who fund with cash, which requires an extensive network of originating agents in the United States and significant infrastructure in receiving locations. This antiquated model of predominantly cash-to-cash money transfer has not evolved meaningfully in more than 100 years and has been plagued by one or more of the following problems: slow transaction processing; non-transparent fees; opaque exchange rates; and an inconvenient offline money transfer experience, including limited store hours, long wait times, complicated manual forms and sometimes unsafe locations. With the widespread adoption of online and mobile channels and a steady increase in the proportion of the banked population among the foreign-born community in the United States, we believe there is a significant opportunity to disrupt the traditional forms of money transfer and provide a better customer experience.

Our Solutions

Our solutions are designed to offer customers a convenient, fast and cost-effective way to send money to family and friends at any time, from any Internet-enabled location. Our operating platform allows us to provide innovative solutions to the challenge of transferring funds internationally, as described below.

•

Origination.    All Xoom money transfers originate online, without the costs or inconvenience of initiating a transaction at a physical agent location or bank. Our money transfer services are available over the Internet or through a mobile device on our website at www.xoom.com and our recently launched co-branded website with Walmart.com.

•

Funding.    Our customers have the option to fund a money transfer with a U.S.-based bank account, credit card or debit card. We do not have originating agents who accept cash. As a result, we do not incur the costs or commissions associated with physical agent-based origination and funding. Over 90% of our gross sending volume is funded by bank accounts through the Automated Clearinghouse system, or ACH. ACH transactions are less expensive to fund than credit or debit card transactions, as ACH does not include the variable fees associated with these transactions.

•

Disbursement.    Our customers can transfer money from the United States to 30 countries, including many major recipient countries, such as India, Mexico and the Philippines. Our disbursement options include direct deposit into recipient bank accounts in all countries we serve, cash pick-up at our disbursement partner locations in most countries we serve or home delivery of cash in the Dominican Republic and the Philippines. These convenient options are made available through established partnerships with major banks and leading retailers that form our global disbursement network.

•

Transaction Processing.    Throughout the entire money transfer process, we provide a high level of risk management, compliance and regulatory oversight and customer service. Our operating platform is built to track each of these requirements. From the inception of a transaction, our platform enables us to quickly and seamlessly assess the transaction’s risk profile without introducing undue friction into the customer experience. We have built our technology to test each transaction for compliance, anti-money laundering, acceptable use, anti-fraud and funding risk within seconds.

Our Competitive Strengths

The majority of our employees are from first or second generation immigrant families and personally understand the importance and impact of our service on our customer base. Our first-hand knowledge of our customers’ needs enhances our ability to innovate and design solutions that solve their challenges. This customer-centric culture and mission-driven approach permeates our organization, defines the fabric of our company and drives our focus on serving our customers. We believe we have the following competitive strengths:

•

Compelling Value Proposition.    We provide significant value to our customers through a unique combination of convenience, speed and cost-effective pricing of our services. We also provide transparency to our customers with simple fees and locked-in foreign exchange rates so our customers clearly understand the fee they will pay and the exact amount their recipients will receive before submitting a transaction.

•

Proprietary Risk Management Platform.    Our proprietary risk management capabilities serve as the backbone of our technology platform, balancing a low-friction customer experience with low transaction loss rates, which have been 50 basis points or lower as a percentage of gross sending volume on an annual basis since 2009.

•

Online Origination Affords Valuable Customer Insight.    Our customers initiate money transfers online or through mobile devices on www.xoom.com, creating a body of digital, transaction-related data that affords us deep insight into repeat customer behavior. This data provides us with revenue visibility, allows us to quantify the value of each customer and enables us to continually improve our overall customer experience.

•

Marketing Expertise.    We believe our expertise in customizing our marketing to culturally diverse target markets provides us with a competitive advantage in attracting new customers to Xoom and retaining existing customers. The fact that our customers originate transfers online enables us to directly attribute new customers to specific marketing campaigns and optimize future marketing investment.

•

Established Global Disbursement Capabilities.    Our network of major banks and leading retailers, assembled relationship by relationship over more than ten years, is comprised of trusted local brands who offer high-quality service. We believe our speed of deposit is superior to that of our competitors and it would be difficult for a new competitor to replicate the breadth and quality of service our disbursement network provides.

•

Efficient Regulatory Compliance.    We have designed our technology platform to operate efficiently in a highly complex and continuously evolving regulatory environment. Our technology and compliance expertise enable a low-friction customer experience in a highly- regulated environment, which new market entrants would likely find difficult to replicate.

Our Growth Strategy

Our growth strategy is focused primarily on attracting and retaining customers in the markets we currently serve. We intend to aggressively grow our business through the following strategies:

•

Attract and Retain Customers in the Markets We Currently Serve.    Our customers tend to behave predictably, and we are therefore able to increase and optimize our marketing investment to acquire new customers at a cost that is a fraction of their estimated lifetime values. We will continue to selectively invest more in targeted marketing campaigns to acquire new customers. We will also focus on enhancing our service and continue developing new features, including expanding and enhancing our mobile capabilities, to improve our customers’ experience and further strengthen brand loyalty.

•

Establish New Partnerships and Improve Current Partnerships.    We will continue to establish new marketing partnerships to improve awareness of our money transfer services with potential customers. For example, in November 2011, we announced an online retail partnership with Walmart.com. By increasing the number of disbursement partners and improving the quality of service from existing partners, we believe we can increase the relevance of our service and improve our value proposition for our target customers.

•

Expand into New International Markets.    We will continue to leverage the experience and expertise gained from our success in current markets to identify attractive, new origination and recipient markets for our services.

•

Leverage Technology and Develop Services in Adjacent Markets.    As part of our long-term strategic plan, we intend to explore opportunities to leverage our technology and money transfer network to unlock new revenue streams in adjacent markets.

Risks Affecting Us

Our business, financial condition, results of operations and prospects are subject to numerous risks and uncertainties. These risks include, among others, that:

•	We have incurred significant operating losses in the past, and we may not be able to sustain our recent revenue growth and generate sufficient revenue to achieve or maintain profitability.

•	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•	If we fail to attract new customers or retain our existing customers, our business and revenue will be harmed.

•	Inaccurate forecasts of our new customer growth could result in our expenses exceeding our revenue and ultimately harm our business.

•

If the revenue generated by new customers differs significantly from our expectations, or if our customer acquisition costs or costs associated with servicing our customers increase, we may not be able to recover our customer acquisition costs or generate profits from this investment.

•	Our quarterly operating results fluctuate and may not predict our future performance accurately. Variability in our future performance could cause our stock price to fluctuate or decline.

•	Our cash balances are significantly affected by the day of the week on which a quarter ends. As a result, you should not rely on quarter-to-quarter comparisons of our cash balances.

•	Failure to maintain sufficient capital could harm our business, financial condition and results of operations.

•	We may not be able to secure additional financing in a timely manner, or at all, to meet our future capital needs, which could impair our ability to execute on our business plan.

•

We generate a substantial portion of our revenues from money transfers to India and the Philippines, and the failure to continue to generate such revenues, due to economic, political or regulatory factors beyond our control, could harm our business, financial position and results of operations.

•	We are exposed to fluctuations in foreign exchange rates and other risks related to foreign exchange.

•	We face payment and fraud risks that could harm our business, financial condition and results of operations.

•

Our business is subject to a wide range of laws and regulations intended to help detect and prevent illegal or illicit activity and our failure, or the failure of one of our disbursement partners or payment processors, to comply with those laws and regulations could harm our business, financial condition and results of operations.

•

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing, and many of which may contradict one another due to conflicting regulatory goals. Failure to comply with these laws could subject us to claims or otherwise harm our business.

Company Information

We were incorporated in California in June 2001. We intend to reincorporate in Delaware prior to this offering. Since our inception we have provided consumer-to-consumer online money transfers. From 2003 to 2005, we also offered other services within the money transfer business. In 2006, we chose to focus solely on our current business model, providing online consumer-to-consumer international money transfers.

Our principal executive office is located at 100 Bush Street, Suite 300, San Francisco, CA 94104. Our telephone number at our principal executive office is (415) 777-4800. Our website address is www.xoom.com. This is a textual reference only. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

We use various trademarks and trade names in our business, including “Xoom” and XOOM®. This prospectus also contains trademarks and trade names of other businesses that are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks we name in this prospectus.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares	We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional shares of common stock from us.

Use of proceeds

We expect our net proceeds from this offering will be $             million (or $             million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering primarily for working capital and also for general corporate purposes. We may also use a portion of the net proceeds to acquire complementary businesses, products or technologies. However, we have not entered into agreements or commitments for any specific acquisitions at this time. For a more complete description of our intended use of proceeds from this offering, see “Use of Proceeds.”

Risk factors	You should read “Risk Factors” for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed trading symbol	“XOOM”

The number of shares of our common stock to be outstanding after this offering is based on 105,910,997 shares of our common stock outstanding as of March 31, 2012 and excludes:

•	23,621,980 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2012 at a weighted-average exercise price of $0.94 per share;

•	43,114 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $0.05 per share; and

•	135,615 shares of common stock reserved for future issuance under our equity incentive plan.

Unless otherwise indicated, the information in this prospectus assumes the following:

•	a one-for- reverse stock split of our common stock to be effected on , 2012;

•	our reincorporation from California to Delaware prior to the closing of this offering;

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the closing of this offering;

•	conversion of all of our shares of preferred stock into common stock, which we expect to occur immediately prior to the closing of this offering; and

•	no exercise by the underwriters of their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the three months ended March 31, 2011 and 2012 and the consolidated balance sheet data as of March 31, 2012 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial data have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary to fairly reflect our consolidated results of operations data for the three months ended March 31, 2011 and 2012 and our consolidated financial position as of March 31, 2012. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the three months ended March 31, 2012 are not necessarily indicative of operating results to be expected for the full year ending December 31, 2012 or any other period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(in thousands, except per share data)
				(unaudited)
Consolidated Statements of Operations Data:
Revenue	$26,276	$32,837	$50,020	$9,878	$16,945
Cost of revenue	12,856	12,231	18,075	3,717	5,461

Gross profit	13,420	20,606	31,945	6,161	11,484

Marketing	8,144	11,608	14,314	2,962	4,288
Technology and development	4,478	6,046	9,431	1,687	3,623
Customer service and operations	3,143	5,257	7,321	1,605	2,197
General and administrative	3,228	3,728	4,957	1,313	1,678

Total operating expense	18,993	26,639	36,023	7,567	11,786

Loss from operations	(5,573)	(6,033)	(4,078)	(1,406)	(302)

Other income (expense):
Other income (expense)	97	133	(33)	25	(8)
Interest expense	(18)	(57)	(259)	(21)	(182)

Loss before provision for income taxes	(5,494)	(5,957)	(4,370)	(1,402)	(492)
Provision for income taxes	2	2	2	2	2

Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)

Basic and diluted net loss per share	$(0.30)	$(0.31)	$(0.22)	$(0.07)	$(0.02)

Weighted-average shares used to compute per share amounts-basic and diluted	18,573	19,011	19,824	19,575	20,120

Pro forma net loss per share-basic and diluted (unaudited)			$(0.04)		$(0.00)

Pro forma weighted-average shares used to compute pro forma net loss per share attributable to common stockholders amounts-basic and diluted (unaudited)(1)			98,107		105,897

(1)	See Note 10 of the consolidated financial statements for weighted-average common shares outstanding for pro forma basic and diluted net loss per share.

Stock-based compensation included in the accompanying statements of operations data above was as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(in thousands)
				(unaudited)
Stock-based compensation expense:
Marketing	$24	$72	$145	$35	$51
Technology and development	48	93	235	29	148
Customer service and operations	11	107	118	29	42
General and administrative	167	278	451	107	183

Total stock-based compensation	$250	$550	$949	$200	$424

The following table presents our key operating and financial metrics for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(unaudited)
Other Financial and Operational Data:
Gross Sending Volume(1)	$500,549,000	$858,955,000	$1,706,659,000	$301,726,000	$646,041,000
Transactions(2)	2,254,000	2,848,000	4,068,000	816,000	1,354,000
Active Customers(3)	301,840	392,666	516,597	399,365	576,446
New Customers(4)	205,317	225,949	291,532	62,776	92,316
Cost Per Acquisition of a New Customer(5)	$29	$37	$38	$34	$40
Adjusted EBITDA (in thousands)(6)	$(5,132)	$(5,207)	$(2,581)	$(1,107)	$384

(1)	Reflects the total principal amount of funds sent, excluding our fees, during a given period.
(2)	Reflects the aggregate number of transactions sent using our services during a given period.
(3)	Reflects customers who have sent at least one transaction during the last twelve month trailing period.
(4)	Reflects new customers added who have transacted at least once during a given period.
(5)	Reflects direct marketing cost, a portion of which is reflected in our cost of revenue, divided by new customers added in a given period.
(6)	See “Non-GAAP Financial Measures” below for how we define and calculate adjusted EBITDA, a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, and a discussion about the limitations of adjusted EBITDA.

	As of December 31,			As of March 31, 2012		Pro Forma
	2009	2010	2011	Actual	Pro Forma(1)	As Adjusted(2)(3)
	(in thousands)
				(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,850	$20,694	$48,248	$31,099	$31,099
Disbursement prefunding	6,106	6,723	9,004	9,856	9,856
Customer funds receivable	1,175	4,164	17,187	24,360	24,360
Property, equipment and software, net	427	1,051	2,185	3,281	3,281
Working capital	24,255	35,833	56,323	53,187	53,187
Total assets	33,148	47,557	100,190	101,324	101,324
Convertible preferred stock	69,804	88,286	113,268	113,263	—
Total stockholders’ equity	25,423	38,657	60,361	60,321	60,321

(1)	The pro forma balance sheet data in the table above reflects the automatic conversion of all outstanding shares of convertible preferred stock into common stock immediately prior to the closing of this offering.
(2)	The pro forma as adjusted balance sheet data in the table above also reflects (i) the pro forma items described immediately above plus (ii) the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

Non-GAAP Financial Measures

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table above and within this prospectus adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below between adjusted EBITDA and net loss, the most directly comparable GAAP financial measure.

We have included adjusted EBITDA in this prospectus because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not include the impact of stock-based compensation;

•	adjusted EBITDA does not include other income and expense;

•	adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net loss, cash flow metrics and our financial results presented in accordance with GAAP. The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(in thousands)
	(unaudited)
Reconciliation of Adjusted EBITDA:
Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)
Provision for income taxes	2	2	2	2	2
Other (income) expense	(97)	(133)	33	(25)	8
Interest expense	18	57	259	21	182
Depreciation and amortization	191	276	548	99	262
Stock-based compensation	250	550	949	200	424

Adjusted EBITDA	$(5,132)	$(5,207)	$(2,581)	$(1,107)	$384

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our consolidated financial statements and the related notes thereto, before investing in our common stock. If any of the following risks materialize, our business, financial condition and results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We have incurred significant operating losses in the past, and we may not be able to sustain our recent revenue growth and generate sufficient revenue to achieve or maintain profitability.

Since our inception, we have incurred significant operating losses and, as of March 31, 2012, we had an accumulated deficit of $58.0 million. Although our revenues have grown rapidly, increasing from $7.4 million in 2007 to $50.0 million in 2011, we expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business and the gradual decline in the year over year percentage growth of new customers. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. We also expect our costs to increase in future periods as we continue to expend substantial financial resources on, among other things:

•	business development and marketing;

•	technology infrastructure;

•	service and feature development and enhancement;

•	international expansion efforts; and

•	general administration, including legal and accounting expenses related to being a public company.

These investments may not result in increased revenue or growth in our business. If we are unable to maintain adequate revenue growth and to manage our expenses, we may continue to incur significant losses in the future and may not be able to achieve or maintain profitability.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving market that may not grow as expected. This limited operating history makes it difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and difficulties we encounter in this evolving market. These risks and difficulties include our ability to, among other things:

•	retain an active customer base and attract new customers;

•	avoid interruptions or disruptions in our service or slower-than-expected website load times;

•	improve the quality of the customer experience on our website and through mobile devices;

•	earn and preserve our customers’ trust with respect to the security of their online money transfers and personal financial information;

•	process, store and use personal customer data in compliance with governmental regulation and other legal obligations related to privacy;

•	comply with extensive existing and new laws and regulations;

•	effectively maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased online money transfers globally;

•	successfully deploy new or enhanced features and services;

•	compete with other companies that are currently in, or may in the future enter, the online money transfer business;

•	hire, integrate and retain world-class talent; and

•	expand our business into new sending and receiving countries.

If the market for online money transfer does not develop as we expect, or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and challenges, including those described elsewhere in these risk factors. Failure to adequately address these risks and challenges could harm our business and results of operations.

If we fail to attract new customers or retain our existing customers, our business and revenue will be harmed.

We must continually attract new customers and retain existing customers in order to grow our business. Our ability to do so depends in large part on the success of our marketing efforts, our ability to enhance our services and our overall customer experience, to keep pace with changes in technology and our competitors and to expand our marketing partnerships and disbursement network. We spent $14.3 million on marketing and $9.4 million on technology and development in 2011, and we expect to continue to spend significant amounts to acquire new customers and to keep existing customers loyal to our service. We cannot assure you that the revenue from customers we acquire will ultimately exceed the marketing and technology and development costs associated with acquiring these customers. We may not be able to acquire new customers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new customers. If the level of usage by our existing customers declines or does not continue as expected, we may suffer a decline in customer growth or revenue. A decrease in the level of usage or customer growth would harm our business and revenue.

Inaccurate forecasts of our new customer growth could result in our expenses exceeding our revenue and ultimately harm our business.

Our new customer growth forecast is a key driver in our business plan which affects our ability to accurately forecast revenue. If we overestimate new customer growth, our revenue will not grow as we forecast, our costs and expenses may continue to exceed our revenue and our profitability will be harmed. In addition, we plan our operating expenses, including marketing expenses, and our hiring needs in part on our forecasts of new customer growth and future revenue. If new customer growth or revenue for a particular period is lower than expected, we may not be able to proportionately reduce our operating expenses for that period, which would harm our results of operations for that period.

If the revenue generated by new customers differs significantly from our expectations, or if our customer acquisition costs or costs associated with servicing our customers increase, we may not be able to recover our customer acquisition costs or generate profits from this investment.

We spent $14.3 million on marketing to acquire new customers in 2011 and expect to continue to spend significant amounts to acquire additional customers, primarily through television advertising, online advertising and marketing promotions. Our decisions regarding investments in customer acquisition are based upon our analysis of the revenue we have historically generated per customer over the expected lifetime value of the customer. Our analysis of the revenue that we expect a new customer to generate over his or her lifetime depends upon several estimates and assumptions, including whether a customer will send a second transaction, whether a customer will send multiple transactions in a month, the amount of money that a customer sends in a transaction and the predictability of a customer’s sending pattern. Our experience in markets in which we presently have low penetration rates may differ from our more established markets.

If our estimates and assumptions regarding the revenue we can generate from new customers prove incorrect, or if the revenue generated from new customers differs significantly from that of prior customers, we may be unable to recover our customer acquisition costs or generate profits from our investment in acquiring new customers. Moreover, if our customer acquisition costs or our operating costs increase, as they historically have, the return on our investment may be lower than we anticipate irrespective of the revenue generated from new customers. If we cannot generate profits from this investment, we may need to alter our growth strategy, and our growth rate and results of operations may be harmed.

Our quarterly operating results fluctuate and may not predict our future performance accurately. Variability in our future performance could cause our stock price to fluctuate or decline.

Although we have grown quickly in recent years, our quarterly operating results will fluctuate in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

•	changes in our costs, including transaction fees charged by our payment processors and disbursement partners;

•	changes in our pricing policies or those of our competitors;

•	relative rates of acquisition of new customers;

•	the online money transfer sending behavior of our customers, including seasonal patterns;

•	the introduction of new or enhanced services and related features by us or our competitors and any delays in the introduction of such services or market acceptance of these features and services;

•	the number of customer transaction refunds in a given period;

•	the number of fraudulent transactions in a given period;

•	the success rate of recovering failed or insufficient transaction funding;

•	bank holidays in foreign markets;

•	exchange rate fluctuations;

•	draw downs on our line of credit; and

•	other changes in our operating expenses, personnel and general economic conditions.

As a result, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance.

Our cash balances are significantly affected by the day of the week on which a quarter ends. As a result, you should not rely on quarter-to-quarter comparisons of our cash balances.

Our cash balances may be affected by the day of the week on which each quarter ends which may affect our quarterly operating results. There is a delay between when we release funds for disbursement and when we receive customer funds from our payment processors. For example, if a quarter closes on a Saturday, our analysis of cash flow statements will show a decreased cash balance because we will have wired out funds on Friday which will be available for disbursement on Saturday, Sunday and Monday but we will not receive customer funds from our payment processors until Monday. In addition, due to time zone differences, an additional day’s worth of funding is required for disbursements to certain markets. As a result, period-to-period comparisons of our statements of cash flows may not be meaningful, and you should not rely on them as an indication of our liquidity or capital resources.

Failure to maintain sufficient capital could harm our business, financial condition and results of operations.

We have significant working capital requirements driven by:

•	the delay between when we release funds for disbursement and when we receive customer funds from our payment processors, exacerbated by time zone differences, bank holidays and weekends;

•	state regulatory requirements;

•	collateral requirements imposed on our subsidiary by our Indian regulator; and

•	collateral requirements imposed by our payment processors.

This requires us to have access to significant amounts of capital, particularly at high volume sending times. Our need to access capital will increase as our number of customers and transactions processed increase. If we do not have sufficient capital, we may not be able to pursue our growth strategy, fund key strategic initiatives, such as feature development, or continue to transfer money to recipients before we receive the funds from our customers, which we refer to as instant ACH transactions. In addition, we may not be able to meet new capital requirements introduced or required by our regulators. Increases in our transactions processed, even if short term in nature, can cause increases in our capital requirements. We currently have a line of credit but there can be no assurance that the line of credit will be sufficient or that we will have access to additional capital. Failure to meet capital requirements or to have access to sufficient capital could harm our business, financial condition and results of operations.

We may not be able to secure additional financing in a timely manner, or at all, to meet our future capital needs, which could impair our ability to execute on our business plan.

We believe that our existing cash, cash equivalents and short-term investments, available borrowing under our existing line of credit, expected cash flow from operations and net proceeds of this offering, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, we may require additional capital to respond to business opportunities (including increasing the number of customers acquired), challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings for other reasons. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to secure additional debt or equity financing in a timely manner, or at all, which could require us to scale back our business plan and operations.

We have substantial debt obligations that could restrict our operations.

As of March 31, 2012, we had $25.0 million in indebtedness outstanding, as well as $9.5 million available borrowing capacity under our line of credit, and we may incur additional indebtedness in the future.

Our indebtedness could have adverse consequences on our business, including:

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;

•

limiting our ability to borrow additional funds because our debt agreement contains financial and restrictive covenants that could significantly impact our ability to operate our business, and any failure to comply with them may result in an event of default, which could harm our business;

•	requiring us to dedicate a substantial portion of our cash flows from operations to repay our debt, thereby reducing funds available for working capital and other purposes;

•	increasing our vulnerability to changing economic, regulatory and industry conditions; and

•	limiting our ability to pay dividends to our stockholders.

Actions by regulators could interfere with our business or require us to limit or cease money transfers, which could harm our business and results of operations.

Money transfers are regulated by state, federal and foreign governments. We, along with our payment processors and disbursement partners, are subject to an extensive set of legal and regulatory requirements, including licensing requirements in many U.S. states and in India. If federal, state or foreign regulators were to take actions that interfered with our ability to transfer money reliably, attempt to seize money transfer funds, or limit or prohibit us, our payment processors or our disbursement partners from transferring money in certain countries, this could harm our business. For example, we have in the past ceased to do business in South Korea as a result of regulatory scrutiny of our disbursement partner’s business in Korea. If we are prevented from transferring money from particular states or jurisdictions that are significant to our business, it could harm our business and results of operations. For more information, see “—Regulatory Risks Faced by our Business.”

We generate a substantial portion of our revenues from money transfers to India and the Philippines, and the failure to continue to generate such revenues due to economic, political or regulatory factors beyond our control could harm our business, financial position and results of operations.

Approximately 53% and 56% of our total revenue in 2010 and 2011, respectively, were derived from money transfers to India and the Philippines. As a result, any limitations (regulatory or otherwise) on our ability to send money to these jurisdictions, or any economic or political instability, civil unrest, natural disasters or other similar circumstances localized in these countries could have a disproportionately harmful impact on our business, financial position and results of operations.

We are exposed to fluctuations in foreign exchange rates and other risks related to foreign exchange.

We have seen increased money transfer volume if the U.S. dollar strengthens against certain currencies. Conversely, we have seen decreased money transfer volume if the U.S. dollar weakens against certain currencies. In particular, we experience abrupt changes in money transfer volume to India when the U.S. dollar strengthens or weakens against the Indian rupee. As foreign exchange rates vary, revenues and other results of operations may differ materially from expectations.

We generate a substantial portion of our revenue on foreign exchange spreads on transactions where the payout currency is other than U.S. dollars. We may face financial exposure if we incorrectly set our foreign exchange spread or inaccurately forecast the amount of foreign currency needed for disbursement. In addition, foreign exchange rates could become regulated by either U.S. or foreign governments and such governments could implement new laws or regulations that limit our right to set foreign exchange spreads. We may not be able to comply with such regulations and such regulations could harm our business. We do not currently hedge our foreign currency exposure but may in the future.

Our business is subject to seasonal fluctuations which could result in volatility or have an adverse effect on the market price of our common stock.

Our business is subject to some degree of seasonality. Historically, we have experienced increased money transfer volume during holiday periods such as Mother’s Day and Christmas and decreased money transfer volume during the first and third quarters. As the growth of our business stabilizes, these seasonal fluctuations may become more evident as our current growth may mask seasonality to some degree. Seasonality may cause our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of money transfers. These factors, among other things, make forecasting our future business results and needs more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately, which could adversely affect the market price of our common stock.

We face intense competition and, if we are unable to continue to compete effectively, our business, financial condition and results of operations would be harmed.

The markets in which we compete are highly competitive and are highly fragmented. Our largest competitors are The Western Union Company and MoneyGram Payment Systems, Inc. We also compete against smaller, country-specific competitors, banks and informal person-to-person money transfer service providers that evade regulation. For example, in money transfers sent from the United States to India, we compete with ICICI Bank. In the future, new competitors or alliances among established companies may emerge. Some of these competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition, exclusive agreements or a larger base of customers in affiliated businesses than us. Our competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than us. Our competitors may devote greater resources to the development, promotion and sale of money transfer services, offer lower prices or better exchange rates and may negotiate exclusive deals which would reduce our opportunities. For example, our competitors have offered coupons for free money transfers and, in India, have established no fee services. Competing services tied to established banks and other financial institutions may offer greater liquidity or superior foreign exchange rates and engender greater consumer confidence in the safety and efficacy of their services than us. We expect competition to continue to intensify. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, our failure to increase market share, or our loss of market share, any of which could harm our business, results of operations and financial condition. There can be no assurance that growth in online money transfer will continue and that competitors would not decrease our market share. If we are unable to compete effectively and continue to grow our business, our business, financial condition and results of operations could be harmed.

New or existing technologies could gain wide adoption and supplant our services and features and harm our revenue and financial results.

The introduction of services embodying new technologies could render our existing services and features obsolete or less attractive to customers. Other similar technologies exist or could be developed in the future, and our business could be harmed if such technologies are widely adopted. We may not be able to successfully anticipate or adapt to changing technology or customer requirements on a timely basis, or at all. If we fail to keep up with technological changes or to convince our customers and potential customers of the value of our services even in light of new technologies, our business, results of operations and financial condition could be harmed.

Sustained financial market illiquidity, or illiquidity at our financial institutions, could harm our business, financial condition and results of operations.

We face risks in the event of a sustained deterioration of financial market liquidity, as well as in the event of sustained deterioration in the liquidity or failure of financial institutions where we deposit money, including financial institutions that hold prefunding accounts for our disbursement partners. In particular:

•

We may be unable to access funds in our investment portfolio, deposit accounts and clearing accounts on a timely basis to pay money transfers and receive settlement funds. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to pay money transfers could harm our business, financial condition and results of operations;

•

Our payment processors, the commercial banks that hold our funds, our disbursement partners and the financial institutions that hold prefunding accounts for our disbursement partners or our disbursement collateral could fail or experience sustained deterioration in liquidity. This could lead to our inability to move funds on a global and timely basis as required to pay money transfers and receive settlement funds, loss of prefunded balances or a breach in our regulatory capital requirements if we are unable to recover our funds;

•

Our line of credit is one source of funding for our liquidity needs. If our lender was unable or unwilling to fulfill its lending commitment to us, our short-term liquidity and ability to operate our business could be harmed;

•

We may be unable to borrow from financial institutions or engage in equity or debt financings on favorable terms, or at all, which could harm our ability to operate our business and pursue our growth strategy; and

•

We maintain cash at commercial banks in the U.S. in amounts in excess of the Federal Deposit Insurance Corporation, or the FDIC, limit of $250,000. In the event of a failure at a commercial bank where we maintain our deposits, we may incur a loss to the extent such loss exceeds the insurance limitation.

If financial liquidity deteriorates, our business, financial condition and our ability to access capital may be harmed and we could become insolvent.

We face payment and fraud risks that could harm our business, financial condition and results of operations.

Individual customer transactions, making up, in aggregate, more than 90% of the volume of amounts sent through Xoom, which we refer to as gross sending volume, is released for disbursement prior to our receiving funds from our customers, which exposes us to repayment risk. If customers have insufficient funds in their bank accounts or have closed their bank accounts and we are unable to collect the funds from customers, our revenue will decline and our business may be harmed. We also offer our customers the ability to transfer money utilizing their credit or debit card. Because these are card-not-present transactions, they involve a greater risk of fraud. If we are unable to effectively manage our payment and fraud risks, our business may be harmed.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as unauthorized use of credit or debit cards and bank account information. Because we are an online service provider, requirements relating to customer authentication and fraud detection are more complex. We may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay a charge-back fee. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card associations also may require us to pay fines. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use customer information for their own gain or facilitate the fraudulent use of such information.

For the year ended December 31, 2011, our transaction loss expense totaled $5.4 million, representing 0.31% of our gross sending volume. Our transaction loss expense may increase in future quarters if our fraud systems lose effectiveness. We have taken measures to detect and reduce the risk of fraud, but we cannot assure you of these measures’ effectiveness or our ability to update these measures to address future fraud risks. If these measures do not succeed, our business will be harmed.

The money transfer industry is under increasing scrutiny from federal, state and foreign regulators in connection with the potential for consumer fraud. Negative economic conditions may result in increased disbursement partner or consumer fraud. If consumer fraud levels involving our services were to rise, it could lead to regulatory intervention and reputational and financial damage to us. This, in turn, could lead to government enforcement actions and investigations, a reduction in the use and acceptance of our services or an increase in our compliance costs which may harm our business, financial condition and results of operations.

There has also been increased public attention regarding the use and disclosure of personal information, and regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection and consumer privacy and other matters that may be applicable to our business. Our ability to prevent fraudulent transactions may conflict with the goal of protecting individual privacy. If federal, state or foreign governments or our disbursement partners changed the parameters regarding the customer or recipient information we are allowed to monitor and/or collect, our ability to prevent fraud might be negatively impacted, and our business could be harmed.

We are exposed to the risk of loss or insolvency if our disbursement partners fail to disburse funds according to our instructions.

We are exposed to the risk of loss in the event our disbursement partners fail, for any reason, to disburse funds to recipients according to our instructions. To the extent such funds are not disbursed correctly and cannot be recovered, we could be exposed to significant losses, which could harm our results of operations, cash flows and financial condition or potentially cause insolvency. We have in the past and may in the future suffer such losses. In the event such losses occur, they are not covered by our provision for transaction losses, but are instead characterized in our statements of operations as bad debt.

Our ability to continue to offer our services in the manner we currently offer them depends, in part, on our ability to contract with third-party vendors on commercially reasonable terms.

We currently contract with and obtain certain services from a number of third-party vendors. If these vendors’ services are interrupted, we may experience a disruption in our services. Further, if these agreements are terminated or we are unable to renegotiate acceptable arrangements with these vendors or find alternative sources of such services, we may experience a disruption in our services and our business may be harmed.

If we are unable to maintain our payment network under terms consistent with those currently in place, or if our disbursement partners encounter business difficulties, our business could be harmed.

Our payment network consists of payment processors and disbursement partners. Payment processors clear and process the funds from the customer to us. We rely on U.S. banks and card processors to provide clearing, processing and settlement functions for the funding of all of our transactions. Disbursement partners disburse funds to our customers’ recipients. We rely on a network of major banks and leading retailers to disburse funds to our customers’ recipients in 30 countries. In addition, our disbursement partners may operate their own network of disbursement partners, which we refer to as sub-disbursement partners, with which we do not have a direct relationship.

While we have entered into non-exclusive agreements with each of our payment processors and disbursement partners, our payment processors and disbursement partners could choose to terminate or not renew their agreements with us. Payment processor and disbursement partner attrition might occur for a number of reasons, including such payment processor’s or disbursement partner’s dissatisfaction with our relationship or the revenue derived from our relationship, changes in the law that prohibit continuing the relationship or make the relationship less profitable for our payment processor or disbursement partner or, in the case of a disbursement partner, a competitor may engage a disbursement partner on an exclusive basis, offer greater financial incentives, or cause less attention to be provided to us. If we are unable to maintain our agreements with current payment processors and disbursement partners, or if our disbursement partners are unable to provide an adequate number of disbursement locations with satisfactory hours of operation in their network, our ability to disburse transactions and our revenue and business may be harmed.

Our payment processors and disbursement partners are critical components of our business. We have in the past experienced long business development periods before signing up both payment processors and disbursement partners. If we are unable to sign new payment processors and disbursement partners under terms consistent with, or better than, those currently in place, and if we are unable to sign new relationships or maintain our current relationships under terms consistent with those currently in place, our revenue and business may be harmed.

Payment processors and disbursement partners also engage in a variety of activities in addition to providing our services and may encounter business difficulties unrelated to our services. Such engagement could cause the affected payment processor or disbursement partner to reduce the services provided, cease to do business with us, or cease doing business altogether. This could lead to our inability to clear our payment instruments or move funds on a global and timely basis as required to settle our obligations. In addition, because we offer instant ACH transactions for the vast majority of our online money transfers, if a disbursement partner experienced insufficient liquidity or ceased to do business, we may not be able to recover funds held with that disbursement partner which could lead to a breach of our capital requirements, our insolvency or otherwise harm our business.

We may also be forced to cease doing business with payment processors if card association operating rules, certification requirements and rules governing electronic funds transfers to which we are subject change or are reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from customers or facilitate other types of online payments, and our business and operating results could be harmed.

If we fail to manage our growth effectively, our brand, results of operations and business could be harmed.

We have experienced rapid growth in our headcount and transaction volume, which places substantial demands on our management and operational infrastructure. Our headcount grew from

56 employees at December 31, 2009 to 120 employees at March 31, 2012. Additionally, we may not be able to hire new employees quickly enough to meet our needs. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. If we fail, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be harmed.

Our gross sending volume increased over 240% from $500.5 million in 2009 to $1.7 billion in 2011. We will need to continue to improve our operational, financial and management controls, and our reporting systems and procedures in order to manage this growth. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer, which could harm our brand, results of operations and business.

If we fail to expand effectively into new markets abroad, our future growth rates may be harmed.

We are exploring opportunities to expand our operations into new markets abroad by both increasing the number of countries that customers can send money to and also increasing the number of countries where transactions can originate. Any future expansion into new markets could place us in unfamiliar competitive environments and involve various risks, including incurring losses or failing to comply with applicable laws and regulations. Such expansion would also require significant resources and management time, and there is no guarantee that, after expending such resources and time, we will receive the necessary approvals to operate in such new markets. If we are ultimately granted authority to operate in such new markets, it is possible that returns on such investments will not be achieved for several years, if at all. There is no guarantee that our business model will be successful in a new market, that we could maintain profit margins in these new markets or that international expansion would help grow our business. If we are unable to successfully expand our operations into new markets, our future growth rates may be harmed.

Increases in transaction processing fees could increase our costs, affect our profitability, or otherwise limit our operations.

Our payment processors and disbursement partners charge us fees which may be increased from time to time. Banks currently determine the fees charged for ACH transactions and may increase the fees with little prior notice. Our card processors have in the past and may in the future increase the fees charged for each transaction using credit and debit cards which may be passed on to us. Our card processors currently assign us merchant category codes which may change from time to time. Any changes to these codes may affect the fees our customers are charged if they use a credit card, which could increase the overall cost to use our service.

Our disbursement partners charge us disbursement fees which they may renegotiate if they are dissatisfied with their revenue or if we are not providing them with enough transactions. U.S. and foreign governments could also mandate a payment processing tax or require additional taxes or fees to be imposed upon our customers, or otherwise impact the manner in which we provide our services. Any such taxes or increased fees could increase our operating costs, require us to provide additional disbursement collateral and reduce our profit margins.

The effectiveness of our marketing solutions depends in part on our relationships with media buying companies.

We rely, in part, on media buying companies to deliver our online and television marketing. We typically enter into short-term agreements with advertising companies for estimated levels of advertising. If we are not able to have our advertising orders fulfilled, if our agreements with these companies are not extended or renewed, or if we are not able to extend or renew our agreements on terms and conditions favorable to us and we are not able to enter into agreements with alternative companies on acceptable terms or on a timely basis, or both, our business could be harmed.

Our services might be used for illegal or improper purposes, which could expose us to additional liability and harm our business.

Our services remain susceptible to potentially illegal or improper uses as criminals are using increasingly sophisticated methods to engage in illegal activities involving Internet services and payment providers. Because our customers transfer money using bank accounts or credit and debit cards via the Internet, and these are not face-to-face transactions, these transactions involve a greater risk of fraud. Other illegal or improper uses of our services may include money laundering, terrorist financing, drug trafficking, human trafficking, illegal online gaming, romance and other online scams, illegal sexually-oriented services, prohibited sales of pharmaceuticals, fraudulent sale of goods or services, piracy of software, movies, music and other copyrighted or trademarked goods, unauthorized uses of credit and debit cards or bank accounts and similar misconduct. Users of our services may also encourage, promote, facilitate or instruct others to engage in illegal activities. If the measures we have taken are too restrictive and inadvertently screen proper transactions, this could diminish our customer experience which could harm our business. Despite measures we have taken to detect and lessen the risk of this kind of conduct, we cannot assure you that these measures will stop all illegal or improper uses of our services. Our business could be harmed if customers use our system for illegal or improper purposes.

If our payment processors and disbursement partners experience an interruption in service, our business and revenue would be harmed.

Our payment processors and disbursement partners have experienced service outages or an inability to connect with our processing systems and this may reoccur in the future. If a payment processor experiences a service outage or service interruption that results in our being unable to collect funds from customers, our liquidity could be harmed and we may not meet our capital requirements.

We rely on our disbursement partners’ information systems to obtain transaction data. If a disbursement partner, or its sub-disbursement partner, experiences a significant disruption to its information system, is unable to synch its system to our system, or does not maintain the appropriate controls over its systems, we may lose our customers’ confidence and our reputation may be harmed. Specific problems that could arise include a disbursement partner could be unable to disburse funds in the time period that we communicated to our customers, we may be unable to confirm if a transaction has been disbursed or customer information could be compromised. We currently undergo an extensive integration process with each disbursement partner, but unforeseen bugs or services outages by either the disbursement partner or us could delay disbursement. Such outages have lasted from a couple of hours to a couple of days and may be unplanned. If we are unable to minimize service outages, our business and revenue would be harmed.

If our disbursement partners do not provide a positive recipient experience, our business would be harmed.

We rely on our disbursement partners to disburse funds to our customers’ recipients. If the experience delivered by our disbursement partners to a recipient is deemed unsatisfactory for any reason, including because our disbursement partners are not properly trained to disburse money or deliver poor customer service, if wait times at our disbursement partners’ pick up locations are too long, or if cash pick-up locations are not located in convenient and safe locations and open for business at convenient times, customers may choose to not use our services in the future and our business would be harmed.

Customer complaints or negative publicity could result in a decline in the use of our services and our business could suffer.

Customer complaints or negative publicity about our service could diminish consumer confidence in our services which could lead to a reduced use of our services. Breaches of our customers’ privacy and our security measures could have the same effect. Measures we take to combat risks of fraud and breaches of privacy and security, such as cancelling customer transactions or closing customer accounts, can damage relations with our customers by restricting or decreasing money transfers or restricting the activities of certain customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact our profitability significantly. Any inability by us to manage or train our own or our outsourced customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may be harmed and we may lose our customers’ confidence.

If consumers’ confidence in our business or in money transfer providers generally deteriorates, our business could be harmed.

We rely on consumers’ confidence in our brand and our ability to provide a convenient, fast and cost-effective service to send money online to family and friends. Erosion in confidence in our business, or in money transfer providers as a means to transfer money, could adversely impact money transfer volumes, which would in turn harm our business, financial position and results of operations.

A number of factors could adversely affect consumers’ confidence in our business, or in money transfer providers generally, many of which are beyond our control, and could have an adverse impact on our results of operations. These factors include:

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changes or proposed changes in laws or regulations or system rules that make it more difficult for consumers to transfer money using traditional money transfer providers or require us to capture or handle data in a way that is more burdensome or expensive;

•	actions by federal, state or foreign regulators that interfere with our ability to transfer consumers’ money reliably, including, for example, attempts to seize money transfer funds;

•	federal, state or foreign legal requirements, including those that require us to provide consumer data to a greater extent than is currently required;

•	any significant interruption in our systems, including by fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses; and

•	any breach, or reported breach, of our security policies or legal requirements resulting in a compromise of consumer data.

We may be unable to continue to use the domain names that we use in our business, or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks.

We have registered domain names for our website that we use in our business, such as www.xoom.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our services under a new domain name, which could diminish our brand or cause us to incur significant expenses in order to purchase rights to the domain name in question. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of management’s attention, and we may not prevail.

If Internet search engines’ methodologies are modified or our search result page rankings decline for other reasons, our new customer growth could decline.

We depend in part on various Internet search engines, such as Google and Yahoo!, to direct a significant amount of traffic to our website. Our ability to maintain the number of visitors directed to our website is not entirely within our control. Our competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. As a result, links to our website may not be prominent enough to drive traffic to our website, and we may not be able to influence the results. If Internet search engines modify their search algorithms in ways that are detrimental to our new customer growth or in ways that make it harder for our customers to find or use our website, or if our competitors’ search engine optimization efforts are more successful than ours, overall growth in our customer base could slow, and we could lose existing customers. In addition, search engines that we use to advertise our brand have frequently changing rules that govern the pricing, availability and placement of online advertisements (e.g., paid search and keywords) and changes to these rules could harm our ability to use online advertising to promote our brands in a cost-effective manner. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of persons directed to our website would harm our business.

Many people use smartphones and other mobile devices to access information on the internet and if we are not successful in developing effective mobile solutions, or those solutions are not widely adopted, our business could be harmed.

The number of people who access the Internet through mobile devices, including smartphones and handheld tablets or computers, has increased significantly in the past few years and is expected to continue to increase. Mobile devices provide us an additional channel to offer our services to new and existing customers and offer a convenient solution to send money at any time, from any Internet-enabled location. We believe that mobile devices provide some customers with their first sustained Internet connection, which gives them access to our online money transfer services. Customers can currently access our services on our mobile site, but we are also in the process of developing a mobile application. If we are not able to drive customers to our mobile site, launch our mobile application in a timely manner or generate customer usage of our mobile website and mobile application, our ability to grow our business could be harmed.

Additionally, as new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing features for these alternative devices and platforms, and we may need to devote significant resources to the creation, support and maintenance of such features. In addition, if we experience difficulties in the future in integrating our mobile application into mobile devices or if problems arise with our relationships with providers of mobile operating systems or mobile application download stores or if we face increased costs to distribute our mobile application, our future growth and results of operations could suffer. In addition, we may face different fraud risks from transactions sent from mobile devices than we do from personal computers. If we are unable to effectively manage these fraud risks, our business and results of operations may be harmed.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our services are accessible.

The ability to access our services at all times and at acceptable load times is important for our business. We have previously experienced, and may experience in the future, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failures, capacity constraints due to an overwhelming number of customers accessing our service simultaneously, denial of service, fraud or security attacks or failure of third-party service providers on whom we rely to perform data hosting and related services. In some instances, we may not be able to identify the cause of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability and reliability of our services, especially during peak usage times and as our services become more complex and our customer traffic increases. If our service is unavailable when customers attempt to access it or it does not load as quickly as they expect, customers may believe that our services are unreliable or too slow. New or existing customers may seek other money transfer services and may not return to our services as often in the future, or at all. This would harm our ability to attract customers and could decrease the frequency with which they use our website, mobile website and mobile application. We expect to continue to make significant investments to maintain and improve the availability and reliability of our services and to enable rapid releases of new features. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations may be harmed.

Our disaster recovery program contemplates transitioning our website and data to a backup center in the event of a catastrophe, but we have not yet tested the procedure in full, and the transition procedure may take several months or more to complete. During this time, our services may be unavailable in whole or in part to our customers.

A breach of security of our systems could harm our business.

We obtain, transmit and store confidential customer information in connection with our services. These activities are subject to laws and regulations in the United States and other jurisdictions. The requirements imposed by these laws and regulations, which often differ materially among the many jurisdictions to which we are subject, are designed to protect the privacy of personal information and to prevent that information from being inappropriately disclosed. We rely on a variety of technologies to provide security for our systems. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect our systems. We could also suffer from an internal security breach. If a third party or an employee were to misappropriate, misplace or lose corporate information, including our financial and account information, our customers’ personal information or our source code, our business may be harmed. We may be required to expend significant capital and other resources to protect against these security breaches or losses or to alleviate problems caused by these breaches or losses. Our disbursement partners and third-party contractors also may experience security breaches involving the storage and transmission of our data. If third parties gain improper access to our, our disbursement partners’ or our contractors’ systems or databases, they may be able to steal, publish, delete or modify confidential customer information. A security breach could expose us to monetary liability, lead to inquiries and fines or penalties from regulatory or governmental authorities, lead to reputational harm and make our customers less confident in our services, which could harm our business, financial condition and results of operations.

If we are unable to adequately protect our brand and the intellectual property rights related to our existing and any new services, or if we infringe on the rights of others, our business, prospects, financial condition and results of operations could be harmed.

The XOOM brand is important to our business. Our business could be harmed if we were unable to adequately protect our brand and the value of our brand decreased as a result.

We rely on a combination of patent and trademark laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our services, all of which offer only limited protection. While we have filed two patent applications, we have not been granted any patents for features of our electronic payment processing system. The process of obtaining patent protection is expensive and time consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. Furthermore, it is possible that our patent applications may not issue as granted patents, that the scope of our issued patents will be insufficient or not have the coverage originally sought, that our issued patents will not provide us with any competitive advantages, and that our patents and other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. In addition, issuance of a patent does not guarantee that we have an absolute right to practice the patented invention. As a result, we may not be able to obtain adequate patent protection or to enforce our issued patents effectively. We may be subject to claims by third parties alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights.

We have in the past and may in the future bring a claim against third parties alleging infringement of our intellectual property rights. For example, in February 2011, we filed a lawsuit in federal court in the Northern District of California against Motorola Mobility, Inc. and other affiliated companies, alleging trademark infringement and other related claims, stemming from Motorola’s use of the name “XOOM” in connection with its wireless tablet devices and related accessories. If our lawsuit is unsuccessful, and one or more of Motorola’s Xoom-branded products is commercially successful, then this could diminish the value of our brand, adversely affect our ability to market our services, and our business could be harmed. We may be required to spend resources to defend such claims or to protect and police our own rights. Some of our intellectual property rights may not be protected by intellectual property laws, particularly in foreign jurisdictions. The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement could harm our business.

We also rely on our unpatented proprietary technology and trade secrets. Despite our efforts to protect our proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. The contractual provisions that we enter into with employees, consultants, disbursement partners, vendors and customers may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Moreover, policing unauthorized use of our technologies, services and intellectual property is difficult, expensive and time consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the U.S., and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our services, technologies or intellectual property rights.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, results of operations and financial condition. If we are unable to protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative services that have enabled us to be successful to date.

Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

Patent and other intellectual property disputes are common in the payments and money transfer industries. Some companies in the money transfer industry, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. Third parties have asserted and may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. As the number of services and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management.

The patent portfolios of our most significant competitors are larger than ours and this disparity may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses. In addition, future assertions of patent rights by third parties, and any resulting litigation, may involve patent holding companies or other adverse patent owners who have no relevant product revenue and against whom our own patents may therefore provide little or no deterrence or protection. We cannot assure you that we are not infringing or otherwise violating any third-party intellectual property rights.

An adverse outcome of a dispute may require us to pay substantial damages, including treble damages, if we are found to have willfully infringed a third party’s patents or copyrights; cease making, licensing or using solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to attempt to redesign our services or otherwise to develop non-infringing technology, which may not be successful; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or intellectual property rights; and indemnify our disbursement partners and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Any of these events could harm our business, financial condition and results of operations.

There are a number of risks associated with our international operations that could harm our business.

We provide money transfer services to 30 countries and territories and may expand into additional sending and receiving countries. Our ability to grow in international markets could be harmed by a number of factors, including:

•	changes in political and economic conditions and potential instability in certain regions;

•	restrictions on money transfers to or from certain countries;

•	currency control and repatriation issues;

•	changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business;

•	possible increased costs and additional regulatory burdens imposed on our business;

•	the implementation of U.S. sanctions, resulting in bank closures in certain countries and the freezing of our assets;

•	burdens of complying with a wide variety of laws and regulations;

•	fraud, theft or lack of compliance by disbursement partners in foreign legal jurisdictions where legal enforcement may be difficult or costly;

•	reduced protection of our intellectual property rights;

•	unfavorable tax rules or trade barriers;

•	inability to secure, train or monitor disbursement partners; and

•	failure to successfully manage our exposure to foreign exchange rates, in particular with respect to the Indian rupee.

In addition, we conduct certain functions, including customer operations, in regions outside of the United States. We are subject to both U.S. and local laws and regulations applicable to our offshore activities, and any factors which reduce the anticipated benefits associated with providing these functions outside of the United States, including cost efficiencies and productivity improvements, could harm our business.

New remittance rules are scheduled to take effect in February 2013, which will impose additional disclosure and other responsibilities on us. Consumers will have much broader rights to claim that unauthorized and erroneous transactions have occurred, and we may be obligated under the law to cover such costs, which can include the amounts transmitted, and fees, taxes, foreign exchange spreads and other damages.

A material slowdown or disruption in international migration patterns could harm our business.

A majority of our customers are from first or second generation immigrant families and our business relies in part on international migration patterns. A significant portion of money transfer transactions are initiated by immigrants who have moved from their home countries to the United States. These immigrants typically send money back to their home countries to their family and friends. Migration is affected by, among other factors, overall economic conditions, the availability of job opportunities, changes in immigration laws and political or other events such as war, terrorism or health emergencies that would make it more difficult for workers to migrate or work abroad. Changes to these factors could harm our online money transfer volume, our business, financial condition and results of operations.

Changes in U.S. immigration laws or changes in the emigration laws of other jurisdictions that discourage international migration, and political or other events, such as war, terrorism or health emergencies, that make it more difficult for individuals to immigrate to the United States or work in the United States, could adversely affect our gross sending volume or growth rate. Sustained weakness in U.S. or global economic conditions could reduce economic opportunities for immigrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns are likely to reduce money transfer volumes and harm our results of operations.

Our use of open source and third-party technology could impose limitations on our ability to commercialize our software.

We use open source software in our services and, although we monitor our use of open source software to avoid subjecting our services to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide our services. In such an event, we could be required to seek licenses from third parties to continue offering our services, to make our proprietary code generally available in source code form, to re-engineer our services or to discontinue our services if re-engineering could not be accomplished on a timely basis, any of which could harm our business, results of operations and financial condition.

Our business is subject to the risks of earthquakes, fires, floods, other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism which could result in system failures and interruptions which could harm our business.

Although our systems have been designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences, they remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, California rolling blackouts, telecommunication failures, terrorist attacks, cyber-attacks, computer viruses, computer denial-of-service attacks, human error, hardware or software defects or malfunctions (including defects or malfunctions of components of our systems that are supplied by third-party service providers), and similar events or disruptions. Our U.S. corporate offices and one of the facilities we lease to house our computer and telecommunications equipment are located in the San Francisco Bay Area, a region known for seismic activity. Our outsourced customer call centers are located in the Philippines and El Salvador, which are also known for seismic activity. Despite any precautions we may take, system interruptions and delays could occur if there is a natural disaster, if a third-party provider closes a facility we use without adequate notice for financial or other reasons, or if there are other unanticipated problems at our leased facilities. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide high-quality customer service, such disruptions could harm our ability to run our business and cause lengthy delays which could harm our business, results of operations and financial condition. We currently are not able to switch instantly to our back-up center in the event of failure of the main server site. This means that an outage at one facility could result in our system being unavailable for a significant period of time. We do not carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures. A system outage or data loss could harm our business, financial condition and results of operations.

Continued weakness in economic conditions, in both the United States and global markets, could harm our business.

Our business relies in part on the overall strength of global economic conditions as well as international migration patterns. Money transfer transactions and international migration patterns are affected by, among other things, employment opportunities and overall economic conditions. Poor economic conditions may result in reduced job opportunities for our customers, or other countries that may become important to our business, which could harm our results of operations.

If general market conditions in the United States were to deteriorate, our business could be harmed. Additionally, if the volume of our online money transfers declines or international migration patterns shift due to deteriorating economic conditions, we may be unable to timely and effectively reduce our operating costs or take other actions in response, which could harm our results of operations.

We enable money transfers through disbursement partners in some regions that are politically volatile.

We enable money transfers in some regions that are politically volatile. If a country experiences political instability that affects its economy or financial systems, our business could be harmed. It also is possible that our services could be used by wrongdoers in contravention of U.S. or foreign law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could harm our business.

The loss of one or more key members of our management team, or our failure to attract, integrate and retain other highly qualified personnel in the future, could harm our business.

We believe our success has depended, and continues to depend, on the efforts and talents of our employees, including John Kunze, our President and Chief Executive Officer, Ryno Blignaut, our Chief Financial Officer, and Julian King, our Senior Vice President of Marketing and Corporate Development. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and keep them. In addition, the loss of any of our senior management or key employees could harm our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and other U.S. employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be harmed.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

The individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business.

Acquisitions could disrupt our business and harm our financial condition and results of operations.

We may decide to acquire complementary businesses, products and technologies. Our ability as an organization to successfully make and integrate acquisitions is unproven. Acquisitions could require significant capital infusions and could involve many risks, including potential negative impact on our results of operations due to debt or liabilities incurred in connection with an acquisition, difficulties assimilating and integrating the acquired business, disruption of our ongoing business by diverting resources and distracting management, not realizing the expected benefits of the acquisition, and potential dilution of stockholders’ ownership in the event we issue equity securities to complete an acquisition. We cannot assure you that we will be able to identify or consummate any future acquisition on favorable terms, or at all. If we do pursue an acquisition, it is possible that we not realize the anticipated benefits from the acquisition or that the financial markets or investors will view the acquisition negatively. Even if we successfully complete an acquisition, it could harm our business, results of operations and financial condition.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of                      and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and results of operations.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting, but we may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, either of which may harm investor confidence in us and the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes–Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ended December 31, 2013. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the Securities and Exchange Commission, or the SEC.

We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our revenue may be harmed if we are required to pay transaction taxes on all or a portion of our past and future transfers in jurisdictions where we are currently not collecting and reporting tax.

We currently only pay transaction taxes in certain jurisdictions in which we do business. We do not separately collect other transaction taxes. A successful assertion by any state, local jurisdiction or country in which we do not pay such taxes that we should be paying sales or other transaction taxes on our services, or the imposition of new laws requiring the payment of sales or other transaction taxes on our services, could result in substantial tax liabilities related to past transactions, create increased administrative burdens or costs, discourage consumers from using our services, decrease our ability to compete or otherwise harm our business and results of operations.

New tax treatment of companies engaged in online money transfer may harm the commercial use of our services and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to regulate our money transfers or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce in general. New or revised international, federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes would likely increase the cost of doing business online and decrease the attractiveness of using our Internet services. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could harm our business and results of operations.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited by provisions of the Internal Revenue Code.

As of December 31, 2011, we had net operating loss carryforwards for federal and state income tax purposes of approximately $53.2 million and $50.8 million, respectively. The annual use of our net operating losses may be limited following certain ownership changes under provisions of the Internal Revenue Code of 1986, as amended and applicable state tax law. We have not completed a study to assess whether an ownership change will occur as a result of this offering, or whether there have been one or more ownership changes since our inception, due to the costs and complexities associated with such study. Accordingly, our ability to use our net operating loss carryforwards to reduce future tax payments may be currently limited or may be limited as a result of this offering or any future issuance of shares of our stock.

Changes or modifications in financial accounting standards may harm our results of operations.

From time to time, the Financial Accounting Standards Board, or FASB, either alone or jointly with the International Accounting Standards Board, or IASB, promulgates new accounting principles that could have a material adverse impact on our results of operations. For example, the FASB is currently working together with the IASB to converge certain accounting principles and facilitate more comparable financial reporting between companies who are required to follow generally accepted accounting principles, or GAAP, and those who are required to follow International Financial Reporting Standards, or IFRS. These efforts may result in different accounting principles under GAAP, which may have a material impact on the way in which we report financial results in areas including, among others, revenue recognition and financial statement presentation. We expect the SEC to make a determination in the future regarding the incorporation of IFRS into the financial reporting system for

U.S. companies. A change in accounting principles from GAAP to IFRS would be costly to implement and may have a material impact on our financial statements and may retroactively harm previously reported transactions.

Regulatory Risks Faced by Our Business

Our business is subject to a wide range of laws and regulations intended to help detect and prevent illegal or illicit activity and our failure, or the failure of one of our disbursement partners or payment processors or to comply with those laws and regulations could harm our business, financial condition and results of operations.

Our services are subject to an increasingly strict set of legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing, fraud and other illicit activity. The interpretation of those requirements by judges, regulatory bodies and enforcement agencies is changing, often quickly and with little notice. Economic and trade sanctions programs that are administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers and terrorists or terrorist organizations. As federal, state and foreign legislative, regulatory scrutiny and enforcement action in these areas increase, we expect our costs to comply with these requirements will increase, perhaps substantially. Failure to comply with any of these requirements by us or our disbursement partners could result in the suspension or revocation of a money transmitter license, the limitation, suspension or termination of our services, the seizure and/or forfeiture of our assets and/or the imposition of civil and criminal penalties, including fines.

We are subject to reporting, recordkeeping and anti-money laundering provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, or the Bank Secrecy Act, and to regulatory oversight. We are also subject to enforcement by the U.S. Department of the Treasury Financial Crimes Enforcement Network, or FinCEN, and U.S. state regulators, and to economic sanctions imposed by the United States which are overseen by OFAC.

Our subsidiary also is subject to regulations in India in addition to federal and state regulations. Indian regulations require us to file certain reports which we are in the process of filing. If we are unable to file these reports, we may face penalties. We may also become subject to additional reporting, recordkeeping and anti-money laundering regulations as well as additional risks and obligations if we expand our business into new geographic regions.

We are also subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, in the United States and similar laws in other countries which generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Because our services are offered in 30 countries, we face a higher risk associated with FCPA compliance and similar statutes than many other companies. Any determination that we have violated these laws could harm our business, financial condition and results of operations.

The foregoing laws and regulations are constantly evolving, unclear and inconsistent across various jurisdictions, making compliance challenging. If we fail to update our compliance system to reflect legislative or regulatory developments, we could incur penalties. New legislation, changes in laws or regulations, implementing rules and regulations, litigation, court rulings, changes in industry practices or standards, changes in systems rules or requirements or other similar events could expose us to increased compliance costs, liability, reputational damage, and could reduce the market value of our services or render them less profitable or obsolete.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing, and many of which may contradict one another due to conflicting regulatory goals. Failure to comply with these laws could subject us to claims or otherwise harm our business.

The Xoom service is subject to a variety of laws in the United States and abroad that are continuously evolving and developing, including laws regarding data retention, privacy, anti-spam, consumer protection, payment processing and money transfers. The scope and interpretation of the various laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, we are subject to regulatory requirements to assist in the prevention of money laundering and terrorist financing, such as the Bank Secrecy Act and, pursuant to these legal obligations and authorizations, we make information available to certain U.S. federal, state and local, as well as foreign, government agencies when required by law. As a result of particular concern with respect to terrorist financing, these agencies have increased their requests for such information from money service businesses in recent years. At the same time, there has been increased public attention regarding the use and disclosure of personal information, and regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection and consumer privacy and other matters that may be applicable to our business. The regulatory goals of preventing illegal activity, such as money laundering and terrorist financing, may conflict with the goal of protecting individual privacy. If federal, state or foreign governments or our disbursement partners changed requirements regarding the customer or recipient information we are required to collect, we may be unable to comply with such changes, or such changes could interfere with our ability to assess fraud or other risks, and our business could be harmed as a result. New laws and regulations may be enacted in connection with mobile transactions, including money transfers that are performed via smartphones.

Failure to comply with existing and future laws could result in fines, sanctions, penalties or other adverse consequences and loss of consumer confidence, which could harm our results of operations, business and reputation. While we believe that we are compliant with our regulatory responsibilities, the legal, political and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased liability, increased operating costs to implement new measures to reduce our exposure to this liability and reputational damage.

Our business could be harmed if a government were to levy taxes on money transfers, as has occurred in the past. The current budget shortfalls in many jurisdictions could lead other states and jurisdictions to impose similar fees and taxes, as well as increase unclaimed property obligations. A tax or fee exclusively on money transfer companies could put us at a competitive disadvantage to other means of remittance or payment transfers which may not be subject to the same fees or taxes. A change in the unclaimed property obligations could increase our regulatory burdens and costs related to our obligation to escheat unclaimed property to the states.

It is possible that governments of one or more countries may seek to censor content available on our website and mobile applications or may even attempt to completely block access to our website. Adverse legal or regulatory developments could harm our business. In particular, in the event that we are restricted, in whole or in part, from operating in one or more countries, our ability to retain or increase our customer base may be harmed and we may not be able to maintain or grow our revenue as anticipated.

Consumer advocacy groups or governmental agencies could also seek to change laws and regulations to seek greater protections for our money transfer customers, which could include enhanced consumer disclosure, impact fees or exchange spreads, or have other different treatment. If consumer advocacy groups are able to generate widespread support for positions that are detrimental to our business, then our business, financial position and results of operations could be harmed.

We are subject to licensing and other requirements imposed by U.S. state regulators, the U.S. federal government and the government of India. If we were found to be subject to or in violation of any laws or regulations governing money transmitters, we could lose our licenses, be subject to liability or be forced to change our business practices.

A number of states have enacted legislation regulating money transmitters. To date, we have obtained licenses to operate as a money transmitter in 38 U.S. states, the District of Columbia and Puerto Rico and have applied, or plan to apply, for money transmitter licenses in additional states. Our subsidiary holds a money transmitter license in India and a license in one U.S. state. Our subsidiary is a regulated entity in India, and we must renew our license to operate every two years, with our next renewal scheduled for January 2013. If regulators were to revoke or decline to renew our subsidiary’s license to operate in India, we may be required to stop doing business in India, which would harm our business and results of operations. We and our subsidiary are also registered as money services businesses with FinCEN. As a licensed money transmitter, we are subject to bonding requirements, liquidity requirements, restrictions on our investment of customer funds, reporting requirements and inspection by state and foreign regulatory agencies. If our pending applications were denied or if additional states or jurisdictions require us to apply for a license, we could be forced to change our business practice or required to bear substantial cost to comply with the requirements of the additional states or jurisdictions. If we were found to be subject to and in violation of any banking or money services laws or regulations, we could be subject to liability or additional restrictions, such as increased liquidity requirements. In addition, our licenses could be revoked or we could be forced to cease doing business or change our practices in certain states or jurisdictions, or be required to obtain additional licenses or regulatory approvals that could impose a substantial cost on us. Regulators could also impose other regulatory orders and sanctions on us. Any change to our business practices that makes our service less attractive to customers or prohibits use of our services by residents of a particular jurisdiction could decrease our transaction volume and harm our business.

The Dodd-Frank Act, as well as the regulations required by the Dodd-Frank Act, and the creation of the Consumer Financial Protection Bureau could harm us and the scope of our activities, and could harm our operations, results of operations and financial condition.

The Dodd-Frank Act, which became law in the United States on July 21, 2010, calls for significant structural reforms and new substantive regulation across the financial services industry. In addition, the Dodd-Frank Act created the Consumer Financial Protection Bureau, or the CFPB, whose purpose is to issue and enforce consumer protection initiatives governing financial products and services, including money transfer services. The CFPB will create additional regulatory oversight for us. The Dodd-Frank Act and actions by the CFPB could have a significant impact on us by, for example, requiring us to limit or change our business practices, limiting our ability to pursue business opportunities, requiring us to invest valuable management time and resources in compliance efforts, imposing additional costs on us, limiting fees we can charge for services, requiring us to meet more stringent capital requirements, impacting the value of our assets, delaying our ability to respond to marketplace changes, requiring us to alter our services in a manner that would make them less attractive to consumers and impair our ability to offer them profitably, or requiring us to make other changes that could harm our business.

The CFPB has recently issued regulations implementing the remittance provisions of the Dodd-Frank Act. These regulations, which become effective in February 2013, will impact our business in a variety of areas. These include a requirement to provide enhanced pre-transaction disclosures; an obligation to resolve various errors, including certain errors that may be outside of our control; and an obligation to cancel certain transactions at a consumer’s request. These requirements and other potential changes under CFPB regulations could harm our operations and financial results and change the way we operate our business.

We may also be subject to examination by the CFPB, which has broad authority to enforce consumer financial laws. In July 2011, many consumer financial protection functions formerly assigned to the federal banking agency and other agencies were transferred to the CFPB. The CFPB has a large budget and staff and has broad authority with respect to our money transfer service and related business. It is authorized to collect fines and provide consumer restitution in the event of violations, engage in consumer financial education, track consumer complaints, request data and promote the availability of financial services to underserved consumers and communities. In addition, the CFPB may adopt other regulations governing consumer financial services, including regulations defining unfair, deceptive or abusive acts or practices, and new model disclosures. The CFPB’s authority to change regulations adopted in the past by other regulators, or to rescind or alter past regulatory guidance, could increase our compliance costs and litigation exposure.

The Dodd-Frank Act establishes a Financial Stability Oversight Counsel that is authorized to designate as “systemically important” non-bank financial companies and payment systems. Companies designated under either standard will become subject to new regulation and regulatory supervision. If we were designated under either standard, the additional regulatory and supervisory requirements could result in costly new compliance burdens or may require changes in the way we conduct business that could harm our business.

The effect of the Dodd-Frank Act and the CFPB on our business and operations will be significant, in part because some of the Dodd-Frank Act’s implementing regulations have not been issued and the function and scope of the CFPB, the reactions of our competitors and the responses of consumers and other marketplace participants are uncertain.

Our disbursement partners are generally regulated institutions in their home jurisdiction, and money transfers are regulated by governments in both the United States and in the jurisdiction of the recipient. If our disbursement partners fail to comply with applicable laws, it could harm our business.

Money transfers are regulated by state, federal and foreign governments. Many of our disbursement partners are banks and are heavily regulated by their home jurisdictions. Our non-bank disbursement partners are also subject to money transfer regulations. We require regulatory compliance as a condition to our continued relationship, perform due diligence on our disbursement partners and monitor them periodically with the goal of meeting regulatory expectations. However, there are limits to the extent to which we can monitor their regulatory compliance. Any determination that our disbursement partners or their sub-disbursement partners have violated laws and regulations could seriously damage our reputation, resulting in diminished revenue and profit and increased operating costs. While our services are not directly regulated by governments outside the United States, except with respect to our Indian subsidiary, it is possible that in some cases we could be liable for the failure of our disbursement partners or their sub-disbursement partners to comply with laws, which also could harm our business, financial condition and results of operations.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy. Our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other customer data, including bank account numbers, credit and debit card information, identification numbers and images of government identification cards. As a result, we are required to comply with the privacy provisions of the Gramm-Leach-Bliley Act of 1999, or the Gramm-Leach-Bliley Act, and the Payment Card Industry Data Security Standard. There are also numerous other federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other customer data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other applicable rules. It is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our business practices. Additionally, with advances in computer capabilities and data protection requirements to address ongoing threats, we may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by security breaches.

Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, may result in governmental enforcement actions, fines or litigation. If there is a breach of credit or debit card information that we store, we could also be liable to the issuing banks for their cost of issuing new cards and related expenses. In addition, a significant breach could result in our being prohibited from processing transactions for any of the relevant network organizations, such as Visa or MasterCard, which would harm our business. If any third parties with whom we work, such as marketing partners, vendors or developers, violate applicable laws or our policies, such violations may put our customers’ information at risk and could harm our business. Any negative publicity arising out of a data breach or failure to comply with applicable privacy requirements could damage our reputation and cause our customers to lose trust in us, which could harm our business, results of operations, financial position and potential for growth.

Public scrutiny of internet privacy issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current services to our customers, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission, or FTC, and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. Various government and consumer agencies have also called for new regulation and changes in industry practices. These data protection laws may be interpreted and applied inconsistently.

While we do not sell or share personally identifiable information with third parties for direct marketing purposes, we do have relationships with third parties that may allow them access to customer information for other purposes. For example, when we outsource functions such as customer support, tracking and reporting, and payment processing to other companies, we make customer information available to those companies to the extent necessary for them to provide their services. We believe our policies and practices comply with the FTC privacy guidelines and other applicable laws and regulations. However, if our belief proves incorrect, if there are changes to the guidelines, laws or regulations or their interpretation, or if new regulations are enacted that are inconsistent with our current business practices, our business could be harmed. We may be required to change our business practices, services or privacy policy, reconsider any plans to expand internationally, or obtain additional consents from our customers before collecting or using their information, among other changes. Changes like these could increase our operating costs and make it more difficult for customers to use our services, resulting in less revenue. Additionally, data collection, privacy and security have become the subject of increasing public concern. If Internet users were to reduce their use of our services as a result, our business could be harmed.

Risks Related to this Offering and Ownership of our Common Stock

There is no existing market for our common stock and we do not know if one will develop to provide our stockholders adequate liquidity.

There has not been a public trading market for shares of our common stock prior to this offering. An active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiations between us and representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering.

Our stock price may be volatile and you may be unable to sell your shares at or above the offering price.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us.

The stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may harm the market price of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may become the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that research analysts publish about us and our business. If we do not establish and maintain adequate research coverage or if one or more analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of the research analysts ceases to cover us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Our principal stockholders, executive officers and directors own a significant percentage of our stock and will continue to have significant control of our management and affairs after the offering, and they can take actions that may be against your best interests.

Following the completion of this offering, and excluding any purchases of our common stock in this offering, our executive officers and directors, and entities that are affiliated with them, will beneficially own an aggregate of             % of our outstanding common stock. This significant concentration of stock ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Also, as a result, these stockholders, acting together, may be able to control our management and affairs and other matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change in control would benefit our other stockholders.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Assuming completion of this offering, as of March 31, 2012, we would have had an aggregate of              shares of common stock outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. The              shares sold pursuant to this offering will be immediately tradable without restriction. Of the remaining shares:

•	no shares will be eligible for sale immediately upon completion of this offering; and

•

             shares will be eligible for sale upon the expiration of lock-up agreements, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act.

The number of shares eligible for sale upon expiration of lock-up agreements assumes the conversion of all outstanding shares of our preferred stock into an aggregate of              shares of common stock on a     -for-     basis.

The lock-up agreements expire 180 days after the date of this prospectus, subject to potential extension in the event we release earnings results or material news or a material event relating to us occurs near the end of the lock-up period. Goldman, Sachs & Co., as representative of the underwriters, may, in their discretion and at any time, release all or any portion of the securities subject to lock-up agreements. After the completion of this offering, we intend to register approximately              shares of our common stock that have been issued or reserved for future issuance under our equity incentive plans. Once we register the offer and sale of shares for the holders of registration rights and option holders, they can be freely sold in the public market upon issuance, subject to the lock-up agreements or unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act.

We may also issue shares of our common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Because our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock based on the expected total value of our total assets, less our goodwill and other intangible assets, less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $             per share in the price you pay for our common stock as compared to the pro forma as adjusted net tangible book value as of March 31, 2012. To the extent outstanding options or warrants to purchase common stock are exercised, there will be further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Our management has broad discretion in the use of the net proceeds from this offering and our use of the net proceeds may not produce a positive rate of return.

Our management will have broad discretion in the application of the net proceeds of this offering. We cannot specify with certainty the uses to which we will apply the net proceeds we will receive from this offering and cannot assure you that our management will apply the net proceeds from this offering in ways that improve our results of operations or increase the value of your investment. The failure by our management to apply these funds in a manner that produces a positive rate of return could harm our ability to continue to maintain and expand our business, which could cause our stock price to decline.

We currently do not intend to pay dividends on our common stock and, consequently, an investor’s only opportunity to achieve a return on the investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. See “Dividend Policy” for more information. Consequently, an investor’s only opportunity to achieve a return on the investment in us will be if the market price of our common stock appreciates and the investor sells shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that an investor pays.

Certain provisions of our certificate of incorporation and bylaws and of Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws, which will be effective upon completion of this offering, contain provisions that could delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove our current management or members of our board of directors. These provisions include:

•	providing for a classified board of directors with staggered three-year terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	not providing for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

authorizing our board of directors to issue, without stockholder approval, preferred stock rights senior to those of common stock, which could be used to significantly dilute the ownership of a hostile acquiror;

•	prohibiting stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

limiting the persons who may call special meetings of stockholders, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

requiring advance notification of stockholder nominations and proposals, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

The affirmative vote of the holders of at least 66 2/3% of our shares of capital stock entitled to vote is generally necessary to amend or repeal the above provisions that are contained in our amended and restated certificate of incorporation. Also, absent approval of our board of directors, our amended and restated by-laws may only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of our shares of capital stock entitled to vote.

In addition, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law upon completion of this offering. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding common stock, from engaging in certain business combinations without approval of substantially all of our stockholders for a certain period of time.

These and other provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions. See “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. You can generally identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions that concern our expectations, strategy, plans or intentions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and elsewhere in this prospectus. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those projected in the forward-looking statements. Forward-looking statements contained in this prospectus include statements about:

•	our expectations related to the use of proceeds from this offering;

•	expected growth in the markets for money transfer services;

•	our ability to compete with other companies that are developing or selling services that are competitive with our services;

•	our expectations regarding mobile usage of our services;

•	our ability to grow our active customer base;

•	our plans to continue to invest in and develop technology and services for our markets;

•	our expectations regarding future expenditures, including targeted marketing campaigns;

•	our ability to establish new marketing partnerships;

•	our ability to expand into new markets;

•	our ability to acquire and integrate new businesses and technologies;

•	the timing of expected introductions of new or enhanced services;

•	our ability to attract and retain key personnel; and

•	other factors discussed elsewhere in this prospectus.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not occur.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus also contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, while other information is based on our internal sources. Although we believe that these third-party sources referred to in this prospectus are reliable, neither we nor the underwriters have independently verified the information provided by these third parties. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of              shares of our common stock that we are selling in this offering will be approximately $             million, based on an assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that we will receive additional net proceeds of $             million. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds we received from the offering by approximately $             million, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discounts and commissions.

The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds received by us from this offering primarily for working capital and also for general corporate purposes. We may also use a portion of the net proceeds received by us from this offering for acquisitions of complementary businesses, technologies or other assets. We have not entered into any agreements or commitments with respect to any specific acquisitions at this time. We cannot specify with certainty the particular uses for the net proceeds to be received by us from this offering. Accordingly, our management team will have broad discretion in using the net proceeds to be received by us from this offering. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including our earnings, capital requirements and overall financial condition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, disbursement prefunding and marketable securities and capitalization as of March 31, 2012, on:

•	an actual basis;

•	on a pro forma basis to reflect the automatic conversion of all outstanding shares of our preferred stock into 85,777,151 shares of our common stock upon the completion of this offering; and

•

on a pro forma as adjusted basis to reflect the receipt of the net proceeds from the sale of              shares of common stock offered by us in this offering, at an assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2012
			Pro Forma As
	Actual	Pro Forma	Adjusted
	(in thousands except share data)
Cash and cash equivalents, disbursement prefunding and marketable securities	$67,365	$67,365	$

Line of credit	$25,000	$25,000
Stockholders’ equity:
Convertible preferred stock, no par value. 86,726,665 shares authorized, issued and outstanding 85,777,151 shares, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	113,263	—		—
Preferred Stock, no par value actual and pro forma, $0.0001 par value, pro forma as adjusted; no shares authorized, issued or outstanding, actual; 25,000,000 shares authorized, no shares issued or outstanding, pro forma or pro forma as adjusted	—	—		—
Common stock, no par value actual and pro forma, $0.0001 par value, pro forma as adjusted. 135,000,000 shares authorized, issued and outstanding 20,133,846 shares, actual; 135,000,000 shares authorized, 105,910,997 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	2,339	115,602
Additional paid-in capital	2,725	2,725
Accumulated other comprehensive income (loss)	—	—
Accumulated deficit	(58,006)	(58,006)

Total stockholders’ equity	60,321	60,321

Total capitalization	$85,321	$85,321	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, disbursement prefunding and marketable securities, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions.

The number of shares of common stock issued and outstanding actual, pro forma and pro forma as adjusted in the table above excludes the following shares:

•	23,621,980 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2012, and having a weighted-average exercise price of $0.94 per share;

•	43,114 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $0.05 per share; and

•	135,615 shares of common stock reserved for future issuance under our equity incentive plan.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 31, 2012 was $60.3 million, or $0.57 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding, as of March 31, 2012, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into 85,777,151 shares of our common stock, which we expect to occur immediately prior to the closing of this offering.

After giving effect to the sale by us of                      shares of common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2012 would have been $             million, or $             per share. This amount represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $             per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price.

Assumed initial public offering price per share	$
Pro forma net tangible book value per share as of March 31, 2012
Increase per share attributable to this offering
Pro forma net tangible book value per share after this offering

Dilution per share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our adjusted net tangible book value per share after this offering by $             and would increase (decrease) dilution per share to new investors by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. In addition, to the extent any outstanding options or warrants are exercised, you will experience further dilution.

The following table presents on a pro forma as adjusted basis after giving effect to the conversion of all outstanding shares of preferred stock into common stock, which we expect to occur immediately prior to the closing of this offering, the difference between existing stockholders and new investors purchasing shares of our common stock in this offering, with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of common and preferred stock, cash received from the exercise of stock options and the value of any stock issued for services and the average price per share paid or to be paid to us at an assumed offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
(dollars in thousands, except per share)

Existing stockholders		%		$	%	$

New investors

		100%	$		100%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the total consideration paid by new investors by $             million and increase (decrease) the percent of total consideration paid by new investors by             %, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Assuming the underwriters’ option to purchase additional shares is exercised in full, sales by us in this offering will reduce the percentage of shares held by existing stockholders to                     , or             % and will increase the number of shares held by our new investors to             , or             %, assuming no purchases of our common stock by existing stockholders in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 105,910,997 shares of our common stock outstanding as of March 31, 2012 and excludes:

•	23,621,980 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2012, and having a weighted-average exercise price of $0.94 per share; and

•	43,114 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $0.05 per share; and

•	135,615 shares of common stock reserved for future issuance under our equity incentive plan.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial and other data regarding our business should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. We derived the consolidated statement of operations data for 2009, 2010 and 2011, as well as the consolidated balance sheet data as of December 31, 2010 and 2011 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the audited consolidated statement of operations data for 2007 and 2008 as well as the audited consolidated balance sheet data at December 31, 2007, 2008 and 2009 from our audited consolidated financial statements not included in this prospectus. We derived the unaudited consolidated statement of operations data for the three months ended March 31, 2011 and 2012 as well as the unaudited consolidated balance sheet data at March 31, 2012 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of results to be expected in any future period, and results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year ending December 31, 2012 or any other period.

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands, except per share data)
						(unaudited)
Consolidated Statements of Operations Data:
Revenue	$7,417	$14,144	$26,276	$32,837	$50,020	$9,878	$16,945
Cost of revenue	4,379	7,527	12,856	12,231	18,075	3,717	5,461

Gross profit	3,038	6,617	13,420	20,606	31,945	6,161	11,484

Marketing	5,011	6,828	8,144	11,608	14,314	2,962	4,288
Technology and development	4,127	4,485	4,478	6,046	9,431	1,687	3,623
Customer service and operations	2,125	2,377	3,143	5,257	7,321	1,605	2,197
General and administrative	2,266	2,609	3,228	3,728	4,957	1,313	1,678

Total operating expense	13,529	16,299	18,993	26,639	36,023	7,567	11,786

Loss from operations	(10,491)	(9,682)	(5,573)	(6,033)	(4,078)	(1,406)	(302)

Other income (expense):
Other income (expense)	(285)	609	97	133	(33)	25	(8)
Interest expense	(9)	(1)	(18)	(57)	(259)	(21)	(182)

Loss before provision for income taxes	(10,785)	(9,074)	(5,494)	(5,957)	(4,370)	(1,402)	(492)
Provision for income taxes	1	2	2	2	2	2	2

Net loss	$(10,786)	$(9,076)	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)

Basic and diluted net loss per share	$(0.62)	$(0.50)	$(0.30)	$(0.31)	$(0.22)	$(0.07)	$(0.02)

Weighted - average shares used to compute per share amounts - basic and diluted	17,344	18,085	18,573	19,011	19,824	19,575	20,120

Pro forma net loss per share - basic and diluted (unaudited)					$(0.04)		$(0.00)

Pro forma weighted - average shares used to compute pro forma net loss per share attributable to common stockholders amounts-basic and diluted (unaudited)(1)					98,107		105,897

(1)	See Note 10 of the consolidated financial statements for weighted-average common shares outstanding for pro forma basic and diluted net loss per share.

Stock-based compensation included in the accompanying statements of operations data above was as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
						(unaudited)
Stock-based compensation expense:
Marketing	$8	$7	$24	$72	$145	$35	$51
Technology and development	26	34	48	93	235	29	148
Customer service and operations	20	22	11	107	118	29	42
General and administrative	16	19	167	278	451	107	183

Total stock-based compensation	$70	$82	$250	$550	$949	$200	$424

The following table presents our key operating and financial metrics for the periods presented:

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(unaudited)
Other Financial and Operational Data:
Gross Sending Volume(1)	$137,304,000	$258,670,000	$500,549,000	$858,955,000	$1,706,659,000	$301,726,000	$646,041,000
Transactions(2)	612,000	1,191,000	2,254,000	2,848,000	4,068,000	816,000	1,354,000
Active Customers(3)	109,343	185,968	301,840	392,666	516,597	399,365	576,446
New Customers(4)	65,911	136,559	205,317	225,949	291,532	62,776	92,316
Cost Per Acquisition of a New Customer(5)	$50	$34	$29	$37	$38	$34	$40
Adjusted EBITDA (in thousands)(6)	$(10,110)	$(9,312)	$(5,132)	$(5,207)	$(2,581)	$(1,107)	$384

(1)	Reflects the total principal amount of funds sent, excluding our fees, during a given period.
(2)	Reflects the aggregate number of transactions sent using our services during a given period.
(3)	Reflects customers who have sent at least one transaction during the last twelve month trailing period.
(4)	Reflects new customers added who have transacted at least once during a given period.
(5)	Reflects direct marketing cost, a portion of which is reflected in our cost of revenue, divided by new customers added in a given period.
(6)	See “Non-GAAP Financial Measures” below for how we define and calculate adjusted EBITDA, a reconciliation of adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, and a discussion about the limitations of adjusted EBITDA.

	As of December 31,					As of March 31,
	2007	2008	2009	2010	2011	2012
	(in thousands)
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,345	$8,565	$21,850	$20,694	$48,248	$31,099
Disbursement prefunding	849	3,528	6,106	6,723	9,004	9,856
Customer funds receivable	669	865	1,175	4,164	17,187	24,360
Property, equipment and software, net	451	477	427	1,051	2,185	3,281
Working capital	24,716	15,055	24,255	35,833	56,323	53,187
Total assets	28,110	21,542	33,148	47,557	100,190	101,324
Convertible preferred stock	55,554	55,554	69,804	88,286	113,268	113,263
Total stockholders’ equity	25,167	16,275	25,423	38,657	60,361	60,321

Non-GAAP Financial Measures

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table below and within this prospectus adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below between adjusted EBITDA and net loss, the most directly comparable GAAP financial measure.

We have included adjusted EBITDA in this prospectus because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and make strategic decisions. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not include the impact of stock-based compensation;

•	adjusted EBITDA does not include other income and expense;

•	adjusted EBITDA does not reflect the impact of income taxes that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net loss, cash flow metrics and our financial results presented in accordance with GAAP. The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
	(unaudited)
Reconciliation of Adjusted EBITDA:
Net loss	$(10,786)	$(9,076)	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)
Provision for income taxes	1	2	2	2	2	2	2
Other (income) expense	285	(609)	(97)	(133)	33	(25)	8
Interest expense	9	1	18	57	259	21	182
Depreciation and amortization	311	288	191	276	548	99	262
Stock-based compensation	70	82	250	550	949	200	424

Adjusted EBITDA	$(10,110)	$(9,312)	$(5,132)	$(5,207)	$(2,581)	$(1,107)	$384

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Xoom is a pioneer and leader in the online consumer-to-consumer international money transfer industry. Our customers use Xoom to send money to family and friends in 30 countries. Since January 1, 2007, our customers have used Xoom to send more than $4.1 billion, including $1.7 billion in 2011 and $646.0 million in the three months ended March 31, 2012. We believe we are creating significant value for our customers by providing a convenient, fast and cost-effective solution for international money transfers.

We believe our business model is characterized by sustainable revenue from a growing base of active customers, creating attractive per unit economics and operating leverage. We expect to continue to grow this customer base through increased marketing investment.

Although we are not a traditional subscription business, we operate our business and forecast our revenue similar to a subscription-based business model. This similarity is demonstrated by the predictable and recurring revenue from our active customers. The following graph identifies the quarterly gross sending volume by the year in which we originally acquired the customer and demonstrates a meaningful amount of stable recurring sending volume from active customers:

Gross Sending Volume By Year of Customer Acquisition

Key Metrics

In addition to the line items in our financial statements, we regularly review the following key metrics to evaluate our business, measure our performance, identify trends in our business, prepare financial projections, make strategic business decisions, and assess marketing program efficacy, market share trends and working capital needs. We believe information on these metrics is useful for investors to understand the underlying trends in our business. The following table presents our key operating and financial metrics for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(unaudited)
Gross Sending Volume	$500,549,000	$858,955,000	$1,706,659,000	$301,726,000	$646,041,000
Transactions	2,254,000	2,848,000	4,068,000	816,000	1,354,000
Active Customers	301,840	392,666	516,597	399,365	576,446
New Customers	205,317	225,949	291,532	62,776	92,316
Cost Per Acquisition of a New Customer	$29	$37	$38	$34	$40
Adjusted EBITDA (in thousands)	$(5,132)	$(5,207)	$(2,581)	$(1,107)	$384

Gross Sending Volume.    We define gross sending volume, or GSV, as the total principal amount of funds sent by our customers in a given period, which does not include our fees. A small percentage of GSV does not ultimately get paid out to recipients due to customer cancellations, our risk management decisions and customer error. Our GSV increased 114% for the three months ended March 31, 2012 compared to the same period in the prior year, 99% for 2011 and 72% for 2010.

Transactions.    This represents the total number of transactions sent by our customers in a given period. A small percentage of transactions do not ultimately get paid out to recipients due to customer cancellations, our risk management decisions and customer error. Our transactions increased 66% for the three months ended March 31, 2012 compared to the same period in the prior year, 43% for 2011 and 26% for 2010.

Active Customers.    We define active customers as the number of customers who have sent at least one transaction during a trailing twelve month period. The majority of our active customers typically send money multiple times per year. Our active customers increased 44% for the three months ended March 31, 2012 compared to the same period in the prior year, 32% for 2011 and 30% for 2010.

New Customers.    We define new customers as those customers who have sent their first transaction in a given period. Our new customers increased 47% for the three months ended March 31, 2012 compared to the same period in the prior year, 29% for 2011 and 10% for 2010.

Cost Per Acquisition of a New Customer.    We calculate cost per acquisition of a new customer, or CPA, in a reporting period as direct marketing cost, a portion of which is reflected in our cost of revenue, divided by new customers added in a given period. Our direct marketing cost does not include certain indirect marketing costs that are included in our marketing expense line item in our consolidated statements of operations. Examples of our indirect marketing costs include personnel-related costs, including stock-based compensation, and creative production costs.

Adjusted EBITDA.    Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss adjusted for provision for income taxes, other (income) expense, interest expense, depreciation and amortization and stock-based compensation. For a reconciliation of adjusted EBITDA to net loss and an explanation of how management uses this metric, see “Selected Consolidated Financial Data.”

Basis of Presentation

Revenue.    We generate revenue from transaction fees charged to customers, and foreign exchange spreads on transactions where the payout currency is other than U.S. dollars. Our revenue is derived from each transaction and may vary based on the size of the transaction, the funding method used, the currency to ultimately be disbursed and the countries to which the funds are transferred. Revenue is recognized net of cancellations and refunds. Revenue growth will depend on our ability to retain active customers and attract new customers.

Cost of Revenue.    Our cost of revenue includes fees to our disbursement partners for paying funds to the recipient, fees to our payment processors for funding our transactions, a provision for transaction losses and the promotional expenses to acquire new customers that are referees described below under “—Marketing Expense.” We expect our cost of revenue to increase on an absolute basis for the foreseeable future as we continue to grow our business.

Marketing Expense.    Our marketing expense consists of business development costs, television, print, online and promotional advertising costs to acquire new customers, employee compensation and related costs to support the marketing process and allocated facilities and other supporting overhead costs. During 2011, we introduced a new Refer-A-Friend incentive program where the referrer receives either a cash-type or non-cash award and the referee receives a non-cash award. Cash-type awards are considered to be cash-type because the referrer could use them as cash. The amount related to the referee is classified as cost of revenue for non-cash awards. Awards provided to the referrer or current customer are recorded in marketing expense as these payments are a reward for bringing a new customer to Xoom.

Technology and Development Expense.    Our technology and development expense consists of employee compensation and related costs for our engineers and developers, professional services and consulting, costs related to the development of new technologies, costs associated with the enhancements of existing technologies, amortization of capitalized internally-developed software and allocated facilities and other supporting overhead costs. We intend to continue to invest in technology and development efforts to further improve our customer experience and to continue expanding our operating platform. As a result, we expect technology and development expense to increase on an absolute basis for the foreseeable future.

Customer Service and Operations Expense.    Our customer service and operations expense consists of outsourced customer call centers, employee compensation for our employees who support customer service calls, costs incurred for fraud detection, compliance operations, maintenance costs related to our outsourced customer call centers and allocated facilities and other supporting overhead costs. We expect customer service and operations expense to increase on an absolute basis for the foreseeable future to support the anticipated growth of our business.

General and Administrative Expense.    Our general and administrative expense consists of employee compensation and related costs for our executives, finance, legal, compliance policy, human resources and other administrative employees, outside consulting, legal and accounting services and facilities and other supporting overhead costs not allocated to other departments. We expect to incur additional expenses associated with being a public company, including increased legal and accounting costs, compliance costs in connection with the Sarbanes-Oxley Act and investor relations costs.

Other Income (Expense).    Other income (expense) consists of interest earned on our cash and cash equivalents, investment income and losses and gains or losses on foreign currency balances held at month end.

Interest Expense.    Interest expense represents interest incurred in connection with outstanding borrowings under our line of credit.

Provision for Income Taxes.    Provision for income taxes consists of federal and state income taxes in the United States. We have not been required to pay U.S. federal income taxes to date because of our current and accumulated net operating losses which totaled $53.2 million as of December 31, 2011. Since inception, we have only been required to pay minimal state income taxes. In the event we expand our operations outside the United States, we will become subject to foreign taxes and our effective tax rates could change accordingly.

Results of Operations

The following tables set forth our results of operations in dollars and as a percentage of revenue for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(in thousands)
				(unaudited)
Consolidated Statements of Operations Data:
Revenue	$26,276	$32,837	$50,020	$9,878	$16,945
Cost of revenue	12,856	12,231	18,075	3,717	5,461

Gross profit	13,420	20,606	31,945	6,161	11,484

Marketing	8,144	11,608	14,314	2,962	4,288
Technology and development	4,478	6,046	9,431	1,687	3,623
Customer service and operations	3,143	5,257	7,321	1,605	2,197
General and administrative	3,228	3,728	4,957	1,313	1,678

Total operating expense	18,993	26,639	36,023	7,567	11,786

Loss from operations	(5,573)	(6,033)	(4,078)	(1,406)	(302)

Other income (expense):
Other income (expense)	97	133	(33)	25	(8)
Interest expense	(18)	(57)	(259)	(21)	(182)

Loss before provision for income taxes	(5,494)	(5,957)	(4,370)	(1,402)	(492)
Provision for income taxes	2	2	2	2	2

Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Consolidated Statements of Operations Data:(1)
Revenue	100%	100%	100%	100%	100%
Cost of revenue	49	37	36	38	32

Gross profit	51	63	64	62	68

Marketing	31	35	29	30	25
Technology and development	17	18	19	17	21
Customer service and operations	12	16	15	16	13
General and administrative	12	11	10	13	10

Total operating expense	72	81	72	77	70

Loss from operations	(21)	(18)	(8)	(14)	(2)

Other income (expense):
Other income (expense)	—	—	—	—	—
Interest expense	—	—	(1)	—	(1)

Loss before provision for income taxes	(21)	(18)	(9)	(14)	(3)
Provision for income taxes	—	—	—	—	—

Net loss	(21)%	(18)%	(9)%	(14)%	(3)%

(1)	Certain items may not foot due to rounding.

Three Months Ended March 31, 2011 and 2012

Revenue

	Three Months Ended March 31,
	2011	2012	% Change
	(in thousands)
	(unaudited)
Revenue	$9,878	$16,945	72%

In the three months ended March 31, 2012, revenue increased $7.1 million, or 72%, compared to the three months ended March 31, 2011. The increase was primarily due to a 44% increase in active customers, which includes 92,316 new customers added during the three months ended March 31, 2012. Revenue grew at a faster rate than the increase in our active customers because the quarterly revenue per average active customer increased from $25 to $31, or 24%, for the three months ended March 31, 2012 compared to the same period in the prior year. This increase was due to changes in the mix of countries we serve toward those with a higher average transaction amount.

Cost of Revenue

	Three Months Ended March 31,
	2011	2012	% Change
	(dollars in thousands)
	(unaudited)
Cost of revenue	$3,717	$5,461	47%
Percentage of revenue	38%	32%

In the three months ended March 31, 2012, cost of revenue increased $1.7 million, or 47%, compared to the three months ended March 31, 2011. The increase in cost of revenue was driven by a $0.7 million increase in processing and disbursement costs to support the 66% increase in transactions, a $0.6 million increase in the provision for transaction losses due to the increase in our GSV and an additional $0.4 million in costs related to the Refer-A-Friend incentive program. The decrease in cost of revenue as a percentage of revenue and corresponding increase in gross profit for the three months ended March 31, 2012 was primarily a result of a reduction in processing costs due to more active customers funding their money transfers via bank account, which is less costly to us than if they fund via credit or debit card. Further, we experienced a reduction in our processing costs as a result of the Durbin Amendment to the Dodd-Frank Act, which resulted in lower debit card fees beginning in the fourth quarter of 2011.

Marketing Expense

	Three Months Ended March 31,
	2011	2012	% Change
	(dollars in thousands)
	(unaudited)
Marketing	$2,962	$4,288	45%
Percentage of revenue	30%	25%

In the three months ended March 31, 2012, marketing expense increased $1.3 million, or 45%, compared to the three months ended March 31, 2011. The increase was primarily due to an increase in our marketing programs to drive increased customer acquisition, including television, online and incentive promotions. Our Refer-A-Friend incentive program contributed $0.5 million of the increase. As stated in “—Cost of Revenue” above, marketing expenses in this line item do not reflect certain marketing expenses related to our Refer-A-Friend incentive program that we recognize under cost of revenue.

Technology and Development Expense

	Three Months Ended March 31,
	2011	2012	% Change
	(dollars in thousands)
	(unaudited)
Technology and development	$1,687	$3,623	115%
Percentage of revenue	17%	21%

In the three months ended March 31, 2012, technology and development expense increased $1.9 million, or 115%, compared to the three months ended March 31, 2011. The increase was primarily the result of an increase in personnel-related costs of $1.6 million (including stock-based compensation) due to an increase in headcount from 28 to 60 employees to expand and improve our service.

Customer Service and Operations Expense

	Three Months Ended March 31,
	2011	2012	% Change
	(dollars in thousands)
	(unaudited)
Customer service and operations	$1,605	$2,197	37%
Percentage of revenue	16%	13%

In the three months ended March 31, 2012, customer service and operations expense increased $0.6 million, or 37%, compared to the three months ended March 31, 2011. The increase was primarily due to an increase in the volume of transactions we processed, resulting in higher costs of $0.4 million associated with our outsourced customer call centers and personnel-related costs of $0.1 million (including stock-based compensation) due to an increase in headcount.

General and Administrative Expense

	Three Months Ended March 31,
	2011	2012	% Change
	(dollars in thousands)
	(unaudited)
General and administrative	$1,313	$1,678	28%
Percentage of revenue	13%	10%

In the three months ended March 31, 2012, general and administrative expense increased $0.4 million, or 28%, compared to the three months ended March 31, 2011. The increase was due to an increase in personnel-related costs of $0.4 million (including stock-based compensation) driven by an increase in headcount.

Interest Expense

In the three months ended March 31, 2012, interest expense increased $0.2 million, as a result of the increase in average outstanding debt balances on our line of credit compared to the three months ended March 31, 2011.

Years ended December 31, 2009, 2010 and 2011

Revenue

	Year Ended December 31,			2009 to 2010	2010 to 2011
	2009	2010	2011	% Change	% Change
	(in thousands)
Revenue	$26,276	$32,837	$50,020	25%	52%

2010 Compared to 2011.    Revenue increased $17.2 million, or 52%, in 2011 as compared to 2010. The increase was primarily due to a 32% increase in active customers, which included 291,532 new customers added during 2011. Revenue grew at a faster rate than the increase in our active customers because the annual revenue per average active customer increased from $95 in 2010 to $110 in 2011, or 16%. This increase was due to changes in the mix of countries we serve toward those with a higher average transaction amount.

2009 Compared to 2010.    Revenue increased $6.6 million, or 25%, in 2010 as compared to 2009. The increase was primarily due to a 30% increase in active customers, which included 225,949 new customers added during 2010.

Cost of Revenue

	Year Ended December 31,			2009 to 2010	2010 to 2011
	2009	2010	2011	% Change	% Change
	(dollars in thousands)
Cost of revenue	$12,856	$12,231	$18,075	(5)%	48%
Percentage of revenue	49%	37%	36%

2010 Compared to 2011.    Cost of revenue increased $5.8 million, or 48%, in 2011 as compared to 2010. The increase in cost of revenue was primarily driven by a $2.7 million increase in the provision for transaction losses due to the increase in our GSV, a $1.4 million increase in processing and disbursement costs to support the 43% increase in transactions and an additional $0.8 million in costs related to the Refer-A-Friend incentive program. During 2010, we reduced the provision for transaction losses by $0.9 million due to lower than expected transaction losses, which further contributed to the increase in cost of revenue for 2011. Processing and disbursement costs did not increase at the same rate as the increase in revenue as more of our active customers funded their money transfers via bank accounts, which is less costly to us than if they fund via credit or debit card. Further, we experienced a reduction in our processing costs as a result of the Durbin Amendment to the Dodd-Frank Act, which resulted in lower debit card fees, beginning in the fourth quarter of 2011.

2009 Compared to 2010.    Cost of revenue decreased $0.6 million, or 5%, in 2010 compared to 2009. As described above we reduced the provision for transaction losses by $0.9 million in 2010 due to lower than expected transaction losses, which contributed to the decrease in cost of revenue for 2010. This was partially offset by the increase in processing fees and disbursement costs to support the 26% increase in transactions in 2010.

Marketing Expense

	Year Ended December 31,			2009 to 2010	2010 to 2011
	2009	2010	2011	% Change	% Change
	(dollars in thousands)
Marketing	$8,144	$11,608	$14,314	43%	23%
Percentage of revenue	31%	35%	29%

2010 Compared to 2011.    Marketing expense increased $2.7 million, or 23%, in 2011 as compared to 2010. The increase was primarily due to an expansion of our marketing programs to drive increased customer acquisition, including television, print, online and incentive promotions, of $1.7 million. During 2011, we hired additional headcount to support our marketing initiatives which resulted in an additional $0.5 million of marketing expense. Our Refer-A-Friend incentive program contributed $0.3 million of the increase for 2011. As stated in “—Cost of Revenue” above, marketing expenses in this line item do not reflect certain marketing expenses related to our Refer-A-Friend incentive program that we recognize under cost of revenue.

2009 Compared to 2010.    Marketing expense increased $3.5 million, or 43%, in 2011 as compared to 2010. The increase was primarily due to an increase in advertising (both online and offline) which resulted in an incremental $2.8 million of marketing expense for 2010 as compared to 2009. In addition, we hired additional headcount to support our marketing initiatives which resulted in an additional $0.5 million of expense.

Technology and Development Expense

	Year Ended December 31,			2009 to 2010	2010 to 2011
	2009	2010	2011	% Change	% Change
	(dollars in thousands)
Technology and development	$4,478	$6,046	$9,431	35%	56%
Percentage of revenue	17%	18%	19%

2010 Compared to 2011.    Technology and development expense increased $3.4 million, or 56%, in 2011 as compared to 2010. The increase was primarily the result of an increase in personnel-related costs of $2.7 million (including stock-based compensation) due to an increase in headcount from 28 to 58 employees to expand and improve our service.

2009 Compared to 2010.    Technology and development expense increased $1.6 million, or 35%, in 2010 as compared to 2009. The increase was primarily the result of an increase in personnel-related costs of $1.3 million (including stock-based compensation) due to an increase in headcount from 21 to 28 employees to expand and improve our service.

Customer Service and Operations Expense

	Year Ended December 31,			2009 to 2010	2010 to 2011
	2009	2010	2011	% Change	% Change
	(dollars in thousands)
Customer service and operations	$3,143	$5,257	$7,321	67%	39%
Percentage of revenue	12%	16%	15%

2010 Compared to 2011.    Customer service and operations expense increased $2.1 million, or 39%, in 2011 as compared to 2010. The increase was primarily due to an increase in the volume of transactions we processed, resulting in higher costs of $1.4 million associated with our outsourced customer call centers, customer verifications of $0.3 million and personnel-related costs of $0.2 million (including stock-based compensation) due to an increase in headcount.

2009 Compared to 2010.    Customer service and operations expense increased $2.1 million, or 67%, in 2010 as compared to 2009. The increase was primarily due to an increase in the volume of transactions we processed, resulting in higher costs of $1.2 million associated with our outsourced customer call centers and personnel-related costs of $0.6 million (including stock-based compensation) due to an increase in headcount.

General and Administrative Expense

	Year Ended December 31,			2009 to 2010	2010 to 2011
	2009	2010	2011	% Change	% Change
	(dollars in thousands)
General and administrative	$3,228	$3,728	$4,957	15%	33%
Percentage of revenue	12%	11%	10%

2010 Compared to 2011.    General and administrative expense increased $1.2 million, or 33%, in 2011 as compared to 2010. The increase was primarily due to an increase in personnel-related costs of $0.6 million (including stock-based compensation) due to an increase in headcount and an increase in consulting and professional services of $0.3 million.

2009 Compared to 2010.    General and administrative expense increased $0.5 million, or 15%, in 2010 as compared to 2009. The increase was primarily due to an increase in personnel-related costs of $0.3 million (including stock-based compensation) due to an increase in headcount to support our overall growth.

Interest Expense

2010 Compared to 2011.    Interest expense increased $0.2 million as a result of average higher outstanding balances during the year on our line of credit.

2009 Compared to 2010.    Interest expense was relatively flat from 2009 to 2010.

Quarterly Results of Operations Data

The following tables set forth our unaudited quarterly consolidated statements of operations data in dollars and as a percentage of revenue and our key metrics for each of the five quarters ended

March 31, 2012. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Three Months Ended,
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(in thousands, except per share data)
	(unaudited)
Revenue	$9,878	$11,364	$13,204	$15,574	$16,945
Cost of revenue	3,717	4,128	4,558	5,672	5,461

Gross profit	6,161	7,236	8,646	9,902	11,484

Marketing	2,962	3,280	3,537	4,535	4,288
Technology and development	1,687	1,921	2,635	3,188	3,623
Customer service and operations	1,605	1,710	1,937	2,069	2,197
General and administrative	1,313	1,230	1,121	1,293	1,678

Total operating expense	7,567	8,141	9,230	11,085	11,786

Loss from operations	(1,406)	(905)	(584)	(1,183)	(302)

Other income (expense):
Other income (expense)	25	108	(116)	(50)	(8)
Interest expense	(21)	(26)	(67)	(145)	(182)

Loss before provision for income taxes	(1,402)	(823)	(767)	(1,378)	(492)
Provision for income taxes	2	—	—	—	2

Net loss	$(1,404)	$(823)	$(767)	$(1,378)	$(494)

Basic and diluted net loss per share	$(0.07)	$(0.04)	$(0.04)	$(0.07)	$(0.02)

Weighted-average shares used to compute per share amounts - basic and diluted	19,575	19,718	19,901	20,096	20,120

Stock-based compensation included in the above line items:

	Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	March 31,
	2011	2011	2011	2011	2012
	(in thousands)
	(unaudited)
Stock-based compensation expense:
Marketing	$35	$35	$38	$37	$51
Technology and development	29	52	74	80	148
Customer service and operations	29	27	31	31	42
General and administrative	107	132	107	105	183

Total stock-based compensation	$200	$246	$250	$253	$424

	Three Months Ended,(1)
	March 31,		June 30,		September 30,		December 31,		March 31,
	2011		2011		2011		2011		2012
	(unaudited)
Revenue	100%		100%		100%		100%		100%
Cost of revenue	38		36		35		36		32

Gross profit	62		64		65		64		68

Marketing	30		29		27		29		25
Technology and development	17		17		20		20		21
Customer service and operations	16		15		15		13		13
General and administrative	13		11		8		8		10

Total operating expense	77		72		70		71		70

Loss from operations	(14)		(8)		(4)		(8)		(2)

Other income (expense):
Other income (expense)	—		1		(1)		—		—
Interest expense	—		—		(1)		(1)		(1)

Loss before provision for income taxes	(14)		(7)		(6)		(9)		(3)
Provision for income taxes	—		—		—		—		—

Net loss	(14	) %	(7	) %	(6	) %	(9	) %	(3	) %

(1)	Certain items may not foot due to rounding.

The following table presents our key operating and financial metrics for the periods presented:

	Three Months Ended,
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(unaudited)
Other Financial and Operational Data:(1)
Gross Sending Volume	$301,726,000	$371,978,000	$450,183,000	$582,772,000	$646,041,000
Transactions	816,000	955,000	1,051,000	1,246,000	1,354,000
Active Customers	399,365	425,581	458,604	516,597	576,446
New Customers	62,776	65,370	69,351	94,035	92,316
Cost Per Acquisition of a New Customer	$34	$37	$37	$42	$40
Adjusted EBITDA (in thousands)	$(1,107)	$(551)	$(194)	$(729)	$384

(1)	For information on how we define these operational and financial metrics see “—Key Metrics.”

	Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	March 31,
	2011	2011	2011	2011	2012
	(in thousands)
	(unaudited)
Reconciliation of Adjusted EBITDA:
Net loss	$(1,404)	$(823)	$(767)	$(1,378)	$(494)
Provision for income taxes	2	—	—	—	2
Other (income) expense	(25)	(108)	116	50	8
Interest expense	21	26	67	145	182
Depreciation and amortization	99	108	140	201	262
Stock-based compensation	200	246	250	253	424

Adjusted EBITDA	$(1,107)	$(551)	$(194)	$(729)	$384

We have experienced revenue growth in all periods presented as a result of retaining our active customers and attracting new customers. We experience some seasonal trends in our business.

Generally, revenue in our second and fourth quarters is stronger due to Mother’s Day and Christmas when we tend to have an increased rate of activity from our active customers. We believe our business may become more seasonal in the future in terms of absolute dollars if our growth rates slow.

Our cost of revenue has increased in absolute dollars but has remained generally flat as a percentage of revenue. Our operating expenses have increased in absolute dollars as we continue to invest in service innovation and technology by hiring additional employees, and we continue to introduce new marketing programs to increase brand awareness. We continue to look for innovative and efficient marketing efforts and anticipate our marketing expense will vary from period to period due to the timing of when the programs occur. Marketing will continue to be our largest operating expense as a percentage of revenue as we seek to attract new customers.

Liquidity and Capital Resources

As of March 31, 2012, we had cash, cash equivalents, disbursement prefunding and marketable securities of $67.4 million, which consisted of cash, money market funds, U.S. government securities, commercial paper, certificate of deposits, corporate bonds, international government bonds and prefunded balances with some of our disbursement partners. As of March 31, 2012, $27.9 million of our cash and cash equivalents and disbursement prefunding was held at foreign institutions. We experience significant day-to-day fluctuations in our cash and cash equivalents, disbursement prefunding and line of credit balance, based on daily GSV and the funding required to accommodate weekends and bank holidays for our disbursement partners and the timing with which customer liabilities and customer funds receivables are settled. We manage these fluctuations proactively on a daily basis to satisfy our funding requirements. On average, we receive and pay out a comparable amount of funds on a daily basis to settle our transactions. Since inception, we have financed our operations and capital expenditures through the sale of preferred stock and, to a lesser extent, from borrowings. Our principal uses of cash are funding our operations and capital expenditures.

We believe that our existing cash and cash equivalents, cash flow from operations, availability under our line of credit and the net proceeds we expect to receive from this offering will be sufficient to meet our working capital needs and planned capital expenditures for at least the next 12 months. From time to time, we may explore additional financing sources which could include equity, equity-linked and debt financing arrangements. We cannot assure you that any additional financing will be available to us on acceptable terms or at all.

Our Indebtedness

In October 2009, we entered into a line of credit agreement, or the Loan Agreement, with Silicon Valley Bank, or SVB, which was most recently amended in April 2012. The Loan Agreement allows for borrowings up to $60.0 million, bearing interest at the greater of prime plus 1.25% or 4.50%. The line of credit is scheduled to mature on April 30, 2014, at which time all outstanding borrowings would be due and payable. As part of the line of credit, we have a $5.5 million standby letter of credit which reduces the $60.0 million that we are allowed to borrow. At March 31, 2012, we were allowed to borrow up to $40.0 million, which was subsequently increased to $60.0 million. We had $9.5 million available under this facility, reflecting $25.0 million outstanding under our line of credit and $5.5 million of outstanding letters of credit as of March 31, 2012. We were in compliance with all of our debt covenants as of March 31, 2012.

Cash Flows

We prefund our disbursement partners on a daily basis which allows the funds to be made available to our disbursement partners seconds or minutes after a customer’s transaction is processed. Our prefunding estimates are based on historical experiences with our customers and disbursement partners which vary depending on factors such as seasonality, the timing of bank holidays, weekends and paydays. These estimates incorporate assumptions surrounding the timing in which the customer funds receivables are settled and the customer liabilities are paid out. We often utilize our line of credit to satisfy short-term capital requirements over weekends or during bank holiday periods. We typically pay down the outstanding amount on the line of credit the first business day after the weekend or bank holiday period. Given these factors, we believe it is useful to review our cash flow in the aggregate to better understand the short-term flow of funds which can vary greatly depending on the timing of a weekend or bank holiday.

The following table summarizes our cash flows for the periods presented:

				Three Months Ended
	Year Ended December 31,			March 31,
	2009	2010	2011	2011	2012
	(in thousands)
				(unaudited)
Net cash used in operating activities	$(6,464)	$(8,312)	$(12,060)	$(1,430)	$(6,456)
Net cash provided by (used in) investing activities	4,593	(12,387)	(10,274)	5,503	(9,213)
Net cash provided by (used in) financing activities	15,155	19,543	49,888	—	(1,480)

Operating Activities

Our use of cash for the three months ended March 31, 2012 was attributable to changes in our working capital of $6.8 million and our net loss of $0.5 million, partially offset by $0.8 million in adjustments for non-cash items. Adjustments for non-cash items consisted of stock-based compensation, depreciation and amortization expense and discounts and premiums on marketable securities. The decrease in cash resulting from changes in our working capital primarily consisted of an increase in customer funds receivable of $7.2 million relating to the timing of transactions in process, partially offset by an increase in customer liabilities of $2.2 million related to money that had not yet been disbursed.

Our use of cash for the three months ended March 31, 2011 was attributable to our net loss of $1.4 million and to changes in our working capital of $0.4 million, partially offset by $0.4 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of stock-based compensation, depreciation and discounts and premiums on marketable securities. The decrease in cash resulting from changes in our working capital primarily consisted of an increase in customer funds receivable of $3.5 million relating to the timing of transactions in process, partially offset by an increase in customer liabilities of $1.7 million related to money that had not yet been disbursed.

Our use of cash for 2011 was attributable to changes in our working capital of $9.5 million and our net loss of $4.4 million, partially offset by $1.8 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of stock-based compensation, depreciation and discounts and premiums on marketable securities. The decrease in cash resulting from changes in our working capital primarily consisted of an increase in customer funds receivable of $13.0 million relating to the timing of transactions in process, partially offset by an increase in customer liabilities of $4.1 million related to money that had not yet been disbursed.

Our use of cash for 2010 was attributable to our net loss of $6.0 million and to changes in our working capital of $3.5 million, partially offset by $1.2 million in adjustments for non-cash items. Adjustments for non-cash item primarily consisted of stock-based compensation, depreciation and amortization expense and discounts and premiums on marketable securities. The decrease in cash resulting from changes in our working capital primarily consisted of an increase in customer funds receivable of $3.0 million relating to the timing of transactions.

Our use of cash for 2009 was attributable to our net loss of $5.5 million and to changes in our working capital of $1.6 million, partially offset by $0.6 million in adjustments for non-cash items. Adjustments for non-cash items primarily consisted of stock-based compensation, depreciation and amortization expense and discounts and premiums on marketable securities. The decrease in cash resulting from changes in our working capital primarily consisted of an increase in disbursement prefunding of $2.6 million relating to the timing of funding our partners, partially offset by an increase in customer liabilities of $1.2 million related to money that had not yet been disbursed.

Investing Activities

Our primary investing activities have consisted of purchases, sales and maturities of marketable securities, purchases of property, equipment and software and changes in our restricted cash. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and website and internal-use software development. We expect to continue to invest in property and equipment and development of software for the remainder of 2012 and thereafter.

We used $10.5 million, $8.4 million and $6.2 million in 2010, 2011 and the three months ended March 31, 2012, respectively, in net purchases of marketable securities. Cash provided by the net sale or maturity of marketable securities was $4.7 million and $5.7 million in 2009 and the three months ended March 31, 2011, respectively.

We used $0.1 million, $0.9 million and $1.7 million for purchases of property, equipment and the development of software in 2009, 2010 and 2011, respectively. We used $0.1 and $1.1 million for our purchases of property, equipment and the development of software during the three months ended March 31, 2011 and 2012, respectively.

In addition, we had an increase in our restricted cash of $1.0 million and $0.2 million during 2010 and 2011 due to higher collateral requirements under our license to disburse funds in India due to our increased sending volume to India. Our restricted cash increased $0.1 million during the three months ended March 31, 2011 for the same reason. During the three months ended March 31, 2012, a new payment processor required us to purchase an additional $2.0 million of restricted certificates of deposit.

Financing Activities

Our financing activities have primarily consisted of net proceeds from the issuance of preferred stock and exercise of preferred stock warrants and common stock options and repayments and borrowings under our line of credit.

Cash used in financing activities in the three months ended March 31, 2012 was $1.5 million consisting primarily of net borrowings of $1.5 million on our line of credit.

There were no financing activities for the three months ended March 31, 2011.

Cash provided by financing activities in 2011 was $49.9 million consisting of $25.0 million of net proceeds from the issuance of 8.7 million shares of our Series F preferred stock and $24.8 million of net borrowing under our line of credit.

Cash provided by financing activities in 2010 was $19.5 million consisting primarily of net proceeds of $17.5 million from the issuance of 6.4 million shares of our Series F preferred stock.

Cash provided by financing activities in 2009 was $15.2 million consisting primarily of net proceeds of $14.3 million from the issuance of 5.2 million shares of our Series F preferred stock.

Off-Balance Sheet Arrangements

We did not have any off balance sheet arrangements in 2009, 2010, 2011 or the three months ended March 31, 2012.

Contractual Obligations and Commitments

The following table describes our contractual obligations as of December 31, 2011:

	Payments Due by Period
		Less Than	1 -3	4 -5
	Total	1 Year	Years	Years
	(in thousands)
Line of credit	$26,500	$26,500	$—	$—
Operating lease obligations	$3,455	$707	$1,430	$1,318

There were no material changes to our line of credit or lease obligations during the three months ended March 31, 2012. The contractual obligations in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above. We have no material long-term purchase obligations outstanding with any vendors or third parties.

For a description of our line of credit see “—Our Indebtedness.”

We lease our office facilities for our corporate headquarters in San Francisco, California, under operating leases which expire in 2016. The terms of the lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease periods. We do not have any material capital lease obligations and all of our property, equipment and software have been purchased with cash.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with our reserve for transaction losses, income taxes and stock-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, please see Note 2 of the accompanying notes to our consolidated financial statements.

We are choosing to “opt out” of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Reserve for Transaction Losses

On a quarterly basis, the reserve for estimated transaction losses is calculated based on our historical trends and data specific to each reporting period. We review the actual transaction losses evidenced in prior quarters as a percent of GSV to determine a historical loss rate. We then apply the historical rate to the current period GSV as a basis for estimating future transaction losses. When necessary, we also provide a specific transaction loss reserve for specific risks identified in processing customer transactions. Recoveries are reflected as a reduction in the reserve for transaction losses when the recovery occurs. We evaluate the adequacy of the provision every reporting period and adjust the reserve accordingly. As of March 31, 2012, our reserve for transaction losses was $728,000.

Income Taxes

We use the asset and liability method to account for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in our consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established for deferred tax assets to the extent of the likelihood that the deferred tax assets may not be realized.

We also provide reserves as necessary for uncertain tax positions taken on our tax filings. First, we determine if a tax position is more likely than not to be sustained upon audit solely based on technical merits, including resolution of related appeals or litigation processes, if any. Second, based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement, we recognize any such differences as a liability. We include in income tax expense any interest and penalties related to uncertain tax positions. For all periods presented, there are no uncertain tax positions.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is the vesting period of the respective award.

Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

•	Fair value of our common stock. Because our stock is not publicly-traded, we must estimate the fair value of our common stock, as discussed in “Common Stock Valuations” below.

•	Expected Term. The expected term was estimated using the simplified method allowed under the authoritative guidance.

•

Volatility.    As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average of the historical volatilities of an index fund and industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. We did not rely on implied volatilities of traded options in our industry peers’ common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available.

•

Risk-free rate.    The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for zero-coupon U.S. Treasury notes with remaining terms similar to the expected term of the options.

•	Dividend yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

				Three Months
	Year Ended December 31,			Ended,
	2009	2010	2011	March 31, 2012
				(unaudited)
Expected term (in years)	6.1	6.2	5.8	6.4
Risk-free interest rate	2.71%	2.90%	1.73%	1.45%
Dividend yield	None	None	None	None
Volatility rate	44%	47%	39%	42%

Common Stock Valuations

The fair value of the common stock underlying our stock options was determined by our board of directors, which intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

•	independent third-party valuations of our common stock performed as of February 2011, December 2011 and April 2012;

•	the prices, rights, preferences and privileges of our preferred stock relative to the common stock;

•	our operating and financial performance;

•	current business conditions and projections;

•	our stage of development;

•

the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering or sale of our company, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability for our common stock;

•	the market performance of comparable publicly-traded money transfer and technology companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, the board of directors determined the equity value of our business by taking a combination of the value indications under two valuation approaches, an income approach and a market approach.

The income approach estimates the fair value of a company based on the present value of the company’s future estimated cash flows and the residual value of the company beyond the forecast period. These future values are discounted to their present values to reflect the risks inherent in the company achieving these estimated cash flows. Significant inputs of the income approach (in addition to our estimated future cash flows themselves) include the long-term growth rate assumed in the residual value, discount rate and normalized long-term operating margin.

The market approach estimates the fair value of a company by applying market multiples of comparable publicly-traded companies in the same industry or similar lines of business. The market multiples are based on key metrics implied by the enterprise or acquisition values of comparable publicly-traded companies. Given our significant focus on investing in and growing our business, we primarily utilized the revenue multiple when performing our valuation assessment under the market approach. When considering which companies to include in our comparable industry peer companies, we focused on U.S.-based publicly-traded companies with businesses similar to ours. The selection of our comparable industry peer companies requires us to make judgments as to the comparability of these companies to us. We considered a number of factors including business description, business size, market share, revenue model, development stage and historical operating results. We then analyzed the business and financial profiles of the selected companies for relative similarities to us and, based on this assessment, we selected our comparable industry peer companies. Several of the comparable industry peer companies are our competitors and are generally larger than us in terms of total revenue and assets. We believe that the comparable industry peers selected are a representative group for purposes of performing contemporaneous valuations. The same comparable industry peers were also used in determining various other estimates and assumptions in our contemporaneous valuations.

For each valuation, the enterprise value determined by the income and market approach was then allocated to the common stock using either the Option Pricing Method, or OPM, or Probability Weighted Expected Return Method, or PWERM.

The OPM treats common stock and preferred stock as call options on an enterprise value, with exercise prices based on the liquidation preference of the preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of a liquidity event such as a merger, sale or initial public offering, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the stockholders. The common stock is modeled to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the preferred stock is liquidated. The OPM uses the Black-Scholes option pricing model to price the call option. The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.

The PWERM involves a forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM included non-initial public offering market based outcomes as well as initial public offering scenarios. In the non-initial public offering scenarios, a large portion of the equity value is allocated to the preferred stock to reflect the preferred stock liquidation preferences. In the initial public offering scenarios, the equity value is allocated pro rata among the shares of common stock and each series of preferred stock, which causes the common stock to have a higher relative value per share than under the non-initial public offering scenario. The fair value of the enterprise determined using the initial public offering and non-initial public offering scenarios was weighted according to the board of directors’ estimate of the probability of each scenario.

In order to determine the fair value of our common stock, we applied a discount for lack of marketability to the value derived from the OPM or PWERM.

Over time, as certainty developed regarding possible discrete events, including an initial public offering, or IPO, the allocation methodology utilized to allocate our enterprise value to our common stock transitioned away from the OPM, which was utilized for grants through December 31, 2011, to PWERM, which we utilized for grants after December 31, 2011.

We granted stock options with the following terms between January 1, 2011 and the date of this prospectus:

			Common Stock
	Number of	Exercise	Fair Value Per
	Options	Price Per	Share at
	Granted	Share	Grant Date
Option Grant Dates:
May 12, 2011	1,496,080	$1.12	$1.12
July 15, 2011	465,000	1.12	1.12
September 15, 2011	1,055,000	1.12	1.12
January 18, 2012	1,342,286	1.71	1.71
March 8, 2012	110,000	1.71	1.71
March 22, 2012	5,123,000	1.71	1.71
May 24, 2012	1,435,000	3.18	3.18

No single event caused the valuation of our common stock to increase or decrease from May 12, 2011 through May 24, 2012. Instead, a combination of the factors described below in each period led to the changes in the fair value of the underlying common stock.

May, July and September 2011 Awards

We granted 1,496,080 options on May 12, 2011, 465,000 options on July 15, 2011 and 1,055,000 options on September 15, 2011. Our board of directors set an exercise price of $1.12 per share for these options based in part on a valuation prepared as of February 28, 2011. The February 28, 2011 valuation was prepared on a minority, non-marketable basis assuming our business was in the expansion stage of development.

This valuation was developed using the income approach and market approach. For the income approach, a discounted cash flow analysis was developed based on our cash flow projections for the years ending December 31, 2011 through December 31, 2015. These estimated future cash flows were discounted using a weighted-average cost of capital, or WACC, of 20%. For the market approach, we analyzed the financial performance of three publicly-traded companies in the funds transfer industry.

Based on the processes described above, our board of directors determined that it had equal confidence in both the income and market approaches so it weighted them equally to determine an aggregate enterprise value. This enterprise value was then allocated to the common stock utilizing an OPM with the following assumptions: a time to a liquidity event of two years, risk-free rate of 0.69%, dividend yield of 0% and volatility of 50% over the time to a liquidity event. As a result, the fair value of our common stock, as determined by an OPM and after applying a marketability discount of 32%, was determined to be not less than $1.04 per share. However, our board of directors determined the fair market value to be $1.12 per share.

January and March 2012 Awards

We granted 1,342,286 options on January 18, 2012, 110,000 options on March 8, 2012 and 5,123,000 options on March 22, 2012. Our board of directors set an exercise price of $1.71 per share for these options based in part on a valuation prepared as of December 31, 2011. The December 31, 2011 valuation was prepared on a minority, non-marketable basis assuming our business was still in the expansion stage of development.

This valuation was developed using the income approach and market approach. For the income approach, the discounted cash flow analysis was developed based on our cash flow projections for the years ending December 31, 2011 through December 31, 2016. These estimated future cash flows were discounted using a WACC of 23%. For the market approach, the comparable peer companies remained consistent with the February 28, 2011 valuation.

This valuation was in part based upon the PWERM approach instead of an OPM approach as applied previously. At the time of this valuation, the range of discrete events, specifically IPO and non-IPO scenarios, were fairly well established; therefore, PWERM was utilized to estimate the fair value of our common stock during this period. The expected outcomes were weighted as follows: (1) 40% toward an IPO scenario; (2) 10% toward non-IPO scenarios such as a merger or acquisition; (3) 50% toward remaining a private company; and (4) 0% toward non-IPO scenarios such as dissolution. As a result, the fair value of our common stock, as determined by a PWERM and after applying a marketability discount of 32%, was determined to be $1.71 per share. The increase in the fair value from the February 28, 2011 valuation was primarily due to strong projected revenue growth and projected profit margins, and the reduction in the time to a liquidity event due to the passage of time.

May 2012 Awards

We granted 1,435,000 options on May 24, 2012. Our board of directors set an exercise price of $3.18 per share for these options based in part on a valuation prepared as of April 30, 2012. The April 30, 2012 valuation was prepared on a minority, non-marketable basis assuming our business was still in the expansion stage of development.

This valuation was developed using the income approach and market approach. For the income approach, the discounted cash flow analysis was developed based on our cash flow projections for the years ending December 31, 2012 through December 31, 2016. These estimated future cash flows were discounted using a WACC of 20%. For the market approach, we analyzed the financial performance of the same publicly-traded companies we had used in the February 28, 2011 and December 31, 2011 valuations, but also included seven additional peer companies in the consumer Internet industry in our analysis.

Similar to the December 31, 2011 valuation, the April 30, 2012 valuation used the PWERM approach to estimate the fair value of our common stock during this period. The expected outcomes were weighted as follows: (1) 50% toward an IPO scenario; (2) 10% toward non-IPO scenarios such as a merger or acquisition; (3) 40% toward remaining a private company; and (4) 0% toward non-IPO scenarios such as dissolution. As a result, the fair value of our common stock, as determined by a PWERM and after applying a marketability discount of 26%, was determined to be $3.18 per share.

The increase in the fair value from the December 31, 2011 valuation was primarily due to the reduction in the time to a liquidity event due to the passage of time.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Fluctuation Risk

Our cash and cash equivalents and marketable securities consist of cash, money market funds, U.S. government securities, commercial paper, certificates of deposit, corporate bonds, corporate bonds and international government bonds.

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. We determined that the nominal difference in basis points from potentially investing our cash and cash equivalents in longer-term investments did not warrant a change in our investment strategy. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

Any borrowings under our line of credit with SVB are at a variable rate and, as a result, increases in market interest rates would generally result in increased interest expense on our outstanding borrowings.

Foreign Exchange Risk

We are exposed to foreign exchange risk as we offer our services in 30 countries and disburse our transactions in multiple foreign currencies. However, we believe that this risk is somewhat limited due to the fact that these transactions are usually disbursed in less than three business days. As of March 31, 2012, we had not entered into any foreign exchange hedging contracts.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through fee increases.

Recently Issued and Adopted Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board, or the FASB, issued an amendment to revise fair value measurements and disclosures. This standard provides clarification about the application of existing fair value measurement and disclosure requirements and expands certain other disclosure requirements. The update is effective fiscal years and interim periods beginning after December 15, 2011. The adoption of this new standard did not have a material effect on our consolidated financial statements, although additional disclosures have been included.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. The new accounting guidance requires entities to report the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The update is effective for fiscal years and interim periods within those years, beginning after December 15, 2011 on a retrospective basis. We adopted this standard and have retroactively applied the provisions of this standard for all periods presented. This adoption did not have an impact on our consolidated financial position, results of operations or cash flows.

There have been no new accounting pronouncements not yet effective that have significance, or potential significance, to our consolidated financial statements.

BUSINESS

Company Overview

Xoom is a pioneer and leader in the online consumer-to-consumer international money transfer industry. Our customers use Xoom to send money to family and friends in 30 countries. Since January 1, 2007, our customers have used Xoom to send more than $4.1 billion, including $1.7 billion in 2011 and $646.0 million in the three months ended March 31, 2012.

According to the World Bank, international consumer money transfer volume totalled $501 billion worldwide in 2011 and is forecasted to grow to approximately $615 billion by 2014. The traditional global money transfer market is highly fragmented and is primarily based on antiquated technology, with the majority of offline money transfers relying on physical infrastructure. In contrast, our modern online and mobile platforms disrupt the traditional forms of money transfer and deliver our customers a convenient, fast and cost-effective way to send money.

Our typical customers left their home countries and moved to the United States to seek better employment opportunities in order to support their family and friends back home. Our customers represent a broad range of professions and education levels, but share common traits in that they have bank accounts and actively use the Internet or mobile devices. Despite being far from home, they maintain close ties to their family and friends and have a strong sense of family duty and obligation. As a result, our customers regularly use Xoom to help their family and friends in their home countries afford their basic, and sometimes dire, needs for food, shelter, healthcare and other critical, non-discretionary expenses.

At Xoom, we earn and maintain our customers’ trust by providing a high level of service through convenient, fast and cost-effective money transfers. Xoom’s money transfers are initiated online or through a mobile device and can be sent at any time, from any Internet-enabled location. Our service is accessible in multiple languages and new customers can sign up and submit their first transaction in an average of less than ten minutes. Repeat customers typically submit transfers in approximately one minute. Recipients receive money in the manner they prefer and to which they are individually or culturally accustomed, at major banks and leading retailers. Our disbursement options include direct deposit into recipient bank accounts in all countries we serve, cash pick-up at our disbursement partner locations in most countries we serve or home delivery of cash in the Dominican Republic and the Philippines.

We believe we process and complete money transfer transactions as fast as, or faster than, our competitors, and our customers and their recipients can track the status of all transactions in real time. This speed and transparency provide our customers and their recipients peace of mind, providing certainty in the status of their money at any point. Our business model allows us to provide our customers with cost-effective money transfers because we do not pay originating agent commissions and the majority of our transfers are funded directly from bank accounts, which lowers our cost of sales. Xoom proudly passes a significant portion of these savings on to our customers in the form of cost-effective fees.

Our ability to provide our customers with convenient, fast and cost-effective money transfers relies on our proprietary technology which, combined with our risk management capabilities and global disbursement network, constitute our operating platform. We have invested in developing our operating platform over the past ten years. Our technology enables easy-to-use online and mobile sender interfaces, effective risk management and seamless integration with our disbursement partners’ systems. Our risk management capabilities allow us to proactively balance a low-friction customer experience with effective loss mitigation and regulatory compliance. We have built extensive partnerships with major banks and leading retailers that form our global disbursement network across 30 countries and deliver a high quality of service through regionally recognized, trusted brands.

We believe we are changing the way consumers transfer money around the globe by changing their habits and preferences. The value proposition we offer our customers has allowed us to add over one million new customers since 2007. The quality of service afforded by our operating platform has driven customer loyalty, resulting in a meaningful increase in gross sending volume, or GSV. GSV increased from $137.3 million for the twelve months ended December 31, 2007 to $2.1 billion for the twelve months ended March 31, 2012, representing an 89% CAGR. GSV increased from $25.7 million for the three months ended March 31, 2007 to $646.0 million for the three months ended March 31, 2012, representing a sequential quarterly growth rate of 17% per quarter over the 20 quarters.

We generate revenue from transaction fees charged to customers, and from foreign exchange spreads on transactions where the payout currency is other than U.S. dollars. We believe our business model is often characterized by predictable and recurring revenue from our large and growing base of new and repeat customers. Our active customers, defined as customers that have sent at least one transaction in the past 12 months, average more than two transactions per quarter. In addition, our business model yields attractive per unit economics; over a 36 month period we estimate that, for a customer acquired today for $40 in marketing expense, we will generate $260 of revenue and $170 of gross profit.

We have achieved significant revenue growth as our customer base has expanded. From 2007 to 2011, our revenue increased from $7.4 million to $50.0 million, representing a 61% CAGR. Revenue increased from $9.9 million for the three months ended March 31, 2011 to $16.9 million for the three months ended March 31, 2012, a 72% increase. We incurred net losses of $1.4 million and $0.5 million for the three months ended March 31, 2011 and 2012, respectively.

Industry Overview

The market for global money transfer is large and growing. According to the World Bank’s April 2012 Migration and Development Brief, the worldwide remittance market grew at an 11% CAGR from $234 billion in 2004 to $501 billion in 2011. This market is expected to continue to grow to $615 billion by 2014, a 7% CAGR. The growth trend in this market has primarily been driven by increasing globalization of economies with cross-border movement of people and employees. Over 200 million people living outside their country of birth, with Asia and Latin America having the largest migrant pools. According to the World Bank Migration & Remittance Factbook 2011, the United States continues to be the top destination for the immigrant population, with over 40 million immigrants living in the United States in 2010. Immigrants accounted for 13% of the U.S. population in 2010, up from 11% in 2000, according to the U.S. Census Bureau. Immigrants continue to send money to their family and friends in their home countries and represent the significant majority of worldwide remittances.

Developing countries largely remain the top recipients of global remittances. The top four remittance-receiving countries – India, China, Mexico and the Philippines – collectively received an estimated annual volume of over $170 billion in 2011 according to the World Bank. The United States continues to be the top remittance-sending country with an estimated $129 billion of outbound remittance in 2010 according to the World Bank, of which approximately $82 billion was sent to countries that Xoom serves.

Traditionally, the global money transfer market has been highly fragmented. It is served by a few large players, many small regional players, traditional banks and informal person-to-person money transfer providers that evade regulation. The large industry players primarily service senders who fund with cash, which requires maintaining an extensive network of agents in the United States and the associated physical infrastructure. This model also requires significant infrastructure in receiving locations. Growth in transaction volume has typically been driven by adding more agent locations across the globe. This antiquated model of predominantly cash-to-cash money transfer has not evolved meaningfully in more than 100 years. The traditional model has been plagued by one or more of the following problems: slow transaction processing; non-transparent fees; opaque exchange rates and an inconvenient offline money transfer experience, including limited store hours, long wait times, complicated manual forms and sometimes unsafe locations. We believe these factors have led to customer frustration given the lack of a convenient, fast and cost-effective way to send money to family and friends.

With the widespread adoption of online and mobile channels and a steady increase in the proportion of the banked population among the foreign-born community in the United States, we believe there is a significant opportunity to disrupt the traditional forms of money transfer. According to Frost and Sullivan, a market research firm, Internet penetration in the United States continues to grow and reached 80% in 2011. According to the Internet marketing research firm eMarketer, 30% of the people in the United States had a smartphone in 2011, compared to 20% in 2010. In addition, a 2009 FDIC survey estimated that approximately 74% of U.S. households, 81% of foreign-born citizens in the United States and 60% of foreign-born non-citizens residing in the United States were banked. The confluence of these online, mobile and banking penetration trends provides a significant opportunity to disrupt the traditional forms of money transfer and deliver a convenient, fast and cost-effective way to send money. In addition, electronic origination of funds is materially less expensive than an agent and physical infrastructure-based origination model.

Our Solutions

Our solutions are designed to offer customers a convenient, fast and cost-effective way to send money to family and friends at any time, from any Internet-enabled location. Our operating platform allows us to provide innovative solutions to the challenge of transferring funds internationally, as described below.

Origination.    All Xoom money transfers originate online, without the costs or inconvenience of initiating a transaction at a physical agent location or bank. Our money transfer services are available over the Internet or through a mobile device on our website at www.xoom.com and our recently launched co-branded website with Walmart.com.

Funding.    Our customers have the option to fund a money transfer with a U.S.-based bank account, credit card or debit card. We do not have originating agents who accept cash. As a result, we do not incur the costs or commissions associated with physical agent-based origination and funding. Over 90% of our GSV is funded by bank accounts through the Automated Clearinghouse system, or ACH. ACH transactions are less expensive to fund than credit or debit card transactions as ACH does not include variable fees associated with these transactions. We are able to pass these cost savings directly to our customers in the form of cost-effective and often fixed fees. We instantly process over 95% of our ACH-funded transactions in order to expedite disbursement by our partners, which we refer to as instant ACH. We receive settlement from our payment processors for our customers’ funds within one to two business days, though we are typically exposed to the risk of reversals for up to four business days. Reasons for reversals include “bounced checks,” invalid accounts, fraud and other losses, but we are able to minimize the risks and potential losses based on our proprietary risk assessment tools. The combination of factors above enable us to provide a convenient, fast and cost-effective service, which we believe our competitors are unable to match.

Disbursement.    Our customers can transfer money from the United States to 30 countries, including many major recipient countries, such as India, Mexico and the Philippines. Recipients accept money in the manner they prefer and to which they are individually or culturally accustomed. Xoom’s disbursement options include direct deposit into a recipient’s bank account in all countries we serve, cash pick-up at our disbursement partner locations in most countries we serve or home delivery of cash in the Dominican Republic and the Philippines. Direct deposit recipients enjoy fast deposits made possible through the direct integration of Xoom’s platform with each of its bank-to-bank partners. Cash pick-up provides recipients, particularly those who do not have a bank account, with the convenience of picking cash up at retail outlets and banks generally within seconds or minutes. With home delivery, recipients can enjoy the convenience of receiving cash directly at their doorstep.

These convenient options are made available through established partnerships with major banks and leading retailers that form our global disbursement network. We carefully choose our partners based on recipient preference, quality of service, brand recognition, fee structure and co-branding opportunities. The quality of our disbursement partners makes us a trusted source of money transfer because customers are typically already familiar with their chosen disbursement partner and recipients feel comfortable receiving money where they regularly bank or shop. For example, our partnership with Punjab National Bank in India allows us to deposit funds into accounts at most banks in India. We offer bank deposit to any bank account in the United Kingdom in less than an hour through our partnership with Barclays. In the Philippines, our partnerships with the country’s largest banks, BDO Unibank, Inc., Bank of the Philippine Islands, Metrobank and Philippine National Bank, and leading retailers such as Cebuana Lhuillier Services Corporation and M.J. Lhuillier Financial Services Inc., allow us to provide bank deposit, cash pick-up at over 9,500 convenient locations, and home delivery. We offer deposit to most banks in Mexico, and, to facilitate cash pick-up, we have established a network of over 15,500 cash pick-up locations through partnerships with leading banks such as BBVA Bancomer, S.A., through its relationship with Bancomer Transfer Services, Inc., and retailers such as Elektra and Soriana. In other Latin American countries, we have established partnerships with many of the leading banks including Bancolombia in Colombia, Itau Unibanco in Brazil, Banco de Crédito BCP, Interbank and Scotiabank Peru in Peru and Citi Remesas Inc. in Central America.

Transaction Processing.    Throughout the entire money transfer process, we provide a high level of risk management, compliance and regulatory oversight and customer service. Our operating platform is built to track each of these requirements. From the inception of a transaction, our platform enables us to quickly and seamlessly assess the transaction’s risk profile without introducing undue friction into the customer experience. We have built our technology to test each transaction for compliance, anti-money laundering, acceptable use, anti-fraud and funding risk within seconds. We also have 24/7 expert human oversight to monitor transaction traffic and identify and mitigate risks as they develop. Additionally, our multi-lingual customer service operations provide 24/7 support for both our customers and disbursement partners. Online and telephone support addresses customer inquiries, real-time transaction status updates, technical issue resolution, social media support, information verification, collections, internal processing monitoring and complaint resolution. We believe our strong risk management, combined with our high level of customer service, is reflected in our consistently low transaction loss rates and compelling value proposition. Our transaction loss rates have been 50 basis points or lower as a percentage of GSV on an annual basis since 2009.

Our Competitive Strengths

The majority of our employees are from first or second generation immigrant families and personally understand the importance and impact of our service on our customer base. Our first-hand knowledge of our customers’ needs enhances our ability to innovate and design solutions that solve their challenges. This customer-centric culture and mission-driven approach permeates our organization, defines the fabric of our company and drives our focus on serving our customers. We believe we have the following competitive strengths:

Compelling Value Proposition.    We provide significant value to our customers through a unique combination of convenience, speed and cost-effective pricing of our services. Our customers use Xoom to send money to their family and friends in 30 countries at any time, from any Internet-enabled location, either online or from a mobile device, in multiple languages. They also benefit from a safe and easy money transfer experience that requires four or fewer steps. Our operating platform offers superior speed of disbursement by making funds available to recipients within minutes for many of our transactions, while our real-time tracking on all transactions provides peace of mind to our customers and their recipients. Our business model innovations result in cost advantages that benefit our customers in the form of cost-effective fees. Importantly, we also provide transparency to our customers with simple fees and locked-in foreign exchange rates. As a result, our customers clearly understand the fee they will pay and the exact amount their recipients will receive before submitting a transaction.

Proprietary Risk Management Platform.    Our proprietary risk management capabilities serve as the backbone of our technology platform, balancing a low-friction customer experience with low transaction loss rates, which have been 50 basis points or lower as a percentage of GSV on an annual basis since 2009. This platform has been developed from the ground up and refined over ten years through continuous innovation and a relentless dedication to provide the best experience to our customers. Our platform is highly scalable to meet future growth, and is flexible and agile, enabling us to provide real-time responses to new fraud risks and regulatory changes that may develop. We continue to invest in our risk management capabilities including 24/7 expert human oversight to monitor transaction traffic and to spot evolving risks.

Online Origination Affords Valuable Customer Insight.    Traditional money transfer providers generally require senders to bring cash to a physical agent location to originate a transfer. Such transactions provide little insight into repeat sender behavior and limit the money transfer provider’s ability to develop a deeper customer relationship over time. In contrast, our customers initiate money transfers online or through mobile devices on www.xoom.com and usually connect their bank accounts, creating a body of digital, transaction-related data that affords us deep insight into repeat customer behavior, including their expected funding methods, transfer frequency and disbursement preferences. This data provides us with revenue visibility as we can more accurately predict how frequently new customers will transfer money using Xoom in the future. As a result, we can quantify the value of new customers over a defined period of time and continually compare and contrast that value against the marketing expenses to acquire new customers. In addition, this data allows us to refine our service to increase conversion of site visitors to customers and continually improve the retention rate of existing customers. More importantly, we can continually improve the overall customer experience itself; making our customers money transfers easier to fund, faster to transfer and disburse and more convenient for our customers’ friends and families to collect.

Marketing Expertise.    We believe our marketing expertise provides us with a competitive advantage in attracting new customers to Xoom. Our marketing campaigns drive awareness, consideration and trial of our service and increase existing customer retention and usage. These campaigns include advertising on television stations and websites popular with and frequented by immigrant communities and ongoing incentive trial campaigns where we provide rewards to customers for trying our service. We believe our marketing expertise is a competitive strength because it enables us to directly market to our diverse customer base and make marketing impressions with a high frequency and at a relatively low cost per impression. The fact that our customers create Xoom accounts and originate transfers online enables us to directly attribute new customers and their subsequent money transfers to specific marketing campaigns and optimize future marketing investment.

Established Global Disbursement Capabilities.    We believe our global disbursement network with major banks and leading retailers represents a significant competitive advantage. Assembled relationship by relationship over more than ten years, our network is comprised of trusted local brands who offer high-quality service. Our target customers generally recognize these brands, enabling us to more effectively acquire new customers through co-branded marketing campaigns in the United States. As the number of customers and recipients on our platform increases, we provide greater value to our disbursement network partners. This allows us to further expand and develop our disbursement network, which in turn affords more co-branded marketing opportunities, attracting more customers to Xoom. We believe this represents a network effect in our business model that will create value as our business continues to scale. In addition, we work extensively to integrate the Xoom operating platform with our partners to enable the quality and speed of service that we believe is often unique to Xoom. We believe our speed of deposit is superior to that of our competitors and that our cash pick-up service matches or surpasses those of other leading money transfer service providers wherever cash pick-up is relevant. We believe it would be difficult for a new competitor to replicate the breadth and quality of service our disbursement network provides.

Efficient Regulatory Compliance.    We have designed our technology platform to operate efficiently in a highly complex and continuously evolving regulatory environment. Executing an effective compliance program while minimizing customer friction is challenging. Our technology and compliance expertise enable a low-friction customer experience in a highly-regulated environment, which new market entrants would likely find difficult to replicate. Acquiring the federal, state and international regulatory approvals necessary to operate as a money transmitter is a time-consuming and capital-intensive process. We have spent significant time and resources developing our regulatory compliance program and fostering positive relations with the licensing authorities in the jurisdictions in which we operate.

Our Growth Strategy

Our growth strategy is focused primarily on attracting and retaining customers in the markets we currently serve as well as broadening our partnerships, expanding into new international markets and developing services in adjacent markets. We intend to aggressively grow our business through the following strategies:

Attract and Retain Customers in the Markets We Currently Serve

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Optimize Marketing Investment.    Our customers tend to behave predictably, and we are therefore able to increase and optimize our marketing investment to acquire new customers at a cost that is a fraction of their estimated lifetime values. We will continue to selectively invest more in targeted marketing campaigns to acquire new customers. These initiatives include offline and online media campaigns customized to the countries and demographics we serve. Examples of our marketing include advertising on television stations popular with, as well as websites frequented by, immigrant communities, and our ongoing incentive trial campaigns where we provide rewards to new customers. We intend to continue to efficiently increase our marketing investment.

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Enhance Services and Overall Customer Experience.    We are committed to enhancing our services and developing new capabilities to improve customer experience and build loyalty. For example, in December 2011, we optimized our “2-Click Quick Send” feature to allow our repeat customers to submit transfers in approximately one minute. During the three months ended March 31, 2012, approximately 50% of our repeat customers used this feature. We believe our singular focus on the customer will grow our active customer base, solidify brand loyalty and expand our market share.

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Expand and Enhance Mobile Capabilities.    We launched our mobile strategy in November 2011. During the three months ended March 31, 2012, 15% of our transactions were sent via mobile devices. We believe this percentage will increase over time as mobile devices become more popular, particularly among people whose only Internet access is via mobile device. We will continue to optimize our services for mobile devices to capitalize on the continued and growing trend in mobile usage.

Establish New Partnerships and Improve Current Partnerships

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Expand Our Marketing Partnerships.    We will continue to establish new marketing partnerships to improve awareness of our money transfer services with potential customers. For example, in November 2011, we announced a retail partnership with Walmart.com, which made our online service available through Walmart.com’s Online MoneyCenter or directly at walmart.xoom.com. In addition, we recently announced a cross-platform rewards initiative with Skype, which will allow us to reach a significant customer base of immigrants in the United States with relatives in other countries. We believe that we can grow our active customer base through these and other strategic partnerships.

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Expand and Improve Our Disbursement Network.    By increasing the number of partners and improving the quality of service from existing partners, we believe we can increase the relevance of our service and improve our value proposition. For example, in November 2011, we launched an enhanced service to deposit money into nearly any bank account in the United Kingdom in less than one hour, 24 hours a day, 365 days a year. In April 2012, we also added Elektra, a leading retailer that provides one of the largest cash pick-up networks in Mexico, as a new disbursement partner, which materially increased the number of new customers sending to Mexico. Prior to launching a new disbursement partnership, we spend a significant amount of time working directly with the partner to meet our high performance standards, rigorously review fraud and compliance requirements and enhance the recipients’ experience. We believe that by adding to the breadth and performance of our disbursement network, we can attract new customers and increase existing customer loyalty.

Expand into New International Markets

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New Origination Markets.    We are continuing to explore potential new originating countries such as Canada, the United Kingdom and other developed countries throughout Western Europe. Origination markets that we find attractive typically have mature regulatory and compliance systems, high median income levels and significant immigrant populations that could benefit from our services. We will continue to leverage the experience and expertise gained from our success in current markets to identify attractive new markets for our services.

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New Recipient Markets.    We have been successful in forging partnerships to expand into new recipient markets. We are exploring market entry opportunities in regions with significant incoming money transfer volumes, such as China, Eastern Europe, North Africa, South Korea and Vietnam.

Leverage Technology and Develop Services in Adjacent Markets

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As part of our long-term strategic plan, we intend to explore opportunities to leverage our technology and money transfer network to unlock new revenue streams in adjacent markets. These opportunities may include commercial payment solutions for small-to-medium businesses and liquidation for virtual currencies.

Technology

Our technology platform, developed over the last ten years, allows our customers to conveniently, quickly and cost-effectively send money to their family and friends. It also enables us to process money transfers safely and securely, while complying with applicable money transfer regulations and minimizing fraud. We use a combination of proprietary technology and open source solutions. We will continue to invest in delivering technologies that improve our customer experience and the safety and security of money transfers by our customers. We designed our technology platform to handle traffic well in excess of expected peaks and to scale efficiently and easily with the addition of new servers.

Send Money Customer Interface.    Our send money customer interface allows customers to send money from our website or mobile optimized website quickly and easily, using a computer, a tablet or a smartphone. New customers complete four easy steps to sign up and send money, while repeat customers can send money with just two clicks. In addition, we plan to release a mobile application that offers the features and functionality of Xoom’s website.

Risk Management.    Our risk management processes and technology are a central part of our business. We have developed a proprietary risk management system that allows us to analyze a range of data to detect compliance issues and fraud, including predictive artificial intelligence models, inline real-time rules engines, granular controls, 24/7 expert oversight, sending limits, comprehensive searching to link related accounts and linking and visualization tools to detect emerging patterns. Our risk management technology helps us manage the primary risk challenges our business confronts:

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ACH Returns on Instant ACH transactions.    Our system carefully monitors ACH returns in order to balance the positive impact that instant ACH transactions have on our customers’ experience against the risk of loss to Xoom from such transactions.

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Fraud.    We are subject to attempted fraud from the use of stolen payment instruments and identity or account theft. We use our proprietary risk assessment technology to detect fraudulent senders, cancel their transactions, create and maintain internal “black lists” of fraudulent senders and make required reports to government entities.

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Anti-Money Laundering and Regulatory Compliance.    While our risk from money laundering is reduced as compared to traditional money transfer businesses because we do not accept physical cash, our risk management system uses a multi-tier trust level matrix that adjusts the amount of information a customer and recipient must provide based on the amount of money sent and the frequency of sending. We leverage our fraud systems to prevent customers from opening multiple accounts in order to evade our trust levels and other compliance limits.

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Acceptable Use.    Our system is designed to detect sending patterns that indicate our service is potentially being used for illegal activities or for legal purposes that we do not want on our system, including gaming, pornography, pharmaceuticals, organized scams that solicit money transfers, or commercial activity. For example, patterns in which one person sends to many recipients or many senders send to one recipient are flagged for follow up.

Transaction Processing.    Our proprietary transaction processing platform allows us to send money seconds after our customer has authorized a transaction, either from a customer’s bank account through the ACH network, or from a customer’s credit or debit card. Our proprietary risk assessment engine enables us to instantly process over 95% of ACH transactions. Our transaction processing platform allows processing of credit and debit card transfers in real time and ACH transfers from bank accounts in daily batches.

Disbursement Integration Platform.    Our proprietary disbursement integration platform securely integrates our systems directly with those of our disbursement partners, so that we can deliver money quickly to a recipient’s bank account or to one of our disbursement partners for cash pickup or delivery. We work with our partners to deepen our integration with their systems in order to continuously improve our customers’ experience.

Automated Testing Framework.    Our automated testing framework allows us to continuously test our operating platform using innovative applications of technologies to cost-effectively simulate customer behavior in order to produce a high-quality operating platform. Without this technology, we would require significant additional investment in quality assurance engineering resources.

Marketing and Corporate Development

We market our money transfer services to customers through a variety of offline and online channels such as television and print advertising, paid and unpaid search, social networks and email. We also market through a number of incentive programs including Refer-A-Friend and targeted promotions focused on sporting and other culturally-relevant events. The primary purpose of our marketing campaigns is to drive new customer acquisition and brand awareness. We specifically develop and design our marketing programs for the demographics of the countries we serve, and we continually strive to innovate and optimize our marketing strategies.

Our marketing program uses quantitative metrics to optimize the balance between cost per acquisition of a new customer and customer lifetime value, or CLV. The program has been fine-tuned through years of continuous improvement and experience, yielding attractive return on investment and CLV.

Our corporate development team is responsible for developing our disbursement partner network. We strive to identify and work with disbursement partners that will allow us to offer our customers an accessible cash pickup network as well as direct integration with key banks to ensure quick access to money for recipients. We work continuously with our disbursement partners to improve quality and reduce costs. Our disbursement partners include prominent banks and retailers with well recognized brands in the countries we serve.

Customer Support

We believe that effective customer support is critical to attracting new customers and retaining existing customers. Our customer operations group handles a range of customer experience management areas, including inbound customer calls and emails, partner and internal processing system monitoring, complaint resolution, customer verification and collections.

Our customer support organization provides support to customers by email, telephone and via a comprehensive set of frequently asked questions on our website. We have two outsourced customer call centers, one in the Philippines and one in El Salvador, allowing us to serve our customers around the clock in multiple languages. We take steps to ensure that calls and emails from customers are answered promptly and efficiently.

Regulation

Our services are subject to a wide range of laws and regulations enacted by the U.S. federal government, each of the states, many localities and many other countries and jurisdictions. These include international, federal and state anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery laws; regulations of the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; consumer disclosure and consumer protection laws; and rules, laws and regulations including those governing credit and debit cards, electronic payments, competition, consumer privacy, data protection and information security. Failure to comply with any of these requirements could result in the suspension or revocation of a license or registration required to provide money transfer services, the limitation, suspension or termination of services, the seizure of our assets and the imposition of civil and criminal penalties, including fines and restrictions on our ability to offer services. See “Risk Factors” for additional discussion regarding potential impacts of failure to comply.

We continually enhance our compliance programs, including our anti-money laundering program, which comprises policies, procedures, systems and internal controls to monitor and to address various legal and regulatory requirements. In addition, we continue to adapt our business practices and strategies to help us comply with current and evolving legal standards and industry practices. These programs include dedicated compliance personnel, training and monitoring programs, suspicious activity reporting, regulatory outreach and education, and support and guidance to our disbursement partners concerning regulatory compliance. Our money transfer network operates through third-party disbursement partners in most countries, and, therefore, there are limitations on our legal and practical ability to manage those disbursement partners compliance programs.

Anti-Money Laundering Compliance.    Our money transfer services are subject to anti-money laundering laws and regulations of the United States, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, or the Bank Secrecy Act, as well as similar state laws and regulations and the anti-money laundering laws and regulations in many of the countries in which we or our disbursement partners operate. Jurisdictions in which we operate may have requirements, including:

•	maintenance of an anti-money laundering program;

•	identifying and reporting of suspicious activity;

•	recordkeeping, including funds transferred recordkeeping;

•	prohibition of transactions in, to or from certain countries, governments, individuals and entities;

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limitations on amounts that may be transferred by a customer or from a jurisdiction at any one time or over specified periods of time, which require the aggregation of information over multiple transactions;

•	customer identification, information gathering and reporting requirements;

•	customer disclosure and notification requirements;

•	registration or licensing of us or our subsidiary with a state or federal agency in the United States or with the central bank or other proper authority in a foreign country;

•	bonding; and

•	minimum capital or capital adequacy requirements.

Anti-money laundering regulations are constantly evolving. We continuously monitor our compliance with anti-money laundering regulations and implement policies and procedures to make our business practices flexible so that our services remain compliant with the most current legal requirements. As a money services business, we maintain a stringent anti-money laundering compliance program that includes internal policies and controls, designation of a compliance officer, ongoing employee training and an independent review function.

U.S. Sanctions.    We are required to remain in compliance with the sanctions laws and regulations administered by OFAC and may be required to remain in compliance with sanctions regimes established in certain countries in which we or our disbursement partners operate. In order to address those requirements, we:

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ensure that we are not engaging in any transactions in, relating to, or involving, directly or indirectly, countries subject to U.S. economic sanctions, including Cuba, Iran, and Syria, or that otherwise would be prohibited if performed by U.S. persons or entities, unless authorized by the appropriate U.S. government agency;

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screen transactions, customers, affiliates, directors, officers or employees to ensure that none are listed on government watch-lists such as: The List of Specially Designated Nationals and Blocked Persons, or SDNs, maintained by OFAC; any lists of restricted persons or entities maintained by any other U.S. government authority or pursuant to any Executive Order of the President of the United States of America; and lists maintained by other governments as applicable;

•	block funds of SDNs; and

•	prepare and submit blocking and other reports, and maintain blocked funds as required by OFAC laws and regulations.

Money Transfer Licensing.    Most states in the United States require us to be licensed to process transactions for their residents. To date, we have obtained money transmitter licenses in 38 U.S. states, the District of Columbia and Puerto Rico, and have applied, or plan to apply, for money transmitter licenses in additional states. Our subsidiary, buyindiaonline.com Inc., is licensed as a money transmitter in Delaware and is one of only nine entities currently licensed in India pursuant to the Money Transfer Service Scheme. Licensing requirements generally include minimum net worth requirements, provision of surety bonds, compliance with operational procedures and the maintenance of reserves or “permissible investments” in an amount equivalent to outstanding payment obligations, as defined by our various regulators. The types of securities that are considered “permissible investments” vary across jurisdictions, but generally include cash and cash equivalents, U.S. government securities and other highly-rated debt instruments. Most states require us to file reports on a regular basis to verify our compliance with their requirements. Many states and other regulators also subject us to periodic examinations and require us to comply with anti-money laundering and other laws and regulations similar to the Bank Secrecy Act.

Recent Federal Legislation in the United States.    The Dodd-Frank Act will likely impose additional regulatory requirements upon us. It is difficult to gauge the impact on our business because many provisions of the Dodd-Frank Act require the adoption of rules and further studies. The Dodd-Frank Act created the CFPB, which issues and enforces consumer protection initiatives governing financial products and services, including money transfer services, in the United States. We will be required to provide specific disclosures to our customers, which may require us to modify our systems and current customer disclosures. Enhanced disclosure requirements, error resolution procedures, refund requirements and other matters impacting how we offer international remittances from the United States were set forth in the Final Remittance Rule that was issued by the CFPB in January 2012 and becomes effective on February 7, 2013.

Privacy Regulations.    In the ordinary course of our business, we collect certain types of data that subject us to privacy laws in the United States and abroad. In the United States, we are subject to the Gramm-Leach-Bliley Act, which requires that financial institutions have in place policies regarding the collection, processing, storage and disclosure of information considered nonpublic personal information. Many states in the U.S. and other countries where we operate have adopted similar laws. We have confidentiality and information security standards and procedures in place for our business activities and with our third-party vendors and service providers.

Escheatment Regulations.    Unclaimed property laws require that we track certain information on all of our payment instruments and money transfers and, if they are unclaimed at the end of an applicable statutory abandonment period, that we remit the proceeds of the unclaimed property to the appropriate jurisdiction. Statutory abandonment periods for payment instruments and money transfers range from three to seven years.

Foreign Corrupt Practices Act.    We are subject to regulations imposed by the Foreign Corrupt Practices Act in the United States and similar laws in other countries that generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for the purpose of obtaining or retaining business. We have developed training programs for employees, contractors and consultants who interact with foreign governmental officials and agencies.

Competition

The markets in which we compete are highly competitive and are highly fragmented. However, we believe we have competitive strengths that position us favorably in our markets, including the convenience, speed and competitive cost of our services. Our largest competitors are The Western Union Company and MoneyGram Payment Systems, Inc. We also compete against country-specific players, banks and informal person-to-person money transfer service providers that evade regulation. For example, in money transfers sent from the U.S. to India, we compete with ICICI Bank. In the future, new competitors or alliances among established companies may emerge.

Intellectual Property

The Xoom brand is important to our business. We utilize trademark registrations in the United States and internationally to protect our brand. We rely on a combination of patent and trademark laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our services, all of which offer only limited protection. In addition, we have two patent applications on file with the U.S. Patent and Trademark Office.

We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with employees, consultants, partners, vendors and customers. However, policing unauthorized use of our technologies, services and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our services, technologies or intellectual property rights.

From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. We may also be subject to claims by third parties alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition. If we are unable to protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative services that have enabled us to be successful to date.

Employees

As of March 31, 2012, we had 120 full-time employees, including 13 in marketing, 60 in technology and development, 26 in customer service and operations and 21 in general and administrative. We also rely on outsourcing for our customer call centers and other operational support. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Legal Proceedings

In February 2011, we filed a lawsuit in federal court in the Northern District of California against Motorola Mobility, Inc. and other affiliated companies, or Motorola, alleging trademark infringement and other related claims, stemming from Motorola’s use of the name “XOOM” in connection with its wireless tablet devices and related accessories. Following the filing of the complaint, we and Motorola engaged in confidential settlement discussions but did not reach an acceptable settlement. In October 2011, we formally served Motorola with the complaint. The litigation is ongoing.

In addition, we may, from time to time, be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty and the resolution of these matters could materially affect our future results of operations, cash flows or financial position.

Facilities

We lease 23,722 square feet of space for our corporate headquarters in San Francisco, California pursuant to leases that expire in October 2016 and intend to lease an additional 11,830 square feet in the same building. We believe our facilities are adequate for our foreseeable needs.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of May 31, 2012.

Name	Age	Position
John Kunze	49	President, Chief Executive Officer and Director
Ryno Blignaut	39	Chief Financial Officer
Julian King	42	Senior Vice President, Marketing and Corporate Development
Christopher G. Ferro	41	Vice President, Legal and Compliance, Secretary, General Counsel and Chief Compliance Officer
Roelof Frederik Botha(2)(3)	38	Director
Alison Davis(2)	50	Director
Murray J. Demo(2)	51	Director
Kevin E. Hartz(1)(3)	42	Director
C. Richard Kramlich(1)(3)	77	Director
Anne Mitchell(1)	40	Director
Keith Rabois(1)	43	Director
Matthew Roberts(3)	44	Director

(1)	Member of nominating and corporate governance committee.
(2)	Member of audit committee.
(3)	Member of compensation committee.

Executive Officers and Directors

John Kunze.    John Kunze has been our President and Chief Executive Officer since July 2006 and a director since March 2004. From August 1998 to October 2005, Mr. Kunze was the President, Chief Executive Officer and a director of Plumtree Software, Inc. (acquired by BEA Systems, Inc.), a provider of enterprise software solutions. From 1985 to 1998, Mr. Kunze worked at Adobe Systems Incorporated, a digital media solutions company, in a variety of product roles. Mr. Kunze holds a Bachelor of Arts degree in Economics from Franklin & Marshall College.

The board of directors believes that Mr. Kunze is qualified to serve as a director based on his extensive background in business management, his role as our President and Chief Executive Officer and his prior service on the board of Plumtree Software, a publicly-held company.

Ryno Blignaut.    Ryno Blignaut has been our Chief Financial Officer since March 2008. Prior to that, he served as our acting Chief Financial Officer from August 2006 to March 2008, and Vice President of Finance from October 2005 to August 2006. From July 2003 to April 2005, and from June 2001 to August 2002, Mr. Blignaut worked as a consultant in financial regulation with RSM Robson Rhodes LLP (acquired by Grant Thornton LLP), an accounting firm. From September 2002 to February 2003, Mr. Blignaut served as Head of Finance for PayPal UK, an online payment company, in the United Kingdom. Mr. Blignaut has been a member of the South African Institute of Chartered Accountants since 1998 and holds a Bachelor of Commerce with Honors degree in Accounting from the University of Stellenbosch, South Africa.

Julian King.    Julian King has been our Senior Vice President of Marketing and Corporate Development since May 2007. Prior to that, he served as our Senior Vice President of Marketing and

Products from August 2005 to May 2007. From 2002 to 2005, Mr. King was Vice President of Marketing and Products of the PeoplePC business at EarthLink, Inc., an information technology services, network and communications provider. From 2000 to 2002, Mr. King served as Director of Marketing and most recently as Vice President of Marketing and Products at PeoplePC, Inc. an Internet service provider (acquired by Earthlink). From 1992 to 2000, Mr. King served in a number of roles at The Procter & Gamble Company, a multinational consumer goods company, most recently as Marketing Director. Mr. King holds a Bachelor of Science degree in Chemical Engineering from the Massachusetts Institute of Technology.

Christopher G. Ferro.    Christopher G. Ferro has been our Vice President of Legal and Compliance, Secretary, General Counsel and Chief Compliance Officer since January 2008. From August 2001 to January 2008, Mr. Ferro was Senior Counsel at PayPal Inc. From 1999 to 2001, Mr. Ferro practiced law at Davis & Gilbert LLP, a law firm in New York City. From 1996 to 1999, Mr. Ferro practiced law at Rosenman & Colin LLP, a law firm in New York City. He received his Bachelor of Arts degree in History from Stanford University and his Juris Doctor from Georgetown University Law Center.

Roelof Frederik Botha.    Roelof Frederik Botha has served as a director of Xoom since May 2005. Mr. Botha has been with Sequoia Capital, a venture capital firm, since 2003, and has been a Managing Member of Sequoia Capital Operations, LLC since 2007. From 2000 to 2003, Mr. Botha served in a number of roles at PayPal, most recently as the Chief Financial Officer. From 1996 to 1998, Mr. Botha served as a management consultant for McKinsey & Company, a management consulting firm. Mr. Botha currently serves as a director of several private companies. Mr. Botha holds a Bachelor of Science degree in Actuarial Science, Economics and Statistics from the University of Cape Town and a Master of Business Administration degree from the Stanford Graduate School of Business.

The board of directors believes that Mr. Botha is qualified to serve as a director based on his financial and managerial experience and service on other private company boards of directors.

Alison Davis.    Alison Davis has served as a director of Xoom since February 2010. Ms. Davis has been the Chairman and Chief Executive Officer of Fifth Era Financial LLC, a governance and leadership advisory firm, since January 2011. From April 2004 to December 2010, Ms. Davis was a Managing Partner at Belvedere Capital Partners II LLC, a private equity firm and bank holding company focused on buyouts of banks and other financial services companies. From 2000 to 2003, Ms. Davis was the Chief Financial Officer and Global Management Committee Member for Barclays Global Investors, a money management firm. Ms. Davis currently serves as a director of the Royal Bank of Scotland plc, an international bank, Unisys Corporation, a global information technology services and software company, and Diamond Foods, Inc., a food company, and as a director of two private companies. Ms. Davis received a Bachelor of Arts and a Masters degree in Economics from Cambridge University in England and a Masters in Business Administration from the Stanford Graduate School of Business.

The board of directors believes that Ms. Davis is qualified to serve a director based on her service on other public and private company boards, extensive financial leadership experience and SEC reporting and compliance expertise.

Murray J. Demo.    Murray J. Demo has served as a director of Xoom since May 2012. Mr. Demo served as the Executive Vice President and Chief Financial Officer of Dolby Laboratories, Inc., a publicly-traded entertainment technology company, from May 2009 to June 2012. From September 2007 to June 2008, Mr. Demo served as Executive Vice President and Chief Financial Officer of LiveOps, Inc., a call center outsourcing company. Mr. Demo served as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, from May 2007 until it was acquired by Google Inc. in September 2007. From 1996 to 2006, Mr. Demo served in a number of roles at Adobe Systems Incorporated, most recently as Executive Vice President and Chief Financial Officer. Mr. Demo currently serves as a director of Citrix Systems, Inc., an enterprise infrastructure company, and as a director of one private company. Mr. Demo holds a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and a Master of Business Administration degree from Golden Gate University.

The board of directors believes that Mr. Demo is qualified to serve as a director based on his extensive experience with finance and accounting matters for global organizations in the technology industry, including his service as Chief Financial Officer of publicly-traded companies and as a director of one publicly-traded company.

Kevin E. Hartz.    Kevin E. Hartz has served as a director of Xoom since June 2001. Mr. Hartz has been the Co-Founder and Chief Executive Officer of Eventbrite, Inc., an online event registration service, since October 2005. Mr. Hartz co-founded Xoom in 2001 and served as our Chief Executive Officer from June 2001 to October 2005. Mr. Hartz holds a Bachelor of Arts and Science degree in History and Applied Earth Science from Stanford University and a Masters of Studies degree in British History from Oxford University.

The board of directors believes that Mr. Hartz is qualified to serve as a director based on his experience as co-founder and former Chief Executive Officer of Xoom and his experience in the technology industry.

C. Richard Kramlich.    C. Richard Kramlich has served as a director of Xoom since April 2005. Mr. Kramlich is a co-founder of New Enterprise Associates, a venture capital firm, where he has served as a General Partner since its formation in 1978. Mr. Kramlich currently serves as a member of the board of directors of Zhone Technologies, Inc., a telecommunications equipment company, SVB Financial Group, a financial services company, Sierra Monitor Corporation, an electronic safety equipment manufacturer, and as a director of numerous private companies. Mr. Kramlich holds a Bachelor of Science degree from Northwestern University and a Master of Business Administration degree from Harvard Business School.

The board of directors believes that Mr. Kramlich is qualified to serve as a director based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of global technology companies and his tenure with Xoom.

Anne Mitchell.    Anne Mitchell has served as a director of Xoom since April 2006. Ms. Mitchell is currently and has been a Venture Partner at Volition Capital LLC, a growth equity firm established by the U.S. partners of Fidelity Ventures, since January 2010. From 1996 to 2010, Ms. Mitchell was a partner at Fidelity Ventures, a venture capital firm. Ms. Mitchell has previously served as a director of various private companies. Ms. Mitchell holds a Bachelor of Arts in History from Harvard College.

The board of directors believes that Ms. Mitchell is qualified to serve as a director based on her service on other private company boards, broad industry experience and extensive experience as an investor in technology companies.

Keith Rabois.    Keith Rabois has served as a director of Xoom since June 2003. Mr. Rabois has been Chief Operating Officer at Square, Inc., a mobile payment processing company, since August 2010. From May 2007 to August 2010, Mr. Rabois served as Executive Vice President of Strategy and Business Development of Slide, Inc. (acquired by Google Inc.), a social entertainment applications publishing company. Mr. Rabois was Vice President of Business & Corporate Development for LinkedIn Corporation, a social networking company, from January 2005 to May 2007. From December 2003 to December 2004, Mr. Rabois served as Chief Operating Officer of Epoch Innovations, Inc. a

neuroscience company. From November 2000 to November 2002, Mr. Rabois served as Executive Vice President of PayPal. Mr. Rabois also serves on the board of directors of Yelp, Inc., an online review company. Mr. Rabois holds a Bachelor of Arts degree in Political Science from Stanford University and a Juris Doctor from Harvard Law School.

The board of directors believes that Mr. Rabois is qualified to serve as a director based on his managerial and industry experience and his experience as a director of a publicly-traded company.

Matthew Roberts.    Matthew Roberts has served as a director of Xoom since January 2012. Mr. Roberts has been the President, Chief Executive Officer and a director of OpenTable, Inc., an online restaurant reservation company, since June 2011. From June 2005 to August 2011, Mr. Roberts served as OpenTable’s Chief Financial Officer. From January 1999 to May 2005, Mr. Roberts served in a number of roles at E-LOAN, Inc., a loan provider, most recently as Chief Financial Officer. Mr. Roberts is a Certified Public Accountant (inactive status) and holds a Bachelor of Science degree in Accounting from Santa Clara University.

The board of directors believes that Mr. Roberts is qualified to serve as a director based on his extensive experience with finance and accounting matters in the technology industry, including the experience that he has gained in his roles as Chief Executive Officer and Chief Financial Officer of a publicly-traded company.

Board Composition

Upon completion of this offering, our board of directors will consist of nine directors,              of whom will qualify as “independent” directors according to the rules and regulations of the                                                                      . Our amended and restated certificate of incorporation, which will be effective upon the completion of this offering, will provide for a classified board of directors divided into three classes with members of each class of directors serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year.             ,              and              have been designated Class I directors whose term will expire at the 2013 annual meeting of stockholders.             ,              and              have been designated Class II directors whose term will expire at the 2014 annual meeting of stockholders            ,              and              have been designated Class III directors whose term will expire at the 2015 annual meeting of stockholders.

Our amended and restated certificate of incorporation will also provide that that the number of authorized directors will be determined from time to time by resolution of the board of directors and any vacancies in our board and newly created directorships may be filled only by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our amended and restated certificate of incorporation will further provide for the removal of a director only for cause and by the affirmative vote of the holders of 66 2/3% or more of the shares then entitled to vote at an election of our directors. These provisions and the classification of our board of directors may have the effect of delaying or preventing changes in the control or management of Xoom.

Each of our directors currently serves on our board of directors pursuant to a voting agreement, which will terminate upon the closing of this offering. There are no family relationships among any of our directors or executive officers.

Our board of directors has considered the relationships of all directors and, where applicable, the transactions involving them described below under “Certain Relationships and Related Person Transactions,” and determined that              do not have any relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each non-employee director qualifies as an independent director under the applicable rules of the                                                          .

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate pursuant to a separate charter adopted by our board of directors. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

The composition and functioning of our board of directors and all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the                                      and SEC rules and regulations.

Audit Committee

Our audit committee consists of Roelof Frederik Botha, Murray J. Demo and Alison Davis, with Ms. Davis chairing the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the                                     . Our board of directors has determined that                                      is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the                                     . Roelof Frederik Botha, Murray J. Demo and Alison Davis are independent directors as defined under the applicable rules and regulations of the SEC and the                                     . The audit committee will operate under a written charter that will satisfy the applicable standards of the SEC and the                                     .

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation Committee

Our compensation committee consists of Roelof Frederik Botha, Kevin E. Hartz, C. Richard Kramlich and Matthew Roberts, with Mr. Roberts chairing the compensation committee. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the                                      and the Internal Revenue Code of 1986, as amended, or the Code.

The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	determining the compensation of all our other officers and reviewing periodically the aggregate amount of compensation payable to such officers;

•	overseeing and making recommendations to the board of directors with respect to our incentive-based compensation and equity plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Kevin E. Hartz, C. Richard Kramlich, Keith Rabois and Anne Mitchell, with Ms. Mitchell chairing the nominating and corporate governance committee. All members of our nominating and corporate governance committee are independent under the applicable rules and regulations of the SEC and the                                         .

The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors the criteria for selecting board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the board of directors, its committees and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has at any time during the past fiscal year been an officer or employee of the company. None of the members of the compensation committee has been an officer of the company since 2005. None of our executive officers serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

Historically, our board of directors has set the compensation of our executive officers. The primary objectives of our executive compensation program have been to:

•	attract, engage, and retain superior talent who contribute to our long-term success;

•	motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business;

•	ensure compensation is aligned with our corporate strategies and business objectives; and

•	provide our executive officers with incentives that effectively align their interests with those of our stockholders.

Executive Compensation Design Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of John Kunze, our President and Chief Executive Officer, and the other executive officers identified in the Summary Compensation Table in this prospectus, who we refer to as the Named Executive Officers, has consisted of a combination of base salary and long-term incentive compensation in the form of stock options. Our executive officers and all salaried employees also are eligible to receive health and welfare benefits. Pursuant to employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances, as well as acceleration of vesting of certain outstanding equity awards in connection with a change in control of the company.

The key component of our executive compensation program has been equity awards in the form of options to purchase shares of our common stock. As a privately-held company, we have emphasized the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Going forward, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of equity incentives that further this objective.

As we transition from a private company to a publicly-traded company, we will evaluate our philosophy and compensation plans and arrangements as circumstances require. At a minimum, we expect to review executive compensation annually. As part of this review process, we expect the board of directors or the compensation committee to apply our values and the objectives outlined above, while considering the compensation levels needed to ensure our executive compensation program remains competitive. We will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

Compensation of Named Executive Officers

Base Salaries

The board of directors reviews the base salaries of our executive officers, including the Named Executive Officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

In March 2012, the board of directors reviewed the base salaries of our executive officers, taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), compensation data compiled and prepared by Equilar, Inc., compensation data from a New Enterprise Associates, or NEA, survey of similarly-situated private companies, as well as the other factors described above. Our board of directors, exercising its judgment and discretion, decided to adjust the base salaries of certain of our executive officers. The base salaries of the Named Executive Officers for 2011 and 2012 are as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary
John Kunze	$275,000	$400,000
Julian King	$230,000	$280,000
Ryno Blignaut	$220,000	$280,000

The 2012 base salary adjustments became effective on April 1, 2012.

Equity Awards

We use equity awards to incentivize and reward our executive officers, including the Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. These equity awards have been granted in the form of stock options to purchase shares of our common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following the stock option grant date.

Historically, we have granted stock options to our executive officers, including the Named Executive Officers, when the board of directors has determined that such awards were necessary or appropriate upon initial hiring, in recognition of a promotion, or to achieve our retention objectives. In making its award decisions, the board of directors has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In March 2012, the board of directors, after considering the recommendations of our Chief Executive Officer, as well as compensation data from an NEA survey of similarly-situated privately-held companies, approved the grant of stock options to purchase shares of our common stock for certain of our executive officers, including the Named Executive Officers, to ensure that our executive officers are sufficiently retained and to recognize our financial results and each executive officer’s individual performance for 2011. These stock options were granted with an exercise price equal to $1.71 per share, the fair market value of our common stock as determined by the board of directors on that date. These stock options are subject to a five-year, time-based vesting schedule to maximize the retention objectives of the awards. The stock option grants made to these Named Executive Officers were as follows:

Named Executive Officer	Number of Shares Underlying Stock Option Grant
John Kunze	2,000,000
Julian King	560,000
Ryno Blignaut	560,000

Senior Executive Incentive Bonus Plan

On             , our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. In the event the compensation committee decides in the future to implement a cash bonus program for certain key executive officers, including the Named Executive Officers, it will do so under the terms and conditions of the Bonus Plan. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by the compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to us or our subsidiary, or the Performance Goals.

The compensation committee may select Performance Goals, from among the following: cash flow (including operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of our common stock; sales or market shares; number of customers; number of new customers or customer references; operating income and net annual recurring revenue; any of which may be measured in absolute terms or compared to any incremental increase, measured in terms of growth, compared to another company or companies or to results of a peer group, measured against the market as a whole and/or according to applicable market indices, measured against our performance as a whole or a segment of the company and/or measured on a pre-tax or post-tax basis (if applicable).

Any bonuses paid under the Bonus Plan will be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. No bonuses will be paid under the Bonus Plan unless and until the compensation committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the compensation committee can adjust or pay bonuses under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executive officers under the Bonus Plan based upon such other terms and conditions as the compensation committee may in its discretion determine.

Each executive officer who is selected to participate in the Bonus Plan will have a targeted bonus opportunity set for each performance period. The Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the Performance Goals are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the company, an executive officer must be employed by the company on the bonus payment date to be eligible to receive a bonus payment.

Compensation Tables

Summary Compensation Table—2011

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to each individual who served as our Chief Executive Officer at any time during the last completed fiscal year and the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the last completed fiscal year for services rendered in all capacities to the company for the year ended December 31, 2011. These individuals are our Named Executive Officers for 2011.

Name and Principal Position	Year	Salary ($)	All Other Compensation(1) ($)	Total ($)
John Kunze, President and Chief Executive Officer	2011	$267,860	$2,868	$270,728
Julian King, Senior Vice President, Marketing and Corporate Development	2011	$224,436	—	$224,436
Ryno Blignaut, Chief Financial Officer	2011	$217,099	—	$217,099

(1)	The amount reported in the All Other Compensation column for Mr. Kunze represents payments for certain health insurance premiums.

Outstanding Equity Awards at Fiscal Year-End Table – 2011

The following table summarizes, for each of the Named Executive Officers, the number of shares of our common stock underlying outstanding stock options held as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Vesting Commencement Date	Option Exercise Price ($)	Option Expiration Date
John Kunze(2)	5,100,000(3)	—	7/21/2006	0.17	7/21/2016
	640,124(4)	—	4/24/2008	0.25	4/24/2018
	1,250,000(5)	—	4/20/2010	1.12	4/19/2020
Julian King	100,000(3)	—	5/01/2007	0.25	5/1/2017
	285,000(6)	—	4/24/2008	0.25	4/24/2018
	750,000(5)	—	4/20/2010	1.12	4/19/2020
Ryno Blignaut	170,000(3)	—	10/03/2005	0.17	10/03/2015
	206,160(3)	—	10/18/2006	0.17	10/18/2016
	198,840(3)	—	5/1//2007	0.25	5/1/2017
	385,000(6)	—	4/24/2008	0.25	4/24/2018
	750,000(5)	—	4/20/2010	1.12	4/19/2020

(1)

These stock options are immediately exercisable in full as of the date of grant, with the underlying option shares subject to a right of repurchase in favor of the company at the option exercise price. This right of repurchase lapses with respect to each stock option as described hereafter.

(2)	Mr. Kunze’s stock options are held in the name of the John and Janet Kunze Revocable Trust.
(3)	The right of repurchase associated with this stock option has expired. Accordingly, this stock option is fully vested.
(4)

The right of repurchase associated with this stock option expires over a four-year period at the rate of 1/48th of the shares of common stock underlying the option each month following the Vesting Commencement Date.

(5)

The right of repurchase associated with these stock options expires over a five-year period at the rate of 20% of the shares of common stock underlying the options on the first anniversary of the Vesting Commencement Date and 1/60th of the shares of common stock underlying the options each month thereafter.

(6)

The right of repurchase associated with these stock options expires over a four-year period at the rate of 25% of the shares of common stock underlying the options on the first anniversary of the Vesting Commencement Date and 1/48th of the shares of common stock underlying the options each month thereafter.

Employment Agreements and Termination of Employment Arrangements

Each of our executive officers serves at the pleasure of our board of directors. We initially entered into offer letters or employment agreements with each of the Named Executive Officers in connection with his employment with the company, and replaced the offer letters or employment agreements with our Named Executive Officers with new employment agreements during 2011, which were later amended and restated in 2012. With the exception of his own arrangement which was negotiated by the board of directors, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, with the oversight and approval of our board of directors.

These agreements provided for “at will” employment and set forth the terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity and standard employee benefit plan participation. Each Named Executive Officer has also entered into our standard confidential information and invention assignment agreement.

These agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment following a change in control of the company. In addition, the Named Executive Officers may be entitled to accelerated vesting of certain of their outstanding and unvested awards in certain circumstances.

Involuntary Termination of Employment

Pursuant to their employment agreements, each Named Executive Officer is eligible to receive certain payments and benefits in the event his employment is terminated by the company without “cause” (as defined in his employment agreement) or in the event he terminates his employment with “good reason” (as defined in his employment agreement). In addition to his accrued benefits (consisting of unpaid expense reimbursements, accrued but unused vacation to the extent such payment is required by law or company policy, any vested benefits that he may have under any of our employee benefit plans and any earned but unpaid base salary payable through the date of termination), upon the timely execution of a fully effective general release of claims in favor of the company, each Named Executive Officer is eligible to receive the following payments and benefits:

•	a lump-sum cash severance payment equal to six months of his base salary; and

•

if the Named Executive Officer was participating in a cash bonus plan at the time of such termination, a pro rata portion of the cash bonus payable under such cash bonus plan for the year in which the termination of employment occurs, based on the number of days in such year completed prior to the date of termination and determined assuming that all applicable performance targets are attained at the 100% level.

Change in Control of the Company

Pursuant to their employment agreements, in the event of a “change in control” of the company (as defined in their employment agreements), 25%, in the case of Mr. Kunze, or 100%, in the case of Messrs. King and Blignaut of the total number of shares of our common stock subject to outstanding and unvested stock options granted to such Named Executive Officers prior to 2011 will immediately accelerate, vest, and become fully exercisable or non-forfeitable as of the effective date of the change in control.

Involuntary Termination of Employment in Connection with a Change in Control of the Company

Pursuant to their employment agreements, the remaining portion of any outstanding and unvested equity awards will continue to vest and become exercisable in accordance with their original vesting schedule following a change in control; provided, however, that any unvested portion of such outstanding stock options and other stock-based awards will immediately accelerate, vest, and become fully exercisable or non-forfeitable if, within 12 months after the change in control of the company:

•	the Named Executive Officer’s employment is terminated by the company without “cause” (as defined in his employment agreement); or

•	the Named Executive Officer terminates his employment with “good reason” (as defined in his employment agreement).

In addition, each Named Executive Officer is also eligible to receive the cash payments and benefits described above under “Involuntary Termination of Employment,” in the event of an involuntary termination of their employment following a change in control of the company.

Excise Tax Considerations

The payments and benefits provided under the employment agreements of the Named Executive Officers in connection with a change in control of the company may be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code. These payments and benefits also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to such excise taxes, they will be reduced (but not below zero) to the extent necessary so that the sum of all payments and benefits will not trigger such excise tax, if such reduction would result in a better net after-tax benefit to the affected Named Executive Officer.

Definitions

For purposes of the employment agreements, “cause” means:

•

conduct by an executive officer constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the company or any of its subsidiaries or affiliates other than the occasional, customary, or de minimis use of company property for personal purposes;

•	the commission by an executive officer of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

•	continued non-performance by an executive officer of his duties under the employment agreement (other than by reason of the executive officer’s physical or mental illness,

incapacity, or disability) that has continued for more than 30 days following written notice from the company of such non-performance;

•	a breach by an executive officer of any of the provisions of the employment agreement, or our proprietary information agreement, or the nondisclosure agreement;

•	a material violation by an executive officer of our written employment policies;

•	acceptance of a position with a competitive entity; or

•

failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of the employment agreements, “good reason” means the failure of the company to cure any of the following events within 30 days after receiving written notice from the executive officer:

•

a demotion or any material diminution of an executive officer’s position, authority, duties, or responsibilities and that will include (but not be limited to) the executive officer’s having a position, authority, duties or responsibilities after a change in control of the company with respect to a division or line of business, rather than a substantially comparable position, authority, duties, or responsibilities with respect to our successor or acquirer;

•

a requirement that an executive officer report to work more than 30 miles from our existing headquarters (not including normal business travel required by the executive officer’s position and that is substantially comparable to the business travel historically required of the executive officer);

•

a material reduction in an executive officer’s base salary, bonus opportunity or benefits, except for an across-the-board reduction affecting all or substantially all senior executives of the company and that is implemented before a change in control of the company occurs; or

•	the material breach of the employment agreement by the company.

For purposes of the employment agreements, a “change in control” of the company means the consummation of any of the following:

•	the sale of all or substantially all of the assets of the company on a consolidated basis to an unrelated person or entity;

•

a merger, reorganization, or consolidation involving the company in which the shares of voting stock outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction that represent less than 50% of the outstanding voting power of such surviving or resulting entity;

•	the acquisition of all or a majority of the outstanding voting stock of the company in a single transaction or a series of related transactions by a person or group of persons; or

•	any other acquisition of the business of the company, as determined by the board of directors.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during 2011. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our board of directors in 2011. Mr. Kunze, who is our President and Chief Executive Officer, receives no compensation for his service as a director and, consequently, is not included in this table. The compensation received by Mr. Kunze as an employee of the company during 2011 is presented in “Summary Compensation Table—2011.”

In 2011, we did not maintain any standard fee arrangements for the non-employee members of our board of directors for their service as a director. In connection with this offering, we intend to approve and implement a new compensation program for the non-employee members of our board of directors as described below.

Director Compensation Table—2011

Director Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Roelof Frederik Botha	—	—	—	—
Alison Davis	$30,000	$75,573	—	$105,573
Kevin E. Hartz	—	—	—	—
C. Richard Kramlich	—	—	—	—
Anne Mitchell	—	—	—	—
Keith Rabois	—	—	—	—

(1)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2011 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to the consolidated financial statements included in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the non-employee members of our board of directors from the stock options.

(2)

As of December 31, 2011, Ms. Davis and Mr. Rabois held stock options covering 475,000 and 210,000 shares of our common stock, respectively. None of the other non-employee members of our board of directors held stock options or any other unvested stock-based awards as of that date.

On January 18, 2012, we granted stock options covering 557,286 shares to Matthew Roberts when he joined our board of directors.

On May 24, 2012, we granted stock options covering 570,000 shares to Murray Demo when he joined our board of directors.

In connection with this offering, we intend to approve and implement a new compensation program for our non-employee directors, or the Post-IPO Director Compensation Program. The Post-IPO Director Compensation Program is expected to consist of:

Employee Stock Plans

2010 Stock Option and Grant Plan

Our 2010 Stock Option and Grant Plan, or the 2010 Plan, was adopted by our board of directors and subsequently approved by our stockholders. The 2010 Plan was an amendment and restatement of our prior option plan. As of March 31, 2012, we have reserved 29,200,000 shares of our common stock for issuance under the 2010 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other changes in our capitalization.

The 2010 Plan is administered by our board of directors. Our board of directors has the authority to delegate its authority to administer the 2010 Plan to one or more committees of the board, to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards and to determine the specific terms and conditions of each award.

The 2010 Plan permits us to make grants of incentive stock options and non-qualified stock options and direct awards or sales of shares of restricted common stock to officers, employees, directors, consultants and other key persons (including prospective employees but conditioned on their employment).

Upon a change in control in which all awards are not assumed, substituted with awards issued by the successor entity, or substituted with cash consideration, the 2010 Plan and awards issued thereunder will be subject to accelerated vesting and, in the case of stock options, full exercisability, followed by the cancellation of such awards.

All employee stock option awards are covered by a stock option agreement and vest in accordance with the vesting schedule set forth in such stock option agreement. Our board of directors may choose to accelerate the vesting schedule, and some employees are entitled to acceleration upon a change of control. We have not engaged in any option repricing or other modification to any outstanding equity awards.

Our board of directors has determined not to grant any further awards under the 2010 Plan after the completion of the offering. Following the consummation of our initial public offering, we expect to make future awards under the 2012 Plan.

2012 Stock Option and Incentive Plan

In              2012, our board of directors, upon the recommendation of the compensation committee of the board of directors, adopted our 2012 Stock Option and Incentive Plan, or the 2012 Plan, which was subsequently approved by our stockholders. The 2012 Plan will replace the 2010 Plan as our board of directors has determined not to make additional awards under that plan following the consummation of our initial public offering. Our 2012 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce.

We have initially reserved              shares of our common stock for the issuance of awards under the 2012 Plan. The 2012 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2013, by             % of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2012 Plan and 2010 Plan will be added back to the shares of common stock available for issuance under the 2012 Plan.

The 2012 Plan is administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to individuals, and to determine the specific terms and conditions of each award, subject to the provisions of the 2012 Plan. Individuals eligible to participate in the 2012 Plan will be those full- or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) as selected from time to time by our compensation committee in its discretion.

The 2012 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as we may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant.

Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as we may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2012 Plan. Unrestricted stock may be granted to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant performance share awards to participants that entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine.

Our compensation committee may grant cash bonuses under the 2012 Plan to participants, subject to the achievement of certain performance goals.

Our compensation committee may grant awards of restricted stock, restricted stock units, performance shares or cash-based awards under the 2012 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that would be used with respect to any such awards include: earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; funds from operations or similar measure; sales or revenue; acquisitions or strategic transactions; operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of stock; sales or market shares and number of customers; any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year

period is              shares of common stock with respect to a stock-based award and              with respect to a cash-based award.

The 2012 Plan provides that in the case of, and subject to, the consummation of a “sale event” as defined in the 2012 Plan, all outstanding awards will be assumed, substituted or otherwise continued by the successor entity. To the extent that the successor entity does not assume, substitute or otherwise continue such awards, then all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion and, upon the effectiveness of the sale event, all stock options and stock appreciation rights and other awards will automatically terminate. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights prior to the sale event. In addition, in connection with a sale event, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

Our board of directors may amend or discontinue the 2012 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an individual’s award without the individual’s consent. Certain amendments to the 2012 Plan require the approval of our stockholders.

No awards may be granted under the 2012 Plan after the date that is 10 years from the date of stockholder approval. No awards under the 2012 Plan have been made prior to our initial public offering.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Historically, we have not made any matching contributions to the Section 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above under “Compensation,” the following is a description of transactions, or series of related transactions, since January 1, 2009, to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which the other parties included or will include our directors, executive officers, holders of more than 5% of our voting securities, each a Beneficial Owner, or any member of the immediate family of any of the foregoing persons.

Private Placements of Securities

Series F Preferred Stock Financing

From December 2009 to November 2011, we sold 20,350,486 shares of our Series F preferred stock at a price of $2.86234 per share for an aggregate price of $58,250,010. Of that amount, we sold 15,022,675 shares of our Series F preferred stock for an aggregate price of $43,000,004 to investors that were our affiliates at such time, including entities affiliated with Sequoia Capital, New Enterprise Associates, Agilus Ventures, T. Rowe Price and DAG Ventures.

Investors’ Rights Agreement

In December 2009, in connection with the initial closing of our Series F preferred stock financing, we entered into a Fourth Amended and Restated Investor’s Rights Agreement, which was subsequently amended, or Investor’s Rights Agreement, with the holders of our outstanding preferred stock, including entities with which certain of our directors are affiliated, and our co-founders. In February 2010, we entered into Amendment No. 1 to the Investors’ Rights Agreement, the Third Amended and Restated Voting Agreement and the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, with new and existing holders of our preferred stock, including entities with which certain of our directors are affiliated, and our co-founders. As of March 31, 2012, the holders of 88,798,963 shares of our common stock, including our common stock issuable in connection with the automatic conversion of all outstanding shares of our preferred stock into common stock, are entitled to rights with respect to the registration of their shares following this offering under the Securities Act. See “Description of Capital Stock—Registration Rights” for more information regarding these registration rights.

Right of First Refusal and Co-Sale Agreement

In December 2009, in connection with the initial closing of our Series F preferred stock financing, we entered into a Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, which was subsequently amended, with the holders of our outstanding preferred stock, including entities with which certain of our directors are affiliated, and our co-founders, which imposes restrictions on the transfer of our capital stock. Upon the closing of this offering, the right of first refusal and co-sale agreement will terminate and the restrictions on the transfer of our capital stock set forth in this agreement will no longer apply.

Voting Agreement

In December 2009, in connection with the initial closing of our Series F preferred stock financing, we entered into a Third Amended and Restated Voting Agreement, which was subsequently amended,

with the holders of our outstanding preferred stock, including entities with which certain of our directors are affiliated, and our co-founders, under which such parties have agreed to vote their shares on certain matters, including with respect to the election of directors. Upon the closing of this offering, the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors or the voting of capital stock of the company.

Transactions With Our Executive Officers, Directors and Beneficial Owners

Employment Agreements

We have entered into employment agreements with our executive officers. These agreements provide for severance benefits and acceleration of the vesting of stock options. See “Compensation – Employment Agreements and Termination of Employment Arrangements” for more information regarding these agreements.

Indemnification Agreements

We have entered into indemnification agreements governed by California law and intend to enter into indemnification agreements governed by Delaware law with each of our directors and executive officers. The new agreements will require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Stock Option Awards

For information regarding stock option awards granted to our Named Executive Officers and directors, see “Compensation—Executive Compensation Design Overview,” “Compensation—Compensation Tables,” “Compensation—Employment Agreements and Termination of Employment Arrangements” and “Compensation—Director Compensation.”

Limitation of Liability and Indemnification of Officers and Directors

Prior to the completion of this offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, prior to the completion of this offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification. We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and coverage is provided to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Review, Approval and Ratification of Transactions with Related Parties

Our board of directors reviews and approves transactions with directors, officers and Beneficial Owners, each of whom is a related party. Prior to our board of directors’ consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction was disclosed to our board of directors, and the transaction was approved by our board of directors unless a majority of the directors who were not interested in the transaction approved the transaction. Following this offering, we intend to put into place a related party transactions policy which will require, among other items, that such transactions must be approved by our audit committee or another independent body of our board of directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of May 31, 2012, the most recent practicable date, and as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each beneficial owner of more than 5% of our outstanding common stock;

•	each of our Named Executive Officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations for beneficial ownership prior to this offering are based on 105,963,643 shares outstanding as of May 31, 2012, assuming the conversion of all of the outstanding preferred stock. Percentage ownership calculations for beneficial ownership after this offering are based on              shares outstanding after this offering, assuming no purchases of shares by our executive officers, directors or 5% stockholders and no exercise of the underwriters’ option to purchase additional shares. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Xoom Corporation, 100 Bush Street, Suite 300, San Francisco, California 94104.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage
Named Executive Officers and Directors:
John Kunze(1)	9,140,124	8.0%
Ryno Blignaut(2)	2,270,000	2.1%
Julian King(3)	2,270,000	2.1%
Roelof Frederik Botha(4)	22,966,229	21.7%
Alison Davis(5)	475,000	*
Murray J. Demo(6)	570,000	*
Kevin E. Hartz	5,140,891	4.9%
C. Richard Kramlich(7)	20,211,757	19.1%
Anne Mitchell(8)	12,737,095	12.0%
Keith Rabois	210,000	*
Matthew Roberts(9)	557,286	*
All executive officers and directors as a group (12 persons)(10)	77,651,726	64.1%

Other 5% or Greater Stockholders:
Entities associated with Sequoia Capital(4)	22,966,229	21.7%
Entities associated with New Enterprise Associates(7)	20,211,757	19.1%
Entities associated with Agilus Ventures(8)	12,737,095	12.0%
Entities associated with T. Rowe Price(11)	9,234,113	8.7%
Entities associated with DAG Ventures(12)	8,876,236	8.4%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Includes options to purchase 8,990,124 shares of common stock that are exercisable within 60 days of May 31, 2012.
(2)	Includes options to purchase 2,270,000 shares of common stock that are exercisable within 60 days of May 31, 2012.
(3)	Includes options to purchase 1,695,000 shares of common stock that are exercisable within 60 days of May 31, 2012.
(4)

Includes (i) 20,145,232 shares held by Sequoia Capital XI, LP (ii) 2,181,762 shares held by Sequoia Capital XI Principals Fund, LLC and (iii) 639,235 shares held by Sequoia Technology Partners XI, LP (collectively, the Sequoia Capital Funds). SC XI Management, LLC is the general partner of Sequoia Capital XI, LP and Sequoia Technology Partners XI, LP and is the managing member of Sequoia Capital XI Principals Fund, LLC. The managing members of SC XI Management, LLC are Michael Goguen, Douglas Leone, and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SC XI Management, LLC may be deemed to share beneficial ownership of the shares held by the Sequoia Capital Funds. Such individuals expressly disclaim any such beneficial ownership. The address of each of the entities identified in this footnote is 3000 Sand Hill Road, Suite 4-250, Menlo Park, California 94025.

(5)	Includes options to purchase 475,000 shares of common stock that are exercisable within 60 days of May 31, 2012.
(6)	Includes options to purchase 570,000 shares of common stock that are exercisable within 60 days of May 31, 2012.
(7)

Includes (i) 2,279,604 shares held of record by New Enterprise Associates 9, Limited Partnership (NEA 9), (ii) 17,915,090 shares held of record by New Enterprise Associates 11, Limited Partnership (NEA 11) and (iii) 17,063 shares held of record by NEA Ventures 2004, Limited Partnership (NEA 2004). The shares held by NEA 9 are indirectly held by NEA Partners 9, Limited Partnership (NEA Partners 9), the sole general partner of NEA 9, and the individual general partners of NEA Partners 9. The individual partners of NEA Partners 9 are Peter J. Barris, C. Richard Kramlich, John M. Nehra, Charles W. Newhall, III, and Mark W. Perry. The shares directly held by NEA 11 are indirectly held by NEA Partners 11, Limited Partnership (NEA Partners 11), the sole general partner of NEA 11, NEA 11 GP, LLC (NEA 11 LLC), the sole general partner of NEA Partners 11 and each of the individual managers of NEA 11 LLC. The managers of NEA 11 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Krishna Kolluri, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry and Scott D. Sandell. The shares held by NEA 2004 are indirectly held by J. Daniel Moore, the general partner of NEA 2004. NEA Partners 9 and the individual general partners of NEA Partners 9 share voting and dispositive power with regard to the shares held by NEA 9. NEA Partners 11, NEA 11 LLC and the individual managers of NEA 11 LLC, share voting and dispositive power with regard to the shares held by NEA 11. J. Daniel Moore, the general partner of NEA 2004, has voting and dispositive power with regard to the shares held by NEA 2004. All of the above indirect owners disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The principal address of New Enterprise Associates is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(8)

Includes (i) 12,506,808 shares held of record by Agilus Ventures IV Limited Partnership and (ii) 230,287 shares held of record by Agilus Ventures Principals IV Limited Partnership (collectively, Agilus Ventures). Paul L. Mucci, in his capacity as President of Northern Neck Investors LLC, the ultimate general partner of Agilus Ventures IV Limited Partnership and Agilus Ventures Principals IV Limited Partnership, has sole voting and dispositive power with respect to the shares held by Agilus Ventures IV Limited Partnership and Agilus Ventures Principals IV Limited Partnership. The principal address of Agilus Ventures is 82 Devonshire Street, R7B, Boston, Massachusetts 02109.

(9)	Includes options to purchase 557,286 shares of common stock that are exercisable within 60 days of May 31, 2012.
(10)

Includes (i) 61,990,972 shares held of record by current directors and executive officers and (ii) options to purchase 15,660,754 shares of common stock that are exercisable within 60 days of May 31, 2012.

(11)

Includes (i) 7,078,923 shares held of record by T. Rowe Price New Horizons Fund, Inc., (ii) 1,527,357 shares held of record by T. Rowe Price New America Growth Fund, (iii) 489,395 shares held of record by T. Rowe Price New Horizons Trust, (iv) 120,899 shares held of record by T. Rowe Price New America Growth Portfolio and (v) 17,539 shares held of record by T. Rowe Price U.S. Equities Trust (collectively, the T. Rowe Price Entities). T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the T. Rowe Price Entities. T. Rowe Price Investment Services, Inc., or TRPIS, a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc. TRPIS was formed primarily for the limited purpose of acting as the principal distributor of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. T. Rowe Price provides brokerage services through this subsidiary primarily to complement the other services provided to shareholders of the T. Rowe Price funds. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the shares listed herein; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. is a wholly-owned subsidiary of T. Rowe Price Group, Inc., which is a publicly-traded financial services holding company. The principal address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(12)

Includes (i) 6,363,065 shares held of record by DAG Ventures III-QP, L.P., (ii) 1,135,765 shares held of record by DAG Ventures III-A, LLC, (iii) 681,459 shares held of record by DAG Ventures III-O, LLC, (iv) 598,565 shares held of record by DAG Ventures III, L.P., (v) 90,861 shares held of record by DAG Ventures III-Q, LLC and (vi) 6,521 shares held of record by DAG Ventures GP Fund III, LLC (collectively, DAG Ventures). John J. Cadeddu and R. Thomas Goodrich, as managing members of DAG Ventures Management III, LLC, the general partner of DAG Ventures III, L.P. and DAG Ventures III-QP, L.P., and the manager of DAG Ventures GP Fund III, LLC, DAG Ventures III-A, LLC and DAG Ventures III-Q, LLC, have sole voting and dispositive power with respect to the shares held by DAG Ventures. The principal address of DAG Ventures is 251 Lytton Avenue, Palo Alto, California 94301.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will be effective upon consummation of this offering. These descriptions are qualified in their entirety by reference to the amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. The descriptions of the common stock and preferred stock give effect to changes to our capital structure that will occur immediately prior to the closing of this offering. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated.

As of March 31, 2012, 105,910,997 shares of our common stock were outstanding and held by 116 stockholders of record. This amount assumes the conversion of all outstanding shares of our preferred stock and accumulated dividends thereon into common stock, which will occur immediately prior to the closing of this offering. In addition, as of March 31, 2012, we had outstanding options to purchase 23,621,980 shares of our common stock under our 2010 Plan, at a weighted average exercise price of $0.94 per share, 11,333,622 of which were exercisable, and an outstanding warrant to purchase 43,114 shares of our common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

As of March 31, 2011, there were 85,777,151 shares of our preferred stock outstanding. Immediately prior to the closing of this offering, we expect each outstanding share of our preferred stock to convert into one share of common stock.

Upon the closing of this offering, our board of directors may, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 25,000,000 shares of preferred stock, in one or more series, each series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors determines. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Immediately prior to the closing of this offering, we will have no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of March 31, 2012, we had an outstanding warrant to purchase 43,114 shares of common stock at an exercise price of $0.05 per share. This warrant was issued in connection with a loan and security agreement and will expire on October 29, 2015. This warrant contains a provision for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reclassifications and consolidations. This warrant contains a customary cashless exercise feature, which allows the warrant holder to pay the exercise price of the warrant by forfeiting a portion of the exercised warrant shares with a value equal to the aggregate exercise price. In addition, if the fair market value of the warrant at the expiration date is greater than the exercise price, any unexercised portion of the warrant will automatically be converted into shares of common stock via the cashless exercise feature.

Registration Rights

Immediately prior to this offering, the holders of an aggregate of 88,798,963 shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of the Investor’s Rights Agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights.    Immediately prior to this offering, the holders of an aggregate of 88,798,963 shares of our common stock, or their permitted transferees, are entitled to demand registration rights. Under the terms of the Investor’s Rights Agreement, we will be required, upon the written request of holders of forty percent (40%) or more of these shares, to use our best efforts to file a registration statement and use reasonable, diligent efforts to effect the registration of all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the Investors’ Rights Agreement.

Short Form Registration Rights.    Immediately prior to this offering, the holders of an aggregate of 88,798,963 shares of our common stock, or their permitted transferees, are also entitled to short form registration rights. If we are eligible to file a registration statement on Form S-3, upon the written request of any of these holders to sell registrable securities at an aggregate price of at least $1,000,000, we will be required to use our best efforts to effect a registration of such shares. We are required to effect only two registrations in any twelve month period pursuant to this provision of the Investor’s Rights Agreement.

Piggyback Registration Rights.    Immediately prior to this offering, the holders of an aggregate of 88,798,963 shares of our common stock, or their permitted transferees, are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification.    Our Investor’s Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights.    The registration rights granted under the Investor’s Rights Agreement will terminate on the fifth anniversary of the completion of this offering.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies.    Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 66 2/3% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders.    Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders.    Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws.    Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment, and not less than 66 2/3% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock.    Our certificate of incorporation provides for 25,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

                 Exchange Listing

We intend to apply to list our common stock on the                  under the trading symbol “XOOM”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be             . The transfer agent and registrar’s address is             .

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we intend to apply to have our common stock approved for listing on the                 , we cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering, we will have outstanding an aggregate of              shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding stock options or warrants. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below. The remaining 105,910,997 shares of common stock held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or it they qualify for exemption under Rules 144 or 701 under the Securities Act, which rules are summarized below, or another exemption.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Date of Availability of Sale	Approximate Number of Shares
As of the date of this prospectus

180 days after the date of this prospectus, or longer if the lock-up period is extended, although a portion of such shares held by our affiliates will be subject to volume limitations pursuant to Rule 144

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock issuable or reserved for issuance under our stock option plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below.

Lock-Up Agreements

We, our officers, directors and holders of substantially all of our common stock and securities convertible into common stock, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and the company. This consent may be given at any time. There are no agreements between Goldman, Sachs & Co., the company and any of our securityholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Rule 144

In general, under Rule 144, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months and who is not a party to a lock-up agreement as described above will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. These sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

•

the average weekly trading volume in our common stock on the                                          during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the holding period, public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, as amended, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Registration Rights

Upon completion of this offering, the holders of 88,798,963 shares of our common stock have certain rights with respect to the registration of such shares under the Securities Act. A demand for registration may not be made until 180 days after the completion of this offering. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable. See “Description of Capital Stock—Registration Rights.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This summary deals only with common stock held as a capital asset by a stockholder, and does not discuss the U.S. federal income tax considerations applicable to a stockholder that is subject to special treatment under U.S. federal income tax laws, including: a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of accounting; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided to the Company or any of its affiliates; a U.S. person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; a “passive foreign investment company”; or a U.S. expatriate.

This summary is based upon provisions of the Code, and applicable regulations, rulings and judicial decisions in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service, or IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances and does not address any state, local, foreign, gift, estate or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is: an individual citizen or resident of the United States for U.S. federal income tax purposes; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of common stock (other than a partnership or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is particularly urged to consult its own tax advisors.

Holders of common stock are urged to consult their own tax advisors concerning their particular U.S. federal income tax consequences in light of their specific situations, as well as the tax consequences arising under the laws of any other taxing jurisdiction, including any state, local and foreign income and other tax laws.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations relevant to a U.S. holder of common stock.

Distributions.    Distributions with respect to common stock, if any, will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s adjusted tax basis in its common stock (to the extent thereof) and as such would not be taxable to a U.S. holder. To the extent that such distribution exceeds the adjusted tax basis of a U.S. holder’s common stock, such excess will be taxable as capital gain from the sale or exchange of the common stock. Under current law, if certain requirements are met (including certain holding period requirements), a maximum 15% U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual through December 31, 2012, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Distributions constituting dividends for U.S. federal income tax purposes that are paid to U.S. holders that are corporate stockholders may qualify for the 70% dividends received deduction, or DRD, which is generally available to corporate stockholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation. A U.S. holder that is a corporate stockholder holding 20% or more of the distributing corporation (by vote and value) may be eligible for an 80% DRD with respect to any such dividends. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be treated as dividends eligible for a DRD. In addition, a DRD is available only if certain other requirements are satisfied, and a DRD may be subject to limitations in certain circumstances, which are not discussed here.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of our Common Stock.    A U.S. holder of common stock will generally recognize gain or loss on the taxable sale, exchange, redemption (provided the redemption is treated as a sale or exchange), or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its tax basis in the common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common stock is held for more than one year at the time of disposition. Capital loss can generally only be used to offset capital gain (individuals may also offset excess capital losses against up to $3,000 of ordinary income per tax year). In general, under current law, long-term capital gain recognized by an individual U.S. holder is subject to a maximum 15% U.S. federal income tax rate. Any gain recognized by a U.S. holder of common stock will be short-term capital gain and will be taxed at ordinary income rates if the stock is held for one year or less at the time of disposition.

If a stockholder recognizes a loss upon a disposition of common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their own tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of the common stock.

New Medicare Tax Legislation.    For taxable years beginning after December 31, 2012, an additional 3.8% Medicare tax will be imposed on certain net investment income of certain U.S. stockholders that are individuals, estates and trusts that do not fall into a special class of trusts that is exempt from such tax to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds a threshold amount. Net investment income generally includes dividends and net gains from the disposition of our common stock, unless such dividend or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare Tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding Tax.    When required, we or our paying agent will report to our U.S. holders and the IRS the amounts paid on or with respect to our common stock during each calendar year, and the amount of any tax withheld from such payments. Under U.S. federal income tax law, dividends and proceeds from the sale of our common stock may, under certain circumstances, be subject to “backup” withholding at the then applicable rate (currently 28%). Backup withholding generally applies to a U.S. holder if the holder (i) fails to furnish to us or our paying agent a correct social security number or other taxpayer identification number, or TIN, or fails to furnish a certification of exempt status, (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (iii) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a U.S. person that is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain U.S. persons are exempt from backup withholding, including corporations, and in certain circumstances, financial institutions.

Non-U.S. Holders

The following is a summary of certain U.S. federal tax considerations applicable to a non-U.S. holder of common stock.

Distributions.    Distributions treated as dividends for U.S. federal income tax purposes that are paid to a non-U.S. holder, if any, with respect to shares of common stock will be subject to U.S. federal withholding tax at a 30% rate (or lower applicable income tax treaty rate) unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the common stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, then the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis in the same manner as if received by a U.S. person as defined under the Code (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied). Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our transfer agent a properly executed IRS Form W-8ECI (or applicable successor form).

A non-U.S. holder who wishes to claim the benefit of an exemption or reduced rate of U.S. federal withholding tax under an applicable treaty must furnish to us or our transfer agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the non-U.S. holder’s common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. If we are not able to determine whether or not a distribution will exceed current and accumulated earnings and profits at the time the distribution is made, we may withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold to the extent that the distribution in fact exceeded our current and accumulated earnings and profits.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock.    Non-U.S. holders may recognize gain upon the sale, exchange, redemption (provided the redemption is treated as a sale or exchange) or other taxable disposition of common stock. Such gain generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base), by a non-U.S. holder; (ii) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We believe that we are not and we do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a non-U.S. holder is an individual described in clause (i) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain at regular graduated U.S. federal income tax rates. If the non-U.S. holder is an individual described in clause (ii) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under clause (i) of the preceding paragraph, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, the non-U.S. holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any gain will be subject to U.S. federal income tax in the manner specified by the treaty. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form).

Information Reporting and Backup Withholding Tax.    When required, we or our paying agent will report to our non-U.S. holders of common stock and the IRS the amounts paid on or with respect to our common stock during each calendar year, and the amount of any tax withheld. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our transfer agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our transfer agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, a 30% withholding tax will apply to dividends on, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. By its terms, FATCA generally applies to payments of dividends on, or gross proceeds from the sale or disposition of, common stock made after December 31, 2012. However, the IRS has issued guidance the defers the application of FATCA’s withholding obligations to payments of dividends until January 1, 2014, and payments of gross proceeds until January 1, 2015.

On February 8, 2012, the IRS and Treasury Department issued proposed Treasury regulations that provide detailed guidance regarding the reporting, withholding and other obligations under FATCA. The proposed regulations will not be effective until issued in final form, and there can be no assurance as to when those final regulations will be issued or as to the particular form that they might take. Investors should consult their tax advisors regarding the possible impact of the FATCA rules on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Sunset of Reduced Tax Rate Provisions

For taxable years beginning after December 31, 2012, the maximum U.S. federal income tax rate for long-term capital gains recognized by taxpayers taxed at individual rates is scheduled to increase from 15% to 20%, the 15% U.S. federal income tax rate for qualified dividend income is scheduled to expire (after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income) and the backup withholding tax rate is scheduled to increase to 31%. The impact of these “sunset” provisions generally is not discussed herein, and prospective holders of common stock are urged to consult their tax advisors regarding the potential tax consequences of these provisions with respect to an investment in our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Barclays Capital Inc.
Needham & Company, LLC
Raymond James & Associates, Inc
Robert W. Baird & Co. Incorporated

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors, and holders of substantially all of our common stock and securities convertible into our common stock, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative and the Company. There are no agreements between the representative and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list the common stock on the                      under the symbol “XOOM”. In order to meet one of the requirements for listing the common stock on the                     , the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the                     , in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the

Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We will pay all such expenses. We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn  & Crutcher LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Xoom Corporation and its subsidiary as of December 31, 2010 and 2011, and for each of the years in the three-year period ended December 31, 2011, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-1 with the SEC with respect to the registration of the common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities, and web site of the SEC referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

Xoom Corporation

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Xoom Corporation:

We have audited the accompanying consolidated balance sheets of Xoom Corporation and subsidiary (the Company) as of December 31, 2010 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xoom Corporation and subsidiary as of December 31, 2010 and 2011 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

San Francisco, California

June 28, 2012

Xoom Corporation

Consolidated Balance Sheets

(in Thousands, Except Share Data)

	December 31,		March 31,	Pro Forma March 31,
Assets	2010	2011	2012	2012
Current assets:			(unaudited)
Cash and cash equivalents	$20,694	$48,248	$31,099	31,099
Disbursement prefunding	6,723	9,004	9,856	9,856
Marketable securities	12,230	20,385	26,410	26,410
Customer funds receivable	4,164	17,187	24,360	24,360
Prepaid expenses and other current assets	922	1,328	2,465	2,465

Total current assets	44,733	96,152	94,190	94,190
Non-current assets:
Property, equipment and software, net	1,051	2,185	3,281	3,281
Restricted cash	1,580	1,730	3,730	3,730
Other assets	193	123	123	123

Total assets	$47,557	$100,190	$101,324	$101,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,106	$5,137	$5,660	$5,660
Customer liabilities	4,044	8,192	10,343	10,343
Line of credit	1,750	26,500	25,000	25,000

Total current liabilities	8,900	39,829	41,003	41,003

Stockholders’ equity:
Convertible preferred stock, no par value. Authorized 77,181,287 shares at December 31, 2010 and 86,726,665 shares at December 31, 2011 and March 31, 2012 (unaudited); issued and outstanding 77,043,037 shares at December 31, 2010 and 85,777,151 shares at December 31, 2011 and March 31, 2012 (unaudited); aggregate liquidation preference $90,404 at December 31, 2010 and $115,404 at December 31, 2011 and March 31, 2012 (unaudited); none issued and outstanding pro forma (unaudited)	88,286	113,268	113,263	—
Common stock, no par value. Authorized 125,000,000 shares at December 31, 2010 and 135,000,000 shares at December 31, 2011 and March 31, 2012 (unaudited); issued and outstanding 19,574,834, 20,109,096 and 20,133,846 shares at December 31, 2010, 2011 and March 31, 2012 (unaudited), respectively, 105,910,997 shares issued and outstanding pro forma (unaudited)	2,155	2,314	2,339	115,602
Additional paid-in capital	1,355	2,301	2,725	2,725
Accumulated other comprehensive income (loss)	1	(10)	—	—
Accumulated deficit	(53,140)	(57,512)	(58,006)	(58,006)

Total stockholders’ equity	38,657	60,361	60,321	60,321

Total liabilities and stockholders’ equity	$47,557	$100,190	$101,324	$101,324

See accompanying notes to consolidated financial statements.

Xoom Corporation

Consolidated Statements of Operations

(in Thousands, Except Per Share Data)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Revenue	$26,276	$32,837	$50,020	$9,878	$16,945
Cost of revenue	12,856	12,231	18,075	3,717	5,461

Gross profit	13,420	20,606	31,945	6,161	11,484

Marketing	8,144	11,608	14,314	2,962	4,288
Technology and development	4,478	6,046	9,431	1,687	3,623
Customer service and operations	3,143	5,257	7,321	1,605	2,197
General and administrative	3,228	3,728	4,957	1,313	1,678

Total operating expense	18,993	26,639	36,023	7,567	11,786

Loss from operations	(5,573)	(6,033)	(4,078)	(1,406)	(302)

Other income (expense):
Other income (expense)	97	133	(33)	25	(8)
Interest expense	(18)	(57)	(259)	(21)	(182)

Loss before provision for income taxes	(5,494)	(5,957)	(4,370)	(1,402)	(492)
Provision for income taxes	2	2	2	2	2

Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)

Basic and diluted net loss per share attributable to common stockholders	$(0.30)	$(0.31)	$(0.22)	$(0.07)	$(0.02)

Weighted-average shares used to compute per share amounts – basic and diluted	18,573	19,011	19,824	19,575	20,120

Basic and diluted pro forma net loss per share attributable to common stockholders (unaudited)			$(0.04)		$(0.00)

Pro forma weighted-average shares used to compute pro forma net loss per share attributable to common stockholders amounts – basic and diluted (unaudited)			98,107		105,897

See accompanying notes to consolidated financial statements.

Xoom Corporation

Consolidated Statements of Comprehensive Income (Loss)

(in Thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)
Other comprehensive income (loss)
Unrealized gain (loss) on marketable securities, net of taxes	(11)	—	(11)	4	10

Other comprehensive income (loss)	(11)	—	(11)	4	10

Total comprehensive loss	$(5,507)	$(5,959)	$(4,383)	$(1,400)	$(484)

See accompanying notes to consolidated financial statements.

Xoom Corporation

Consolidated Statements of Stockholders’ Equity

(in Thousands, Except Share Data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Inome (loss)	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2008	64,293,773	$55,554	18,368,260	$1,939	$455	$12	$(41,685)	$16,275
Issuance of preferred stock	5,240,468	14,250	—	—	—	—	—	14,250
Issuance of common stock	—	—	114,000	2	73	—	—	75
Exercise of common stock options	—	—	424,711	53	—	—	—	53
Stock-based compensation	—	—	—	—	250	—	—	250
Modification of common stock warrants	—	—	—	—	27	—	—	27
Total comprehensive loss	—	—	—	—	—	(11)	(5,496)	(5,507)

Balance at December 31, 2009	69,534,241	69,804	18,906,971	1,994	805	1	(47,181)	25,423

Issuance of preferred stock	6,375,904	17,486	—	—	—	—	—	17,486
Exercise of preferred stock warrants	1,132,892	996	—	—	—	—	—	996
Exercise of common stock options	—	—	667,863	161	—	—	—	161
Stock-based compensation	—	—	—	—	550	—	—	550
Total comprehensive loss	—	—	—	—	—	—	(5,959)	(5,959)

Balance at December 31, 2010	77,043,037	88,286	19,574,834	2,155	1,355	1	(53,140)	38,657

Issuance of preferred stock, net of issuance costs	8,734,114	24,982	—	—	—	—	—	24,982
Exercise of common stock options	—	—	472,478	156	—	—	—	156
Exercise of common stock warrants	—	—	61,784	3	—	—	—	3
Settlement of common stock warrants	—	—	—	—	(3)	—	—	(3)
Stock-based compensation	—	—	—	—	949	—	—	949
Total comprehensive loss	—	—	—	—	—	(11)	(4,372)	(4,383)

Balance at December 31, 2011	85,777,151	113,268	20,109,096	2,314	2,301	(10)	(57,512)	60,361

Issuance costs for preferred stock (unaudited)	—	(5)	—	—	—	—	—	(5)
Exercise of common stock options (unaudited)	—	—	24,750	25	—	—	—	25
Stock-based compensation (unaudited)	—	—	—	—	424	—	—	424
Total comprehensive income (loss) (unaudited)	—	—	—	—	—	10	(494)	(484)

Balance at March 31, 2012 (unaudited)	85,777,151	$113,263	20,133,846	$2,339	$2,725	$—	$(58,006)	$60,321

See accompanying notes to consolidated financial statements.

Xoom Corporation

Consolidated Statements of Cash Flows

(in Thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Cash flows from operating activities:
Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	250	550	949	200	424
Depreciation and amortization	191	276	548	99	262
Issuance of common stock at discount	73	—	—	—	—
Modification of common stock warrant	27	—	—	—	—
Loss on disposal of fixed assets	—	1	92	71	—
Discount/premium on investments	48	338	223	46	136
Changes in operating assets and liabilities:
Disbursement prefunding	(2,578)	(617)	(2,281)	675	(852)
Customer funds receivable	(310)	(2,989)	(13,023)	(3,529)	(7,173)
Prepaid expenses and other current assets	(269)	(169)	(406)	57	(1,137)
Other assets	2	(12)	70	—	—
Customer liabilities	1,227	398	4,148	1,701	2,151
Transaction loss reserves	537	(788)	479	115	(46)
Accounts payable and accrued expenses	(166)	659	1,513	539	273

Net cash used in operating activities	(6,464)	(8,312)	(12,060)	(1,430)	(6,456)

Cash flows from investing activities:
Purchase of property, equipment and software	(131)	(894)	(1,735)	(72)	(1,062)
Purchase of marketable securities	(3,603)	(30,651)	(23,131)	(2,752)	(9,965)
Proceeds from sales and maturities of marketable securities	8,327	20,178	14,742	8,477	3,814
Change in restricted cash	—	(1,020)	(150)	(150)	(2,000)

Net cash provided by (used in) investing activities	4,593	(12,387)	(10,274)	5,503	(9,213)

Cash flows from financing activities:
Net proceeds from issuance of preferred stock	14,250	17,486	24,982	—	(5)
Proceeds from exercise of preferred stock warrants	—	996	—	—	—
Proceeds from issuance of common stock	2	—	—	—	—
Proceeds from exercise of common stock options	53	161	156	—	25
Net borrowings (repayments) against line of credit	850	900	24,750	—	(1,500)

Net cash provided by (used in) financing activities	15,155	19,543	49,888	—	(1,480)

Net increase (decrease) in cash and cash equivalents	13,284	(1,156)	27,554	4,073	(17,149)
Cash and cash equivalents, beginning of period	8,566	21,850	20,694	20,694	48,248

Cash and cash equivalents, end of period	$21,850	$20,694	$48,248	$24,767	$31,099

Supplemental disclosures of cash flow information:
Cash paid for taxes	$2	$2	$2	$2	$2
Cash paid for interest	$18	$110	$212	$21	$157
Purchases of property and equipment in accounts payable and accrued expenses	$10	$17	$56	$5	$352

See accompanying notes to consolidated financial statements.

Xoom Corporation

Notes to Consolidated Financial Statements

(1)	Organization and Description of Business

Xoom Corporation and its subsidiary (together, Xoom or the Company) is a pioneer and leader in the online consumer-to-consumer international money transfer industry. Xoom’s customers send money to family and friends in 30 countries.

Xoom was formed on June 15, 2001 and the Company’s corporate headquarters are located in San Francisco, California.

(2)	Summary of Significant Accounting Policies

(a)	Principals of Consolidation

The accompanying consolidated financial statements include the accounts of Xoom and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

(b)	Use of Estimates

The preparation of consolidated financial statements is in conformity with accounting principles generally accepted in the United States of America (GAAP). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, reserve for transaction losses, valuation of stock-based compensation, fair value of marketable securities, certain accrued expenses and realizability of deferred tax assets. Actual results could differ from those estimates.

(c)	Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2012, the consolidated statements of operations, comprehensive income (loss) and cash flows for the three months ended March 31, 2011 and 2012 and the consolidated statement of stockholders’ equity for the three months ended March 31, 2012 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and stockholders’ equity as of March 31, 2012, and the results of operations, comprehensive income (loss) and cash flows for the three months ended March 31, 2011 and 2012. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three month periods are unaudited. The results of the three months ended March 31, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other future period.

(d)	Unaudited Pro Forma Balance Sheet

Upon the consummation of the initial public offering contemplated by the Company, all of the outstanding shares of convertible preferred stock will automatically convert into shares of common stock. The March 31, 2012, unaudited pro forma consolidated balance sheet data has been prepared assuming the conversion of the convertible preferred stock outstanding into 85,777,151 shares of common stock.

Xoom Corporation

Notes to Consolidated Financial Statements

(e)	Segments

The Company’s chief operating decision maker (CODM), its Chief Executive Officer, reviews financial information for the Company on a consolidated basis. The Company manages its business on the basis of one operating segment. The Company’s principal operations and decision-making functions are located in the United States.

(f)	Revenue Recognition

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) services have been rendered to the customer, (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured. The Company’s revenues are derived from transaction fees charged to customers and foreign exchange spreads on transactions where the payout currency is other than U.S. dollars. Revenue is derived from each transaction and may vary based on the size of the transaction, the funding method used, the currency to be ultimately disbursed and the countries to which the funds are transferred. Revenue is recognized when the transaction is processed by the Company and is net of cancellations and refunds.

(g)	Cost of Revenue

Cost of revenue includes fees paid to disbursement partners for paying funds to the recipient and fees paid to payment processors for funding transactions. In addition, cost of revenue includes provisions for transaction losses and the costs of certain promotional activities to acquire new customers.

(h)	Reserve for Transaction Losses

The Company is exposed to transaction losses due to fraud, as well as nonperformance of third parties and customers. The Company establishes reserves for such losses based on historical trends and any specific risks identified in processing customer transactions. Recoveries are reflected as a reduction in the reserve for transaction losses when the recovery occurs. This reserve is included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

During 2010, the Company revised the percentage with which it was recording its reserve, which resulted in a reduction of $0.9 million in the provision for transaction losses in the accompanying consolidated statements of operations. This revision was a result of lower than expected transaction losses. This revision was accounted for as a change in estimate.

(i)	Marketing

Marketing expense consists of business development costs, television, print, online and promotional advertising, as well as employee compensation and related costs to support the marketing process. The Company expenses advertising costs in the period in which they are incurred. Advertising costs amounted to $6.5 million, $9.4 million and $11.6 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $2.3 million and $3.6 million for the three months ended March 31, 2011 and 2012, respectively.

During 2011, the Company introduced a new Refer-A-Friend incentive program where the referrer receives either a cash-type or non-cash award and the referee receives a non-cash award. Cash-type

Xoom Corporation

Notes to Consolidated Financial Statements

awards are considered to be cash-type because the referrer could use them as cash. The amount related to the referee is classified as cost of revenue for non-cash awards. Awards provided to the referrer or current customer are recorded in marketing expense as these payments are a reward for bringing a new customer to Xoom.

(j)	Technology and Development

Technology and development expense includes employee compensation and related costs, professional services and consulting expenses, costs associated with the development of new technologies and the enhancement of existing technologies and amortization of capitalized internally developed software.

(k)	Customer Service and Operations

Customer service and operations expense includes costs for outsourced customer call centers, compensation for our employees who support customer service calls, costs incurred for fraud detection, compliance operations and maintenance costs related to our outsourced customer call centers.

(l)	Stock-Based Compensation

Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized on a straight-line basis over the requisite service period of the award, which is the vesting period.

(m)	Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including stock options, warrants and convertible preferred stock, to the extent dilutive. Due to net losses for all the periods presented, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

(n)	Cash and Cash Equivalents

Cash equivalents consist of highly liquid short-term investments with original maturities of three months or less at the time of purchase.

(o)	Restricted Cash

The Company’s payment processors require the Company to maintain certain restricted cash balances as collateral and the Company is also required to maintain a restricted cash balance in connection with its license to operate in India.

(p)	Disbursement Prefunding

The Company maintains prefunded balances with some of its disbursement partners, mainly for the disbursements to be made, on the Company’s behalf, to recipients to satisfy customer liabilities.

Xoom Corporation

Notes to Consolidated Financial Statements

This is done to prevent a delay in the partner disbursing the funds. In some cases, these balances are also utilized for settlement of disbursement fees due.

(q)	Marketable Securities

Marketable securities consist of certificates of deposits, commercial paper, corporate bonds, U.S. Treasury and Agency Notes and international government bonds with original maturities of 12 months or less. Xoom’s marketable securities are considered to be available-for-sale and are recorded at fair value based on quoted market rates. Unrealized gains and losses are recorded as part of other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities and credit losses are recorded in other income (expense) in the consolidated statements of operations when incurred. Gains and losses on sale of securities are determined on the specific-identification method.

(r)	Customer Funds Receivable

When customers fund their transactions using their bank accounts or credit or debit cards, there is a clearing period before the cash is received from the payment processors by the Company, usually one to two business days. Hence, these funds are treated as a receivable until the cash is received by the Company.

(s)	Property, Equipment and Software

Property, equipment and software is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense is computed over the estimated economic useful life of the assets, between two to five years, using the straight-line method. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the shorter of their estimated useful life or the lease term.

(t)	Website and Internal-Use Software Development Costs

The Company’s capitalization of website and internal-use software development costs begins in the application development stage and ends when the asset is placed into service. The Company amortizes such costs using the straight-line method over estimated useful lives, which generally approximates two to three years. Amortization of website and internal-use software development costs is included in technology and development in the accompanying consolidated statements of operations. The Company capitalized $256,000 in website and internal-use software development costs for the year ended December 31, 2011 and $27,000 and $35,000 for the three months ended March 31, 2011 and 2012, respectively. Prior to 2011, costs incurred during the application development stage were not significant and were expensed as incurred.

(u)	Customer Liabilities

The Company recognizes transactions processed from customers but not yet confirmed as disbursed to the recipient by its disbursement partners as customer liabilities on the accompanying consolidated balance sheets.

(v)	Income Taxes

The Company uses the asset and liability method to account for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future income tax consequences of

Xoom Corporation

Notes to Consolidated Financial Statements

events that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are established for deferred tax assets when the likelihood of the deferred tax assets not being realized exceeds the more likely than not criterion. The Company also provides reserves as necessary for uncertain tax positions taken on its tax filings. First, the Company determines if a tax position is more likely than not to be sustained upon audit solely based on technical merits, including resolution of related appeals or litigation processes, if any. Second, based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement, the Company recognizes any such differences as a liability. The Company includes in income tax expense any interest and penalties related to uncertain tax positions. For all periods presented, there are no uncertain tax positions.

(w)	Concentration Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, disbursement prefunding, customer funds receivable, restricted cash and marketable securities. The Company assets are placed with financial institutions throughout the world, which management assesses to be of high credit quality, in order to limit the exposure of each investment.

A relatively limited number of countries, as determined based on location of the recipient of the funds disbursed, account for a large percentage of the Company’s total revenues. For 2009, 2010 and 2011, the Philippines accounted for approximately 60%, 49% and 42% of the Company’s revenue, respectively. For the three months ended March 31, 2011 and 2012, the Philippines accounted for approximately 46% and 38% of the Company’s revenue, respectively. The top three countries, Philippines, Mexico and Colombia, represented approximately 73% and 68% of the Company’s revenue for 2009 and 2010, respectively. The top three countries, the Philippines, Mexico and India, represented approximately 71%, 69% and 73% of the Company’s revenue for 2011 and for the three months ended March 31, 2011 and 2012, respectively.

(x)	Recently Issued and Adopted Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued an amendment to revise fair value measurements and disclosures. This standard provides clarification about the application of existing fair value measurement and disclosure requirements and expands certain other disclosure requirements. The update is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this new standard did not have a material effect on the Company’s consolidated financial statements, although additional disclosures have been included.

In June 2011, the FASB amended its guidance on the presentation of comprehensive income. The new accounting guidance requires entities to report the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The update is effective for fiscal years and interim periods within those years, beginning after December 15, 2011 on a retrospective basis. The Company adopted this standard and has retroactively applied the provisions of this standard for all periods presented. This adoption did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Xoom Corporation

Notes to Consolidated Financial Statements

There have been no new accounting pronouncements not yet effective that have significance, or potential significance, to the Company’s consolidated financial statements.

(3)	Marketable Securities

Marketable securities, classified as available-for-sale, are stated at fair value. There were no other-than-temporary losses during any of the periods presented. The following table summarizes unrealized gains and losses on the marketable securities for the following periods (in thousands):

	December 31, 2010
	Amortized cost	Unrealized gains	Unrealized loss	Fair value
U.S. Treasury Notes	$4,527	$1	$—	$4,528
U.S. Agency Notes	4,163	—	—	4,163
Corporate bonds	3,540	—	(1)	3,539

Total Marketable Securities	$12,230	$1	$(1)	$12,230

	December 31, 2011
	Amortized cost	Unrealized gains	Unrealized loss	Fair value
U.S. Treasury Notes	$403	$—	$—	$403
U.S. Agency Notes	3,441	—	—	3,441
Corporate bonds	10,209	1	(11)	10,199
Commercial paper	4,693	1	(1)	4,693
Certificates of deposit	1,650	—	(1)	1,649

Total Marketable Securities	$20,396	$2	$(13)	$20,385

	March 31, 2012
	Amortized cost	Unrealized gains	Unrealized loss	Fair value
	(unaudited)
U.S. Agency Notes	$6,177	$1	$(1)	$6,177
Corporate bonds	11,270	5	(4)	11,271
Commercial paper	6,545	1	—	6,546
Certificates of deposit	1,650	—	(1)	1,649
International government bonds	768	—	(1)	767

Total Marketable Securities	$26,410	$7	$(7)	$26,410

As of December 31, 2010 and 2011 and March 31, 2012, there were no marketable securities with maturity dates greater than one year.

(4)	Fair Value Measurements

Fair value is an exit price, the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level. The Company’s marketable securities are stated at fair value utilizing the same hierarchy.

Xoom Corporation

Notes to Consolidated Financial Statements

The following are the three levels of inputs used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include items where the determination of fair value requires significant management judgment or estimation.

The book value of the Company’s financial instruments not measured at fair value, including cash and cash equivalents, restricted cash, disbursement prefunding, customer funds receivables, line of credit and customer liabilities approximates fair value due to the relatively short maturity of such instruments. The fair value of such financial instruments are determined using the income approach based on the present value of estimated future cash flows. The fair value of all of these instruments would be categorized as Level 2 of the fair value hierarchy, with the exception of cash and cash equivalents which would be categorized as Level 1.

The Company’s cash equivalents and marketable securities that are measured at fair value on a recurring basis are classified as follows (in thousands):

	December 31, 2010			December 31, 2011			March 31, 2012
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
							(unaudited)
Cash Equivalents:
Money market funds	$10,955	$—	$—	$19,107	$—	$—	$8,027	$—	$—
U.S. Agency notes	—	—	—	—	125	—	—	—	—
Corporate bonds	—	—	—	—	505	—	—	633	—
Commercial paper	—	900	—	—	—	—	—	—	—

Marketable Securities:
U.S. Treasury notes	4,528	—	—	403	—	—	—	—	—
U.S. Agency notes	—	4,163	—	—	3,441	—	—	6,177	—
Corporate bonds	—	3,539	—	—	10,199	—	—	11,271	—
Commercial paper	—	—	—	—	4,693	—	—	6,546	—
Certificate of deposits	—	—	—	—	1,649	—	—	1,649	—
International government bonds	—	—	—	—	—	—	—	767	—

	$15,483	$8,602	$—	$19,510	$20,612	$—	$8,027	$27,043	$—

Financial instruments, which are traded in active markets, using quoted market prices for identical instruments are assigned a Level 1 under the fair value hierarchy. The Company obtains the fair value of its Level 2 financial instruments from a professional pricing service, which may use quoted market prices for identical or comparable instruments, or inputs other than quoted prices that are observable either directly or indirectly. The professional pricing service gathers quoted market prices and observable inputs for the Company’s financial instruments from a variety of industry data providers. The valuation techniques used to measure the fair value of Level 2 financial instruments were derived from nonbinding market consensus prices that are corroborated by observable market data, quoted market prices for similar instruments, or pricing models such as discounted cash flow techniques.

There were no transfers between Level 1 and Level 2 assets during any of the periods presented.

Xoom Corporation

Notes to Consolidated Financial Statements

(5)	Property, Equipment and Software, Net

The following is a summary of property, equipment and software at cost, less accumulated depreciation and amortization (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Office furniture and equipment	$1,378	$1,795	$2,892
Software	880	1,939	2,194
Leasehold improvements	103	161	168

	2,361	3,895	5,254
Less: accumulated depreciation	(1,310)	(1,710)	(1,973)

	$1,051	$2,185	$3,281

Depreciation and amortization expense of $191,000, $276,000 and $548,000 was recorded for the years ended December 31, 2009, 2010 and 2011, respectively and $99,000 and $262,000 for the three months ended March 31, 2011 and 2012 respectively.

(6)	Line of Credit

On October 8, 2009, the Company entered into a loan and security agreement (the Loan Agreement) with Silicon Valley Bank, which is also a stockholder of the Company. The Loan Agreement permitted the Company to borrow through October 7, 2010 up to $3.0 million. On October 29, 2010, the Company amended the Loan Agreement to permit the Company to borrow through October 6, 2011 up to $10.0 million. On August 2, 2011 and October 27, 2011, the Company further amended this Loan Agreement to permit the Company to borrow through October 1, 2013 up to $20.0 million and $40.0 million, respectively, bearing interest at the greater of prime plus 1.25% or 4.50%. In 2011, the Company paid a commitment fee of $87,000 and is required to pay monthly interest on the greater of the actual borrowings or $10.0 million. The Loan Agreement contains a $600,000 early termination fee. The interest rate at December 31, 2011 and March 31, 2012 was 4.5%.

Silicon Valley Bank also issued a standby letter of credit which satisfied the additional collateral requirement to maintain a license to operate in India. The standby letter of credit amount reduces the $40.0 million the Company is permitted to borrow under the Loan Agreement. At December 31, 2011, the Company had $12.0 million available under this facility, reflecting $1.5 million of outstanding letters of credit. At March 31, 2012, the Company had $9.5 million available under this facility, reflecting $25.0 million outstanding under the line of credit and $5.5 million of outstanding letters of credit.

(7)	Income Taxes

The provision for income taxes for each of the years ended December 31, 2009, 2010 and 2011 was $2,000.

Xoom Corporation

Notes to Consolidated Financial Statements

The components of provision for income taxes for all periods presented were as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Current tax provision:
Federal	$—	$—	$—
State	2	2	2
Deferred tax provision:
Federal	—	—	—
State	—	—	—

	$2	$2	$2

A reconciliation of the statutory federal income tax rate of 34% to the actual tax rate is as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Tax computed at the statutory U.S. federal income tax rate	$(1,869)	$(2,026)	$(1,486)
Net operating loss carrry-forwards	1,784	1,938	1,376
Stock-based compensation	82	79	109
Other	5	11	3

	$2	$2	$2

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred tax assets were as follows (in thousands):

	Year Ended December 31,
	2010	2011
Assets:
Net operating loss carryforwards	$19,926	$20,978
Stock based compensation	131	378
Other	229	517

Gross deferred tax assets	20,286	21,873
Valuation allowance	(20,264)	(21,873)

Total deferred tax assets	22	—
Liabilities:
Property, equipment and software, net	(22)	—

Net deferred tax assets	$—	$—

The Company has deferred tax assets comprised primarily of net operating losses, stock-based compensation, accruals and reserves. The Company has not benefited from any of its deferred tax assets and has established a full valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent

Xoom Corporation

Notes to Consolidated Financial Statements

upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the deferred tax assets will not be realized; accordingly, a full valuation allowance has been established and no deferred tax asset and related tax benefit have been recognized in the accompanying consolidated financial statements.

As of December 31, 2011, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $53.2 million and $50.8 million, respectively. These net operating losses can be utilized to reduce future taxable income, if any. The federal net operating loss carryforwards expire beginning in 2022 through 2032 and the state net operating loss carryforwards begin to expire in 2012 through 2032. Utilization of the net operating loss carryforwards may be subject to substantial annual limitations due to ownership change provisions of the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitations may result in the expiration of net operating loss carryforwards before utilization.

As of December 31, 2011 and March 31, 2012, the Company had no unrecognized tax benefits. No significant interest or penalties were recorded during the years ended December 31, 2009, 2010 and 2011.

Tax years from 2001 and forward remain open to examinations by federal and state authorities due to net operating loss carryforwards. The Company is currently not under examinations by the Internal Revenue Service or any other taxing authorities.

(8)	Stockholders’ Equity

(a)	Convertible Preferred Stock

In November 2011, the Company amended and restated its Articles of Incorporation to authorize an increase in the authorized number of Series F Preferred Stock and to change the number of authorized shares of its preferred and common stock.

Authorized and outstanding Series A, Series B, Series C, Series C-1, Series D, Series E and Series F convertible preferred stock (collectively, preferred stock) as of December 31, 2011 are as follows:

		Shares
Convertible Preferred Stock	Net Carrying Amount (In Thousands)	Authorized	Issued and Outstanding
Series A	$30	181,722	181,722
Series B	4,744	10,411,625	10,411,625
Series C	11,931	13,650,896	13,650,896
Series C-1	4,725	5,682,948	5,682,948
Series D	14,910	17,062,711	17,062,711
Series E	20,210	18,436,763	18,436,763
Series F	56,718	21,300,000	20,350,486

	$113,268	86,726,665	85,777,151

Each share of preferred stock is currently convertible into one common share. Each share of Series A, Series B, Series C, Series C-1, Series D, Series E and Series F preferred stock carries a

Xoom Corporation

Notes to Consolidated Financial Statements

liquidation preference of $0.20, $0.46388, $0.87911, $0.87911, $0.87911, $1.10058 and $2.86234 per share, respectively.

Dividends on the preferred stock of 8% of the per share liquidation preference are payable when and if declared by the Board of Directors. Dividends are not cumulative. The dividend requirements of the preferred stock must be satisfied prior to the payment of any dividends or distributions with respect to the Company’s common stock. Dividend rights for Series F, Series E and Series D (as a group) are senior to Series C-1 and Series C (as a group). Series C-1 and Series C (as a group) are senior to Series B, which is senior to Series A. Holders of preferred stock are entitled to voting rights equivalent to the number of common shares into which their shares are convertible. All preferred shares convert automatically to common shares in the event of a public offering of the Company’s common stock with aggregate proceeds of at least $20,000,000 or by request from the holders of a majority of the preferred stock.

Upon any liquidation event, the holders of Series F, Series E and Series D (as a group) shall be entitled to receive, on a pro-rata basis, any distribution of Company assets prior and in preference to Series C-1 and Series C (as a group), followed by Series B, then Series A, and then common stock.

In the event the assets of the Company are insufficient to permit payment to the holders, the assets available for liquidations will be distributed with equal priority and pro-rata first among the holders of Series F, Series E and Series D (as a group) in proportion to the full amount they would otherwise be entitled to receive, followed by Series C-1 and Series C (as a group), then Series B, then Series A. After the payment or setting aside for payment to the holders of preferred stock of the full amounts, the entire remaining assets of the Company available for distribution shall be distributed pro-rata to holders of the common stock.

None of the series of preferred stock is redeemable.

(b)	Common Stock

In November 2011, the Company amended and restated its Articles of Incorporation to increase the authorized number of common shares to 135,000,000. Of these shares, 20,109,096 are issued and outstanding as of December 31, 2011.

(c)	Election Rights

Election of the Board of Directors is divided among the outstanding classes of stock. The holders of Series D, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of Series C-1 and holders of Series C, voting as a single class, are entitled to elect one member of the Board of Directors. The holders of Series B, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of Series A and common stockholders, voting together as a single class, are entitled to elect one member of the Board of Directors. The holders of preferred stock and the holders of common stock, voting together as a single class, are entitled to elect one member of the Board of Directors. The common stockholders, voting as a separate class, are entitled to elect two members of the Board of Directors. Any additional members of the Board of Directors are elected by the common stockholders and preferred stockholders, voting together as a single class.

Xoom Corporation

Notes to Consolidated Financial Statements

(d)	Stock Option Plan

Under the 2010 Stock Option Plan, which was an amendment and restatement of the Company’s prior option plan (the 2010 Plan), the Company may grant incentive and nonqualified stock options to employees, directors and consultants of the Company at an option price not less than 85% of the fair value of the common stock at the date of grant. The fair value of the common stock is determined by the Board of Directors taking into account any independent third-party valuations performed during the period. Options vest according to the grant document. Options currently outstanding generally vest in equal amounts over periods not to exceed four or five years and have a maximum life of ten years. As of March 31, 2012, the Company was authorized to grant up to 29,200,000 shares underlying equity awards. There were 135,615 shares available for future grant as of March 31, 2012.

The weighted-average grant date fair value of options granted was $0.20, $0.54, $0.44 and $0.74 per share for the years ended December 31, 2009, 2010 and 2011 and the three months ended March 31, 2012, respectively. There were no stock options granted during the three months ended March 31, 2011. No stock-based compensation cost was capitalized for any of the periods presented as it was insignificant for all periods presented.

The following table presents the effects of stock-based compensation on the Company’s consolidated statements of operations during the periods presented (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Stock-based compensation expense:
Marketing	$24	$72	$145	$35	$51
Technology and development	48	93	235	29	148
Customer service and operations	11	107	118	29	42
General and administrative	167	278	451	107	183

	$250	$550	$949	$200	$424

No current income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits realized from exercised stock options.

The Company utilizes the Black-Scholes model for valuing its stock options. This model utilizes several inputs including volatility, expected term, risk free interest rate and dividend yield. Volatility is based on an average of the historical volatilities of an index fund and industry peers with characteristics similar to those of the Company. The expected term of the options is determined using the “simplified” method. The Company used the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. The risk-free interest rate is based on the implied yield of U.S. Treasury zero coupon bonds with a term comparable to the expected option term. Since the Company currently has no history or expectation of paying dividends on its common stock, a dividend yield of zero was used. Expected forfeitures are based on the Company’s historical experience.

Xoom Corporation

Notes to Consolidated Financial Statements

The following table presents the weighted-average assumptions used to estimate the fair value of the stock options granted in the Company’s consolidated financial statements:

	Year Ended December 31,			Three Months Ended,
	2009	2010	2011	March 31, 2012
				(unaudited)
Expected term (in years)	6.1	6.2	5.8	6.4 years
Risk-free interest rate	2.71%	2.90%	1.73%	1.45%
Dividend yield	None	None	None	None
Volatility rate	44%	47%	39%	42%

The Company’s stock option activity and related information under the 2010 Plan was as follows:

	Options Outstanding	Weighted- Average Exercise Price	Options Exercisable	Exercisable Weighted- Average Exercise Price
Balance at December 31, 2008	11,037,167	$0.22
Granted	685,000	0.64
Exercised	(424,711)	0.13
Forfeited	(302,146)	0.19

Outstanding at December 31, 2009	10,995,310	$0.25	7,228,662	$0.20
Granted	5,897,000	1.12
Exercised	(667,863)	0.24
Forfeited	(1,268,020)	0.86

Outstanding at December 31, 2010	14,956,427	$0.54	8,758,397	$0.24
Granted	3,016,080	1.12
Exercised	(472,478)	0.33
Forfeited	(384,793)	0.75

Outstanding at December 31, 2011	17,115,236	$0.64	10,865,713	$0.39
Granted (unaudited)	6,575,286	1.71
Exercised (unaudited)	(24,750)	0.99
Forfeited (unaudited)	(43,792)	1.25

Outstanding at March 31, 2012 (unaudited)	23,621,980	$0.94	11,333,622	$0.41

Xoom Corporation

Notes to Consolidated Financial Statements

The summary of options outstanding as of December 31, 2011 is shown below:

	Outstanding Options		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted- Average Remaining Contractual Life (Years)
$0.05	60,000	2.93	60,000	2.93
0.10	50,000	3.24	50,000	3.24
0.17	5,620,660	4.69	5,620,660	4.69
0.25	2,651,267	6.07	2,523,375	6.06
0.50	343,437	6.83	271,875	6.82
0.66	442,500	7.71	246,876	7.71
1.12	7,947,372	8.61	2,092,927	8.04

	17,115,236	6.83	10,865,713	5.76

The summary of options outstanding as of March 31, 2012 (unaudited) is shown below:

	Outstanding options		Options exercisable
Exercise price	Number outstanding	Weighted- average remaining contractual life (years)	Number exercisable	Weighted- average remaining contractual life (years)
$0.05	60,000	2.68	60,000	2.68
0.10	50,000	2.99	50,000	2.99
0.17	5,620,660	4.44	5,620,660	4.44
0.25	2,651,267	5.82	2,622,203	5.82
0.50	338,437	6.59	290,939	6.57
0.66	442,500	7.40	276,877	7.40
1.12	7,893,830	8.36	2,389,723	7.83
1.71	6,565,286	9.91	23,220	9.80

	23,621,980	7.50	11,333,622	5.59

As of December 31, 2011, there were 15,238,413 options that had vested or were expected to vest with a weighted-average exercise price of $0.59 and a weighted-average contractual life of 6.6 years. The aggregate intrinsic value of options that had vested or were expected to vest was $17.1 million as of December 31, 2011. As of March 31, 2012, there were 23,375,772 options that had vested or were expected to vest with a weighted-average exercise price of $0.93 and a weighted-average contractual life of 7.48 years. The aggregate intrinsic value of options that had vested or were expected to vest was $18.2 million as of March 31, 2012.

The aggregate intrinsic value of options outstanding was $18.3 million and the aggregate intrinsic value of options exercisable was $14.3 million as of December 31, 2011. The aggregate intrinsic value of options outstanding was $18.2 million and the aggregate intrinsic value of options exercisable was $14.7 million as of March 31, 2012.

The aggregate intrinsic value of options exercised was approximately $204,000, $571,000 and $373,000 for the years ended December 31, 2009, 2010 and 2011 and $18,000 for the three months

Xoom Corporation

Notes to Consolidated Financial Statements

ended March 31, 2012, respectively. There were no stock options exercised during the three months ended March 31, 2011. The total fair value of shares vested was approximately $199,000, $347,000 and $1,035,000 for the years ended December 31, 2009, 2010 and 2011, and $100,000 and $202,000 for the three months ended March 31, 2011 and 2012, respectively.

As of December 31, 2011, there was $2.0 million of total unrecognized compensation expense related to option grants, which is expected to be recognized over a weighted-average period of 3.04 years. As of March 31, 2012, there was $6.8 million of total unrecognized compensation expense related to option grants, which is expected to be recognized over a weighted-average period of 3.84 years.

The 2010 Plan permits certain option holders to exercise their options in advance of vesting. In the event that the employee fails to satisfy the required conditions for vesting of the option, as established in the original option award, the Company maintains the right to repurchase any nonvested shares at such time. Such shares are repurchased at a price equal to the exercise price paid. As of December 31, 2011 and March 31, 2012 there were no such shares.

(e)	Stock Reserved

As of December 31, 2011, the Company has reserved 85,777,151 common shares for issuance on the conversion of preferred stock and an additional 17,219,001 common shares for issuance on the exercise of warrants or options to purchase common stock and for the options still available for grant. As of March 31, 2012, the Company has reserved 85,777,151 common shares for issuance on the conversion of preferred stock and an additional 23,800,709 common shares for issuance on the exercise of warrants or options to purchase common stock and for the options still available for grant.

(f)	Issuance of Common Stock

On August 13, 2009, the Company issued 114,000 shares of common stock under the 2010 Plan at an amount less than the fair value. As such, expense for the difference between the fair value at the date of grant and the purchase amount resulted in a $73,000 expense being recorded as general and administrative expenses in the consolidated statements of operations and as additional paid-in capital on the consolidated balance sheet as of and for the year ended December 31, 2009.

(9)	Warrants

During the year ended December 31, 2005, the Company issued warrants to purchase 1,137,514 shares of the Company’s Series C-l preferred stock, in association with the issue of Series C-1 preferred stock. The warrants had an exercise price of $0.87911 per share and expired if not exercised by November 17, 2010. During the year ended December 31, 2010, the Company issued 1,132,892 shares of Series C-1 preferred stock upon the exercise of warrants, while the remaining 4,622 warrants expired unexercised.

During the year ended December 31, 2004, the Company issued warrants to purchase 107,786 shares of the Company’s common stock. The warrants have an exercise price of $0.05 per share and were scheduled to expire on November 15, 2011. During 2009, in connection with the Loan Agreement, the Company extended the expiration date of 43,114 of these common stock warrants to October 29, 2015. This extension resulted in $26,519 being recorded as prepaid fees to be amortized

Xoom Corporation

Notes to Consolidated Financial Statements

into expense over the line of credit term of one year. The Company has classified the warrants as equity in the consolidated balance sheet. During 2011, the Company issued 61,784 shares of common stock in connection with a cashless exercise of warrants. As of December 31, 2011, there were 43,114 of warrants outstanding.

(10)	Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is the same as basic loss per share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss.

The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Numerator:
Net loss	$(5,496)	$(5,959)	$(4,372)	$(1,404)	$(494)

Denominator:
Weighted-average common shares	18,573	19,011	19,824	19,575	20,120
Basic and diluted loss per share	$(0.30)	$(0.31)	$(0.22)	$(0.07)	$(0.02)

The following securities have been excluded from the calculation of diluted net income per share of common stock for the periods presented because including them would have been anti-dilutive (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Common shares from convertible preferred stock	69,534	77,043	85,777	77,043	85,777
Common shares from common stock warrants	108	108	43	108	43
Common shares from preferred stock warrants	1,138	—	—	—	—
Stock options outstanding	10,995	14,956	17,115	14,839	23,622

Total common stock equivalents	81,775	92,107	102,935	91,990	109,442

Unaudited	Pro Forma Net Loss Per Share

Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the first period presented or the original date of issuance, if later.

Xoom Corporation

Notes to Consolidated Financial Statements

The following table presents the calculation of basic and diluted pro forma net loss per share (in thousands, except per share data):

	Year Ended December 31, 2011	Three Months Ended March 31, 2012
	(unaudited)
Net loss	$(4,372)	$(494)

Weighted-average common shares	19,824	20,120
Pro forma adjustment to reflect assumed conversion of preferred stock to common stock	78,283	85,777

Pro forma basic and diluted shares	98,107	105,897

Pro forma basic and diluted loss per share	$(0.04)	$(0.00)

(11)	Employee Benefit Plan

Effective January 1, 2005, the Company implemented a 401(k) Plan for all employees over the age of 21. Participants may contribute up to 100% of their salary (during 2011, up to a maximum of $16,500 or $22,000 for participants over 50 years of age). Company matching is at the discretion of the Board of Directors.

The employee benefit plan also provides a profit sharing component where the Company can make a discretionary contribution to the 401(k) Plan, which is allocated based on the compensation of eligible employees. The 401(k) Plan also provides for qualified non-elective contributions where the Company can make a discretionary contribution in order to pass various nondiscretionary tests for the 401(k) portion of the employee benefit plan. This contribution is allocated to eligible non-highly compensated employee in reverse order based on compensation. No Company contributions were made to the 401(k) Plan in 2009, 2010, 2011 or the three months ended March 31, 2011 and 2012.

(12)	Commitments and Contingencies

(a)	Operating Leases

The Company conducts operations from leased facilities under operating leases, which extend through October 31, 2016.

Future minimum lease payments under the noncancelable operating leases at December 31, 2011 were as follows (in thousands):

2012	$707
2013	711
2014	719
2015	719
2016	599

Rental expense for the years ended December 31, 2009, 2010 and 2011 amounted to $363,000, $442,000 and $524,000, respectively and $128,000 and $181,000 for the three months ended March 31, 2011 and 2012, respectively.

Xoom Corporation

Notes to Consolidated Financial Statements

(b)	Litigation

On February 23, 2011, the Company filed a lawsuit in federal court in the Northern District of California against Motorola Mobility, Inc. and other affiliated companies (together, Motorola) alleging trademark infringement and other related claims, stemming from Motorola’s use of the name “XOOM” in connection with its wireless tablet devices and related accessories. Following the filing of the complaint, the Company and Motorola engaged in confidential settlement discussions. On October 28, 2011, the Company formally served Motorola with the complaint. The litigation is pending.

The Company is also involved from time to time in various legal proceedings in the normal course of business that individually or in the aggregate would not have a material effect on its results of operations or financial position.

(13)	Subsequent Events

The Company has integrated a new payment processor to process ACH transactions and increased its gross sending volume processed with an existing ACH payment processor. These payment processors required the Company to restrict an additional $5.0 million of its cash as collateral.

In April 2012, the Company further amended and extended its Loan Agreement to permit the Company to borrow through April 2014 up to $60.0 million. In connection with this amendment, Silicon Valley Bank received an additional warrant to purchase 100,000 shares of common stock at an exercise price of $1.71 per share.

Shares

Xoom Corporation

Common Stock

Goldman, Sachs & Co. Barclays

Needham & Company Raymond James Baird

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses (other than underwriting discounts and commissions) payable by us in connection with this offering are as follows:

Amount
SEC registration fee	$	*
Financial Industry Regulatory Authority, Inc. fee	$	*
listing fee	$	*
Accountants’ fees and expenses	$	*
Legal fees and expenses	$	*
Blue Sky fees and expenses	$	*
Transfer Agent’s fees and expenses	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*

Total Expenses	$	*

*	To be completed by amendment.

All expenses are estimated except for the SEC fee and the Financial Industry Regulatory Authority, Inc. fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect at the completion of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the Company and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that the Company’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2009, we made sales of the following unregistered securities:

•

We granted to our employees, directors, consultants and other service providers options to purchase an aggregate of 16,173,366 shares of common stock under our 2010 Plan at exercise prices ranging from $0.50 to $1.71 per share.

•	In August 2009, we sold to one of our directors 114,000 shares of common stock under our 2010 Plan at a price of $0.02 per share.

•	In October and November 2010, we issued 1,132,892 shares of preferred stock to certain accredited investors upon the exercise of outstanding warrants at an exercise price of $0.87911 per share.

•	In August 2011, we issued 61,784 shares of common stock to an accredited investor upon the cashless exercise of an outstanding warrant at an exercise price of $0.05 per share.

•	From December 2009 to November 2011, we sold 20,350,486 shares of our Series F preferred stock at a price of $2.86234 per share for an aggregate price of $58,250,010.

We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about Xoom.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Schedules

All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the consolidated financial statements included in the prospectus that is part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this             day of June, 2012.

Xoom Corporation

By:
John Kunze, Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Xoom Corporation, hereby severally constitute and appoint John Kunze and Ryno Blignaut, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

John Kunze	President, Chief Executive Officer and Director (Principal Executive Officer)	June __, 2012

Ryno Blignaut	Chief Financial Officer (Principal Financial and Accounting Officer)	June __, 2012

Roelof Frederik Botha	Director	June __, 2012

Alison Davis	Director	June __, 2012

Murray J. Demo	Director	June __, 2012

Kevin E. Hartz	Director	June __, 2012

C. Richard Kramlich	Director	June __, 2012

Anne Mitchell	Director	June __, 2012

Keith Rabois	Director	June __, 2012

Matthew Roberts	Director	June __, 2012

EXHIBIT LIST

Number	Description

1.1*	Form of Underwriting Agreement

3.1	Ninth Amended and Restated Articles of Incorporation of the Registrant, as amended, as currently in effect

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

3.3	Bylaws of the Registrant, as amended, as currently in effect

3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon completion of this offering)

4.1*	Form of Common Stock certificate of the Registrant

4.2*	Fourth Amended and Restated Investor’s Rights Agreement by and between the Registrant and certain of its stockholders dated December 21, 2009

4.3*	Amendment No. 1 to the Fourth Amended and Restated Investor’s Rights Agreement, the Third Amended and Restated Voting Agreement and the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement by and between the Registrant and certain of its stockholders dated February 24, 2010

4.4*	Warrant to Purchase Stock issued to Silicon Valley Bank dated November 15, 2004, as amended

5.1*	Opinion of Goodwin Procter LLP

10.1#	2010 Stock Option and Grant Plan (which amended and restated the 2001 Stock Plan) and forms of agreements thereunder

10.2#*	2012 Stock Option and Incentive Plan and forms of agreements thereunder (to be effective upon completion of this offering)

10.3#*	Senior Executive Cash Incentive Bonus Plan

10.4*	Form of Amended and Restated Indemnification Agreement

10.5#*	Executive Agreement by and between the Registrant and John Kunze dated

10.6#*	Form of Executive Agreement with other executive officers

10.7	Office Lease by and between the Registrant and 100 Bush Corporation dated August 15, 2008 (3rd Floor), as amended

10.8*	Amended and Restated Loan and Security Agreement by and between the Registrant and Silicon Valley Bank dated June , 2012

21.1	Subsidiary of the Registrant

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in page II-4)

*	To be filed by amendment
#	Indicates management contract or compensatory plan, contract or agreement

Exhibit 3.1

NINTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

XOOM CORPORATION

John Kunze and Christopher Ferro certify that:

(i) They are the President and Secretary, respectively, of Xoom Corporation, a California corporation (the “Corporation”).

(ii) The Articles of Incorporation of the Corporation are hereby amended and restated in full to read in their entirety as set forth in EXHIBIT A attached hereto and are incorporated herein by reference as if fully set forth herein.

(iii) The Ninth Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this Corporation.

(iv) The Ninth Amended and Restated Articles of Incorporation have been duly approved by the required vote of the shareholders of the Corporation entitled to vote in accordance with the Articles of Incorporation of this Corporation and Sections 902 and 903 of the California Corporations Code. The total number of shares entitled to vote with respect to the foregoing Ninth Amended and Restated Articles of Incorporation was 18,901,346 shares of Common Stock, 181,722 shares of Series A Preferred Stock, 10,411,625 shares of Series B Preferred Stock, 13,650,896 shares of Series C Preferred Stock, 4,550,056 shares of Series C-l Preferred Stock, 17,062,711 shares of Series D Preferred Stock and 18,436,673 shares of Series E Preferred Stock. The number of shares voting in favor of the Ninth Amended and Restated Articles of Incorporation equaled or exceeded the vote required for each series thereof. The percentage vote required was (a) more than 50% of the outstanding shares of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-l Preferred Stock, the Series D Preferred Stock and Series E Preferred Stock (voting as a single class on an as-converted basis), (b) more than 50% of the outstanding shares of the Common Stock, (c) more than 50% of the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-l Preferred Stock, the Series D Preferred Stock and Series E Preferred Stock (voting as a single class on an as-converted basis), (d) more than 50% of the outstanding shares of the Series A Preferred Stock, (e) more than 50% of the outstanding shares of the Series B Preferred Stock, (f) more than 50% of the outstanding shares of the Series C Preferred Stock, (g) more than 50% of the outstanding shares of the Series C-l Preferred Stock, (h) more than 50% of the outstanding shares of the Series D Preferred Stock and (i) more than 50% of the outstanding shares of the Series E Preferred Stock.

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct to the best of their own knowledge.

Date: December 17, 2009	/s/ John Kunze
San Francisco, California	John Kunze, President

/s/ Christopher Ferro
Christopher Ferro, Secretary

EXHIBIT A

NINTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

XOOM CORPORATION

ARTICLE I

The name of the Corporation is Xoom Corporation.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated under the California Corporations Code.

ARTICLE III

The total number of shares of stock that the corporation shall have authority to issue is 195,681,287, consisting of 120,000,000 shares of Common Stock and 75,681,287 shares of Preferred Stock. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 181,722 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 10,411,625 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 13,650,896 shares. The fourth series of Preferred stock shall be designated “Series C-l Preferred Stock” and shall consist of 5,687,570 shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 17,062,711 shares. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 18,436,763 shares. The seventh series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 10,250,000 shares.

ARTICLE IV

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions.

For purposes of this Article IV, the following definitions shall apply:

(a) “Conversion Price” means $.20 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $.46388 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $.87911 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $.87911 per share for the Series C-l Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $.87911 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $1.10058 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and $2.86234 per share for the Series F Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Corporation” means Xoom Corporation.

(c) “Convertible Securities” means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d) “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of repurchase at original cost, or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for that right (so long as such repurchase is unanimously approved by the Board of Directors).

(e) “Dividend Rate” means an annual rate of 8% of the Original Issue Price for the Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” means $.20 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.46388 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.87911 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.87911 per share for the Series C-l Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.87911 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $1.10058 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and $2.86234 per share for the Series F Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” means $.20 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.46388 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.87911 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth

4

elsewhere herein), $.87911 per share for the Series C-l Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $.87911 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $1.10058 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and $2.86234 per share for the Series F Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-l Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

(j) “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, on a pro-rata, pari passu basis, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, respectively, payable in preference and priority to any declaration or payment of any Distribution on Series C-l Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock of the Corporation in such calendar year. In any calendar year and subject to the prior dividend rights of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, the holders of outstanding shares of Series C-l Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series C-l Preferred Stock and Series C Preferred Stock, respectively payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. In any calendar year and subject to the prior dividend rights of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C-l Preferred Stock and Series C Preferred Stock, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividend-s, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series B Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. In any calendar year and subject to the prior dividend rights of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C-l Preferred Stock, Series C Preferred Stock and the Series B Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series A Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the

5

Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on shares of Preferred Stock are not declared or paid in any calendar year.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends as described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock, and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of the Distribution shall be deemed to be the fair market value of the property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of repurchase at original cost or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained m agreements providing for such right.

3. Liquidation Rights.

(a) Liquidation Preference. Upon any Liquidation Event, the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock shall be entitled to receive, on a pro-rata basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-l Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, as appropriate, and (ii) all declared but unpaid dividends (if any) on such share of Series F Preferred Stock, Series E Preferred Stock or Series D Preferred Stock, as appropriate. After payment of the liquidation preference to the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock, the holders of the Series C-l Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive, on a pro-rata and pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, Series A Preferred Stock or Series B Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series C-l Preferred Stock or Series C Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series C-l Preferred Stock or Series C Preferred Stock, as appropriate and (ii) all declared but unpaid dividends (if any) on

6

such share of Series C-l Preferred Stock or Series C Preferred Stock, as appropriate. After payment of the liquidation preference to the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock, the Series C-l Preferred Stock and the Series C Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or Series A Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock. After payment of the liquidation preference to the holders of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C-l Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of Common Stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock. If, upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to the holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata first among the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above, second, among the holders of Series C-l Preferred Stock and the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above, third, among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above and, fourth, among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first forgoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with

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respect to a Liquidation Event, each holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether the holder actually converted) the holder’s shares of the series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, the holder would receive, in the aggregate, an amount greater than the amount that would be distributed to the holder if the holder did not convert that series of Preferred Stock into shares of Common Stock. If any holder is deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 3(d), then the holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) Reorganization. For purposes of this Section 3, a “Liquidation Event” shall include (i) an acquisition of the Corporation or any other transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to the transaction retain (either by the voting securities remaining outstanding or by the voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by the holders prior to the transaction, a majority of the total voting power represented by the voting securities of the Corporation or the surviving entity outstanding immediately after the transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation (including the exclusive license of all or substantially all of the Corporation’s intellectual property); or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any Liquidation Event are other than cash, then the value of the assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to shareholders in a Liquidation Event shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be to the average of the closing prices of the securities on that exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date the transaction closes.

For the purposes of this Section 3(f), “trading day” means any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York

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Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for the exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day change from those set forth above, the fair market value shall be determined as of the other generally accepted benchmark times.

(g) Notice of Liquidation Event. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than twenty (20) days prior to the shareholders’ meeting called to approve the transaction, or twenty (20) days prior to the closing of the transaction, whichever is earlier, and shall also notify the holders in writing of the final approval of the transaction. The first of these notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give the holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that, subject to compliance with applicable law, these periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted to Common Stock basis). All such notices shall be delivered by certified U.S. mail or express courier, postage prepaid, to the address of the holders set forth in the books and records of the Corporation.

4. Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for that series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for that series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for that share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate net proceeds to the Corporation are not less than

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$20,000,000, or (ii) upon the receipt by the Corporation of a written request for conversion from the holders of a majority of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in the request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”),

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For this purpose, all shares of Preferred. Stock to be so converted held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the Preferred Stock into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that the certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation and its transfer agent from any loss incurred by them in connection with the certificates, and shall give written notice to the Corporation at its office that he elects to convert the shares represented by the lost, stolen or destroyed certificate; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of those shares and whether or not the certificates representing those shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the Automatic Conversion Event unless either the certificates evidencing the shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that the certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation and its transfer agent from any loss incurred by them in connection with the certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon the conversion, notwithstanding that the certificates representing the shares of Preferred Stock were not surrendered at the office of the Corporation, that notice from the Corporation was not received by any holder of record of shares of Preferred Stock, or that the certificates evidencing the shares of Common Stock were not then actually delivered to the holder.

The Corporation shall, as soon as practicable after delivery, or after receipt of an agreement of indemnification, issue and deliver to the holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock on that date; provided, however, that if the conversion is in connection with an

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underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted the Preferred Stock until immediately prior to the closing of such transaction.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of these Ninth Amended and Restated Articles of Incorporation, other than:

(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants, contractors or advisors to, the Corporation or any subsidiary, in each case so long as such issuance (A) is pursuant to a restricted stock purchase agreement, stock option plan or similar arrangement approved by the Board of Directors and (B) is for the primary purpose of soliciting or retaining their services;

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of filing of these Ninth Amended and Restated Articles of Incorporation;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), 4(f) and 4(g);

(4) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(5) shares of Common Stock issued (for consideration other than cash) pursuant to the bona fide acquisition of another corporation, limited liability company, partnership or other business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization, provided, that such issuances are approved by the Board of Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other similar financial institutions pursuant to a debt financing or commercial leasing transaction, in each case so long as such issuance (A) is approved by the Board of Directors and (B) is for other than primarily equity financing purposes;

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(7) shares of Common Stock issued or issuable in connection with collaboration, joint venture, development or other similar strategic partnerships approved by the Board of Directors; and

(8) shares of Common Stock issued to suppliers or third party service providers as compensation or incentive for the provision of goods or services to the Corporation (other than to employees, directors or individual consultants), in each case so long as such issuance (A) is pursuant to a business transaction approved by the Board of Directors and (B) is for other than primarily equity financing purposes.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect, as of immediately prior to the issuance, for that series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. If the Corporation at any time or from time to time after the date of the filing of these Ninth Amended and Restated Articles of Incorporation issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of that number) of Common Stock issuable upon the exercise of the Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities or, in the case of Options for Convertible Securities, the exercise of the Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of the issuance or, if a record date has been fixed, as of the close of business on the record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock in connection with the exercise of the Options or conversion or exchange of the Convertible Securities;

(2) if the Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of the Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of the Options or Convertible Securities such as Sections 4(e), 4(f) and 4( g)), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect the change as if the

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change had been in effect as of the original issuance (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to Section 4(d)(iii)(2) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and the readjustment date;

(4) upon the expiration of any Options or any rights of conversion or exchange under Convertible Securities which have not been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon the expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of the Options or the conversion or exchange of the Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus, the consideration actually received by the Corporation upon the exercise or for the issuance of all Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of the Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of the exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(c) if the record date has been fixed and the Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on the record date shall be cancelled as of the close of business on the record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation issues Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to

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Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to the issuance, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with the issuance, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance (which figure shall include the shares of Common Stock issuable upon conversion of any outstanding shares of Preferred Stock) plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price, and the denominator of which shall be tire number of shares of Common Stock outstanding immediately prior to the issuance (which figure shall include the shares of Common Stock issuable upon conversion of any outstanding shares of Preferred Stock) plus the number of Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at that time if the amount of the reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to that amount at the time of, and together with, any subsequent reduction which, together with that amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding,

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common shall be computed as follows:

(1) The consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of the issuance, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

(c) if Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of the consideration so received, computed as provided in Section 4(d)(v)(1)(a)-(b), as reasonably and determined in good faith by the Board of Directors.

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(2) The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of the Options or Convertible Securities, plus the minimum aggregate amount of-additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of the consideration) payable to the Corporation upon the exercise of the Options or the conversion or exchange of the Convertible Securities, or in the case of Options for Convertible Securities, the exercise of the Options for Convertible Securities and the conversion or exchange of the Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of that number) issuable upon the exercise of the Options or the conversion or exchange of the Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. If the outstanding shares of Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater-number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to the subdivision shall, concurrently with the effectiveness of the subdivision, be proportionately decreased. If the outstanding shares of Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to the combination shall, concurrently with the effectiveness of the combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. If the outstanding shares of Preferred Stock or a series of Preferred Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Preferred Stock, then the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to the subdivision shall, concurrently with the effectiveness of the subdivision, be proportionately decreased. If the outstanding shares of Preferred Stock or a ‘ series of Preferred Stock are combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, then the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to the combination shall, concurrently with the effectiveness of the combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the

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number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of the Preferred Stock shall have the right thereafter to convert the shares of Preferred Stock into a number of shares of the other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the series of Preferred Stock immediately before that change would have been entitled to receive in the reorganization or reclassification, all subject to further adjustment as provided herein with respect to the other shares.

(h) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(i) Notice of Record Date. If the Corporation (i) takes a record of the holders of any class of securities for the purpose of determining the holders who are entitled to receive any dividend (other than a cash dividend) or other distribution or (ii) Recapitalizes the Common Stock, the Corporation shall mail to ‘each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of the dividend or distribution or for determining rights to vote in respect of the matters referred to in clause (ii), and the amount and character of the dividend or distribution. No event description in clause (i) or (ii) shall take place sooner than ten (10) days after the Corporation has given the first notice provided for herein (or sooner than ten (10) days after the Corporation has given notice of any material changes in the terms of the transaction); provided, however, that, subject to compliance with applicable law, these periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock. All such notices shall be delivered by certified U.S. mail or express courier, postage prepaid, to the address of the holders set forth in the books and records of the Corporation.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute the adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth the adjustment or readjustment and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to the holder a like certificate setting forth (i) the adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of

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Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of the series. Any such waiver shall bind all future holders of shares of that series of Preferred Stock.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as is sufficient for that purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Series Voting.

(i) Except as set forth in Sections 5(b)(ii) and (iii) of this Article IV, and other than as otherwise provided herein or required by law, there shall be no series voting.

(ii) As long as any shares of Series F Preferred Stock are issued and outstanding, the Corporation shall not whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of Series F Preferred (A) increase or decrease (other than for decreases resulting from conversion of the Series F Preferred Stock) the authorized number of shares of Series F Preferred Stock or (B) alter, amend or waive any provision of the Corporation’s Articles of Incorporation or Bylaws if such alteration, amendment or waiver would adversely affect any of the rights, preferences or privileges of the holders of shares of Series F Preferred Stock.

(iii) As long as any shares of Series E Preferred Stock are issued and outstanding, the Corporation shall not whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of Series E Preferred (A) increase or decrease (other than for decreases resulting from conversion of the Series E Preferred Stock) the authorized number of shares of Series E Preferred Stock or (B) alter, amend or waive any provision of the Corporation’s Articles of Incorporation or Bylaws if such alteration, amendment or waiver would adversely affect any of the rights, preferences of privileges of the holders of shares of Series E Preferred Stock.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of

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Preferred Stock held by the holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock are entitled to vote. Holders of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors (the “Series D Director”). The holders of the Series C-l Preferred Stock and the holders of the Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders, for the election of directors (the “Series C Director”). The holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors (the “Series B Director”, together with the Series D Director and Series C Director, each a “Preferred Director” and together the “Preferred Directors”). The holders of the Common Stock and the Series A Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of the Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is for a director elected by a class or classes of shareholders pursuant to this Section 5(d), then the holders of a majority of the total number of shares then outstanding of that class or classes may elect a successor to fill that vacancy; provided, however, that filling a vacancy by written consent of the shareholders shall require the unanimous written consent of the holders of the shares then outstanding of that class or classes entitled to elect such director, if such vacancy was created by the removal of a director.

(e) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Amendments and Changes.

Subject to the series voting provisions set forth in Section 5(b), as long as any of the Preferred Stock is issued and outstanding, the Corporation shall not, whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as

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provided by law) of the holders of more than 50% of the outstanding shares of the Preferred Stock:

(a) amend, alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(c) authorize or create any new class or series of equity security (including any other security convertible into or exercisable for any such equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(d) enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(e);

(e) take any action which results in the redemption of any shares of Preferred Stock or Common Stock (other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to which the Corporation has an option to repurchase such shares at cost upon occurrence of certain events);

(f) increase the aggregate number of shares of Common Stock reserved for issuance in connection with the Corporation’s stock option and restricted stock plans above 15,400,000 (except in the event of a Recapitalization);

(g) voluntarily liquidate or dissolve;

(h) change the authorized number of members of the Board of Directors;

(i) declare or pay any Distribution (as defined in Section 1(d)) with respect to the Preferred Stock or Common Stock of the Corporation; or

(j) amend or waive any provision of the Corporation’s Articles of Incorporation or Bylaws.

7. Reissuance of Preferred Stock.

If any shares of Preferred Stock are converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by the Corporation.

8. Notices.

Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid,

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and addressed to each holder of record at the holder’s address appearing on the books of the Corporation.

ARTICLE V

1. Limitation of Directors’ Liability.

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2. Indemnification of Corporate Agents.

This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

3. Repeal or Modification.

Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

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ARTICLES OF AMENDMENT OF THE

NINTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF XOOM CORPORATION

The undersigned certify that:

1. They are the President and Secretary, respectively, of Xoom Corporation, a California corporation.

2. Article III of the Ninth Amended and Restated Articles of Incorporation of this corporation is amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 202,181,287, consisting of 125,000,000 shares of Common Stock and 77,181,287 shares of Preferred Stock. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 181,722 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 10,411,625 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 13,650,896 shares. The fourth series of Preferred stock shall be designated “Series C-l Preferred Stock” and shall consist of 5,687,570 shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 17,062,711 shares. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 18,436,763 shares. The seventh series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 11,750,000 shares.”

3. Article IV, Section 5(b)(ii) of the Ninth Amended and Restated Articles of Incorporation of this corporation is amended and restated in its entirety to read as follows:

“(ii) As long as any shares of Series F Preferred Stock are issued and outstanding, the Corporation shall not whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 60% of the outstanding shares of Series F Preferred (A) increase or decrease (other than for decreases resulting from conversion of the Series F Preferred Stock) the authorized number of shares of Series F Preferred Stock or (B) alter, amend or waive any provision of the Corporation’s Articles of Incorporation or Bylaws if such alteration, amendment or waiver would adversely affect any of the rights, preferences or privileges of the holders of shares of Series F Preferred Stock.”

4. The foregoing amendment of the Ninth Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of said corporation.

5. The foregoing amendment of the Ninth Amended and Restated Articles of Incorporation has been approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 18,906,971 shares of Common Stock, 181,722 shares of Series A Preferred Stock, 10,411,625 shares of Series B Preferred Stock, 13,650,896 shares of Series C Preferred Stock, 4,550,056 shares of Series C-l Preferred Stock, 17,062,711 shares of Series D Preferred Stock, 18,436,763 shares of Series E Preferred Stock and 5,240,468 shares of Series F Preferred

Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being at least (i) a majority of the outstanding shares of Series F Preferred Stock, (ii) a majority of the outstanding shares of Preferred Stock, (iii) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-l Preferred Stock, voting together as a separate class, (iv) a majority of the outstanding shares of Common Stock and (v) a majority of the outstanding shares of Common Stock and Preferred Stock voting together on an as-converted basis.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, these Articles of Amendment of the Ninth Amended and Restated Articles of Incorporation have been executed in San Francisco, California by the President and the Secretary of this corporation on this 19th day of February, 2010. The undersigned certify under penalty of perjury that they have read the foregoing Articles of Amendment of the Ninth Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true of their own knowledge.

Dated: February 19, 2010	/s/ John Kunze
John Kunze, President

Dated: February 19, 2010	/s/ Christopher Ferro
Christopher Ferro, Secretary

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ARTICLES OF AMENDMENT OF THE

NINTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF XOOM CORPORATION

The undersigned certify that:

1. They are the President and Secretary, respectively, of Xoom Corporation, a California corporation.

2. Article III of the Ninth Amended and Restated Articles of Incorporation of this corporation is amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 221,726,665, consisting of 135,000,000 shares of Common Stock and 86,726,665 shares of Preferred Stock. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 181,722 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 10,411,625 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 13,650,896 shares. The fourth series of Preferred stock shall be designated “Series C-l Preferred Stock” and shall consist of 5,682,948 shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 17,062,711 shares. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 18,436,763 shares. The seventh series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 21,300,000 shares.”

3. The foregoing amendment of the Ninth Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of said corporation.

4. The foregoing amendment of the Ninth Amended and Restated Articles of Incorporation has been approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 20,095,596 shares of Common Stock, 181,722 shares of Series A Preferred Stock, 10,411,625 shares of Series B Preferred Stock, 13,650,896 shares of Series C Preferred Stock, 5,682,948 shares of Series C-l Preferred Stock, 17,062,711 shares of Series D Preferred Stock, 18,436,763 shares of Series E Preferred Stock and 11,616,372 shares of Series F Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being at least (i) sixty percent (60%) of the outstanding shares of Series F Preferred Stock, (ii) a majority of the outstanding shares of Preferred Stock, (iii) a majority of the outstanding shares of Series C-l Preferred Stock, (iv) a majority of the outstanding shares of Common Stock and (v) a majority of the outstanding shares of Common Stock and Preferred Stock voting together on an as-converted basis.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, these Articles of Amendment of the Ninth Amended and Restated Articles of Incorporation have been executed in San Francisco, California by the President and the Secretary of this corporation on this 9th day of November, 2011. The undersigned certify under penalty of perjury that they have read the foregoing Articles of Amendment of the Ninth Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true of their own knowledge.

Dated: November 9, 2011	/s/ John Kunze
John Kunze, President

Dated: November 9, 2011	/s/ Christopher Ferro
Christopher Ferro, Secretary

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Exhibit 3.3

AMENDED AND RESTATED BYLAWS

(adopted 12/16/03, effective 12/19/03)

OF

XOOM (formerly MOLLYGUARD) CORPORATION

ARTICLE I

OFFICES

Section 1.1 Principal Executive Office

The principal executive office for the transaction of the business of the corporation is hereby fixed and located at 601 4th Street, Suite 329, County of San Francisco, State of California. The Board of Directors is hereby granted full power and authority to change said principal office from one location to another.

Section 1.2 Other Offices

Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the corporation is qualified to do business.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.1 Place of Meetings

All meetings of shareholders shall be held either at the principal executive office or at any other place within or without the State of California which may be designated either by the Board of Directors or by the written consent of a majority of the shareholders entitled to vote thereat as determined pursuant to Section 6.1 of these Bylaws given either before or after the meeting.

Section 2.2 Annual Meetings

The annual meetings of shareholders shall be held on such day and at such hour as may be fixed by the Board of Directors. At such meeting, Directors shall be elected, and any other proper business may be transacted.

Section 2.3 Special Meetings

Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, or by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting. Notice of such special meeting shall be given in the same manner as for the annual meeting of shareholders. Notices of any special meetings shall specify in addition to the place, date and hour of such meeting, the general nature of the business to be transacted thereat.

Section 2.4 Notice of Meetings or Reports

Written notice of each meeting of shareholders shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall be given either personally or by mail or other means of written communication, addressed or delivered to each shareholder entitled to vote at such meeting at the address of such shareholder appearing on the books of the corporation or given by him to the corporation for the purpose of such notice. If no such address appears or is given, notice shall be given either personally or by mail or other means of written communication addressed to the shareholder at the place where the principal executive office of the corporation is located, or by publication at least once in a newspaper of general circulation in the county in which said office is located. The notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

The same procedure for the giving of notice shall apply to the giving of any report to shareholders.

All such notices shall state the place, the date and the hour of such meeting, and shall state such matters, if any, as may be expressly required by the California Corporations Code.

Upon request by any person or persons entitled to call a special meeting, the Chairman of the Board, President, Vice President or Secretary shall within twenty (20) days after receipt of the request cause notice to be given to the shareholders entitled to vote that a special meeting will be held at a time requested by the person or persons calling the meeting, but not less than thirty-five (35) nor more than sixty (60) days after receipt of the request.

All other notices shall be sent by the Secretary or an Assistant Secretary, or if there be no such officer, or in the case of his neglect or refusal to act, by any other officer, or by persons calling the meeting.

Section 2.5 Adjourned Meetings and Notice Thereof

Any shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares, represented either in person or by proxy, but in the absence of a quorum, no other business may be transacted at such meeting, except as provided in Section 2.7 of these Bylaws.

When a shareholders’ meeting is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken; except that if the adjournment is for more than forty-five (45) days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote thereat.

At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting.

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Section 2.6 Voting

Except as otherwise provided in the Articles of Incorporation and subject to Section 6.1 of these Bylaws, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders. Vote may be viva voce or by ballot; provided, however, that elections for directors must be by ballot upon demand made by a shareholder at the meeting and before the voting begins.

Every shareholder entitled to vote at any election for Directors may cumulate his, her or its votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his shares are entitled, or to distribute his, her or its votes on the same principle among as many candidates as he thinks fit, provided that no shareholder shall be entitled to cumulate votes unless such candidate or candidates names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, shall be elected.

Any holder of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it shall be conclusively presumed that the shareholder’s approving vote is with respect to all shares said shareholder is entitled to vote.

Section 2.7 Quorum

A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the shareholders, unless otherwise required by the Articles of Incorporation or the California Corporations Code.

The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Section 2.8 Consent of Absentees

The transactions of any meeting of shareholders, if not duly called and noticed, and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the shareholders entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of such meeting, or an approval of the minutes thereof. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

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Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when a person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; provided, that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law or these Bylaws to be included in the notice but not so included if such objection is expressly made at the meeting.

Section 2.9 Action Without Meeting

Any action which may be taken at any meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, that except to fill a vacancy as provided in Section 3.6 of these Bylaws, Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of Directors.

Unless the consents of all shareholders entitled to vote have been solicited in writing, notice of the following actions approved by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders entitled to vote who have not consented in writing at least ten (10) days before the consummation of the action authorized by such approval:

1. Approval of a contract or other transaction between the corporation and one or more of its Directors, or between the corporation and any corporation, firm or association in which one or more of its Directors has a material financial interest.

2. Approval of any indemnification to be made by the corporation of a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was or is an agent of the corporation.

3. Approval of the principal terms of a reorganization.

Unless the consents of all shareholders entitled to vote have been solicited in writing, prompt notice of the taking of any corporate action not listed above which is approved by shareholders without a meeting by less than unanimous written consent, shall be given to those shareholders entitled to vote who have not consented in writing.

Such notice shall be given as provided in Section 2.4 of these Bylaws.

Section 2.10 Proxies

Every person entitled to vote shares may authorize another person or persons to act by proxy with respect to such shares. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

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ARTICLE III

DIRECTORS

Section 3.1 Powers

Subject to the limitations stated in the Articles of Incorporation, these Bylaws, and the California Corporations Code as to actions which shall be approved by the shareholders or by the affirmative vote of a majority of the outstanding shares entitled to vote, and subject to the duties of Directors as prescribed by the California Corporations Code, all corporate powers shall be exercised by, or under the direction of, and the business and affairs of the corporation shall be managed by, the Board of Directors.

Section 3.2 Number of Directors

The Board of Directors shall consist of such number of directors, not less than three (3) or more than five (5), as may be determined from time to time by the Board of Directors subject to the provisions of the Articles of Incorporation. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of Directors. The holders of Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of Directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class. The minimum and/or maximum number of Directors may be designated, changed or a definite number fixed by a Bylaw duly adopted by the affirmative vote of a majority of the outstanding shares entitled to vote. The number of Directors within the minimum and maximum set by a Bylaw duly adopted by the shareholders may only be designated by resolution of the shareholders.

Section 3.3 Election and Term of Office

The Directors shall be elected at each annual meeting of shareholders, but if any such annual meeting is not held, or the Directors are not elected thereat, the Directors may be elected at any special meeting of the shareholders held for that purpose. All Directors shall hold office until the expiration of the term for which elected and until their respective successors are elected, except in the case of the death, resignation or removal of any Director. A Director needs to be a shareholder.

Section 3.4 Resignation

Any Director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

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Section 3.5 Removal

The entire Board of Directors or any individual Director may be removed from office, prior to the expiration of their or his term of office only in the manner and within the limitations provided by the California Corporations Code.

No reduction of the authorized number of Directors shall have the effect of removing any Director prior to the expiration of such Director’s term of office.

Section 3.6 Vacancies

A vacancy in the Board of Directors shall be deemed to exist (i) in case of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a felony, (iii) if the authorized number of Directors is increased, or (iv) if the shareholders fail at any annual or special meeting of shareholders at which any Director or Directors are elected to elect the full authorized number of Directors to be voted for at that meeting.

If a vacancy on the Board of Directors is for a director elected by a class or classes of shareholders, then the holders of a majority of the total number of shares then outstanding of that class or classes may elect a successor to fill that vacancy. Each Director so elected shall hold office until the expiration of the term for which he was elected or until his successor is elected at an annual or special meeting of the shareholders, or until his death, resignation or removal.

Subject to Section 3.2 of these Bylaws, the shareholders may elect a Director or Directors at any time to fill any vacancy or vacancies not filled by the Directors. Any such election by written consent or pursuant to a meeting of shareholders requires the consent of the holders of a majority of the outstanding shares entitled to vote.

Section 3.7 Organization Meeting

Immediately after each annual meeting of shareholders, the Board of Directors shall hold a regular meeting for the purpose of organization, the election of officers and the transaction of other business. No notice of such meeting need be given.

Section 3.8 Other Regular Meetings

The Board of Directors may provide by resolution the time and place for the holding of regular meetings of the Board; provided, however, that if the date so designated falls upon a legal holiday, then the meeting shall be held at the same time and place on the next succeeding day which is not a legal holiday. No notice of such regular meetings of the Board need be given.

Section 3.9 Calling Meetings

Meetings of the Board of Directors for any purpose or purposes shall be held whenever called by the Chairman of the Board, the President or the Secretary or any two Directors of the corporation.

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Section 3.10 Place of Meetings

Meetings of the Board of Directors shall be held at any place within or without the State of California which may be designated in the notice of the meeting, or, if not stated in the notice or if there is no notice, designated by resolution of the Board. In the absence of such designation, meetings of the Board of Directors shall be held at the principal executive office of the corporation.

Section 3.11 Meetings By Conference Telephone or Other Communications Equipment

So long as permitted by statute, directors may participate in a regular or special meeting through any means of communication, including conference telephone, electronic screen communication or other communications equipment. Participation in a meeting pursuant to this Section 3.11 constitutes presence in person at that meeting if each participating director is provided the means to communicate with all of the other directors concurrently and (1) the meeting is held by conference telephone or video conferencing or other communication mode enabling participants to determine, through voice or image recognition, that a participant is or is not a director entitled to participate in the meeting or (2) another verification device (determined in the discretion of the chairman of the meeting) is used that each person participating in the meeting is in fact a director. Such verification method may include (at the discretion of the Chairman of the meeting) use of passwords or similar codes for gaining access to the meeting.

Members of the Board may participate in a regular or special meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting pursuant to this Section 3.11 constitutes presence in person at such meeting.

Section 3.12 Notice of Special Meetings

Written notice of the time and place of special meetings of the Board of Directors shall be delivered personally to each Director, or sent to each Director by mail, telephone or telegraph. In case such notice is sent by mail, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is delivered personally, or by telephone or telegraph, it shall be so delivered at least forty-eight (48) hours prior to the time of the holding of the meeting. Such notice may be given by the Secretary of the corporation or by the persons who called said meeting. Such notice need not specify the purpose of the meeting, and notice shall not be necessary if appropriate waivers, consents and/or approvals are filed in accordance with Section 3.13 of these Bylaws.

Section 3.13 Waiver of Notice

Notice of a meeting need not be given to any Director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.

The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the Directors not present

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signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 3.14 Action Without Meeting

Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such Directors.

Section 3.15 Quorum

A majority of the authorized number of Directors shall constitute a quorum for the transaction of business. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be the act of the Board of Directors, unless the Articles of Incorporation or the California Corporations Code specifically requires a greater number. In the absence of a quorum at any meeting of the Board of Directors, a majority of the Directors present may adjourn the meeting as provided in Section 3.16 of these Bylaws. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of enough Directors to leave less than a quorum, if any action taken is approved by at least a majority of the required quorum for such meeting.

Section 3.16 Adjournment

Any meeting of the Board of Directors, whether or not a quorum is present, may be adjourned to another time and place by the vote of a majority of the Directors present. Notice of the time and place of the adjourned meeting need not be given to absent Directors if said time and place are fixed at the meeting adjourned.

Section 3.17 Inspection Rights

Every Director shall have the absolute right at any time to inspect, copy and make extra copies of, in person or by agent or attorney, all books, records and documents of every kind and to inspect the physical properties of the corporation.

Section 3.18 Fees and Compensation

Directors shall not receive any stated salary for their services as directors, but, by resolution of the Board, a fixed fee, with or without expenses of attendance, may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor.

ARTICLE IV

EXECUTIVE COMMITTEE AND OTHER COMMITTEES

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Section 4.1 Executive Committee

The Board of Directors may, by resolution adopted by a majority of the authorized number of Directors, appoint an executive committee, consisting of two or more Directors. The Board may designate one or more Directors as an alternate member of such committee, who may replace any absent member of any meeting of the committee. The executive committee, subject to any limitations imposed by the California Corporations Code, or by resolution adopted by the affirmative vote of a majority of the authorized number of Directors, or imposed by the Articles of Incorporation or by these Bylaws, shall have and may exercise all of the powers of the Board of Directors.

Section 4.2 Other Committees

The Board of Directors may, by resolution adopted by a majority of the authorized number of Directors, designate such other committees, each consisting of two or more Directors, as it may from time to time deem advisable to perform such general or special duties as may from time to time be delegated to any such committee by the Board of Directors, subject to the limitations contained in the California Corporations Code, or imposed by the Articles of Incorporation or by these Bylaws. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent member at any meeting of the committee.

Section 4.3 Minutes and Reports

Each committee shall keep regular minutes of its proceedings, which shall be filed with the Secretary. All action by any committee shall be reported to the Board of Directors at the next meeting thereof, and, insofar as rights of third parties shall not be affected thereby, shall be subject to revision and alteration by the Board of Directors.

Section 4.4 Meetings

Except as otherwise provided in these Bylaws or by resolution of the Board of Directors, each committee shall adopt its own rules governing the time and place of holding and the method of calling its meetings and the conduct of its proceedings and shall meet as provided by such rules, and it shall also meet at the call of any member of the committee. Unless otherwise provided by such rules or by resolution of the Board of Directors, committee meetings shall be governed by Sections 3.11, 3.12 and 3.13 of these Bylaws. Any action required or permitted to be taken by a committee may be taken without a meeting, if all members of the committee shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such committee members.

Section 4.5 Term of Office of Committee Members

The term of office of any committee member shall be as provided in the resolution of the Board of Directors designating him but shall not exceed his term as a Director. Any member of a committee may be removed at any time by resolution adopted by Directors holding a majority of the directorships, either present at a meeting of the Board or by written approval thereof.

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ARTICLE V

OFFICERS

Section 5.1 Officers

The officers of the corporation shall be a Chairman of the Board and/or a President, a Chief Executive Officer, a Secretary, a Chief Technical Officer, and a Chief Financial Officer of the corporation. The corporation may also have, at the discretion of the Board of Directors, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, and such other officers as may be appointed in accordance with the provisions of Section 5.3. One person may hold two or more offices.

Section 5.2 Election

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these bylaws, shall be chosen annually by the Board of Directors, and each shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

Section 5.3 Subordinate Officers, etc

The Board of Directors may appoint such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 5.4 Removal and Resignation

Any officer may be removed, either with or without cause, by a majority of the Directors at the time in office, at any regular or special meeting of the Board, or, except in case of an officer chosen by the Board of Directors, by an officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.5 Vacancies

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner described in these Bylaws for regular appointments to such office.

Section 5.6 Chairman of the Board

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The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and is, unless the Board of Directors designates otherwise, the general manager and chief executive officer of the corporation, and will exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these Bylaws.

Section 5.7 Chief Executive Officer

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer shall be the general manager and chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and officers of the corporation. He shall preside at all meetings of the stockholders. He shall be ex officio a member of all the standing committees, including the executive committee, if any, and shall share the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 5.8 President

The President, if there shall be such an officer, shall, (subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer), along with the Chief Executive Officer, be the general manager of the corporation and shall, subject to the control of the Board of Directors, share general supervision, direction, and control of the business and officers of the corporation. He shall be ex officio a member of all the standing committees, including the executive committee, if any, and shall share the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 5.9 Vice President

In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to, all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or these Bylaws.

Section 5.10 Chief Financial Officer

The Chief Financial Officer shall exercise supervision over the financial affairs of the corporation and shall act as or direct the activities of the Treasurer, keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account in written form or any other form capable of being converted into written form, and shall and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 5.11 Treasurer

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The Treasurer shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. He shall disburse all funds of the corporation as may be ordered by the Board of Directors, shall render to the Chief Financial Officer and Directors, whenever they request it, an account of all of his transactions as Treasurer, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 5.12 Assistant Treasurer

An Assistant Treasurer shall have all the powers, and perform all the duties of, the Treasurer in the absence or inability of the Treasurer to act.

Section 5.13 Chief Technical Officer

Subject to the control of the Board of Directors, the Chief Technical Officer shall have general supervision and management control of matters related to the development and application of software and hardware necessary or desirable in the pursuit of the Corporation’s business purposes.

Section 5.14 Secretary

The Secretary shall keep, or cause to be kept, a book of minutes in written form of the proceedings of the Board of Directors, committees of the Board, and shareholders. Such minutes shall include all waivers of notice, consents to the holding of meetings, or approvals of the minutes of meetings executed pursuant to these Bylaws or the California Corporations Code. The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the corporation’s transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of shares held by each.

The Secretary shall give or cause to be given, notice of all meetings of the shareholders and of the Board of Directors required by these Bylaws or by law to be given, and shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

Section 5.15 Assistant Secretary

An Assistant Secretary shall have all the powers, and perform all the duties of, the Secretary in the absence or inability of the Secretary to act.

Section 5.16 Compensation

The compensation of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such compensation by reason of the fact that he is also a Director of the corporation.

ARTICLE VI

MISCELLANEOUS

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Section 6.1 Record Date

The Board of Directors may fix, in advance, a time in the future as the record date for the determination of shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action. Shareholders on the record date are entitled to notice and to vote or receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares in the books of the corporation after the record date, except as otherwise provided by law. Said record date shall not be more than sixty (60) or less than ten (10) days prior to the date of such meeting, nor more than sixty (60) days prior to any other action.

A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

If no record date is fixed by the Board of Directors, the record date shall be fixed pursuant to the California Corporations Code.

Section 6.2 Inspection of Corporate Records

The accounting books and records, and minutes of proceedings of the shareholders and the Board of Directors and committees of the Board shall be open to inspection upon written demand made upon the corporation by any shareholder or the holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to his interest as a shareholder, or as the holder of such voting trust certificate. The record of shareholders shall also be open to inspection by any shareholder or holder of a voting trust certificate at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to such holder’s interest as a shareholder or holder of a voting trust certificate. Such inspection may be made in person or by an agent or attorney, and shall include the right to copy and to make extracts.

Section 6.3 Execution of Corporate Instruments

The Board of Directors may, in its discretion, determine the method and designate the statutory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation. Unless otherwise specifically determined by the Board of Directors, formal contracts of the corporation, promissory notes, mortgages, evidences of indebtedness, conveyances or other instruments in writing, and any assignment or endorsement thereof, executed or entered into between the corporation and any person, may be signed by the Chairman of the Board, the President, any Vice President, the Secretary or the Treasurer of the corporation.

The corporate seal, if any, shall be in such form as shall be prescribed and altered, from time to time, by the Board of Directors. The use of a seal or stamp by the Corporation on

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corporate documents is not necessary and the lack thereof shall not in any way affect the legality of a corporate document.

Interested Directors:

(a) No contract or transaction shall be void or voidable if such contract or transaction is between the Corporation and one or more of its Directors or Officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or Officers, are directors or officers, or have a financial interest, when such Director or Officer is present at or participates in the meeting of the Board of committee which authorizes the contract or transaction or his, her or their votes are counted for such purpose, if:

(i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and are noted in the minutes of such meeting, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and are noted in the minutes of such meeting, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(iii) the material facts as to his, her or their relationship or relationships or interest or interests and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(iv) if the contract or transaction is not approved as provided for in subparagraphs herein, the person asserting the validity of the contract or transaction proves that the contract or transaction was just or reasonable as to the corporation at the time it was authorized.

(b) Such interested Directors may be counted when determining the presence of a quorum at the Board of Directors’ or committee meeting authorizing the contract or transaction.

Section 6.4 Ratification by Shareholders

The Board of Directors may, subject to applicable notice requirements, in its discretion, submit any contract or act for approval or ratification of the shareholders at any annual meeting of shareholders, or at any special meeting of shareholders called for that purpose; and any contract or act which shall be approved or ratified by the affirmative vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the

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written consent of shareholders, shall be as valid and binding upon the corporation and upon the shareholders thereof as though approved or ratified by each and every shareholder of the corporation, unless a greater vote is required by law for such purpose.

Section 6.5 Annual Report

For so long as the corporation has less than 100 holders of record of its shares, the mandatory requirement of an annual report is hereby expressly waived. The Board of Directors may, in its discretion, cause an annual report to be sent to the shareholders. Such reports shall contain at least a balance sheet as of the close of such fiscal year and an income statement and statement of changes in financial position for such fiscal year, and shall be accompanied by any report thereon of independent accountants, or if there is no such report, the certificate of an authorized officer of the corporation that such statements were prepared without audit in the books and records of the corporation.

A shareholder or shareholders holding at least five percent (5%) of the outstanding shares of any class of the corporation may make a written request to the corporation for an income statement and/or a balance sheet of the corporation for the three-month, six-month or nine-month period of the current fiscal year ended more than thirty (30) days prior to the date of the request, and such statement shall be delivered or mailed to the person making the request within thirty (30) days thereafter. Such statements shall be accompanied by the report thereon, if any, of any independent accountants engaged by the corporation or the certificates of an authorized officer of the corporation that such financial statements were prepared without audit from the books and records of the corporation.

Section 6.6 Representation of Shares of Other Corporations

The President and Vice President of this corporation are authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority herein granted to said officers to vote or represent on behalf of this corporation any and all shares held by this corporation and any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney and duly executed by said officers.

Section 6.7 Inspection of Bylaws

The corporation shall keep in its principal executive office in this State the original or a copy of the Bylaws as amended or otherwise altered to date, which shall be open to inspection by the shareholders at all reasonable times during office hours.

ARTICLE VII

SHARES OF STOCK

Section 7.1 Form of Certificates

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Certificates for shares of stock of the corporation shall be in such form and design as the Board of Directors shall determine and shall be signed in the name of the corporation by the Chairman of the Board, or the President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or any Assistant Secretary. Each certificate shall state the certificate number, the date of issuance, the number, class or series and the name of the record holder of the shares represented thereby, the name of the corporation, and, if the shares of the corporation are classified or if any class of shares has two or more series, there shall appear the statement required by the California Corporations Code.

Section 7.2 Transfer of Shares

Shares of stock may be transferred in any manner permitted or provided by law. Before any transfer of stock is entered upon the books of the corporation, or any new certificate issued therefor, the older certificate, properly endorsed, shall be surrendered and canceled, except when a certificate has been lost, stolen or destroyed.

Section 7.3 Lost Certificates

The Board of Directors may order a new certificate for shares of stock to be issued in the place of any certificate alleged to have been lost, stolen or destroyed, but in every such case, the owner or the legal representative of the owner of the lost, stolen or destroyed certificates may be required to give the corporation a bond (or other adequate security) in such form and amount as the Board may deem sufficient to indemnify it against any claim that may be made against the corporation (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or issuance of such new certificate.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Corporation

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or was a director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the California General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to

16

be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article VIII of these bylaws, the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred by this Section shall include the right to be paid by the corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the fullest extent authorized by the California General Corporation Law; provided, however, that, if required by the California General Corporation Law, the payment of such expenses incurred by such person in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this Section or otherwise.

Section 8.2 Right of Claimant to Bring Suit

If a claim under Section 8.1 of this Article VIII is not paid in full by the corporation within ninety (90) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the California General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its board of directors, independent legal counsel, or it shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the California General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 8.3 Indemnification of Employees and Agents of the Corporation

The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

Section 8.4 Rights Not Exclusive

The rights conferred on any person by this Article VIII above shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

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Section 8.5 Indemnity Agreements

The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, or any person who was a director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

Section 8.6 Insurance

The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation (including a predecessor corporation), partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the California Corporations Code.

Section 8.7 Amendment, Repeal or Modification

Any amendment, repeal or modification of any provision of this Article VIII by the shareholders or the Directors of the corporation shall not adversely affect any right or protection of a Director or officer of the corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX

AMENDMENTS

Section 9.1 Power of Shareholders

New Bylaws may be adopted or these Bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote or by the written consent thereof, except as otherwise provided by law or by the Articles of Incorporation.

Section 9.2 Power of Directors

Subject to the right of shareholders as provided in Section 9.1 of these Bylaws, Bylaws other than a Bylaw or amendment thereof specifying or changing the authorized number of Directors, or the minimum or maximum number of a variable Board of Directors, or changing from a fixed to a variable Board of Directors or vice versa, may be adopted, amended or repealed by the approval of the Board of Directors.

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AMENDMENT TO AMENDED BYLAWS

OF

XOOM CORPORATION,

a California corporation

Pursuant to a written consent of the holders of a majority of the outstanding shares of Common, Series A Preferred, Series B Preferred and Series C Preferred Stock (the “Shareholders”) of Xoom Corporation, a California corporation (the “Corporation”), effective as of November 16, 2005 the Shareholders, in accordance with Section 9.1 of the Corporations Amended Bylaws, hereby amend the Amended Bylaws, as follows:

Section 3.2 of the Amended Bylaws of the Corporation shall be deleted in its entirety and replaced with the following;

Section 3.2 Number of Directors

The Board of Directors shall consist of such number of directors, not less than four (4) or more than seven (7), as may be determined from time to time by the Board of Directors subject to the provisions of the Articles of Incorporation, as amended. The holders of the Series C-l Preferred Stock and the holders of Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of the Series C-l Preferred Stock, the Series C Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the elections of directors. The holders of Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock. If a vacancy on the Board of Directors is for a director elected by a class or classes of shareholders pursuant to this Section 3.2, then the holders of a majority of the total number of shares then outstanding of that class or classes may elect a successor to fill that vacancy.

The remainder of the Corporation’s Amended Bylaws remain in full force and effect.

[CERTIFICATE OF SECRETARY FOLLOWS.]

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of;

XOOM CORPORATION,

a California corporation

2. That the foregoing Amendment to Amended Bylaws, comprising one (1) page, constitutes the Amendment to Amended Bylaws of the Corporation, as duly adopted by the Shareholders of the Corporation effective as of November 16, 2005.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 16th day of November 2005.

/s/ Laurence Wilson
Laurence Wilson, Secretary

2

AMENDMENT TO AMENDED BYLAWS

OF

XOOM CORPORATION,

a California corporation

Pursuant to a written consent of the holders of a majority of the outstanding shares of Common, Series A Preferred, Series B Preferred, Series C Preferred and Series C-l Preferred Stock (the “Shareholders”) of Xoom Corporation, a California corporation (the “Corporation”), effective as of April 26, 2006 the Shareholders, in accordance with Section 9.1 of the Corporation’s Amended Bylaws, hereby amend the Amended Bylaws, as follows:

Section 3.2 of the Amended Bylaws of the Corporation shall be deleted in its entirety and replaced with the following:

Section 3.2 Number of Directors

The Board of Directors shall consist of such number of directors, not less than four (4) or more than seven (7), as may be determined from time to time by the Board of Directors subject to the provisions of the Articles of Incorporation, as amended. The holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of the Series C-l Preferred Stock and the holders of Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the-Corporation’s shareholders for the election of directors. The holders of Common Stock and Series A Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. The holders of the Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s shareholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock. If a vacancy on the Board of Directors is for a director elected by a class or classes of shareholders pursuant to this Section 3.2 of the Bylaws, then the holders of the total number of shares then outstanding of that class or classes may elect a successor to fill that vacancy.

The remainder of the Corporation’s Amended Bylaws remain in full force and effect.

[CERTIFICATE OF SECRETARY FOLLOWS.]

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of:

XOOM CORPORATION,

a California corporation

2. That the foregoing Amendment to Amended Bylaws, comprising two (2) pages, constitutes the Amendment to Amended Bylaws of the Corporation, as duly adopted by the Shareholders of the Corporation effective as of April 26,2006.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 26th day of April 2006.

/s/ Laurence Wilson
Laurence Wilson, Secretary

2

AMENDMENT TO AMENDED BYLAWS

OF

XOOM CORPORATION,

a California corporation

Pursuant to a written consent of the Board of Directors (the “Board of Directors”) and a written consent of the holders of a majority of each series of all of the Corporation’s issued and outstanding Common and Preferred Stock, voting together and separately as required by the Articles of Incorporation of the Corporation as amended to date (the “Shareholders”) of Xoom Corporation, a California corporation (the “Corporation”), effective as of August 24, 2007, the Board of Directors and Shareholders, in accordance with Sections 9.1 and 9.2 of the Corporation’s Amended Bylaws, hereby amend the Amended Bylaws, as follows:

Section 1.1 of the Amended Bylaws of the Corporation shall be deleted in its entirety and replaced with the following:

Section 1.1 Principal Executive Office

The principal executive office for the transaction of the business of the Corporation is hereby fixed and located at 301 Brannan, 5th Floor, City of San Francisco, County of San Francisco, State of California. The Board of Directors is hereby granted full power and authority to change said principal executive office from one location to another.

Section 3.2 of the Amended Bylaws of the Corporation shall be deleted in its entirety and replaced with the following:

Section 3.2 Number of Directors

(a) The Board of Directors shall consist of such number of directors, not less than four (4) or more than seven (7), as may be determined from time to time by the Board of Directors subject to the provisions of the Articles of Incorporation, as amended.

The remainder of the Corporation’s Amended Bylaws remain in full force and effect.

[CERTIFICATE OF SECRETARY FOLLOWS.]

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting Secretary of:

XOOM CORPORATION,

a California corporation

2. That the foregoing Amendment to Amended Bylaws, comprising two (2) pages, constitutes the Amendment to Amended Bylaws of the Corporation, as duly adopted by the Board of Directors and Shareholders of the Corporation, effective as of August 24, 2007.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 24th day of August 2007.

/s/ Laurence Wilson
Laurence Wilson, Secretary

2

AMENDMENT TO BYLAWS

OF

XOOM CORPORATION,

a California corporation

Section 3.2 of the Bylaws (as currently amended) of Xoom Corporation, a California corporation (the “Corporation”) is hereby amended and restated to read in its entirety as follows:

“Section 3.2 Number of Directors. The Board of Directors shall consist of such number of directors, not less than six (6) or more than ten (10), as may be determined from time to time by the Board of Directors subject to the provisions of the Articles of Incorporation, as amended.”

The remainder of the Corporation’s Bylaws (as currently amended) remain in full force and effect.

Adopted and effective as of January 23, 2012.

[CERTIFICATE OF SECRETARY FOLLOWS]

CERTIFICATE OF SECRETARY OF

XOOM CORPORATION

The undersigned, Christopher Ferro, hereby certifies that he is the duly elected and acting Secretary of Xoom Corporation, a California corporation (the “Corporation”), and that the foregoing Amendment to Bylaws of the Corporation attached hereto constitutes the Amendment to Bylaws of the Corporation, as duly adopted by the Board of Directors and Shareholders of the Corporation, effective as of January 23, 2012.

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 23rd day of January, 2012.

/s/ Christopher Ferro
Christopher Ferro, Secretary

2

Exhibit 10.1

XOOM CORPORATION

2010 STOCK OPTION AND GRANT PLAN

(An Amendment and Restatement of the Xoom Corporation 2001 Stock Plan)

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Xoom Corporation 2010 Stock Option and Grant Plan (the “Plan”). This Plan amends and restates the Xoom Corporation 2001 Stock Plan (amended December 2004) in its entirety. The purpose of the Plan is to encourage and enable the officers, employees, directors, Consultants and other key persons (including prospective employees, but conditioned on their employment) of Xoom Corporation, a California corporation (including any successor entity, the “Company”) and any Subsidiary, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units or any combination of the foregoing.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, that except to the extent explicitly provided to the contrary, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.

“Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Holder, (ii) the Holder being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Holder’ s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, or (iii) the Holder being subject to a transfer of its Issued Shares or Award(s) by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Board” means the Board of Directors of the Company.

“Cause” means a dismissal as a result of (i) the commission of any act by the grantee constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law); (ii) the grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated willful failure by the grantee to follow the directives of the Chief Executive Officer (or in the absence of a Chief Executive Officer, the President) of the Company or any of its Subsidiaries, the Board, or the board of directors of any of the Company’s Subsidiaries; or (iv) any material misconduct, material violation of the Company’s written policies, or willful and deliberate non-performance of duty by the grantee in connection with the business affairs of the Company or its Subsidiaries. In the event the grantee is a party to an employment agreement with the Company or any Subsidiary that contains a different definition of “cause,” the definition set forth in such other agreement shall be applicable to the grantee for purposes of this Plan and not this definition. The determination as to whether an grantee’s employment has been terminated for “Cause” shall be made in good faith by the Committee and shall be final and binding on the grantee.

“Chief Executive Officer” means the Chief Executive Officer of the Company or, if there is no Chief Executive Officer, then the President of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Consultant” means any natural person that provides bona fide services to the Company (including a Subsidiary), and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Disability” means “disability” as defined in Section 422(c) of the Code.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth on the final page of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the Code. If the Stock is admitted to quotation on a national securities exchange, the determination shall be made by reference to market quotations. If the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on a national securities exchange, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Good Reason” shall have the meaning as set forth in the Award Agreement(s). In the case that any Award Agreement does not contain a definition of “Good Reason,” it shall mean (i) a material diminution in the grantee’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company or (ii) a change of more than 50 miles in the geographic location at which the grantee provides services to the Company.

“Grant Date” means the date that the Committee designates in its approval of an Award in accordance with applicable law as the date on which the Award is granted, which date may not precede the date of such Committee approval.

“Holder” means, with respect to an Award or any Issued Shares, the Person holding such Award or Issued Shares, including the initial recipient of the Award or any Permitted Transferee.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Initial Public Offering” means the consummation of the first underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Stock shall be publicly held.

“Issued Shares” means, collectively, all outstanding Shares issued pursuant to Restricted Stock Awards, Unrestricted Stock Awards and Restricted Stock Units and all Option Shares.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Option Shares” means outstanding shares of Stock that were issued to a Holder upon the exercise of a Stock Option.

“Permitted Transferees” shall mean any of the following to whom a Holder may transfer Issued Shares hereunder (as set forth in Section 9(a)(ii)(A)): the Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent of the voting interests; provided, however, that any such trust does not require or permit distribution of any Issued Shares during the term of the Award Agreement unless subject to its terms. Upon the death of the Holder, the term Permitted Transferees shall also include such deceased Holder’s estate, executors, administrators, personal representatives, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Repurchase Event” means (i) a Termination Event, (ii) a Sale Event or (iii) the Holder’s Bankruptcy.

“Restricted Stock Award” means Awards granted pursuant to Section 6 and “Restricted Stock” means Shares granted pursuant to such Awards.

“Restricted Stock Unit” means an Award of phantom stock units to a grantee, which may be settled in cash or stock as determined by the Committee, pursuant to Section 8.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation involving the Company in which the shares of voting stock outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50 percent of the outstanding voting power of such surviving or resulting entity, (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Service Relationship” means any relationship as a full-time employee, part-time employee, director or other key person (including Consultants) of the Company or any Subsidiary or any successor entity (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Shares” means shares of Stock.

“Stock” means the Common Stock of the Company, subject to adjustments pursuant to Section 3.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has more than a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent of the Company or any Subsidiary.

“Termination Event” means the termination of the Award recipient’s Service Relationship with the Company and its Subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including, without limitation, upon death, Disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily. The following shall not constitute a Termination Event: (i) a transfer to the service of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Committee, if the individual’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

“Unrestricted Stock Award” means any Award granted pursuant to Section 7 and “Unrestricted Stock” means Shares granted pursuant to such Awards.

SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Board, or at the discretion of the Board, by a committee of the Board, comprised, except as contemplated by Section 2(c), of not less than two Directors. All references herein to the “Committee” shall be deemed to refer to the group then responsible for administration of the Plan at the relevant time (i.e., either the Board of Directors or a committee or committees of the Board, as applicable).

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the amount, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Restricted Stock Units, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award and, subject to the provisions of Section 5(a)(i) below, the price, exercise price, conversion ratio or other price relating thereto;

(iv) to determine and, subject to Section 13, to modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any

Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of Award Agreements;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) to impose any limitations on Awards granted under the Plan, including limitations on transfers, repurchase provisions and the like, and to exercise repurchase rights or obligations;

(vii) subject to any restrictions imposed by Section 409A, to extend at any time the period in which Stock Options may be exercised; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

(c) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award and may include, without limitation, the term of an Award, the provisions applicable in the event the Service Relationship terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. To the extent permitted by the Committee, Award Agreements may be executed electronically by the Award recipient.

(d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s governing documents, including its certificate of incorporation or bylaws, or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(e) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and any Subsidiary operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries, if any, shall be covered by the Plan; (ii) determine which individuals, if any, outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv)

establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitation contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS AND OTHER TRANSACTIONS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 30,600,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, withheld upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise), in each case shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. No more than 30,600,000 shares shall be issued in the form of Incentive Stock Options, subject to adjustment as provided in Section 3(b). Beginning on the date that the Company becomes subject to Section 162(m) of the Code, no more than 22,400,000 Options shall be granted to any one individual in any calendar year period.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an appropriate and equitable or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

(c) Sale Events.

(i) Options.

(A) In the case of and subject to the consummation of a Sale Event, the Plan and all Options issued hereunder shall terminate upon the effective time of any such Sale Event unless provision is made in connection with the Sale Event for the assumption or continuation of Options theretofore granted by the successor entity, or the substitution of such Options with new Options of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder and/or pursuant to the terms of any Award Agreement).

(B) In the event of the termination of the Plan and all Options issued hereunder pursuant to Section 3(c), except as the Committee may otherwise specify with respect to particular Options in the relevant Award Agreement, all Options that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the consummation of the Sale Event. In addition, each Holder of Options shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all such Options which are then exercisable or will become exercisable as of the effective time of the Sale Event; provided, however, that the exercise of Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

(C) Notwithstanding anything to the contrary in Section 3(c)(i)(A), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Committee of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options (to the extent then vested exercisable, including by reason of acceleration in connection with such Sale Event, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested Options.

(ii) Option Shares. Unless otherwise provided in an Award Agreement, in the case of and subject to the consummation of a Sale Event, Option Shares shall be subject to the repurchase right set forth in Section 9(c)(i).

(iii) Restricted Stock and Restricted Stock Unit Awards.

(A) In the case of and subject to the consummation of a Sale Event, all Restricted Stock and Restricted Stock Unit Awards issued hereunder shall be forfeited immediately prior to the effective time of any such Sale Event unless provision is made in connection with the Sale Event for the assumption or continuation of such Awards by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of shares subject to such Awards as such parties shall agree (after taking into account any acceleration hereunder and/or pursuant to the terms of any Award Agreement).

(B) In the event of the forfeiture of shares of Restricted Stock and Restricted Stock Unit Awards issued hereunder pursuant to Section 3(c)(iii)(A), except as the Committee may otherwise specify with respect to particular Awards in the relevant Award Agreement, all Restricted Stock and Restricted Stock Unit Awards shall become fully vested and nonforfeitable as of the consummation of the Sale Event.

(C) Notwithstanding anything to the contrary in Section 3(c)(iii)(A), in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Restricted Stock or Restricted Stock Unit Awards in exchange for the cancellation thereof, in an amount equal to the Sale Price times the number of shares of Stock subject to such Awards, to be paid at the time of such Sale Event or upon the later vesting of such Awards.

(iv) Unrestricted Stock Awards. Unless otherwise provided in an Award Agreement, any shares of Unrestricted Stock shall be treated in a Sale Event the same as all other Shares then outstanding.

SECTION 4.    ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, directors, Consultants and key persons (including prospective employees, but conditioned on their employment) of the Company and any Subsidiary who are selected from time to time by the Committee in its sole discretion; provided, however, that an Incentive Stock Option may be granted only to a person who, at the time the Incentive Stock Option is granted, is an employee of the Company or any Subsidiary.

SECTION 5.    STOCK OPTIONS

The grant of a Stock Option is contingent on the grantee executing a Stock Option Award Agreement. The terms and conditions of each such Stock Option Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees, all of whom must be eligible persons under Section 4 hereof.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after the date which is ten years from the date the Plan is approved by the Board.

(a) Terms of Stock Options. The Committee in its discretion may grant Stock Options to eligible officers, employees, directors, Consultants and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Committee may establish.

(i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to Section 5(a) shall be determined by the Committee at the time of grant but shall not be less than 100 percent of the Fair Market Value on the Grant Date. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall not be less than 110 percent of the Fair Market Value on the Grant Date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the Grant Date.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable and/or vested at such time or times, whether or not in installments, as shall be determined by the Committee at or after the Grant Date. The Award Agreement may permit an optionee to exercise all or a portion of a Stock Option immediately at grant; provided that the Option Shares issued upon such exercise shall be subject to restrictions and a vesting schedule identical to the vesting schedule of the related Stock Option and the optionee shall be required to enter into a Restricted Stock Award Agreement and any other similar documentation required by the Company as a condition to exercise of such Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options. An optionee shall not be deemed to have acquired any such shares unless and until a Stock Option shall have been exercised pursuant to the terms hereof and the optionee’s name shall have been entered on the books of the Company as a stockholder.

(iv) Method of Exercise. Stock Options may be exercised by an optionee in whole or in part, by the optionee giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods (or any combination thereof) to the extent provided in the Option Award Agreement:

(A) In cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Committee;

(B) If permitted by the Committee, by the optionee delivering to the Company a promissory note, if the Board has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his or her Stock Option; provided, that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note if required by state law;

(C) If permitted by the Committee and the Initial Public Offering has occurred (or the Stock otherwise becomes publicly-traded), through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered shares if originally purchased from the Company shall have been owned by the optionee for at least six months. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(D) If permitted by the Committee and the Initial Public Offering has occurred (or the Stock otherwise becomes publicly-traded), by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; and

(E) If permitted by the Committee, with respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. No certificates for shares of Stock so purchased will be issued to the optionee or, with respect to uncertificated Stock, no transfer to the optionee on the records of the Company will take place, until the Company has completed all steps required by law to be taken in connection with the issuance and sale of the shares, which steps may include, without limitation (i) receipt of a representation from the optionee at the time of exercise of the Option that the optionee is purchasing the shares for the optionee’s own account and not with a view to any sale or distribution thereof, (ii) the legending of any certificate (or notation on any book entry) representing the shares to evidence the foregoing restrictions, (iii) obtaining from optionee payment or provision for all withholding taxes due as a result of the exercise of the Option, and (iv) if required by the Company, the optionee shall have entered into any stockholders agreement with the Company and/or certain other stockholders of the Company. The delivery of certificates representing the shares of Stock (or the transfer to the optionee on the records of the Company with respect to uncertificated Stock) to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(b) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company or its parent and any Subsidiary that become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000 or such other limit as may be in effect from time to time under Section 422 of the Code. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(c) Termination of Employment. In the event that an optionee’s employment terminates, such optionee may thereafter exercise his, her or its Stock Option, to the extent that it was vested and exercisable on the date of such termination, until the date specified below. Any portion of the Stock Option that is not exercisable on the date of termination of such employment shall immediately expire and be null and void. Once any portion of the Stock Option becomes vested and exercisable, the optionee’s right to exercise such portion of the Stock Option (or the optionee’s representatives and legatees as applicable) in the event of a termination of the optionee’s employment shall continue until the earliest of: (i) the date which is: (A) twelve months following the date on which the optionee’s employment terminates due to death or Disability (or such longer period of time as determined by the Committee and set forth in the applicable Option Agreement), or (B) 30 days following the date on which the optionee’s employment terminates if the termination is due to any other reason (or such longer period of time as determined by the Committee and set forth in the applicable Option Agreement), or (ii) the Expiration Date set forth in the Option Agreement; provided that notwithstanding the foregoing, an Option Agreement may provide that if the optionee’s employment is terminated for Cause, the Stock Option shall terminate immediately and be null and void upon the date of the optionee’s termination and shall not thereafter be exercisable.

SECTION 6.    RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) to an eligible person under Section 4 hereof a Restricted Stock Award under the Plan. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other Service Relationship), achievement of pre-established performance goals and objectives and/or such other criteria as the Committee may determine. The grant of a Restricted Stock Award is contingent on the grantee executing a Restricted Stock Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees, all of whom must be eligible persons under Section 4 hereof.

(b) Rights as a Stockholder. Upon execution of a Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee of Restricted Stock shall be considered the record owner of and shall be entitled to vote the Shares of Restricted Stock if, and to the extent, such Shares are entitled to voting rights, subject to such conditions contained in the Restricted Stock Award Agreement. The grantee shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution. The Restricted Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in subsection (d) below of this Section, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank and such other instruments of transfer as the Committee may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 13 below, in writing after the Award Agreement is issued, if any, if a grantee’s employment (or other Service Relationship) with the Company and any Subsidiary terminates, the Company or its assigns shall have the right, as may be specified in the relevant instrument, to repurchase some or all of the Shares subject to the Award at such purchase price as is set forth in the Restricted Stock Award Agreement.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the substantial risk of forfeiture imposed shall lapse and the Restricted Stock shall become vested, subject to such further rights of the Company or its assigns as may be specified in the Restricted Stock Award Agreement.

SECTION 7.	UNRESTRICTED STOCK AWARDS

(a) Grant or Sale of Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) to an eligible person under Section 4 hereof an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

(b) Elections to Receive Unrestricted Stock In Lieu of Compensation. Upon the request of an eligible person under Section 4 hereof and with the consent of the Committee, each such grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of any cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock.

SECTION 8.	RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Vesting conditions may be based on continuing employment (or other Service Relationship), achievement of pre-established performance goals and objectives and/or other such criteria as the Committee may determine. The grant of Restricted Stock Unit(s) is contingent on the grantee executing a Restricted Stock Unit Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee and may differ among individual Awards and grantees. On or promptly following the vesting date or dates applicable to any Restricted Stock Unit, such Restricted Stock Unit(s), shall be settled in the form of cash or shares of Stock, as specified in the Award Agreement.

(b) Rights as a Stockholder. A grantee shall have the rights of a stockholder only as to shares of Stock, if any, acquired upon settlement of a Restricted Stock Unit. A grantee shall not be deemed to have acquired any such shares unless and until a Restricted Stock Unit shall have been settled in Stock pursuant to the terms hereof, the Company shall have issued and delivered a certificate representing the shares to the grantee, and the grantee’s name shall have been entered in the books of the Company as a stockholder.

(c) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and any Subsidiary for any reason.

SECTION 9.	TRANSFER RESTRICTIONS; COMPANY RIGHT OF FIRST REFUSAL; COMPANY REPURCHASE RIGHTS

(a) Restrictions on Transfer.

(i) Non-Transferability of Stock Options. No Stock Option shall be transferable by the optionee otherwise than by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the Securities Act and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award Agreement regarding a given Stock Option that the optionee may transfer, without consideration for the transfer, his or her Non-Qualified Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(ii) Issued Shares. No Issued Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless (i) such transfer is in compliance with the terms of the applicable Award Agreement, all applicable securities laws (including, without limitation, the Securities Act), and with the terms and conditions of this Section 9, (ii) such transfer does not cause the Company to become subject to the reporting requirements of the Exchange Act, and (iii) the transferee consents in writing to be bound by the provisions of the Plan, including this Section 9. In connection with any proposed transfer, the Committee may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor, satisfactory to the Committee, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of Issued Shares not in accordance with the terms and conditions of this Section 9 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of Issued Shares. Subject to the foregoing general provisions, and unless otherwise provided in the applicable Award Agreement, Issued Shares may be transferred pursuant to the following specific terms and conditions (provided that with respect to any transfer of Restricted Stock, all vesting and forfeiture provisions shall continue to apply only with respect to the original recipient):

(A) Transfers to Permitted Transferees. The Holder may sell, assign, transfer or give away any or all of the Issued Shares to Permitted Transferees; provided, however, that following such sale, assignment, transfer or gift, such Issued Shares shall continue to be subject to the terms of this Plan (including this Section 9) and such Permitted Transferee(s) shall, as a condition to any such transfer, deliver a written acknowledgment to that effect to the Company. Notwithstanding the foregoing, the Holder may not sell, assign, transfer or give away any or all of the Issued Shares to any Person whom the Company reasonably determines is a direct competitor or a potential competitor of the Company or any of its Subsidiaries.

(B) Transfers Upon Death. Upon the death of the Holder, any Issued Shares then held by the Holder at the time of such death and any Issued Shares acquired thereafter by the Holder’s legal representative shall be subject to the provisions of this Plan, and the Holder’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares to the Company or its assigns under the terms contemplated hereby.

(b) Right of First Refusal. In the event that a Holder desires at any time to sell or otherwise transfer all or any part of such Holder’s Issued Shares (other than shares of Restricted Stock which by their terms are not transferrable), the Holder first shall give written notice to the Company of the Holder’s intention to make such transfer. Such notice shall state the number of Issued Shares which the Holder proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee. At any time within 30 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice. The Company or its assigns shall exercise this right by mailing or delivering written notice to the Holder within the foregoing 30-day period. If the Company or its assigns elect to exercise its purchase rights under this Section 9(b), the closing for such purchase shall, in any event, take place within 45 days after the receipt by the Company of the initial notice from the Holder. In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 45-day period, the Holder may, within 60 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Holder’s notice. Any Shares purchased by such proposed transferee shall no longer be subject to the terms of the Plan. Any Shares not sold to the proposed transferee shall remain subject to the Plan. If the Holder is a party to any stockholders agreement or other agreements with the Company and/or certain other of the Company’s stockholders relating to the Stock, (i) the transferring Holder shall comply with the requirements of such stockholders agreement or other agreements relating to any proposed transfer of the Offered Shares, and (ii) any proposed transferee that purchases the Offered Shares shall enter into such stockholders agreement or other agreements with the Company and/or certain other of the Company’s stockholders relating to the Offered Shares on the same terms and in the same capacity as the transferring Holder.

(c) Company’s Right of Repurchase.

(i) Right of Repurchase for Option Shares. The Company or its assigns shall have the right and option upon a Repurchase Event to repurchase from a Holder of Option Shares some or all (as determined by the Company) of the Option Shares held or subsequently acquired upon exercise of a Stock Option by such Holder at the price per share specified below. Such repurchase right may be exercised by the Company within the later of (A) six months following the date of such Repurchase Event or (B) seven months after the acquisition of such Option Shares upon exercise of a Stock Option (the “Option Shares Repurchase Period”). The “Option Shares Repurchase Price” shall be equal to the Fair Market Value of the Option Shares, determined as of the date the Committee elects to exercise its repurchase rights in connection with a Repurchase Event.

(ii) Right of Repurchase With Respect to Restricted Stock and Shares issued pursuant to an Unrestricted Stock Award or Restricted Stock Unit Award. Unless otherwise set forth in the agreement entered into by the recipient and the Company in connection with a Restricted Stock Award, Unrestricted Stock Award or Restricted Stock Unit Award, the Company or its assigns shall have the right and option upon a Repurchase Event to repurchase from a Holder of Issued Shares received pursuant to a Restricted Stock Award, Unrestricted Stock Award or Restricted Stock Unit Award some or all (as determined by the Company) of such Issued Shares at the price per share specified below. In addition, upon a Termination Event, the Company or its assigns shall have the right and option to repurchase from a Holder of Issued Shares received pursuant to a Restricted Stock Award any Issued Shares which have not vested as of the Termination Event. Such repurchase right may be exercised by the Company within six months following the date of such Repurchase Event or Termination Event as applicable (the “Non-Option Shares Repurchase Period”). The “Non-Option Shares Repurchase Price” shall be (i) in the case of Issued Shares which are vested as of the date of the Repurchase Event, the Fair Market Value of such Issued Shares as of the date the Company elects to exercise its repurchase rights in connection with a Repurchase Event and (ii) in the case of Issued Shares which have not vested as of the date of the Repurchase Event or Termination Event (as applicable), the lower of the original per share purchase price paid by the recipient subject to adjustment as provided in Section 3(b) or the current Fair Market Value of such Issued Shares as of the date the Company elects to exercise its repurchase rights in connection with a Repurchase Event or Termination Event (as applicable).

(iii) Procedure. Any repurchase right of the Company shall be exercised by the Company or its assigns by giving the Holder written notice on or before the last day of the Option Shares Repurchase Period or Non-Option Shares Repurchase Period, as applicable, of its intention to exercise such repurchase right. Upon such notification, the Holder shall promptly surrender to the Company, free and clear of any liens or encumbrances, any certificates representing the Shares being purchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Holder, the Company or its assignee or assignees shall deliver to him, her or them a check for the Option Shares Repurchase Price or the Non-Option Shares Repurchase Price, as applicable; provided, however, that the Company may pay the Option Shares Repurchase Price or Non-Option Shares Repurchase Price, as applicable, by offsetting and canceling any indebtedness then owed by the Holder to the Company.

(d) Escrow Arrangement.

(i) Escrow. In order to carry out the provisions of Sections 9(b) and (c) of this Agreement more effectively, the Company shall hold any Issued Shares in escrow together with separate stock powers executed by the Holder in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares, execute a like stock power as to such Issued Shares. The Company shall not dispose of the Issued Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Holder and any Permitted Transferee, as the Holder’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares being purchased and to transfer such Issued Shares in accordance with the terms hereof. At such time as any Issued Shares are no longer subject to the Company’s repurchase and first refusal rights, the Company shall, at the written request of the Holder, deliver to the Holder (or the relevant Permitted Transferee) a certificate representing such Issued Shares with the balance of the Issued Shares to be held in escrow pursuant to this Section 9(d).

(ii) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that a Holder, any Permitted Transferees or any other Person is required to sell a Holder’s Issued Shares pursuant to the provisions of Sections 9(b) or (c) hereof and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares the certificate or certificates evidencing such Issued Shares together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for such Holder, any Permitted Transferees or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by such Holder as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Issued Shares to be sold pursuant to the provisions of Sections 9(b) or (c), such Issued Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, such Holder shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

(e) Lockup Provision. A Holder agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Issued

Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him or her for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith. If requested by the underwriter engaged by the Company, each holder shall execute a separate letter reflecting the agreement set forth in this Section 9(e).

(f) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s Stock, the restrictions contained in this Section 9 shall apply with equal force to additional and/or substitute securities, if any, received by Holder in exchange for, or by virtue of his or her ownership of, Issued Shares.

(g) Termination. The terms and provisions of Section 9(b) and Section 9(c) (except for the Company’s right to repurchase unvested Restricted Stock Awards upon a Termination Event) shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or a successor entity) of the same class as the Issued Shares are registered under Section 12 of the Exchange Act and publicly-traded on NASDAQ or any national security exchange.

SECTION 10.    TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates (or evidence of book entry) to any grantee is subject to and conditioned on any such tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Committee, the Company’s minimum required tax withholding obligation may be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

SECTION 11.    SECTION 409A AWARDS.

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A.

SECTION 12.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 13.    AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or a reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with the terms of the Plan; provided, that such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under the Plan for the purpose of satisfying changes in law or for any other lawful purpose), but no such action shall adversely affect rights under any outstanding Award without the consent of the holder of the Award. The Committee may exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation of outstanding Awards and by granting such holders new Awards in replacement of the cancelled Awards. To the extent determined by the Committee to be required either by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or otherwise, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 13 shall limit the Board’s or Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 14.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly so determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder; provided, that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 15.    GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares of Stock without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to grantees under the Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment or Service Relationship with the Company or any Subsidiary.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy-related restrictions, terms and conditions as may be established by the Committee, or in accordance with policies set by the Committee, from time to time.

(e) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award on or after the grantee’s death or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

(f) Legend. Any certificate(s) representing the Issued Shares shall carry substantially the following legend (and with respect to uncertificated Stock, the book entries evidencing such shares shall contain the following notation):

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers)

contained in the Xoom Corporation 2010 Stock Option and Grant Plan and any agreement entered into thereunder by and between the company and the holder of this certificate (a copy of which is available at the offices of the company for examination).

SECTION 16.    EFFECTIVE DATE OF PLAN

The Plan shall become effective upon approval of stockholders in accordance with applicable state law, and the Company’s articles of incorporation and bylaws. Subject to such approval by the stockholders and to the requirement that no Stock Option or other Award may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of the Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after the earlier of the tenth anniversary of the Effective Date or the tenth anniversary of the date the Plan is approved by the Board.

SECTION 17.    GOVERNING LAW

This Plan, all Awards and any controversy arising out of or relating to this Plan and all Awards shall be governed by and construed in accordance with the internal laws of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

DATE APPROVED BY THE BOARD OF DIRECTORS: May 24, 2012

DATE APPROVED BY THE STOCKHOLDERS:             [                    ], 2012

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE XOOM CORPORATION

2010 STOCK OPTION AND GRANT PLAN

Name of Optionee:	(the “Optionee”)

Grant Number:

No. of Underlying Shares:	Shares of Common Stock

Grant Date:

Vesting Commencement Date:	(the “Vesting Commencement Date”)

Expiration Date:	Ten Years from the GRANT Date (the “Expiration Date”)

Option Exercise Price/Share:	$ (the “Option Exercise Price”)

Pursuant to the Xoom Corporation 2010 Stock Option and Grant Plan (the “Plan”), Xoom Corporation, a California corporation (together with any successor thereto, the “Company”), hereby grants to the Optionee, who is an employee of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock of the Company (“Common Stock”), indicated above (the “Underlying Shares,” and such shares once issued shall be referred to as the “Option Shares”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Incentive Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). To the extent that any portion of the Stock Option does not so qualify, it shall be deemed a non-qualified stock option.

All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

1. Vesting, Exercisability and Termination.

(a) No portion of this Stock Option may be exercised until such portion shall have vested and become exercisable.

(b) Except as set forth below, and subject to the determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable with respect to the Underlying Shares on the respective dates indicated below:

(i) All Underlying Shares shall initially be unvested and unexercisable.

(ii) 25 percent of the Underlying Shares shall vest and become exercisable on the first anniversary of the Vesting Commencement Date; provided that the Optionee continues to have a Service Relationship with the Company at such time.

(iii) Thereafter, the remaining 75 percent of the Underlying Shares shall vest and become exercisable in 36 equal monthly installments at the end of each month following the first anniversary of the Vesting Commencement Date, provided the Optionee continues to have a Service Relationship with the Company at such time.

Notwithstanding anything herein to the contrary in the case of a Sale Event, this Stock Option shall be treated as provided in Section 3(c) of the Plan.

(c) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s Service Relationship is terminated, the period within which to exercise this Stock Option will be subject to earlier termination as set forth below (and if not exercised within such period, shall thereafter terminate subject, in each case to Section 3(c) of the Plan):

(i) Termination Due to Death or Disability. If the Optionee’s Service Relationship terminates by reason of such Optionee’s death or disability (as defined in Section 422(c) of the Code), this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier.

(ii) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than death or disability (as defined in Section 422(c) of the Code), and unless otherwise determined by the Committee, this Stock Option may be exercised, to the extent exercisable on the date of termination, for a period of 90 days from the date of termination or until the Expiration Date or other termination date, if earlier; provided however, if the Optionee’s Service Relationship is terminated for Cause, this Stock Option shall terminate immediately upon the date of such termination.

For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees. Any portion of this Stock Option that is not exercisable on the date of termination of the Service Relationship shall terminate immediately and be null and void.

(d) It is understood and intended that this Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of Option Shares for which incentive stock option treatment is desired within the one-year period beginning on the day after the day of the transfer of such Option Shares to him or her, nor within the two-year period beginning on the day after Grant Date of this Stock Option and further that this Stock Option must be exercised within three months after termination of employment as an employee (or 12 months in the case of death or disability) to qualify as an incentive stock option. If the Optionee disposes (whether by sale, gift, transfer or otherwise) of

2

any such Option Shares within either of these periods, he or she will notify the Company within 30 days after such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent the Underlying Shares and any other incentive stock options of the Optionee having an aggregate Fair Market Value in excess of $100,000 (determined as of the Grant Date) first become exercisable in any year, such options will not qualify as incentive stock options.

2. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date, the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Underlying Shares with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Underlying Shares to be purchased. Payment of the purchase price may be made by one or more of the methods described in Sections 5(a)(iv)(A), (B), (C) or (D) of the Plan, subject to the limitations contained in such Sections of the Plan, including the requirement that the Committee specifically approve in advance certain payment methods.

(b) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

(c) The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. The Optionee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

3. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

4. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

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5. Restrictions on Transfer of Option Shares. The Option Shares acquired upon exercise of the Stock Option shall be subject to certain transfer restrictions and other limitations including, without limitation, the provisions contained in Section 9 of the Plan.

6. Miscellaneous Provisions.

(a) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(b) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reincorporation, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Option Shares.

(c) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(e) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(f) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(h) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee

4

shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(i) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7. Dispute Resolution.

(a) Except as provided below, any dispute arising out of or relating to the Plan or this Stock Option, this Agreement, or the breach, termination or validity of the Plan, this Stock Option or this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California.

(b) The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(c) The Company, the Optionee, each party to the Agreement and any other holder of Stock issued pursuant to this Agreement (each, a “Party”) covenants and agrees that such party will participate in the arbitration in good faith. This Section 7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(d) Each Party (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune

5

from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

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The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

XOOM CORPORATION

By:
John Kunze, CEO & President

Address:	100 Bush Street, Suite 300
San Francisco CA 94104

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan, including, without limitation, Section 9 thereof relating to restrictions on transfer, the Company’s right of first refusal and the Company’s right of repurchase, and understands that the Stock Option granted hereby is subject to the terms of the Plan and of this Agreement. This Agreement is hereby accepted, and the terms and conditions of the Plan and this Agreement, SPECIFICALLY INCLUDING THE ARBITRATION PROVISIONS IN SECTION 7 OF THIS AGREEMENT, are hereby agreed to, by the undersigned as of the date first above written.

OPTIONEE:

Name:

Date

Address:

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

7

Appendix A

STOCK OPTION EXERCISE NOTICE

Xoom Corporation

Attention: Chief Executive Officer

100 Bush Street, Suite 300

San Francisco, CA 94104

Pursuant to the terms of the stock option agreement between the undersigned and Xoom Corporation (the “Company”) dated                     (the “Agreement”) under the Xoom Corporation 2010 Stock Option and Grant Plan, I,                     , hereby partially/fully exercise such option by including herein payment in the amount of $            representing the purchase price for [Fill in number of Underlying Shares]             Underlying Shares. I have chosen the following form(s) of payment:

☐	1.	Cash
☐	2.	Certified or bank check payable to Xoom Corporation
☐	3.	Other (as referenced in the Agreement and described in the Plan (please describe))

		.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to the Company as follows:

(i) I am purchasing the Underlying Shares for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company and have consulted with my own advisers with respect to my investment in the Company.

(iii) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Underlying Shares and to make an informed investment decision with respect to such purchase.

(iv) I can afford a complete loss of the value of the Option Shares and am able to bear the economic risk of holding such Option Shares for an indefinite period of time.

(v) I understand that the Option Shares may not be registered under the Securities Act of 1933 (it being understood that the Option Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or

8

disposed of in the absence of an effective registration statement under the Securities Act of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing Option Shares will bear restrictive legends reflecting the foregoing and/or that book entries for uncertificated Option Shares will include similar restrictive notations.

Sincerely yours,

Name:

Address:

9

EARLY EXERCISE

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE XOOM CORPORATION

2010 STOCK OPTION AND GRANT PLAN

Name of Optionee:	(the “Optionee”)

Grant Number:

No. of Option Shares:	Shares of Common Stock

Grant Date:

Vesting Commencement Date:	(the “Vesting Commencement Date”)

Expiration Date:	(the “Expiration Date”)

Option Exercise Price/Share:	$ (the “Option Exercise Price”)

Pursuant to the Xoom Corporation 2010 Stock Option and Grant Plan (the “Plan”), Xoom Corporation, a California corporation (together with any successor thereto, the “Company”), hereby grants to the Optionee, who is an employee of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock of the Company (“Common Stock”) indicated above (the “Option Shares”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Early Exercise Incentive Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). To the extent that any portion of the Stock Option does not so qualify, it shall be deemed a non-qualified stock option.

All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

1. Vesting, Exercisability and Termination.

(a) This Stock Option shall be immediately exercisable, regardless of whether the Option Shares are vested.

(b) Except as set forth below, and subject to the determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, the Option Shares shall be vested on the respective dates indicated below:

(i) All Option Shares shall initially be unvested.

(ii) 20 percent of the Option Shares shall vest on the first anniversary of the Vesting Commencement Date; provided that the Optionee continues to have a Service Relationship with the Company at such time.

(iii) Thereafter, the remaining 80 percent of the Option Shares shall vest in 48 equal monthly installments at the end of each month following the first anniversary of the Vesting Commencement Date, provided the Optionee continues to have a Service Relationship with the Company at such time.

Notwithstanding anything herein to the contrary, any unvested Option Shares shall become vested in full upon the date on which the Optionee’s Service Relationship with the Company and its Subsidiaries or successor entity terminates if (A) such termination occurs in connection with and effective as of the date of, or within 12 months following the date of, such Sale Event and (B) such termination is either by the Company without Cause or by the Optionee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events without the Optionee’s consent: (i) a demotion or any diminution of the Optionee’s position, authority, duties or responsibilities and which shall include (but not be limited to) the Optionee having a position, authority, duties or responsibilities after the Sale Event with respect to a division or line of business, rather than a substantially comparable position, authority, duties or responsibilities with respect to the Company’s successor or acquirer (for example, being the CFO of the Xoom (or similar) division of an acquiring entity and not the CFO of an acquiring entity or its parent would constitute Good Reason hereunder), (ii) a requirement that the Optionee report to work more than 30 miles from the Company’s existing headquarters immediately prior to the Sale Event (not including normal business travel required of the Optionee’s position and which is substantially comparable to the business travel required of the Optionee immediately prior to the Sale Event); or (iii) a reduction in the Optionee’s base salary, bonus opportunity or benefits. For the avoidance of doubt, this definition of Good Reason supersedes any conflicting terms in any offer letter, employment agreement or similar agreement between the Company and the Optionee in effect on or prior to the date hereof.

(c) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s Service Relationship is terminated, the period within which to exercise this Stock Option will be subject to earlier termination as set forth below (and if not exercised within such period, shall thereafter terminate subject, in each case to Section 3(c) of the Plan):

(i) Termination Due to Death or Disability. If the Optionee’s Service Relationship terminates by reason of such Optionee’s death or disability (as defined in Section 422(c) of the Code), this Stock Option may continue to be exercised, to the extent the Option Shares are vested on the date of termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier.

(ii) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than death or disability (as defined in Section 422(c) of

2

the Code), and unless otherwise determined by the Committee, this Stock Option may continue to be exercised, to the extent the Option Shares are vested on the date of termination, for a period of 90 days from the date of termination or until the Expiration Date or other termination date, if earlier; provided however, if the Optionee’s Service Relationship is terminated for Cause, this Stock Option shall terminate immediately upon the date of such termination.

For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees. Any portion of this Stock Option with respect to Option Shares that are not vested on the date of termination of the Service Relationship shall terminate immediately and be null and void.

(d) It is understood and intended that this Stock Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of Option Shares for which incentive stock option treatment is desired within the one-year period beginning on the day after the day of the transfer of such Option Shares to him or her, nor within the two-year period beginning on the day after Grant Date of this Stock Option and further that this Stock Option must be exercised within three months after termination of employment as an employee (or 12 months in the case of death or disability) to qualify as an incentive stock option. If the Optionee disposes (whether by sale, gift, transfer or otherwise) of any such Option Shares within either of these periods, he or she will notify the Company within 30 days after such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes. Further, to the extent the Option Shares and any other incentive stock options of the Optionee having an aggregate Fair Market Value in excess of $100,000 (determined as of the Grant Date) first become exercisable in any year, such options will not qualify as incentive stock options.

2. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date, the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares. Such notice shall specify the number of Option Shares to be purchased. To the extent this Stock Option is only partially exercised, such exercise shall first be with respect to the Option Shares, if any, that have previously vested, and then with respect to the Option Shares that will next vest, with the Option Shares that vest at the latest date being exercised last. Payment of the purchase price may be made by one or more of the methods described in Sections 5(a)(iv)(A), (B), (C) or (D) of the Plan, subject to the limitations contained in such Sections of the Plan, including the requirement that the Committee specifically approve in advance certain payment methods.

(b) In the event the Optionee exercises a portion of this Stock Option with respect to Option Shares that have not vested, the Optionee shall also deliver a Restricted Stock Agreement covering such unvested Option Shares in the form of Appendix B hereto (the

3

“Restricted Stock Agreement”) with the same vesting schedule for such Option Shares as set forth for such Option Shares herein.

(c) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

(d) The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. The Optionee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

3. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

4. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

5. Restrictions on Transfer of Option Shares. The Option Shares acquired upon exercise of the Stock Option shall be subject to certain transfer restrictions and other limitations including, without limitation, the provisions contained in Section 9 of the Plan and, if applicable, the Restricted Stock Agreement.

6. Miscellaneous Provisions.

(a) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(b) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reincorporation, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with

4

equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Option Shares.

(c) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(e) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(f) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(h) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(i) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7. Dispute Resolution.

(a) Except as provided below, any dispute arising out of or relating to the Plan or this Stock Option, this Agreement, or the breach, termination or validity of the Plan, this Stock Option or this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California.

5

(b) The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(c) The Company, the Optionee, each party to the Agreement and any other holder of Stock issued pursuant to this Agreement (each, a “Party”) covenants and agrees that such party will participate in the arbitration in good faith. This Section 7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(d) Each Party (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

6

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

XOOM CORPORATION

By:
Name:
Title:

Address:

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan, including, without limitation, Section 9 thereof relating to restrictions on transfer, the Company’s right of first refusal and the Company’s right of repurchase, and understands that the Stock Option granted hereby is subject to the terms of the Plan and of this Agreement. This Agreement is hereby accepted, and the terms and conditions of the Plan and this Agreement, SPECIFICALLY INCLUDING THE ARBITRATION PROVISIONS IN SECTION 7 OF THIS AGREEMENT, are hereby agreed to, by the undersigned as of the date first above written.

OPTIONEE:

Name:

Address:

7

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

8

Appendix A

STOCK OPTION EXERCISE NOTICE

Xoom Corporation

Attention: Chief Executive Officer

100 Bush Street, Suite 300

San Francisco, CA 94104

Pursuant to the terms of the stock option agreement between the undersigned and Xoom Corporation (the “Company”) dated                      (the “Agreement”) under the Xoom Corporation 2010 Stock Option and Grant Plan, I, [Insert Name]                     , hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $             representing the purchase price for [Fill in number of Option Shares]              Option Shares. I have chosen the following form(s) of payment:

☐	1.	Cash
☐	2.	Certified or bank check payable to Xoom Corporation
☐	3.	Other (as referenced in the Agreement and described in the Plan (please describe))

		.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to the Company as follows:

(i) I am purchasing the Option Shares for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company and have consulted with my own advisers with respect to my investment in the Company.

(iii) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Option Shares and to make an informed investment decision with respect to such purchase.

(iv) I can afford a complete loss of the value of the Option Shares and am able to bear the economic risk of holding such Option Shares for an indefinite period of time.

(v) I understand that the Option Shares may not be registered under the Securities Act of 1933 (it being understood that the Option Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act

9

of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing Option Shares will bear restrictive legends reflecting the foregoing and/or that book entries for uncertificated Option Shares will include similar restrictive notations.

(vi) To the extent required, I have executed and delivered to the Company the Restricted Stock Agreement attached as Appendix B to the Agreement.

Sincerely yours,

Name:

Address:

10

Appendix B

RESTRICTED STOCK AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE XOOM CORPORATION

2010 STOCK OPTION AND GRANT PLAN

Name of Optionee:	(the “Optionee”)

Grant Number:

No. of Underlying Shares:	Shares of Common Stock

Grant Date:

Vesting Commencement Date:	(the “Vesting Commencement Date”)

Expiration Date:	(the “Expiration Date”)

Option Exercise Price/Share:	$ (the “Option Exercise Price”)

Pursuant to the Xoom Corporation 2010 Stock Option and Grant Plan (the “Plan”), Xoom Corporation, a California corporation (together with any successor thereto, the “Company”), hereby grants to the Optionee, who is an employee or Consultant of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock of the Company (“Common Stock”), indicated above (the “Underlying Shares,” and such shares once issued shall be referred to as the “Option Shares”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

1. Vesting, Exercisability and Termination.

(a) No portion of this Stock Option may be exercised until such portion shall have vested and become exercisable.

(b) Except as set forth below, and subject to the determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, this Stock Option shall be vested and exercisable with respect to the Underlying Shares on the respective dates indicated below:

(i) All Underlying Shares shall initially be unvested and unexercisable.

(ii) 25 percent of the Underlying Shares shall vest and become exercisable on the first anniversary of the Vesting Commencement Date; provided that the Optionee continues to have a Service Relationship with the Company at such time.

(iii) Thereafter, the remaining 75 percent of the Underlying Shares shall vest and become exercisable in 36 equal monthly installments at the end of each month following the first anniversary of the Vesting Commencement Date, provided the Optionee continues to have a Service Relationship with the Company at such time.

Notwithstanding anything herein to the contrary in the case of a Sale Event, this Stock Option shall be treated as provided in Section 3(c) of the Plan.

(c) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s Service Relationship is terminated, the period within which to exercise this Stock Option will be subject to earlier termination as set forth below (and if not exercised within such period, shall thereafter terminate subject, in each case to Section 3(c) of the Plan):

(i) Termination Due to Death or Disability. If the Optionee’s Service Relationship terminates by reason of such Optionee’s death or disability (as defined in Section 422(c) of the Code), this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier.

(ii) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than death or disability (as defined in Section 422(c) of the Code), and unless otherwise determined by the Committee, this Stock Option may be exercised, to the extent exercisable on the date of termination, for a period of 90 days from the date of termination or until the Expiration Date or other termination date, if earlier; provided however, if the Optionee’s Service Relationship is terminated for Cause, this Stock Option shall terminate immediately upon the date of such termination.

For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees and any Permitted Transferee. Any portion of this Stock Option that is not exercisable on the date of termination of the Service Relationship shall terminate immediately and be null and void.

2. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date, the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Underlying Shares with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Underlying Shares to be purchased. Payment of the purchase price may be made by one or more of the methods described in Sections 5(a)(iv)(A), (B), (C), (D) or (E) of the Plan, subject to the

2

limitations contained in such Sections of the Plan, including the requirement that the Committee specifically approve in advance certain payment methods.

(b) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

(c) The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. The Optionee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

3. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

4. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

5. Restrictions on Transfer of Option Shares. The Option Shares acquired upon exercise of the Stock Option shall be subject to certain transfer restrictions and other limitations including, without limitation, the provisions contained in Section 9 of the Plan.

6. Miscellaneous Provisions.

(a) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(b) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reincorporation, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Option Shares.

3

(c) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(e) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(f) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(h) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(i) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7. Dispute Resolution.

(a) Except as provided below, any dispute arising out of or relating to the Plan or this Stock Option, this Agreement, or the breach, termination or validity of the Plan, this Stock Option or this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California.

(b) The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration

4

proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(c) The Company, the Optionee, each party to the Agreement and any other holder of Stock issued pursuant to this Agreement (each, a “Party”) covenants and agrees that such party will participate in the arbitration in good faith. This Section 7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(d) Each Party (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

5

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

XOOM CORPORATION

By:
Name:

Title:

Address:

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan, including, without limitation, Section 9 thereof relating to restrictions on transfer, the Company’s right of first refusal and the Company’s right of repurchase, and understands that the Stock Option granted hereby is subject to the terms of the Plan and of this Agreement. This Agreement is hereby accepted, and the terms and conditions of the Plan and this Agreement, SPECIFICALLY INCLUDING THE ARBITRATION PROVISIONS IN SECTION 7 OF THIS AGREEMENT, are hereby agreed to, by the undersigned as of the date first above written.

OPTIONEE:

Name:

Address:

6

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

7

Appendix A

STOCK OPTION EXERCISE NOTICE

Xoom Corporation

Attention: Chief Executive Officer

100 Bush Street, Suite 300

San Francisco, CA 94104

Pursuant to the terms of the stock option agreement between the undersigned and Xoom Corporation (the “Company”) dated                      (the “Agreement”) under the Xoom Corporation 2010 Stock Option and Grant Plan, I, [Insert Name]                     , hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $             representing the purchase price for [Fill in number of Underlying Shares]              Underlying Shares. I have chosen the following form(s) of payment:

☐	1.	Cash
☐	2.	Certified or bank check payable to Xoom Corporation
☐	3.	Other (as referenced in the Agreement and described in the Plan (please describe))

		.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to the Company as follows:

(i) I am purchasing the Underlying Shares for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company and have consulted with my own advisers with respect to my investment in the Company.

(iii) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Underlying Shares and to make an informed investment decision with respect to such purchase.

(iv) I can afford a complete loss of the value of the Option Shares and am able to bear the economic risk of holding such Option Shares for an indefinite period of time.

(v) I understand that the Option Shares may not be registered under the Securities Act of 1933 (it being understood that the Option Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act

8

of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing Option Shares will bear restrictive legends reflecting the foregoing and/or that book entries for uncertificated Option Shares will include similar restrictive notations.

Sincerely yours,

Name:

Address:

9

EARLY EXERCISE

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE XOOM CORPORATION

2010 STOCK OPTION AND GRANT PLAN

Name of Optionee:	(the “Optionee”)

Grant Number:

No. of Option Shares:	Shares of Common Stock

Grant Date:

Vesting Commencement Date:	(the “Vesting Commencement Date”)

Expiration Date:	(the “Expiration Date”)

Option Exercise Price/Share:	$ (the “Option Exercise Price”)

Pursuant to the Xoom Corporation 2010 Stock Option and Grant Plan (the “Plan”), Xoom Corporation, a California corporation (together with any successor thereto, the “Company”), hereby grants to the Optionee, who is an employee or Consultant of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Common Stock of the Company (“Common Stock”) indicated above (the “Option Shares”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Early Exercise Non-Qualified Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

1. Vesting, Exercisability and Termination.

(a) This Stock Option shall be immediately exercisable, regardless of whether the Option Shares are vested.

(b) Except as set forth below, and subject to the determination of the Committee in its sole discretion to accelerate the vesting schedule hereunder, the Option Shares shall be vested on the respective dates indicated below:

(i) All Option Shares shall initially be unvested.

(ii) 20 percent of the Option Shares shall vest on the first anniversary of the Vesting Commencement Date; provided that the Optionee continues to have a Service Relationship with the Company at such time.

(iii) Thereafter, the remaining 80 percent of the Option Shares shall vest in 48 equal monthly installments at the end of each month following the first anniversary of the Vesting Commencement Date, provided the Optionee continues to have a Service Relationship with the Company at such time.

Notwithstanding anything herein to the contrary, any unvested Option Shares shall become vested in full upon the date on which the Optionee’s Service Relationship with the Company and its Subsidiaries or successor entity terminates if (A) such termination occurs in connection with and effective as of the date of, or within 12 months following the date of, such Sale Event and (B) such termination is either by the Company without Cause or by the Optionee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following events without the Optionee’s consent: (i) a demotion or any diminution of the Optionee’s position, authority, duties or responsibilities and which shall include (but not be limited to) the Optionee having a position, authority, duties or responsibilities after the Sale Event with respect to a division or line of business, rather than a substantially comparable position, authority, duties or responsibilities with respect to the Company’s successor or acquirer (for example, being the CFO of the Xoom (or similar) division of an acquiring entity and not the CFO of an acquiring entity or its parent would constitute Good Reason hereunder), (ii) a requirement that the Optionee report to work more than 30 miles from the Company’s existing headquarters immediately prior to the Sale Event (not including normal business travel required of the Optionee’s position and which is substantially comparable to the business travel required of the Optionee immediately prior to the Sale Event); or (iii) a reduction in the Optionee’s base salary, bonus opportunity or benefits. For the avoidance of doubt, this definition of Good Reason supersedes any conflicting terms in any offer letter, employment agreement or similar agreement between the Company and the Optionee in effect on or prior to the date hereof.

(c) Termination. Except as may otherwise be provided by the Committee, if the Optionee’s Service Relationship is terminated, the period within which to exercise this Stock Option will be subject to earlier termination as set forth below (and if not exercised within such period, shall thereafter terminate subject, in each case to Section 3(c) of the Plan):

(i) Termination Due to Death or Disability. If the Optionee’s Service Relationship terminates by reason of such Optionee’s death or disability (as defined in Section 422(c) of the Code), this Stock Option may continue to be exercised, to the extent the Option Shares are vested on the date of termination, by the Optionee, the Optionee’s legal representative or legatee for a period of 12 months from the date of death or disability or until the Expiration Date, if earlier.

(ii) Other Termination. If the Optionee’s Service Relationship terminates for any reason other than death or disability (as defined in Section 422(c) of the Code), and unless otherwise determined by the Committee, this Stock Option may continue to be exercised, to the extent the Option Shares are vested on the date of

2

termination, for a period of 90 days from the date of termination or until the Expiration Date or other termination date, if earlier; provided however, if the Optionee’s Service Relationship is terminated for Cause, this Stock Option shall terminate immediately upon the date of such termination.

For purposes hereof, the Committee’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees and any Permitted Transferee. Any portion of this Stock Option with respect to Option Shares that are not vested on the date of termination of the Service Relationship shall terminate immediately and be null and void.

2. Exercise of Stock Option.

(a) The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date, the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares. Such notice shall specify the number of Option Shares to be purchased. To the extent this Stock Option is only partially exercised, such exercise shall first be with respect to the Option Shares, if any, that have previously vested, and then with respect to the Option Shares that will next vest, with the Option Shares that vest at the latest date being exercised last. Payment of the purchase price may be made by one or more of the methods described in Sections 5(a)(iv)(A), (B), (C), (D) or (E) of the Plan, subject to the limitations contained in such Sections of the Plan, including the requirement that the Committee specifically approve in advance certain payment methods.

(b) In the event the Optionee exercises a portion of this Stock Option with respect to Option Shares that have not vested, the Optionee shall also deliver a Restricted Stock Agreement covering such unvested Option Shares in the form of Appendix B hereto (the “Restricted Stock Agreement”) with the same vesting schedule for such Option Shares as set forth for such Option Shares herein.

(c) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

(d) The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. The Optionee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares to the Optionee.

3. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

4. Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent

3

and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

5. Restrictions on Transfer of Option Shares. The Option Shares acquired upon exercise of the Stock Option shall be subject to certain transfer restrictions and other limitations including, without limitation, the provisions contained in Section 9 of the Plan and, if applicable, the Restricted Stock Agreement.

6. Miscellaneous Provisions.

(a) Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(b) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reincorporation, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Option Shares.

(c) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Optionee.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

(e) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(f) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

4

(g) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Optionee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(h) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(i) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

7. Dispute Resolution.

(a) Except as provided below, any dispute arising out of or relating to the Plan or this Stock Option, this Agreement, or the breach, termination or validity of the Plan, this Stock Option or this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California.

(b) The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(c) The Company, the Optionee, each party to the Agreement and any other holder of Stock issued pursuant to this Agreement (each, a “Party”) covenants and agrees that

5

such party will participate in the arbitration in good faith. This Section 7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(d) Each Party (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

6

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

XOOM CORPORATION

By:
Name:
Title:

Address:

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan, including, without limitation, Section 9 thereof relating to restrictions on transfer, the Company’s right of first refusal and the Company’s right of repurchase, and understands that the Stock Option granted hereby is subject to the terms of the Plan and of this Agreement. This Agreement is hereby accepted, and the terms and conditions of the Plan and this Agreement, SPECIFICALLY INCLUDING THE ARBITRATION PROVISIONS IN SECTION 7 OF THIS AGREEMENT, are hereby agreed to, by the undersigned as of the date first above written.

OPTIONEE:

Name:

Address:

7

DESIGNATED BENEFICIARY:

Beneficiary’s Address:

8

Appendix A

STOCK OPTION EXERCISE NOTICE

Xoom Corporation

Attention: Chief Executive Officer

100 Bush Street, Suite 300

San Francisco, CA 94104

Pursuant to the terms of the stock option agreement between the undersigned and Xoom Corporation (the “Company”) dated                     (the “Agreement”) under the Xoom Corporation 2010 Stock Option and Grant Plan, I, [Insert Name]                     , hereby [Circle One] partially/fully exercise such option by including herein payment in the amount of $            representing the purchase price for [Fill in number of Option Shares]             Option Shares. I have chosen the following form(s) of payment:

☐	1.	Cash
☐	2.	Certified or bank check payable to Xoom Corporation
☐	3.	Other (as referenced in the Agreement and described in the Plan (please describe))

		.

In connection with my exercise of the option as set forth above, I hereby represent and warrant to the Company as follows:

(i) I am purchasing the Option Shares for my own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) I have had such an opportunity as I have deemed adequate to obtain from the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company and have consulted with my own advisers with respect to my investment in the Company.

(iii) I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Option Shares and to make an informed investment decision with respect to such purchase.

(iv) I can afford a complete loss of the value of the Option Shares and am able to bear the economic risk of holding such Option Shares for an indefinite period of time.

(v) I understand that the Option Shares may not be registered under the Securities Act of 1933 (it being understood that the Option Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Securities Act

9

of 1933 and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirement thereof). I further acknowledge that certificates representing Option Shares will bear restrictive legends reflecting the foregoing and/or that book entries for uncertificated Option Shares will include similar restrictive notations.

(vi) To the extent required, I have executed and delivered to the Company the Restricted Stock Agreement attached as Appendix B to the Agreement.

Sincerely yours,

Name:

Address:

10

Appendix B

RESTRICTED STOCK AGREEMENT

Exhibit 10.7

THE SHELL BUILDING

LANDLORD: 100 Bush Corporation, a California corporation

TENANT: Xoom Corporation, a California corporation

DATE: August 15, 2008

i

14. Rules and Regulations	15
15. Utilities and Services	15
16. Personal Property Taxes	17
17. Maintenance	17
18. Restoration of Premises	18
19. Entry by Landlord	18
20. Estoppel Certificates	19
21. Abandonment of Premises	20
22. Security Interest in Trade Fixtures; Removal by Tenant at End of Term	20
23. Surrender of Lease	20
24. Holding Over	20
25. Grace Period	21
26. Landlord’s Remedies Upon Default	21
27. Attorneys’ Fees on Default	24
28. Insolvency	24
29. Assignment or Subletting	25
30. Transfer by Landlord – Release from Liability	27
31. Damage	28
32. Condemnation	28
33. Subordination to Encumbrances	30
34. Relocation	31
35. Communications and Computer Lines	31
36. Effect of Exercise of or Failure to Exercise Privilege	33
37. Waiver	33
38. Labor Relations	34
39. Notices	34
40. Entire Agreement; Amendments	34
41. Landmark	35
42. Light and Air	35
43. Auctions and Signs	35
44. Execution, Recordation	35
45. Tenant’s Authority	35
46. Limitation of Tenant’s Remedies	36
47. Time and Applicable Law	36
48. Name	36
49. Provisions are Covenants and Conditions	36
50. Severability	36
51. Captions	36
52. Successors	36
53. Relationship of Parties	37
54. Temporary Space	37
55. Brokers	37
56. Interpretation	37
57. Force Majeure	37
58. Asbestos	38
59. Accuracy of Tenant Information	38

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60. Counterparts	38
61. Building Security	38

EXHIBIT A Floor Plan	A-1
EXHIBIT B Work Letter Agreement	B-1
Rider 1	4
EXHIBIT C Rules and Regulations of the Building	C-1
A. Signs	1
B. Window Coverings	1
C. Building Directory	1
D. Hallways and Passages	1
E. Locks	1
F. Restrooms	1
G. Moving In and Out of Premises; Heavy Equipment	1
H. Janitorial Services and Cleaning	2
I. Use of Premises	2
J. Communications and Computer Equipment	2
K. Floor Coverings	2
L. Deliveries	2
M. Access Refused	2
N. Soliciting on Premises	2
O. Landlord’s Employees	2
P. Vending Machines	3
Q. Building Name and Address	3
R. Trash	3
S. Doors	3
T. Equipment	3
U. Air Conditioning	3
V. Energy Conservation	3
W. Disorderly Persons	3
X. Smoking	3
Y. Water Conservation	3
Z. Safety and Security Devices	3
AA. Amendments	3
EXHIBIT D [Reserved]	D-1
EXHIBIT E Term Commencement Agreement	E-1
EXHIBIT F Proposition 65 Notice and Material Safety Data Sheet	F-1
EXHIBIT G Space Plan	G-2
EXHIBIT H Janitorial Service Specifications	G-2

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THE SHELL BUILDING OFFICE LEASE

This lease (“Lease”) is made in San Francisco, California, on August 15, 2008, between 100 BUSH CORPORATION, a California corporation (“Landlord”) and Xoom Corporation, a California corporation (“Tenant”). If Tenant consists of more than one person or entity, the obligations under the Lease imposed on Tenant will be joint and several.

1. Definitions.

As used throughout this Lease, the following, words have the stated meanings:

A. Premises.

Suite 300, consisting of 11,460 rentable square feet, as shown on Exhibit A attached, being a portion of the 3rd floor of the building calculated in accordance with the 1996 BOMA Standard and said calculations have been averaged by floor for a consistent load for full floor tenancies and a consistent load for multi-tenanted floors. The rentable square footage is hereby stipulated to between Landlord and Tenant. The rentable square feet includes the usable area, without deduction for columns or projections, multiplied by a load factor to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms and other public, common and service areas of the Building.

B. Building.

The Shell Building, 100 Bush Street, San Francisco, California 94104.

C. Term.

The 60 month commencing on the later of October 10, 2008 or upon Landlord’s substantial completion of the Tenant Improvements described in Paragraph 9 hereof (“Commencement Date”), and terminating 60 months hence on the day before the anniversary of such commencement date (“Termination Date”). Provided, however, that Tenant shall have the right to terminate the Lease any time after the 42nd month of the Term, but only if Tenant gives Landlord nine (9) months prior written notice any time after the 33rd month of the Term. In that event, Tenant shall reimburse Landlord for unamortized commissions and Tenant Improvements (at 8%) and pay a termination fee equal to $90,247.50. The termination fee shall be due within sixty (60) days of Tenant’s written notice to terminate. Provided Tenant has not been in default under the Lease, Tenant may apply $90,247.50 of the Security Deposit (as defined in Section I.G below) to the termination fee when it is due.

D. Base Monthly Rental.

$31.50 per rentable square foot of Premises per annum or $30,082.50 per month ($2.625 per rentable square foot per month).

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E. Additional Rental.

5.3289% of the increase in “Direct Expenses” and 5.1467% of the increase in “Direct Tax Expenses” (as Paragraphs 5D, 5E and 5F define those terms) of the Building over said expenses in the calendar year 2008 (the “Base Year). Provided, however, Tenant shall not be liable for Additional Rent for the first twelve (12) months of the Term. The percentage for Direct Expenses is the rentable square feet of the Premises divided by the Building rentable square footage of 215,055 and for Direct Tax Expenses is the rentable square feet of the Premises divided by the Building Total Rentable Square Footage of 222,667. Landlord may recalculate this percentage from time to time to reflect reconfigurations, additions or modifications to the Building.

F. Rent.

Base Monthly Rental, Additional Rental, and all other charges payable by Tenant to Landlord.

G. Security Deposit.

An amount equal to six month’s Base Monthly Rental, being the sum of $180,495.00.

H. Purpose.

General office and executive administration.

I. Tenant’s Address for Notices.

100 Bush Street, Suite 300, San Francisco, California 94104, attn.: Corporate Secretary. Landlord will endeavor to send a copy of notices to Tenant’s Chief Financial Officer but the failure to provide such copy does not invalidate any notice otherwise properly given. For the purpose of serving notices under California Code of Civil Procedure Section 1161, et seq., Tenant represents Tenant’s authorized agent for service of process in California is Christopher G. Ferro whose business address is currently 5th Floor, 301 Brannan Street, San Francisco, CA 94107 and which address, upon the Commencement Date, will be 100 Bush Street, Suite 300, San Francisco, CA 94104. The agent’s residence address is 68 Fair Oaks Street, San Francisco, CA 94110.

J. Landlord’s Address for Notices.

The term “Landlord’s Address for Notices” shall mean 100 Bush Corporation, 100 Bush Street, Suite 218, San Francisco, California 94104.

K. Business Hours.

The term “Normal Business Hours” shall mean, reasonable hours determined by Landlord from time to time (federal and state holidays excepted) during which the

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building is serviced. Currently, the Building is open from 6 a.m. until 6 p.m. each working day; the Building Office is open from 9:00 a.m. until 5:00 p.m. each working day (Building Office has additional corporate holidays); and Maintenance is open from 9:00 a.m. until 5 p.m. each working day. The primary chiller currently operates from 6 a.m. to 4:45 p.m. each working day and the boiler is operated as determined by the Landlord in the exercise of its sole discretion, as early as 4 a.m., if needed, and until 4:45 p.m. each working day. The Landlord reserves the right in its sole discretion to modify any of these Normal Business Hours.

L. Broker.

The term “Broker” shall mean Grubb & Ellis (for Landlord) and Jones Lang LaSalle, formerly The Staubach Group, (for Tenant).

M. Guarantor.

The term “Guarantor” shall mean N/A.

N. Addendums and Exhibits to Lease.

Exhibit A (Floor Plan), Exhibit B (Work Letter Agreement or Tenant Improvement Agreement), Exhibit C (Rules and Regulations of the Building), Exhibit D [Reserved], Exhibit E (Term Commencement Agreement), Exhibit F (Proposition 65 Notice and Material Safety Data Sheet), Exhibit G (Space Plan) and Exhibit H (Janitorial Service Specifications).

2. Lease.

Subject to the work contemplated in the attached Exhibit B, Landlord leases to Tenant and Tenant leases from Landlord the Premises upon and subject to the terms, covenants and conditions herein set forth. Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions. Tenant agrees that this Lease is made upon the condition of such performance. Except as set forth in this Lease, Tenant accepts the Premises in their “as is” state of repair and condition, and Landlord has made no representations to Tenant regarding the condition of the Premises or the Building.

3. Possession.

If Landlord, for any reason whatever, is unable to deliver possession of the Premises to Tenant by the Commencement Date (a “Delay”), Landlord will not be liable for any loss resulting therefrom, and this Lease will not be either void or voidable but the Commencement Date and the Termination Date, unless the Work Letter Agreement or Tenant Improvement Agreement referred to in Paragraph 9 specifically provides otherwise, will be deferred for the number of days of the Delay. If Landlord tenders possession of the Premises to Tenant before the Commencement Date, and Tenant accepts such prior tender, such occupancy will be subject to all of the terms, covenants and conditions of this Lease including, without limitation, the payment of Rent. The

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parties will execute the Term Commencement Agreement as soon as the Commencement Date has been ascertained, and Tenant agrees to execute same within 10 days of Landlord’s request. Notwithstanding anything to the contrary in the foregoing, Tenant shall have up to three (3) weeks early access to the Premises prior to the Commencement Date with no obligation to pay Rent solely to install cabling and data communications equipment but not for furniture, fixtures, equipment or occupancy, subject, however, to Tenant complying with the Building Rules and Regulations and not interfering with Landlord’s Work. Any such interference with Landlord’s Work will be a Tenant Delay as that term is defined in Section 6 of Exhibit B to this Lease. Landlord further agrees that when the Tenant Improvements (as defined in Section 9) are sufficiently complete such that Landlord in the exercise of its sole discretion believes that Tenant can install furniture, furniture or equipment without interfering with Landlord’s Work, it will allow early access to the Tenant for such installation but not for occupancy, subject, however, to Tenant complying with the Building Rules and Regulations and not interfering with Landlord’s Work. Any such interference with Landlord’s Work will be a Tenant Delay as that term is defined in Section 6 of Exhibit B to this Lease.

4. Base Monthly Rental.

A. Tenant agrees to pay Base Monthly Rental, without notice, in advance, on the first day of each calendar month of the Term. The Base Monthly Rental for the first month of the Term will be paid upon execution of the Lease. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Base Monthly Rental for such fractional month will be prorated based on a 30-day month.

B. Base Monthly Rental will be paid by Tenant to Landlord, without deduction or offset, in lawful money of the United States of America, at the Building office or to such other person and/or at such other place as Landlord may from time to time designate in a notice to Tenant.

C. All other charges payable by Tenant under the Lease shall be due as of the first day of the following calendar month and paid as part of Base Monthly Rental unless a different payment date is specified in this Lease.

5. Additional Rental.

A. Tenant further agrees to pay Additional Rental, in monthly installments, on the first day of each month of the Term commencing on the first day of the calendar year following the calendar year set forth in Paragraph 1E. If the Term ends on a day other than the last day of a calendar month, then, upon the first day of the last calendar month of the Term, Tenant will pay Landlord a portion of Additional Rental for such fractional month prorated based on a 30-day month. Non-recurring Additional Rental shall be due within ten (10) days following receipt of the statement of charges.

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B. Additional Rental will be paid by Tenant to Landlord, without notice and without deduction or offset, in lawful money of the United States of America, at the Building office or to such other person and/or at such other place as Landlord may from time to time designate in a notice to Tenant.

C. Landlord will try to give Tenant advance notice of Additional Rental payable by Tenant, but failure by Landlord to give advance notice is not a waiver by Landlord of its right to receive from Tenant any Additional Rental. In addition, Landlord may, but is not required to, at or after the start of the calendar year following the calendar year set forth in Paragraph 1E, notify Tenant of Landlord’s estimate of Tenant’s liability for Additional Rental for the ensuing year, which amount will be divided into twelve (12) equal portions and added to the monthly payments of rent required to be made by Tenant in such year. If Tenant’s actual payment of Additional Rental is finally determined by Landlord to be greater or less than the total amounts actually paid by Tenant pursuant to this paragraph during the applicable year (“Landlord’s Statement”), a credit or payment will be made by Landlord or Tenant, whichever the case may be, within the thirty (30) days following the issuance of Landlord’s Statement. Upon written request by Tenant within forty-five (45) days of issuance of Landlord’s Statement, Landlord will make its prior year records pertaining to Direct Expenses available to Tenant to allow Tenant, at its sole cost and expense, to verify their accuracy. In the event that Tenant’s examination reveals an overcharge of more than 5%, then Landlord shall reimburse Tenant for its costs and expenses in connection with the examination but in no event will such reimbursement exceed the amount which Tenant was overcharged. In all other events, such examination shall be at Tenant’s sole cost and expense. Absent such request, Landlord’s Statement shall be final as to such year.

D. Direct Expenses include all costs of operation and maintenance of the Building as determined by Landlord including, but not limited to, the following costs by way of illustration only: premiums for property, casualty, liability, rent interruption or other insurance carried by Landlord; salaries, wages and other amounts paid or payable for personnel including the Building manager, superintendent, operation and maintenance staff, and other employees of Landlord involved in the maintenance, management and operation of the Building, including contributions and premiums towards fringe benefits, unemployment, disability insurance, worker’s compensation insurance, pension plan contributions and similar premiums and contributions and the total charges of any independent contractors or property managers engaged in the operation; repair, care, maintenance and cleaning of any portion of the Building; fair market rental and other costs with respect to Building Management office; costs of accounting services incurred in the preparation of statements and financial reports, audit fees; cleaning expenses, including without limitation janitorial services, window cleaning and garbage and refuse removal; landscaping expenses, including without limitation irrigating, trimming, fertilizing, replacing plants and floral arrangements; heating, plumbing, mechanical, elevator, sprinklers, fire/life safety systems, security and energy management systems and steam/utilities expenses, including fuel, gas, electricity, water, sewer, telephone, advertising, public relations, tenant relations and activities and other services, maintaining, operating and repairing components of any

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equipment or machinery used in connection with the Building, and the rental of same or any office or other equipment for the management of the Building; any other items of repair and maintenance of the Building; intrabuilding network cabling and riser maintenance and repair; cost of policing, security and supervision of the Building; audit and accounting fees; any capital improvements (or amortization thereof) (i) made primarily to reduce Direct Expenses or to comply with governmental requirements, (ii) for replacements (as opposed to additions or new improvements) of nonstructural items located in the common areas of the property required to keep such areas in good condition or (iii) expenditures that are consistent with Direct Expenses as defined above, although the benefits of the expenditures survive the current year; payments under any easement, operating agreement, declaration, restrictive covenant or instrument pertaining to sharing costs in a planned development; fee for administration and management of the building as determined by Landlord. Direct Expenses do not include depreciation on the Building, loan payments, real estate brokerage commissions, and costs directly attributed to one tenant and not available to other tenants or applicable to other suites of the Building generally. Permitted capital improvements and repairs may be amortized in the Landlord’s reasonable discretion over: (i) their useful lives, (ii) the period during which capital improvements reduce Direct Expenses or (iii) three (3) years or more at Landlord’s discretion. Landlord may allocate costs of operation and maintenance between the building where the Premises are located and other properties owned by landlord or its affiliates and under common management, as determined by landlord in the exercise of its reasonable discretion. Similarly, Landlord may make other allocations of Direct Expenses in accordance with sound management and accounting principles.

E. Direct Tax Expenses include all real property taxes and annual installments of real estate assessments on the Building; personal property taxes on personal property of Landlord used in the operation or maintenance of the Building; supplemental assessments that may result from changes in ownership or from the completion of new construction; escape assessments; taxes on the gross or net rental income of Landlord derived from the Building (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources); impositions created to pay for or supplement the cost of governmental services that the Building or its tenants may use; transit or transportation charges; housing subsidies and/or housing fund assessments; possessory interest taxes; business or license taxes or fees; job training subsidies and/or assessments; open space charges; excises; business or other license or use fees; and the reasonable costs of contesting by appropriate proceedings the amount or validity of any of the foregoing. If, during the Term of this Lease, the present real property tax is wholly or partly replaced or supplemented by another form of tax, there will be included within the definition of Direct Tax Expenses any such tax, levy, or assessment (other than federal, state, city and county net income taxes or estate, gift, or other similar taxes) that, whether or not now customary or within the contemplation of the parties to this Lease, may be charged to Landlord and is by way of example and not limitation (i) levied upon, allocable to, or measured by the Rent payable hereunder; (ii) levied upon the business of owning and operating rental properties to the extent such tax is applicable to the Premises; (iii) levied upon or with respect to the possession, leasing, operation,

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management, or occupancy by Tenant of the Premises or any portion thereof, or (iv) levied upon or measured by the value Tenant’s personal property or leasehold improvements. Direct Tax Expenses also include all expenses incurred, including attorneys’ and consultants’ fees, in seeking a reassessment, reduction of, or limit on the increase in any Direct Tax Expenses, whether or not successful. Property taxes for any calendar year shall include property taxes which are due for payment as well as those paid in such year.

F. If the Building rentable square footage is not one hundred percent (100%) occupied during an entire calendar year, including the Base Year, then the variable component of Direct Expenses and Direct Tax Expenses will be equitably adjusted so that the total amount of Direct Tax Expenses and Direct Expenses equals the amount which would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied for the entire calendar year. In no event will Landlord be entitled to receive from Tenant and the other tenants in the Building an aggregate amount in excess of actual Direct Expenses and Direct Tax Expenses as a result of the foregoing provision.

6. Security Deposit; Late Charge.

Upon the execution of this Lease, Tenant will pay Landlord the Security Deposit to secure the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant. The Security Deposit is not being held in trust, and Landlord is not required to segregate the Security Deposit from its other funds or pay interest or any other return on such Security Deposit. Landlord has the right (but not the obligation) at any time or times to apply the Security Deposit, or any portion thereof, to any Rent or other sums due and unpaid by Tenant under this Lease. If Landlord elects to so apply, Landlord will deliver notice to Tenant of the nature and amount so applied. Tenant must then deposit with Landlord an amount sufficient to replace the amount so applied to return such funds to an amount equal to the original Security Deposit. If Tenant fails to make such deposit within ten (10) days after receipt of Landlord’s notice, Landlord at its option may resort to any or all remedies available to it for the nonpayment of Rent. Following the termination of the Term of this Lease or, if Tenant has held over beyond such termination, following the end of such hold over, provided Tenant has vacated the Premises and fully performed all of its obligations hereunder, Landlord will return to Tenant the Security Deposit, or such portion thereof then held by Landlord, after all applications have been made by Landlord on account of Tenant’s breach or default hereunder; provided, however, any such return is not an admission by Landlord that Tenant has performed all of its obligations hereunder. It is specifically understood that Tenant has no right at any time to apply the Security Deposit, or any portion thereof, to any of its Rent obligations (including its last month’s Rent) or to any other sums due and payable by Tenant under this Lease. No beneficiary, mortgagee, secured party, or other holder of any encumbrance (hereinafter, “lender”), nor any purchaser at any judicial or private foreclosure sale of the Building, will ever be responsible to Tenant for its Security Deposit unless the lender or purchaser has actually received the same. Notwithstanding the foregoing, if Tenant exercises its right to terminate the this Lease in accordance with Section 1.C. above, then, provided

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Tenant has not been in default under the Lease, Tenant may apply $90,247.50 of the Security Deposit to the termination fee. Landlord will endeavor to return the Security Deposit to Tenant as soon as practicable after the end of the Term of this Lease (or, if Tenant has held over beyond the end of the Term, following the end of such hold over), but in no event shall Landlord return the Security Deposit to Tenant more than forty-five (45) days after such termination plus or minus any open charges or credits whereby the exact amount may not yet be determined (such as Landlord year end statement).

Tenant acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges that may be imposed upon Landlord. Accordingly, if Landlord does not receive any installment of Rent or any other sum due from Tenant within ten (10) days after due, Tenant will pay to Landlord, in addition to any other sums payable hereunder, a late charge of ten percent (10%) of the amount due, plus any attorneys’ fees incurred by Landlord because of Tenant’s failure to pay Rent and/or other charges when due hereunder. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur because of the late payment by Tenant. Acceptance of such late charges by the Landlord will in no event be a waiver of Tenant’s default with respect to any such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

In addition, Tenant will pay Landlord $50.00 as additional Rent for each check tendered by Tenant that is not honored for payment by Tenant’s bank for whatever reason.

7. Use of Premises.

The Premises will be used for the Purpose and for no other purposes without the prior written consent of Landlord, which consent Landlord may withhold in its absolute discretion.

8. Alterations; Mechanics’ Liens.

A. Tenant will not make or suffer to be made, directly or indirectly, any addition or change to or modification of the Premises, including, without limitation, the installation of fixtures, trade fixtures, and leasehold improvements (hereinafter, “alteration”) without first obtaining the written consent of Landlord, which consent will not be unreasonably withheld and which consent may be conditioned upon such matters as Landlord’s prior written approval of the reasonable time or times when the alterations are to be performed, employment only of contractors and subcontractors who will not cause labor disharmony, and other reasonable conditions prior to Landlord’s approval. However, no alteration will be permitted if it is structural or will affect the Building’s HVAC, electrical, or plumbing systems. Any alteration (excluding trade fixtures and movable furniture installed by Tenant that belongs to Tenant) becomes at once a part of the realty and belongs to Landlord subject to Landlord’s rights under Paragraph 17.

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Any alterations will be done in accordance with plans and specifications approved by Landlord. Landlord may charge Tenant a reasonable amount for approval of plans and specifications for alterations costing more than $5,000.

B. All alterations will be made by fully licensed, insured and bonded contractors approved in writing by Landlord in advance.

C. If Tenant makes alterations, it will obtain all permits required and perform the work in accordance with all applicable laws, rules, regulations and ordinances. All such work will be performed in a first class manner causing no interference with the operation of the Building and no unreasonable noise, odors or inconvenience to Landlord or the other tenants of the Building.

D. In making any alterations, Tenant will keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Tenant may not make any alterations of the Premises until seven (7) days after receipt by it of the written consent of Landlord in order that Landlord may post or request to post any appropriate notices to avoid any possible liability with respect to liens. Tenant will, at Landlord’s request, prepare, record and post such notices and at all times permit such notices to be posted and to remain posted until the completion and acceptance of such work. In addition, at Landlord’s request, Tenant will secure at Tenant’s own cost and expense a completion and lien indemnity bond, satisfactory to Landlord, for all such work. At Landlord’s option, Landlord may require Tenant to utilize escrow construction services in connection with any alterations. Tenant further agrees that there will be no construction, partitions, or other obstructions which might interfere with Landlord’s free access to mechanical installations or service facilities of the Building or with the moving of Landlord’s equipment to or from the enclosures containing said installations or facilities. Tenant must notify Landlord if the Alterations include the handling of any Hazardous Materials1 and whether these materials are of a customary and typical nature for industry practices. Upon completion of the Alterations, Tenant will provide Landlord with copies of as-built plans. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s supervision or monitoring of any Alterations constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations.

E. If, as a result of any alterations made by Tenant it is necessary for Landlord to make any other improvements or repairs to the Building, whether within or without the Premises, such work will be at Tenant’s expense.

1     as defined in any environmental law (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA or Superfund), the Clean Air Act, the Clean Water Act, Toxic Substances Control Act (TSCA), the Resource Conservation and Recovery Act (RCRA), California Health & Safety Code or the United States Department of Transportation Table (49 CFR 172.101)

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9. Work to be Performed by Landlord.

Landlord is not required to perform any work upon the Premises of any type or nature, unless there is attached to this Lease upon execution a Work Letter Agreement or Tenant Improvement Agreement initialed by the Landlord which specifies such work (the “Tenant Improvements”). Upon substantial completion of the Tenant Improvements, Landlord will so Tenant. Such notice will constitute delivery of possession by the Landlord. The cost of Tenant Improvements shall be deemed amortized over the term of this Lease; in the event of early termination of this Lease, Tenant shall pay to Landlord the unamortized value of the Tenant Improvements within thirty (30) days of the date of termination. Landlord, at its sole cost and expense, shall provide initial Tenant with Building Standard signage in the Building Lobby directory. Tenant is authorized to install custom signage in the elevator lobby on the 3rd floor at Tenant’s sole cost and expense, subject to Landlord’s approval.

10. Restrictions on Use.

A. No use will be made or permitted to be made of the Premises, nor acts done, that will increase the existing rate of insurance upon the Building or cause a cancellation of any insurance policy covering the Building or any part thereof, nor may Tenant sell, or permit to be kept, used, or sold in, on or about the Premises, any article that may be prohibited by the standard form of fire insurance policy. Tenant will, at its sole cost and expense, comply with all requirements pertaining to the Premises of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Building and its appurtenances.

B. Tenant will not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor shall Tenant use or allow the Premises to be used for any immoral, unlawful, or objectionable purposes, without limiting the generality of the foregoing, Tenant will not make or permit any unreasonable or unnecessary noises or odors in or upon the Premises. Tenant will not commit, or suffer to be committed, any waste upon the Premises or any nuisance (public or private) or other act or thing of any kind or nature whatsoever that may disturb the quiet enjoyment or cause unreasonable annoyance of any other tenant in the Building. The provisions of this paragraph are for the benefit of Landlord only and are not, and will not be construed to be, for the benefit of any tenant or occupant of the Building or any third party.

11. Compliance with Law, Environmental.

A. Tenant will at its sole cost and expense, comply with all laws pertaining to Tenant’s use of the Premises, and faithfully observe all laws and the provisions of all recorded documents in the use of the Premises and all requirements of any board of fire underwriters or other similar body now or hereafter constituted related to or affecting the condition, use, or occupancy of the Premises. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any law pertaining to

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the Purpose of this Lease or Tenant’s use of the of the Premises will be conclusive of that fact as between Landlord and Tenant. Without limiting the generality of the foregoing, the duties of Tenant under this provision will include the making of all such alterations of the Premises as may be required by law by reason of Tenant’s use of the Premises, or occasioned by reason of the failure of Tenant to effect repairs, maintenance, replacement or cleaning of the Premises as required under this Lease.

B. As used herein, the following items have the following meanings:

(i) Environmental Activity is any actual, proposed or threatened use, storage, treatment, existence, release, emission, discharge, generations, manufacture, disposal or transportation of any Hazardous Materials from, into, on, under or about the Premises, or any other activity or occurrence that causes or would cause any such event to exist.

(ii) Environmental Requirements means all present and future federal, state, regional or local laws relating to the use, storage, treatment, existence, release, emission, discharge, generation, manufacture, disposal or transportation of any Hazardous Materials.

(iii) Hazardous Material is any chemical, subside or material which is classified or considered to be hazardous or toxic under any present of future federal, state, regional or local laws, regulations or guidelines.

C. Tenant will not engage in nor permit the occurrence of any Environmental Activity except in the ordinary course of Tenant’s business and only in compliance with all Environmental Requirements and prudent industry practices. Tenant will, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and other regulatory approvals required under any Environmental Requirements for any Environmental Activity by Tenant, including, without limitation, the discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Premises, and upon termination of this Lease will cause all of its Hazardous Materials to be removed from the Premises in accordance with and in compliance with all applicable Environmental Requirements.

D. Upon having knowledge thereof, Tenant will immediately notify Landlord in writing of (i) any regulatory action that has been instituted, or threatened by any governmental agency or court with respect to Tenant that relates to any Environmental Activity; (ii) any claim relating to any Environmental Activity by Tenant in, on or about the Premises, or that arises out of or in connection with any Hazardous Materials in, on, under or about the Premises or removed from the Premises; or (iii) any actual or threatened material release on, under or about the Premises or any adjacent property of any Hazardous Material, except any Hazardous Material whose discharge or emission is expressly authorized by and in compliance with a permit issued by a federal, state, regional or local governmental agency pursuant to Environmental Requirements.

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E. Tenant will provide Landlord with copies of any communications with federal, state, regional or local governments, agencies or courts with respect to any Environmental Activity or Environmental Requirement relating to the Premises and any communications with any third party relating to any claim made or threatened with respect to any Environmental Activity by Tenant in, on or about the Premises.

F. Each of the parties hereto (“Indemnifying Party”) will indemnify, defend (by counsel reasonably acceptable to the other party), protect, and hold the other party and each of the other party’s partners, employees, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees) arising from or caused in whole or in part, directly or indirectly, by (i) an Environmental Activity by the Indemnifying Party or its agents, contractors, invitees, employees or partners; or (ii) the Indemnifying Party’s failure to comply with any Environmental Requirement. The parties’ obligations under this Section 11 include, without limitation, and whether foreseeable or unforeseeable, all costs of any repair or cleanup, removal or remediation action, or detoxification or decontamination of the Premises, or the preparation and Implementation of any closure, remedial action or other plans in connection therewith that are required as a result of any Environmental Activity by the Indemnifying Party, and survives the expiration or earlier termination of the Term.

12. Indemnity and Exculpation.

As a material part of the consideration for this Lease, Tenant hereby agrees that Landlord and any lender holding a mortgage or deed of trust covering the Premises will not be liable to Tenant for any damage to Tenant’s property, and Tenant waives all claims against such persons for damage to property from any cause whosoever, except for claims of willful misconduct. Tenant further agrees that, except to the extent arising from the willful misconduct or negligent acts of Landlord or Landlord’s agents or employees, Tenant will indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorney’s fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or about the Premises, or caused by any act, omission, violation of this Lease or use of the Premises or the Building (including telephone or utility closets or control panels) by Tenant, any other occupant of the Premises, or any of their respective agents, employees, contractors or guests. Without limiting the generality of the foregoing, Tenant specifically acknowledges that this indemnity will apply to claims in connection with or arising out of any alterations or improvements to the Premises and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any hazardous materials, except to the extent that the same arises from the intentional or negligent acts of Landlord or Landlord’s agents or employees.

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13. Public Liability and Property Damage Insurance.

A. Public Liability and Property Damage Insurance.

(i) Tenant at its sole cost and expense will maintain during the entire Term (including any additional period that Tenant will have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) public liability and property damage insurance with liability limits of not less than $2,000,000 per occurrence, combined single limit bodily injury and/or property damage liability. Landlord will be named as an additional insured under such policy or policies, and the policy or policies will be primary insurance insofar as Landlord is concerned.

(ii) If Tenant fails, at any time during the Term, to keep such insurance in full force and effect, Landlord may pay the necessary premiums therefor and the repayment thereof will be deemed to be a part of the Rent due hereunder, payable as such on the next date upon which Base Rental becomes due.

(iii) All public liability insurance and property damage insurance will insure performance by Tenant of the indemnity provisions of Paragraph 12; however, the procuring of insurance within the limits herein set forth is not satisfaction of Tenant’s obligation to indemnify under Paragraph 12.

(iv) Not more frequently than every three years, if, in the opinion of Landlord’s lender or of the insurance broker retained by Landlord, the amount of public liability and/or property damage insurance coverage at that time is not adequate, Tenant will increase the insurance coverage as reasonably required by either such lender or insurance broker.

B. Business Interruption Insurance.

At all times during the Lease Term, Tenant shall procure and maintain business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings and operating expenses for at least one year, from all perils, including coverage for interruption of telephone and telecommunications services whether or not caused by a casualty.

C. Workers’ Compensation Insurance.

Tenant will also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant will have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) employer’s liability and workers’ compensation insurance as required by law, including an endorsement containing a waiver of subrogation in favor of the Landlord.

D. Extended Coverage and “All Risk” Insurance.

Tenant will also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant will have possession of or

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otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term), at Tenant’s sole cost and expense, a policy or policies of insurance for damage caused by the perils insured under Standard Fire, Extended Coverage and “All Risk” coverage forms on Tenant’s furniture, fixtures, equipment, improvements, alterations, trade fixtures, and other personal property. Landlord will be named as an additional insured on such policy or policies, to the extent of its interest in such property, and the limits of coverage will be equal to 90% of the full current replacement value of such property.

E. Builder’s Risk Insurance.

If Tenant makes any alterations of the Premises, Tenant will, at Tenant’s sole cost and expense, carry “All-Risk” builder’s risk insurance, completed value form, in an amount satisfactory to Landlord.

F. Waiver of Subrogation.

With respect to any loss or damage to property, the parties each hereby waive all rights of subrogation of their respective insurers, provided such waiver of subrogation will not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or will be, endorsed such that said waiver of subrogation will not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

G. Other Insurance Matters.

All the insurance required under this Lease will:

(i) Be issued by insurance companies authorized to do business in California, with a financial rating of at least an A-10 status as rated in the most recent edition of Best’s Insurance Reports.

(ii) Contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties and to Landlord’s lender before cancellation or change in coverage, scope, or amount of any policy.

(iii) Be renewed not less than twenty (20) days before expiration of the term of the policy.

Each policy of insurance required under this Lease, or a certificate of the policy, together with evidence of payment of premiums will be deposited with Landlord at the commencement of the Term and on each renewal of the policy.

H. Construction.

Nothing in this Paragraph 13 will be construed as creating or implying the existence of (i) any ownership by Tenant of any alterations in, on or about the Premises or (ii) any right of Tenant to make any alterations in, on or about the Premises.

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14. Rules and Regulations.

The Rules and Regulations attached hereto as Exhibit C are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and/or additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and/or cleanliness of the Premises and/or the Building. Any such amendments, modifications or additions will be applicable to all tenants of the Building. Landlord shall not be liable to Tenant for any violations of such rules and regulations by any other tenant or occupant of the Building.

15. Utilities and Services.

A. Landlord agrees to furnish or cause to be furnished to the Premises, during reasonable hours determined by Landlord (as set forth in Section 1.K of this Lease) and subject to applicable law and the rules and regulations of the Building, the following utilities and services, subject to the conditions and standards set forth herein: (i) non-attended automatic elevator service (if the Building has such equipment serving the Premises), in common with Landlord and other tenants and occupants and their agents and invitees, (ii) water for drinking and rest room purposes, (iii) reasonable janitorial and cleaning services, provided that the Premises are used exclusively for office purposes and are kept reasonably in order by Tenant (if the Premises are not used exclusively as offices, Landlord, at Landlord’s sole discretion, may require that the Premises be kept clean and in order by Tenant, at Tenant’s expense, to the satisfaction of Landlord and by persons approved by Landlord; and, in all events, Tenant will pay Landlord for the cost of removing Tenant’s refuse and rubbish, to the extent the same exceeds the refuse and rubbish attendant to normal office usage), (iv) radiant heat, (v) at all reasonable times,, electric current as required for building standard lighting and customary office equipment. However: (a) without Landlord’s consent, Tenant may not install, or permit the installation, in the Premises of any space heaters, air conditioning equipment, electronic equipment or other type of equipment or machines which will increase Tenant’s use of electric current in excess of that which. Landlord is obligated to provide hereunder (provided, however, that the foregoing will not preclude the normal use of personal computers or similar office equipment); (b) if Tenant requires electric current which may disrupt the provision of electrical services to other tenants or which exceeds normal usage for tenants in the Building, Landlord may refuse to grant its consent or may condition its consent upon Tenant’s paying the cost of installing and providing any additional facilities required to furnish such excess power to the Premises and upon the installation in the Premises of electric current meters to measure the amount of electric current consumed, Tenant will pay for the cost of such meter(s) and the cost of installation, maintenance and repair thereof, as well as for all excess electric current consumed at the rates charged by the applicable local public utility, plus a reasonable amount to cover the additional expenses incurred by Landlord in keeping account of the electric current so consumed; and (c) if Tenant’s increased electrical requirements will materially affect the temperature level in the Premises or the Building, Landlord’s consent may be conditioned upon Tenant’s requirement to pay such

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amounts as will be incurred by Landlord to install and operate any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord, including but not limited to the cost of modifications to any air conditioning system. Landlord will not, in any way, be liable or responsible to Tenant for any loss or damage or expense which Tenant may incur or sustain if, for any reasons beyond Landlord’s reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants that at all times its use of electric current will never exceed the capacity of the feeders, risers or electrical installations of the Building. If submetering of electricity in the Building will not be permitted under future laws or regulations, the Rent will be equitably and periodically adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing electricity to Tenant in the Premises. Any amounts which Tenant is required to pay to Landlord pursuant to this section are due within ten (10) business days after demand by Landlord and are Additional Rental.

B. Notwithstanding the provisions of paragraph 15.A. above, the existing, dedicated package HVAC unit in the server room shall be delivered in “as is” condition. The electricity for this package HVAC unit shall be at Tenant’s sole cost and expense. The west portion of the Premises is equipped with a package AC unit with electric heating coils for after-hours heat. This portion of the Premises has 24/7 HVAC available to it. The remainder of the Premises is not serviced by separate package HVAC units, but rather by fan coils utilizing chilled water from the main building chiller. Tenant at its sole cost and expense shall provide maintenance and repairs for the server room package HVAC unit, except that Landlord shall assist with minor, routine maintenance (e.g., change filters and fix drain pans if overturned and minor troubleshooting). Tenant shall reimburse Landlord for after-hours utilization of all package AC units. Landlord reserves the right to install an additional meter to determine Tenant’s normal business hours server room electrical usage. Any after-hours electrical usage will be charged to Tenant at the actual averaged rate charged to the Landlord. Any other after-hours services provided by Landlord caused by Tenant’s after-hours use will be reimbursed to Landlord at Landlord’s normal charges for such services.

C. Landlord is not liable for any failure to furnish, stoppage of, or interruption in furnishing any of services or utilities, when such failure is caused by accident, breakage, repairs, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant is not entitled to any damages nor will any failure or interruption abate or suspend Tenant’s obligation to pay Base Monthly Rental and Additional Rental or be construed as a constructive or other eviction of Tenant. Further, in the any governmental authority or public utility promulgates or revises any law, ordinance, rule or regulation, or issues mandatory controls, or voluntary controls relating to the use or conservation of energy, water, gas,, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such law, ordinance, rule, regulation, mandatory control or voluntary guideline and Tenant’s obligations hereunder will not be affected by any

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action of Landlord. The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant must obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in this Lease. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law. The foregoing notwithstanding, in the event that such services are interrupted to the extent it prevents Tenant from conducting its business at the Premises, Tenant’s Base Rent hereunder will be abated after the exhaustion of its business interruption insurance coverage (required under Paragraph 13.B above).

16. Personal Property Taxes.

Tenant is responsible for and will pay before delinquency all taxes and other governmental charges and impositions levied against Tenant, Tenant’s improvements, fixtures, trade fixtures, alterations, furniture, fixtures, equipment, or other personal property, Tenant’s leasehold interest, the Rent or other charges payable by Tenant, any business carried on at the Premises, or in connection with the use or occupancy thereof, including, without limitation, City of San Francisco Gross Receipts Taxes, payroll taxes, any general or special assessments, levies, fees or charges, transit or transportation charges, housing subsidies and/or housing fund assessments, possessory interest taxes, business or license taxes or fees, job training subsidies and/or assessments, or open space charges, irrespective of whether any of the foregoing is assessed or designated as a real or personal property tax, and irrespective of whether any of the foregoing is assessed to or against Landlord or Tenant. Should any of the foregoing be applied in any manner to the real property taxes levied on the Building or appurtenances thereto, Tenant, upon demand, will pay such personal property taxes to Landlord who in turn will pay the same to the property tax collector.

17. Maintenance.

A. Upon occupancy, Tenant accepts the Premises as being in good and sanitary order, condition and repair. Tenant, at its sole cost and expense, will keep the Premises and every part thereof in good and sanitary condition and repair, damage thereto by fire, earthquake, act of God or the elements excepted unless caused by Tenant’s negligence or willful act. Tenant agrees to carry out promptly all maintenance that at any time may become necessary to put and keep the Premises in as good and sanitary a condition as when received by Tenant from Landlord, reasonable wear and tear excepted, and, the preceding sentence notwithstanding, to replace immediately all interior glass now or hereafter installed in the Premises, however broken. Maintenance or repair required because of burglary or vandalism will be the sole responsibility of Tenant, unless required as a result of Landlord’s grossly negligent or intentional misconduct. Landlord, however, is responsible for the compliance of the Premises and the common areas in the Building (which may be a part of Direct Expenses as defined

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in Section 5D of this Lease) with ADA and building codes, such as sprinkler requirements, path of travel and exiting, subject to any exemptions therefrom due to the Building’s status as an historical building as referred to in Section 41 of the Lease.

B. If, during the Term, because of the Tenant’s use of the Premises, any alterations or improvements to the Premises are required by law, whether or not such law was within the contemplation of the parties upon execution of this Lease, Tenant will be obligated to make such alterations or improvements at its sole cost and expense. However, if such alterations are required on a Building-wide basis, and are not related to Tenant’s particular use of the Premises, Tenant’s obligation under this Paragraph B will be limited to $5,000.

C. Tenant hereby waives all rights under, and the benefits of, Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, and under any similar law, permitting Tenant to make repairs at the expense of Landlord or to terminate a lease by reason of the condition of the leased premises.

18. Restoration of Premises.

Tenant agrees that upon the expiration of the Term, the earlier termination of the Lease for whatever reason, of Tenant’s abandonment of the Premises, whichever occurs first, Tenant will surrender or leave the Premises in the same condition as when received, reasonable wear and tear excepted, and damage by fire, earthquake, acts of God, or the elements excepted, unless caused by Tenant’s negligent or willful act or omission, and if Tenant has made any alteration or improvement of the Premises, without Landlord’s consent as required by this Lease, Tenant will effect the restoration of the Premises unless Landlord has expressly set forth in writing that a particular alteration or improvement will not be removed. As used throughout this paragraph, “restoration” means the reconstruction, rebuilding, rehabilitation, and repairs necessary to return altered, improved, or damaged portions of the Premises and other damaged property in, on or about the Premises to substantially the same physical condition in which they were immediately before the alteration, improvement, or damage.

19. Entry by Landlord.

Landlord reserves the right and Tenant will permit Landlord and its authorized representatives to enter the Premises at all reasonable times upon not more than 24 hours notice as may be required by Tenant if such entry interrupts Tenant’s scheduled business activity. Up to 24 hours notice is not required in the case of inspections, emergencies, required or routine maintenance. Up to 24 hours notice is required at all reasonable times for purposes of (i) performing scheduled maintenance, repairs or making alterations to the Premises or any other portion of the Building serviced in or about the Premises, including the erection and maintenance of such scaffolding, canopies, fences, and props as Landlord may reasonably require; (ii) posting notices to the interior of the Premises beyond the elevator lobby, such as notices of nonresponsibility or nonliability for alterations or repairs; or (iii) showing or submitting the Premises to prospective purchasers or tenants, all of which actions Landlord may

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take without any abatement of Rent. Tenant agrees to cooperate with the showing of the Premises to prospective purchasers and tenants. Landlord agrees to limit leasing tours for the Premises except during the last six months of the Term. Prior to the sixth month before the end of the Term or upon Tenant’s notice of early termination, Landlord will use best efforts not to average more than one leasing tour per week. During the last six months before the end of the Term or upon Tenant’s notice of early termination, Landlord has no restriction on the number of tours per week. If Tenant has notified Landlord that it is terminating the Lease as provided in Section 1.C, then Landlord’s right to conduct leasing tours will commence immediately. Tenant hereby waives any claim for damages for any injury or inconvenience to or interferences with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. Landlord will use reasonable efforts in order that the entrance to the Premises will not be blocked by the making of such alterations or the performing of such maintenance and that the business of Tenant will not thereby be interfered with unreasonably. For each of the aforesaid purposes, Landlord will at all times have and retain a key with which to unlock all of the doors in, upon, and about the Premises, excluding Tenant’s vaults, safes, file cabinets and desks, and Landlord may use any means which Landlord deems proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, will not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Landlord has the right to make alterations to or demolish the Building or erect other buildings on the real property adjacent thereto. Tenant will not in such event be entitled to any direct or consequential damages for any damage or inconvenience occasioned thereby, but Landlord will use its best efforts to accomplish such work in such a manner as to inconvenience Tenant as little as possible. In the event Tenant is deprived of the use of the Premises by reason of the demolition of the Building, this Lease will terminate without any liability of Landlord to Tenant.

20. Estoppel Certificates.

At any time not more than ten (10) days after a request is received from Landlord, Tenant will execute, acknowledge and deliver to Landlord, or to such party as Landlord may designate a written statement certifying the date of commencement of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been any modifications of this Lease, that the Lease is in full force and effect as modified and stating the date and nature of the modification or modifications), that Landlord is not in default under this Lease (or, if there is any claimed default, stating the nature and extent thereof), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature and extent thereof), the current amounts of and the dates up to which Rent has been paid, the period for which Rent and other charges have been paid in advance, and any additional matters or information that may reasonably be requested by Landlord. It is expressly understood and agreed that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of the Building or any lender, prospective lender, or any assignee or prospective assignee of any lender, and by any third person. Tenant’s failure to

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deliver such a statement within said 10-day period will be conclusive against Tenant (i) that this Lease is in full force and effect, without modifications except as may be represented by Landlord, (ii) that there are no defaults in Landlord’s performance hereunder, and (iii) that not more than one month’s Rent has been paid in advance.

21. Abandonment of Premises.

Tenant will not vacate or abandon the Premises at any time during the Term. If Tenant abandons, vacates or surrenders the Premises, or is dispossessed by process of law or otherwise, any personal property belonging to Tenant and left in or on the Premises will be deemed to be abandoned, except as to such property as may be mortgaged to Landlord, and, at the option of Landlord, such property may be removed and stored in any public warehouse or elsewhere at the cost of and for the account of Tenant, and Landlord shall have a lien thereupon for the costs of removal and storage as well as all other sums which Tenant owes Landlord. At Landlord’s option, such property shall conclusively be deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.

22. Security Interest in Trade Fixtures; Removal by Tenant at End of Term.

Tenant grants Landlord a security in all trade fixtures, movable furniture and decorations (including art objects) in the Premises in order to secure the performance of all Tenant’s obligations under the Lease, if Tenant fully and faithfully performs all of Tenant’s obligations under this Lease, then Tenant may remove, and upon the request of Landlord will remove, at Tenant’s sole cost and expense, all trade fixtures, movable furniture and decorations installed in, on or about the Premises by Tenant, provided that such removal may be effected without damage to the Premises.

23. Surrender of Lease.

The voluntary or other surrender of this Lease by Tenant, accepted by Landlord, or the mutual cancellation hereof, will not work a merger and, at the option of Landlord, will either terminate any or all existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

24. Holding Over.

Any holding over after the expiration of the Term with the written consent of Landlord will be construed to be a tenancy from month to month at a rent equal to 150% of the Rent payable under this Lease during the last full month before the date of such expiration, provided that Landlord may specify a higher rent upon thirty (30) day’s notice. In addition, Tenant will indemnify Landlord and hold it harmless from and against all damages, costs, claims, causes of action, liabilities, and expenses (including, without limitation attorneys’ fees and expenses and claims for damages by any other person to whom Landlord may have leased all or any part of the Premises effective upon such expiration) sustained by Landlord by reason of such retention.

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25. Grace Period.

A. No default or breach of any of the terms, covenants or conditions of this Lease will exist on the part of Landlord until (i) Tenant serves Landlord with a notice specifying with particularity the default or breach alleged to exist and (ii) Landlord fails to perform or observe said term, covenant or condition, as the case may be, within a reasonable time not to exceed thirty (30) days after receiving the notice.

B. If the Landlord is delayed or prevented from performing the act required by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive laws, or any other cause beyond Landlord’s reasonable control, the performance of the act will be excused for the period of the delay, and the period for the performance of the act will be extended for a period equivalent to the period of such delay.

C. Tenant will not be in default for its first nonpayment of Rent or other monetary sum one (1) time during the Term until Landlord has provided Tenant with a written notice that such Rent or other sum is due and Tenant fails to pay such sum within three (3) days after receiving the notice. If Tenant breaches any of its other obligations under the Lease (“Non-Monetary Breach”), the same will not be a default unless Landlord notifies Tenant as provided in California Code of Civil Procedure Section 1162 of such Non-Monetary Breach and gives Tenant thirty (30) days to remedy the default. So long as the Non-Monetary Breach is so remedied within that thirty (30) days, that Non-Monetary Breach will not constitute a default under this Lease.

26. Landlord’s Remedies Upon Default.

A breach of this Lease by Tenant, if not cured as may be provided herein or by law, shall be a default. Landlord has the following remedies if Tenant defaults on this Lease. These remedies are not exclusive but are in addition to any rights and remedies now or later allowed by law or in equity.

A. Landlord may either terminate Tenant’s right of possession to the Premises, thereby terminating this Lease, or have this Lease continue in full force and effect with Tenant having the right of possession to the Premises. If Landlord elects to terminate Tenant’s right of possession to the Premises, then Landlord will have the immediate right of entry to and may remove all persons and property from the Premises. Such property so removed may be stored in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such termination Landlord, in addition to any other rights and remedies, including rights and remedies under Subparagraphs (1), (2) and (4) of Subdivision (a) of Section 1951.2 of the California Civil Code, or any amendment to or any successor law of that section, will be entitled to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of the, award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. The amount Landlord may recover under Subparagraph (4) of Subdivision (a) of Section 1951.2 of the California Civil Code will include, without limitation, the cost of recovering possession of the

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Premises, expenses of reletting (including advertising), brokerage commissions and fees, costs of placing the Premises in good order, condition and repair, including necessary maintenance and restoration of the Premises, attorneys’ fees, court costs and costs incurred in the appointment of and performance by a receiver to protect the Premises or Landlord’s interest under this Lease. The worth at the time of the award of the amount referred to in Subparagraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). The worth at the time of the award referred to in Subparagraphs (1) and (2) of Subdivision (a)f of Section 1951.2 of the California Civil Code will be computed by allowing interest at the maximum rate permitted by law. Prior to such-award, Landlord may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder.

B. Any proof by Tenant under Subparagraphs (2) or (3) of Subdivision (a) of Section 1951.2 of the California Civil Code of the amount of rental loss that could be reasonably avoided will be made in the following manner: Landlord and Tenant will each select a licensed real estate broker in the business of renting property of the same type and Purpose as the Premises and in the same geographic vicinity; these two brokers will select a third licensed real estate broker of similar qualifications; the two brokers selected by the parties will determine the amount of rental loss that could be reasonably avoided for the balance of the Term after the time of the award. The third broker will then decide which of the two brokers has made the better determination of the worth the time of the award, and his decision will be final and binding on the parties.

C. If Landlord elects to keep this Lease in full force and effect with Tenant retaining the right of possession to the Premises (notwithstanding the fact that Tenant may have vacated or abandoned the Premises), Landlord may enforce all of its rights and remedies under this Lease or allowed by law or in equity including, but not limited to, the right to recover the installments of Rent as they become due under this Lease; additionally, the Landlord has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Notwithstanding any such election to have this Lease remain in full force and effect, Landlord may at any time thereafter elect to terminate Tenant’s right of possession to the Premises, thereby terminating this Lease, for any previous breach or default which remains uncured, or for any existing or subsequent breach or default. For purposes of Landlord’s right to continue this Lease in effect upon Tenant’s breach or default, acts of maintenance or preservation or efforts by Landlord to relet the Premises or the appointment of a receiver on initiative of Landlord to protect its interest under this Lease do not constitute a termination of Tenant’s right of possession.

D. If Landlord elects to keep this Lease in full force and effect, Landlord may, as attorney-in-fact of Tenant sublet the Premises, or any part thereof, from time to time and for such tenant, at such rent, and upon such other terms, covenants and conditions as Landlord in its sole discretion may deem advisable with the unqualified right to make

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alterations, effect restoration, and perform maintenance to the Premises. Upon each such subletting (i) Tenant will be responsible for, in addition to Tenant’s indebtedness to Landlord other than Rent due hereunder, the costs of such subletting and of such alterations, restoration and maintenance incurred by Landlord (except, as to alterations or restoration, if the alterations or restoration exceed building standard, Tenant is not responsible for the portion of such costs that exceed building standard unless previously approved by Tenant), and the amount by which the Rent hereunder for the period of such subletting (to the extent such period does not exceed the Term hereof) exceeds the amount agreed to be paid as Rent for the Premises for the period of such subletting, or (ii) at the option of Landlord, rents received from such subletting will be applied: first, to the payment of Tenant’s indebtedness to Landlord other than Rent due hereunder; second, to the payment of costs of such subletting and of such alterations, restoration and maintenance; third, to the payment of Rent due and unpaid hereunder; and fourth, the residue, if any, to be held by Landlord and applied in payment of future Rent as the same becomes due hereunder. If Tenant has been credited with any rent to be received by such subletting and such rent is not promptly paid to Landlord by the subtenant(s), or if such rent received from such subletting during any month is less than the Rent to be paid during that month by Tenant hereunder, Tenant will pay any such deficiency to Landlord. Such deficiency will be calculated and paid monthly on the date Rent is due and payable hereunder. No taking possession of the Premises by Landlord, as attorney-in-fact for Tenant, will be construed as an election on Landlord’s part to terminate this Lease unless a notice of such election is given to Tenant. Notwithstanding any such subletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for any previous, existing or subsequent breach or default. At Landlord’s option and application a receiver for Tenant will be appointed to take possession of the Premises, to exercise Landlord’s right to sublet the Premises as attorney-in-fact for Tenant, and to apply any rent collected from the Premises as provided herein.

E. Nothing in this paragraph affects Landlord’s right to indemnification for liability arising prior to the termination of the Lease for damage to person or property.

F. If Tenant is in default in the performance of any term, covenant or condition to be performed by it under this Lease, then, after notice and without waiving or releasing Tenant from the performance of such term, covenant or condition, Landlord may, but will not be obligated to, perform the same, and, in exercising any such right, may pay necessary and incidental costs and expenses in connection therewith. All sums so paid by Landlord, together with interest thereon at the maximum rate of interest allowed by law, will be deemed Additional Rent hereunder and will be payable to Landlord by Tenant on the next rent-paying day.

G. Rent not paid when due bears interest, in addition to any late charge provided hereunder, at the maximum rate of interest allowed by law from the date due until paid.

H. No security or guaranty which may now or hereafter be furnished Landlord for the payment of the Base Rental or for performance by Tenant of the other terms,

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covenants or conditions of this Lease will in any way be a bar or defense to any action in unlawful detainer, for the recovery of the Premises, or to any action which Landlord may at anytime commence for a breach of any of the terms, covenants or conditions of this Lease.

27. Attorneys’ Fees on Default.

If either Landlord or Tenant obtain legal counsel or bring an action against the other for any reason relating to of arising out of this Lease, the unsuccessful party will pay to the prevailing party its attorneys’ fees, which will be payable whether or not such action is prosecuted to judgment. The term “prevailing party” includes, without limitation, a party who obtains substantially the relief sought whether by compromise, settlement or judgment.

28. Insolvency.

Any of the following is a breach of this Lease by Tenant and a default hereunder:

A. The appointment a receiver to take possession of all or substantially all of the assets of Tenant; or

B. A general assignment by Tenant for the benefit of creditors; or

C. Any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act; or

D. The admission by Tenant in writing of its inability to pay its debts as they become due; or

E. The levying of execution upon any interest of Tenant in or under this Lease or upon the property of Tenant within the Premises, unless the same will be bonded against or discharged within twenty (20) days following the levy or within five (5) days prior to the proposed sale thereunder, whichever is earlier; or

F. The attachment or garnishment of any interest of Tenant in, to, or under this Lease or upon the property of Tenant in the Premises, unless it is discharged within twenty (20) days after the levy thereof.

Upon any such event, this Lease terminates five (5) days after receipt by Tenant of notice of termination; provided, however, that notwithstanding such termination, Landlord may enforce its remedies under Paragraph 26 and provided further that neither such termination nor such exercise of remedies will terminate the right of Landlord or any lender to enforce any indemnifies given by Tenant under this Lease. In no event will this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy proceedings, nor will any rights or privileges hereunder be an asset of Tenant in any bankruptcy, insolvency, or reorganization proceedings, except at the election of Landlord so to treat the same. In the event this Lease is assumed and assigned by Tenant’s trustee in bankruptcy, Landlord will require that such assignee

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deposit with it security in an amount equal to Landlord’s then standard security deposit requirements for similar tenants of the Building.

29. Assignment or Subletting.

A. Tenant will not, directly or indirectly, voluntarily or involuntarily, assign, pledge, encumber, or otherwise transfer this Lease or any interest therein, and will not sublet the Premises or any part thereof or any right or privilege appurtenant thereto, or permit any other person (the authorized representatives of Tenant excepted) to occupy or use the Premises or any portion thereof (collectively “assign”) without first receiving the written consent of Landlord. Landlord agrees not to unreasonably withhold such consent, but may in lieu of granting such consent terminate this Lease or exercise its other rights as hereinafter provided. Any such assignment without Landlord’s consent will be void and will, at the option of Landlord, constitute a default hereunder entitling Landlord to terminate this Lease and giving rise to all other remedies available to Landlord for breach of this Lease. A consent to one assignment will not be deemed to be a consent to any other or further assignment. This Lease and any interest in it will not be assignable as to the interest of Tenant by operation of law without the prior written consent of Landlord.

B. If Tenant contemplates an action under Subparagraph A, Tenant will give Landlord forty-five (45) days’ notice thereof, designating the terms proposed and, if a sublease, the term thereof and space proposed to be sublet. Tenant will also provide a current financial statement of any proposed assignee and any further information which Landlord may reasonably request. Landlord may, upon notice to Tenant within thirty (30) days after receipt of Tenant’s notice of intention to assign, (i) assign from Tenant any portion of the Premises proposed by Tenant to be assigned, for the term for which such portion is proposed to be assigned, but at the same Rent as Tenant is required to pay to Landlord under this Lease for the same space, computed on a pro rata share of rentable square footage basis, (ii) terminate this as it pertains to the portion of the Premises so proposed by Tenant to be assigned, (iii) approve Tenant’s proposal to assign, subject to Landlord’s subsequent written approval of the specific agreement between Tenant and the proposed assignee, or (iv) terminate this Lease in its entirety if, after said subleasing or assignment, Tenant will have then subleased or assigned more than 50% of the original square footage of the Premises. Upon acceptance of the offer to terminate this Lease as it pertains to the portion of the Premises Tenant seeks to assign or upon acceptance of the offer to terminate this Lease in its entirety, this Lease (in its entirety or as it pertains to said portion, as the case may be) will terminate as of the end of the calendar month in which such notice of acceptance is given to Tenant. Tenant must then vacate and surrender all or such portion of the Premises and the provisions of this Lease applicable to termination upon expiration of the Term will apply to all or to such portion of the Premises. Such termination will not relieve Tenant from liability for any breach or default with respect to all or such portion of the Premises occurring prior to termination.

C. For the purposes of this paragraph, the following events will be deemed an assignment of this Lease or a sublease of the Premises, as appropriate: (i) the

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issuance of an equity interest (whether a stock or partnership interest or otherwise)to any person or group of related persons, in a single transaction or a series of related or unrelated transactions such that, following such issuance, such person or group will have control of Tenant; (ii) a transfer of control in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, or reorganization), except that the transfer of outstanding stock of any corporate Tenant by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through any recognized national or international securities exchange or through the “over-the-counter” market will not be included in the determination of whether control has been transferred; (iii) a dissolution of a corporation, partnership, limited liability company other entity; or (iv) the sale or transfer of substantially all the assets of the Tenant to another party. For purposes of this paragraph, “control” will mean ownership of not less than 50% of the voting stock of a corporation or of not less than 50% of the legal or equitable interest in any other business entity.

D. Notwithstanding any other provision of this Section 29, a corporate Tenant will have the right in the event of a merger, consolidation, reorganization, sale of all or substantially all of its assets or recapitalization, whether or not Tenant survives as the surviving corporation, to assign or transfer this Lease to such surviving corporation; provided, however, such right of assignment or transfer will be limited to an assignee (i) whose net worth is equal to or greater than the net worth of Tenant at the time of such assignment or transfer and (ii) whose historical profitability (in both duration and amount) is equal to or greater than Tenant, as viewed at the time of the proposed assignment or transfer. In the event Tenant contemplates making an assignment or transfer as provided in this subparagraph, Tenant will give thirty (30) days notice to Landlord of its intention to make such assignment or transfer and will furnish Landlord with all pertinent information as to the net worth of the proposed assignee or transferee.

E. In all events, if this Lease is assigned other than to Landlord, Tenant will continue to be primarily liable under this Lease and the assignee will execute an agreement by which it assumes and agrees to be jointly and severally liable for the complete performance by Tenant of its obligations hereunder.

F. Tenant irrevocably assigns to Landlord, as security for the performance of Tenant’s obligations under this Lease, all rent from any assignment of all or any part of the Premises. A receiver for Tenant, appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease except that, until the occurrence of an act of default by Tenant, Tenant will have the right to collect such rent.

G. In no event may Tenant assign this Lease or sublet the Premises, or any portion thereof, to any then-existing or prospective tenant of the Building without first obtaining Landlord’s prior written authorization which Landlord may withhold in the exercise of its sole discretion. In addition, neither Tenant nor any other person having an interest in the possession, use, occupancy, or utilization of space of the Premises will enter into any lease, sublease, license, concession, or other agreement for use, occupancy, or utilization of space in the Premises which provides for rental or other

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payment for such occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipt or sales) and any such purported lease, sublease, license, concession, or other agreement is void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

H. Tenant will pay to Landlord the amount of Landlord’s reasonable cost of processing every proposed assignment (including, without limitation, the cost of attorneys’ and other professional fees and the administrative, accounting, and clerical time of Landlord) not to exceed $2,500, and the amount of all reasonable direct and indirect expenses as well as a minimum fee to Landlord of $500 arising from any assignee’s or subtenant’s taking occupancy (including, without limitation, the expenses of freight elevator operation for the moving of furnishings, trade fixtures and other personal property, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding the foregoing, if the assignee or sublessee is an entity of which Tenant owns at least 51% of, then the minimum fee of $500 is waived but Tenant must comply with all other provisions of this Section 29. Notwithstanding anything to the contrary contained in this Lease, Landlord will have no obligation to process any request for its consent to assignment or sublease prior to Landlord’s receipt of payment by Tenant of the amount of Landlord’s estimate of the processing costs and expenses and all other direct and indirect costs and expenses of Landlord and its authorized representatives arising from such matter.

I. If Landlord consents to any assignment or subletting, 50% of the amount by which all consideration received by Tenant in connection with such assignment or subletting (less any brokerage commissions paid by Tenant for such assignment or subletting), whether denominated as rent or otherwise, exceeds the consideration which Tenant is obligated to pay Landlord under this Lease will be paid to Landlord promptly after receipt as additional Rent under the Lease without affecting or reducing any other obligation of Tenant hereunder. If less than the entire Premises is assigned or sublet, Tenant’s rental obligations shall be prorated based upon the amount of space assigned or sublet. (For example, if Tenant was leasing space at $3.00 per rentable square foot per month and subleased four (4) offices in the Premises, containing a total of 1,000 rentable square feet, for $4,000 per month, Tenant would owe the Landed the sum of $500.00 per month, calculated as follows: Sublease rent of $4,000 minus Tenant’s prorated rent for that space of $3,000 (1,000 sq. ft. sublet times $3.00/sq. ft.) times 50%.

30. Transfer by Landlord – Release from Liability.

If Landlord sells or transfers the Building, or assigns its interest as Landlord in this Lease, then, from the effective date of such sale, assignment or transfer, Landlord will be released from all further liability to Tenant, express or implied, under this Lease, and Tenant agrees to look solely to the successor in interest of Landlord in and to the Building or this Lease, except as to any matters of liability based upon Landlord’s action prior to transfer or that have accrued and remain unsatisfied as of the date of such sale,

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assignment or transfer. It is intended that the covenants and obligations contained in this Lease on the part of Landlord will be binding upon Landlord and its successors and assigns only during their respective periods of ownership of the fee or leasehold estate, as the case may be. If any security is given by Tenant to secure the faithful performance of all or any part of the terms, covenants and conditions of this Lease on the part of Tenant, Landlord may transfer and deliver the security to the successor in interest of Landlord, and thereupon Landlord will be discharged from any further liability in reference thereto. Landlord may enter into any transaction described in this paragraph without the consent of Tenant.

31. Damage.

If the Premises or the Building is damaged from any caused covered by Landlord’s and/or Tenant’s insurance, Landlord will forthwith repair such damage provided the cost of repair does not exceed the insurance proceeds available from the insurance carried by both parties, and provided further that such repairs can be made within ninety (90) days after such damage occurs. This Lease will remain in full force and effect during the period such repairs are being made. Such damage will not in any way void or render voidable this Lease or any provision hereof. If such damage was caused by any risk not covered by Landlord’s or Tenant’s insurance, or if the cost of repairs exceeds the insurance proceeds payable from the parties, Landlord may, at its option, make such repairs, provided the repairs can be made within ninety (90) days after such damage occurs, and, in such event, this Lease will remain in full force and effect and will be neither void nor voidable. If Landlord elects not to make repairs it is not obligated to make, or if such repairs cannot be made within the 90-day period, this Lease may be terminated by either party upon notice and without liability to the other party. If either Landlord or Tenant gives notice of termination as provided herein, this Lease and all interests of Tenant in the Premises will terminate on the date specified in the notice. Landlord will under no circumstances be required to repair any damage by fire or any other cause, whether of a similar or dissimilar nature, to the property of Tenant. Tenant hereby specifically waives the provisions of Section 1932, Subdivision 2 and Section 1933, Subdivision 4, of the California Civil Code. In the event the Building is damaged to the extent of more than twenty percent (20%) of the then replacement cost thereof, Landlord may elect to terminate this Lease, whether the Premises are damaged or not and without liability to Tenant. A total destruction of the Premises or of the Building will terminate this Lease without liability of Landlord to Tenant.

32. Condemnation.

A. As used in this Lease, “condemn” is coextensive with the phrase “right of eminent domain”, i.e., the right of people or government to take property for government or public use, and will| include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

B. If any action or proceeding is commenced for the condemnation of the Building or any part thereof, or if Landlord is advised in writing by any agency, entity or

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body having the right or power of condemnation of its intention to condemn the same, then Landlord may:

(i) Without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereinafter provided, agree to sell or convey to the condemnor the part or portion of the Premises or Building sought by the condemnor free from this Lease and the rights of Tenant hereunder. Such agreement may be made without first requiring that any action or proceeding be instituted, or if such action or proceeding will have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein.

(ii) Terminate this Lease and all rights of Tenant hereunder.

(iii) Continue this Lease in full force and effect, provided that such condemnation does not result in a taking of the Premises. If this Lease continues in full force and effect and by reason of the condemnation an alteration of the Building is required, and such alteration materially interferes with Tenant’s business in the Premises, then Tenant will be entitled to a reasonable abatement in Rent during the period of such modification or alteration to the extent such work interferes with Tenant’s business.

C. If a portion of the Premises is permanently condemned and taken, and such condemnation and taking materially affects Tenant’s business in the Premises, then Tenant will have the option of either terminating all of its obligations under this Lease or continuing this Lease in full force and effect with respect to such portion of the Premises not taken. In such latter event, Rent for the remainder of the Term will be reduced in the proportion which the rentable square footage of the Premises taken bears to the total rentable square footage of the original Premises.

D. If, as a result of any such condemnation proceedings, a leasehold interest or right of possession only is so condemned or taken for a period of time less than the then unexpired Term of this Lease, this Lease will continue in full force and effect and any condemnation award will be payable to Landlord and will be credited by Landlord against the Rent payable by Tenant for said period. If the amount received by Landlord is in excess of said Rent, Tenant will be entitled to receive such excess, and, if the amount so received by Landlord is less than said Rent, then Tenant will pay the amount of such deficiency to Landlord, if such condemnation is for a period of time extending beyond the expiration of the Term of this Lease, the foregoing provisions will apply only up to the date of expiration of the Term. Upon said expiration, Landlord will receive all awards thereafter payable, and no accounting will be made to Tenant for such period extending beyond said expiration.

E. All compensation and damages awarded for the taking of the Premises, Building, or any portion or portions thereof, will, except as otherwise herein provided, belong to and be the sole property of Landlord, and Tenant will not have any claim or be entitled to any award for diminution in value of its leasehold interest hereunder or for the

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value of any unexpired Term of this Lease; provided, however, Tenant will be entitled to any separate award that may be made for the taking of or damage to, or on account of any cost or damage Tenant may sustain in the removal of, Tenant’s merchandise, fixtures, trade fixtures, equipment and furnishings.

F. If this Lease is terminated, in whole or in part, under this paragraph, all Rent and other charges payable by Tenant to Landlord hereunder and attributable to the Premises taken will be paid up to the date upon which actual physical possession will be taken by the condemnor, and the parties will thereupon be released from all further liability in relation thereto.

33. Subordination to Encumbrances

This Lease, and the leasehold estate created hereby, is at all times subject to and subordinate to any lien or encumbrance, and replacements thereof, in any amount whatsoever now existing or hereafter placed on or against the Building or any part thereof, or against Landlord’s interest or estate therein, without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination. However, Landlord or any lender may elect to make this Lease prior and superior to any lien and encumbrance placed or to be placed by Landlord upon or against the Premises or Building, or any part thereof, which election will, of and by itself and without further notice to or act or agreement of Tenant, make this Lease and the estate created hereby prior and superior to any lien or encumbrance, whether presently existing or hereinafter created. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver upon demand such further instrument evidencing such superiority or subordination of this Lease to such liens or encumbrances as may be required by Landlord or any lender. Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver any instrument or instruments for or in the name of Tenant to effectuate such actions. In the event of foreclosure or exercise of any power of sale under any lien or encumbrance superior to this Lease or to which this Lease is subject or subordinate, Tenant will, upon demand, attorn to the purchaser any foreclosure sale or pursuant to the exercise of any power of sale, in which event this Lease will not terminate, and Tenant will automatically be and become the Tenant of said purchaser upon the same terms, covenants and conditions as are contained in this Lease. In the event of attornment, no lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by lender, or (iii) bound by any future modifications of this Lease not consented to by such lender. If, in connection with Landlord’s obtaining financing for the Building, the lender requests reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder. In the event of any default on the part of Landlord, Tenant will file notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee under a mortgage covering the Property or the Building whose address has been disclosed Tenant, and

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offer such beneficiary or mortgagee a reasonable opportunity to cure the default, not less than thirty (30) days in any event, including time to obtain possession of the Property or the Building by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure. Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this paragraph in recordable form.

34. Relocation.

Landlord shall have the right, at its option upon not less than sixty (60) days prior written notice to Tenant, to relocate Tenant and to substitute for the Premises described above other space in the Building containing at least as much contiguous rentable area as the Premises described in Section 1A above. The relocation premises will be located on the same or higher floor in the Building and shall contain improvements that are at least substantially the same in quantity and quality as the Premises. If Tenant is already in occupancy of the Premises, then Landlord shall approve in advance the relocation expenses for purposes of reimbursement for Tenant’s reasonable’ moving, build out, electrical services and telephone relocation expenses (including building a server room and associated cabling), so as to create in the new space in a substantially similar space build out and operation as exists in the Premises and for reasonable quantities of new stationery and business cards upon submission to Landlord of receipts for such expenditures incurred by Tenant. The relocation premises will then become the Premises hereunder and the Rent and other sums payable hereunder will be adjusted, if necessary, to reflect any increase or decrease in the square footage of the Premises, provided, however, that if the relocation occurs during the initial Term then Rent will not be increased and further provided that if the relocation occurs during the first renewal term, then Rent will not be increased unless the increase in square footage results in additional built-out offices (as opposed to common areas such as reception areas or corridors) and is utilized by Tenant. Notwithstanding the foregoing, if Tenant is unwilling to accept any relocation premises proposed by Landlord, Tenant may terminate this Lease upon written notice to Landlord delivered within ten days following the date Tenant receives Landlord’s notice as set forth above. In the event of such termination, Tenant will vacate the Premises within sixty (60) days following the date written notice of termination is delivered to Landlord and, in such event, this Lease will be terminated on the date the Premises are vacated and possession thereof is returned to Landlord.

35. Communications and Computer Lines.

A. Tenant shall not alter, modify, add to or disturb any telecommunications wiring or cabling not exclusively located within the Premise or elsewhere in the Building without Landlord’s prior written consent. Landlord shall provide and maintain, at no expense to Tenant (other than as an item of Direct Expenses), telephone riser space in the Building core adequate to accommodate the telecommunications needs of a general office tenant and lines and conduit in Building risers or pathways that provide a continuous connection of intrabuilding telecommunications cabling from a distribution frame located in an access controlled area on the floor of the Premises (the “IDF”) to the

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main telecommunications demarcation point located in the ground or basement level floors of the Building (the “MPOE”); provided, however, Landlord shall have no obligation (and Tenant shall have no right) to increase the capacity of the existing telecommunications riser and distribution facilities and/or cabling in the Building. By its acceptance of possession of the Premises, Tenant shall be deemed to have agreed that the existing number and type of lines serving the Premises is adequate for Tenant’s occupancy. The number and type of lines presently allocated to Tenant at the IDF shall not be increased or added to without the prior written consent of Landlord. Any and all telecommunications equipment and cabling serving Tenant and the Premises and connecting to or from the IDF shall be located solely in the Premises, and Tenant shall only be permitted to access the IDF, with the Prior written consent of Landlord and for purposes of confirming interconnection with the Building’s riser facilities. Only Landlord and/or Landlord’s approved installers are authorized to install and/or connect additional telecom lines (including, voice, data, video, cable and other) from the MPOE and/or the IDF to the Premises, and such work shall be at Tenant’s expense. Tenant shall maintain and repair all telecommunication cabling and wiring within or exclusively serving the Premises. Tenant shall be liable to Landlord for any damage to the telecommunications cabling and wiring in the Building due to the act (negligent or otherwise) of Tenant or any employee, agent or contractor of Tenant. Tenant hereby waives any claim against Landlord for any damages if Tenant’s telecommunications services and/or equipment are in any way interrupted, damaged or otherwise interfered with, except to the extent caused by the gross negligence or willful or criminal misconduct of Landlord, its agents or employees; provided that in no event shall any such interruption, damage or interference entitle Tenant to any consequential damages (including damages for loss of business) or relieve Tenant of any of its obligations under this Lease. Landlord reserves the right to limit the number of local exchange carriers and competitive alternative telecommunications providers (collectively “TSPs”) having access to the Building’s riser system and infrastructure, and Landlord reserves the right to charge TSPs for the use of Landlord’s telecommunications riser system and infrastructure; provided, however, in all cases, Landlord will provide Building and riser access to at least one TSP for dial tone telecommunications service to tenants of the Building.

B. Tenant may, in a manner consistent with the provisions and requirements of this Lease, including subparagraph A above, install, maintain, replace, remove or use any communications or computer wires, cable and related devices (collectively the “Lines”) in or serving the Premises, provided: (a) Tenant obtains Landlord’s prior written consent, which consent may be conditioned as required by Landlord, (b) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) must be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (c) Tenant may not install “mini” satellite dishes (e.g., Direct TV) in the Premises, and (d) Tenant will pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines which are installed in violation of these provisions.

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C. Landlord may, but is not obligated to: (i) install new Lines in the Building, and (ii) create additional space for Lines in the Building, and adopt reasonable and uniform rules and regulations with respect to the Lines.

D. Tenant may not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on the Lines, and any such security interest or lien granted without Landlord’s written consent is null and void. Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord has no liability for damages arising from, and Landlord does not warrant that Tenant’s use of any Lines will be free from the following (collectively called “Line Problems’): (x) any eavesdropping or wire-tapping by unauthorized parties, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property. Under no circumstances will any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord will in no event be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

E. Upon the expiration or earlier termination of this Lease, Tenant shall remove, at its sole cost and expense (and by installers approved by Landlord), all telecommunications lines and cabling within the Premises and/or exclusively serving the Premises.

F. Tenant releases Landlord and waives any and all claims for damages, losses and expenses against Landlord arising from or relating to any interruption or failure to furnish or maintain telecommunications services; no interruption of telecommunication service shall constitute a constructive eviction or entitle Tenant to an abatement of Rent

36. Effect of Exercise of or Failure to Exercise Privilege.

Neither the exercise of nor the failure to exercise any right, option, or privilege hereunder by Landlord or Tenant will exclude such party from exercising any and all other rights, options, or privileges hereunder at any other time, nor will such exercise or nonexercise relieve Landlord or Tenant from their obligation to perform each and every term, covenant and condition to be performed hereunder, or from damages or other remedy for failure to perform or meet their obligations under this Lease.

37. Waiver.

The waiver by Landlord or Tenant of any performance or breach of any term, covenant or condition contained herein will not be deemed to be a waiver of such term, covenant or condition, or of any subsequent or continuing breach of the same, or of any other term, covenant or condition contained herein. Nor will any custom or practice that

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may arise between the parties in the administration of the provisions of this Lease be deemed a waiver of, or in any way affect, the right of Landlord or Tenant to insist upon the performance by the other party hereto in strict accordance with the provisions of this Lease. The subsequent acceptance of Rent hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than Tenant’s breach in failing to pay the particular Rent so accepted regardless of Landlord’s knowledge of such additional preceding breach at the time of the acceptance of such Rent.

38. Labor Relations.

Tenant will conduct its labor relations and its relations with its employees so as to attempt to avoid all strikes, picketing, and boycotts of, on, or about the Premises or the Building. If any of Tenant’s employees strike or if a picket line or a boycott is established, conducted or carried out against Tenant or its employees, or any of them, Tenant, on Landlord’s request, will forthwith cease operations in and upon the Premises and remain closed until all disputes are settled. This does not apply to random boycotts or demonstrations not related to Tenants employees or Tenants business activities.

39. Notices.

All notices under this Lease will be in writing personally delivered or sent by United States certified or registered mail, postage prepaid, return receipt requested, or overnight courier, and addressed: if to Tenant, at the Premises, or at such other address as Tenant may from time to time designate by giving notice thereof to Landlord under this paragraph; and if to Landlord, at the Building office, or at such other address as Landlord may from time to time designate by giving notice thereof to Tenant under this paragraph. Mailed notice will be deemed given 48 hours after the date of postmark. For the purpose of serving notices under California Code of Civil Procedure Section 1161, et seq., Tenant reaffirms the representations made in Section 1.I. above.

40. Entire Agreement; Amendments.

This Lease represents the entire agreement of the parties with respect to the parties’ rights and duties under this Lease, and no promises or representations, express or implied, whether written or oral, not set forth herein will be binding upon or inure to the benefit of Landlord or Tenant. Tenant acknowledges that neither Landlord nor any authorized representative of Landlord, or any other person purporting to act on Landlord’s behalf, has made any representation, warranty, or statement with respect to the amount of taxes that may or will be assessed against the Premises, the cost of any insurance required to be maintained by Tenant hereunder, or any other matter relating to this Lease that is not expressly covered in this Lease. With respect to such matters, Tenant is relying upon its own independent investigation and sources of information, and Tenant expressly waives any right Tenant might otherwise have to rescind this Lease or to claim damages by reason of Tenant’s misunderstanding or mistake. This Lease will not be amended or modified by any oral agreement, either express or

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implied; all amendments and modifications hereof will be in writing and signed by both Landlord and Tenant.

41. Landmark.

Tenant acknowledges that the Building has been declared a Historical Landmark in the City and County of San Francisco, and agrees to be bound by all of the applicable rules and regulations related thereto.

42. Light and Air.

Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) will entitle Tenant to any reduction of Rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

43. Auctions and Signs.

Tenant will not conduct any auctions in, upon, or from the Premises, affix any signs, awnings, notices, or other advertising matter to the Premises, or issue or circulate any advertising matter in the Building without the prior written consent of Landlord. The design and character of any such signs, awnings, notices, or other advertising matter will also be subject to Landlord’s prior written approval.

44. Execution, Recordation.

Submission of instrument for examination or signature by Tenant does not constitute a reservation of an option for a lease, and this instrument will not be effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Tenant will not record this Lease or any memorandum of this Lease.

45. Tenant’s Authority.

If Tenant is a corporation, partnership, trust, association, or other entity, Tenant and each person executing this Lease on behalf of Tenant hereby covenant and warrant that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment, or formation; (ii) Tenant has and is duly qualified to do business in California; (iii) Tenant has full corporate, partnership, trust, association, or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder; (iv) each person (and all persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so; and (v) when executed by both parties, this Lease and all of terms and conditions contained herein will be binding and enforceable against Tenant.

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46. Limitation of Tenant’s Remedies.

If Tenant obtains a judgment against Landlord, Tenant agrees to look solely to Landlord’s interest in the Building for recovery.

47. Time and Applicable Law.

Time is of the essence of this Lease and each and all of its provisions. This Lease will be construed and interpreted in accordance with the laws of the State of California. Tenant, Landlord and any Guarantor, consent to the exclusive jurisdiction of any federal or state court located within the City and County of San Francisco, California and any other court in which Landlord may initiate equitable or legal proceedings which has subject matter jurisdiction over the matter in controversy. Tenant waives any right to remove a state court action to federal court on ground of diversity of citizenship and consents to remand any action filed in federal court to the California state superior court. Tenant waives any objection of forum non conveniens and venue. Tenant, and any guarantor, waives personal service of process and consents to service of process being made in the same manner as notices are given.

48. Name.

Tenant will not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises.

49. Provisions are Covenants and Conditions.

All provisions, whether set forth herein as covenants or conditions on the part of Tenant are deemed both covenants and conditions.

50. Severability.

The unenforceability, invalidity, or illegality of any provision of this Lease, for any reason, will not render its other provisions unenforceable, invalid, or illegal, in such an event, this Lease will be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision to the extent permitted by applicable law, it being the intent of the parties that this Lease will be enforced to the greatest extent possible.

51. Captions.

The table of contents and the headings to the paragraphs of this Lease are for convenience only, are not part of this Lease, and will have no effect on the construction or interpretation hereof.

52. Successors.

This Lease, subject to the provisions as to assignment and sublease, apply to, inure to the benefit of, and bind the heirs, successors, administrators, executors, and assigns of the parties hereto.

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53. Relationship of Parties.

Neither anything contained in this Lease nor any acts of the parties will be construed to create any relationship between the parties other than that of Landlord and Tenant.

54. Temporary Space.

Subject to timely execution of this Lease, Landlord will make all reasonable efforts to deliver the Premises to Tenant so as to allow Tenant to move-in to the Premises on October 10, 2008. If the Premises are not ready for occupancy within thirty (30) days of the estimated completion date in Exhibit B, then Landlord will provide Tenant with temporary space in the Building, if such space is available, to be used and occupied by Tenant. Tenant shall occupy the Temporary Space free of base rent, and shall be responsible only for utilities and other similar costs, until such time as possession of the Premises is delivered to Tenant.

55. Brokers.

Tenant warrants and represents to Landlord that it has had no dealings with any real estate broker or agent or any other party who could be entitled to a commission or finder’s fee in connection with the negotiation of this lease, except as set forth in paragraph 1.L. above. There is no real estate brokerage other than what Landlord is paying Grubb & Ellis by separate agreement, provided, however, that such commission paid by Landlord to Grubb & Ellis shall include an amount equal to $1.50 per square foot per Lease year, not to exceed a total of $10.00 per square foot, which Grubb & Ellis shall pay to Tenant’s broker one-half upon full execution of the Lease documents and one-half on the earlier of occupancy or Lease commencement. Grubb & Ellis will hold Landlord harmless from any claim by Tenant’s broker.

56. Interpretation.

The parties acknowledge that each party has reviewed and revised, and has been provided the opportunity of its respective counsel to review and revise, this Lease, and no rule of construction to the effect that any ambiguities are to be resolved against the drafting party may be employed in the interpretation or construction of this Lease, or any amendments or exhibits hereto, or any other document executed and delivered by either party in connection herewith.

57. Force Majeure.

Except as may be otherwise specifically provided herein, time periods for performance under this Lease not involving the payment of money will be extended for periods of time during which the nonperforming party’s performance is prevented due to circumstances beyond the party’s control, including, without limitation, strikes, embargoes, governmental regulations, inability to obtain permits, acts of God, war or other strife. Tenant waives its right to terminate this Lease under Section 1932(I) of the

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California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

58. Asbestos.

Tenant acknowledges that it has been expressly disclosed to Tenant by Landlord’s Managing Agent that the Building and the Premises contain asbestos-containing materials (“ACM”). The acknowledgment by Tenant of the ACM does not in any manner impose any liability or responsibility on Tenant for removal, treatment or abatement of such ACM or any responsibility whatsoever regarding such ACM provided, however, that Tenant shall comply with all applicable laws and regulations in connection with any work in the Premises including, but not limited to, work which requires entry into the ceiling and Exhibit F.

59. Accuracy of Tenant Information.

Tenant represents and warrants that all information which Tenant has provided to Landlord prior to execution of this Lease is true and complete in all material respects; tenant further represents and warrants that all information provided to Landlord by Tenant during the Term of the Lease shall be true and correct in all material respects.

60. Counterparts.

This Lease may be executed in counterparts.

61. Building Security.

Keycards are required to control after-hours access to the Building and the Building elevators. During the early occupancy of Premises, Landlord will provide to Tenant as many keycards for Tenant’s employees as Tenant requests, up to seventy (70). After Landlord has provided seventy (70) employee keycards to Tenant, any reissues, exchanges, or lost cards are subject to standard charges. Landlord will make additional keycards for employees available to Tenant for purchase should Tenant require them. All keycards are to be returned no later than Lease Termination or standard lost card charges apply.

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Executed as of the date first above written.

LANDLORD:	100 BUSH CORPORATION

	By:	/s/ [Illegible]
	Its:	General Manager

TENANT:	XOOM CORPORATION

	By:	/s/ John Kunze
	Its:	CEO
(Chairman, President or Vice President)

	By:	/s/ Ryno Blignaut
	Its:	CFO
(Secretary or Chief Financial Officer)

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FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE

This First Amendment to Lease (“Amendment”) dated October 11, 2011, is by and between 100 Bush Corporation, a California corporation (“Landlord”), and Xoom Corporation, a California corporation (“Tenant”).

II.	RECITALS

Landlord and Tenant are parties to a lease dated August 15, 2008 (“Lease”), for the premises (“Premises”) located at 100 Bush Street, Suite 300, California, in the property commonly known as The Shell Building, San Francisco, CA 94104.

III.	RELEASE

In consideration of Landlord’s agreements set forth in this Amendment, Tenant and Landlord each represent that the other has not failed to perform, and is not in any respect in default in the performance of any of its obligations under the Lease as of the date of execution hereof.

IV.	GENERAL

1.	Effects of Amendments. Except to the extent the Lease is modified by this Amendment, the remaining terms and provisions of the Lease shall remain unmodified and in full force and effect.

2.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.

3.	Counterparts. If this Amendment is executed in counterparts, each counterpart shall be deemed an original.

4.	Defined Terms. All words commencing with initial capital letters in this Amendment and not defined in this Amendment, but defined in the Lease, shall have the same meaning in this Amendment as in the Lease.

5.	Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment for the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

6.	Attorneys’ Fees. In the event that either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Amendment or the Lease or any default thereunder, the party not prevailing in such action or proceeding shall reimburse the prevailing party for its actual attorneys’ fees and all fees, costs and expenses incurred in connection with such action or proceedings including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal or in collection of any judgment.

V.	MODIFICATIONS

Landlord and Tenant hereby agree that the Lease is hereby modified under the following terms and conditions:

A. Extended Term.

The term of the Lease will be extended (“Extended Term”) to include the thirty-six (36) month, three (3) week period commencing on October 10, 2013

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(“Commencement Date”), and terminating on October 31, 2016 (“Termination Date”).

B.	Base Monthly Rental during Extended Term.

$31.50 per rentable square root of Premises per annum or $30,610.13 per month ($2.63 per rentable square foot per month).

C.	Additional Rental.

The building was re-measured in 2009 according to BOMA standards. The revised size of the Premises shall be 11,661 rentable square feet. 5.447% of the increase in “Direct Expenses” and 5.212% of the increase in “Direct Tax Expenses” (as Paragraphs 5D, 5E and 5F of the Lease define those terms) of the Building over said expenses in the calendar year 2008 (the “Base Year”). The percentage for Direct Expenses is the rentable square feet of the Premises dividend by the Building rentable square footage of 214,095 and for Direct Tax Expenses is the rentable square feet of the Premises divided by the Building Total Market Rentable Square Footage of 223,722. Landlord may recalculate this percentage from time to time to reflect reconfigurations, additions or modifications to the Building.

D.	Rent.

Base Monthly Rental, Additional Rental, and all other charges payable by Tenant to Landlord.

E.	Security Deposit.

Security Deposit shall be reduced to three months’ Base Monthly Rental, being the sum of $91,830.38. The remainder amount of $88,664.62 from the current Security Deposit shall be credited to Tenant’s account.

F.	Tenant Improvements.

Tenant accepts the Premises as-is.

G.	Renewal Option.

Tenant shall have no further option to renew.

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LANDLORD:		TENANT:

100 Bush Corporation,		Xoom Corporation,
a California Corporation		a California corporation

By:	/s/ [Illegible]	By:	/s/ John Kunze
Its:	President	Its:	CEO

		By:	/s/ Ryno Blignaut
		Its:	CFO

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Exhibit 21.1

State of Incorporation	Subsidiary and address
Delaware	buyindiaonline.com Inc.
100 Bush Street Suite 300
San Francisco, CA 94104

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xoom Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

June 28, 2012